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As filed with the Securities and Exchange Commission on December 5, 2005.

Registration No. 333-129034

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SR Telecom Inc.
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	3661 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification Number)

SR Telecom Inc.
8150 Trans-Canada Highway
Montreal, Quebec, Canada H4S 1M5
(514) 335-1210
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)	CT Corporation System 111 Eighth Avenue New York, NY 10011 (212) 894-8500 (Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Ronald A. Fleming, Jr., Esq.
Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, New York 10036
(212) 858-1000

Approximate date of commencement of proposed sale of the securities to the public: At such time or from time to time after the effective date of this registration statement as the selling securityholders shall determine.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

10% Secured Convertible Debentures due 2011	CDN$42,497,973	100%	CDN$42,497,973 US$36,379,021.57	US$3,892.56(1)

Common Shares	30,685,908	CDN$0.217	CDN$6,658,842.04 US$5,700,087.35	US$609.91(1)

Underlying Common Shares	195,749,453	CDN$0.217	CDN$42,497,973 US$36,379,021.57	—(2)

Total	CDN$48,982,349	100%	CDN$49,156,815.04 US$42,079,108.92	US$4,502.47(1)(3)

(1)
Calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Calculated based on conversion of the Proposed Maximum Aggregate Offering Price from Canadian dollars to U.S. dollars at the noon buying rate as reported by the Federal Reserve Bank of New York on December 1, 2005 of C$1.1682 per US$1.00.

(2)
The 10% Secured Convertible Debentures are convertible into the registrant's common shares at an initial conversion price of approximately C$0.217 per Common Share, subject to adjustment under certain circumstances. Pursuant to Rule 457(i), no additional filing fee is due relating to the Common Shares into which the 10% Secured Convertible Debentures are convertible. In addition to the common shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount to be registered includes an indeterminable number of additional Common Shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions affecting the shares to be offered by the selling security holders.

(3)
US$4,925.02 was previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The security holders named herein may not sell these securities pursuant to this prospectus until the related registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated December 5, 2005

PRELIMINARY PROSPECTUS

SR Telecom Inc.

Up to 30,685,908 common shares

Up to $42,497,973
10% Secured Convertible Debentures due 2011
and the common shares into which they are convertible
as described herein

        We issued the 10% Secured Convertible Debentures due 2011, which we refer to as the 10% Convertible Debentures, pursuant to our restructuring in August 2005. The 10% Convertible Debentures bear interest at the rate of 10% per annum, payable (at our option) in cash or by the issuance of additional fully paid 10% Convertible Debentures, subject to certain restrictions, or a combination of both. Interest is payable in arrears, semi-annually on April 15 and October 15 in each year, commencing April 15, 2006. The interest rate shall increase to up to 12% upon the occurrence of certain defaults or events of default. This prospectus relates to the offer and resale by the holders named in this prospectus of our 10% Convertible Debentures, and the common shares issuable upon conversion of the 10% Convertible Debentures, as well as common shares issued upon the mandatory conversion of other 10% Convertible Debentures on November 30, 2005. We will not receive any proceeds from this offering.

        The 10% Convertible Debentures are convertible at the holder's option into fully paid and non-assessable common shares at any time prior to the close of business on the earlier of October 15, 2011 and the business day immediately preceding a redemption date, at the conversion price. The conversion price is approximately $0.217, subject to adjustment in certain circumstances.

        To the extent that we go ahead with the Rights Offering (as described under "Restructuring — Rights Offering"), within five business days after the closing of the Rights Offering, we will apply the Specified Amount of the Rights Offering Proceeds (as defined in the trust indenture governing the 10% Convertible Debentures), if any, to redeem the 10% Convertible Debentures at a price equal to (1) 95% of the outstanding principal amount of each such 10% Convertible Debenture to be redeemed, plus (2) any accrued and unpaid interest thereon to the date of redemption of payment. The mandatory redemption will be conducted on a pro rata basis among all holders of 10% Convertible Debentures, to the nearest multiple of $1,000 principal amount but may be subject to certain limitations that may apply to restrict the amount of 10% Convertible Debentures that we redeem. Notice of such a mandatory redemption must be given not less than three business days in advance.

        At any time prior to maturity, we may redeem the 10% Convertible Debentures in whole, but not in part, on not more than 21 days prior notice, at a redemption price equal to the greater of (1) the 21 day average trading price of the common shares ending on the trading day immediately prior to the date of the redemption notice; and (2) all amounts owing pursuant to the 10% Convertible Debentures as at the date of payment, including accrued and unpaid interest thereon and all fees and disbursements incurred by or on behalf of the holders or the trustee for the 10% Convertible Debentures to the date of payment.

        The 10% Convertible Debentures are subordinated to our credit facility and may be structurally subordinated to our other debt because of our operations through subsidiaries.

        The 10% Convertible Debentures are not listed on any national securities exchange or the Nasdaq Stock Market. The underlying common shares into which the 10% Convertible Debentures are convertible are traded on The Toronto Stock Exchange.

        When we say "SR Telecom", "we", "us", or "our", we refer to SR Telecom Inc., a Canadian corporation and the issuer of the debentures, unless the context otherwise requires. Our executive office is located at 8150 Trans-Canada Highway Montreal, Quebec, Canada H4S 1M5. Our telephone number at that location is (514) 335-1210.

        Investing in our 10% Convertible Debentures or common shares involves risks that are described in the "Risk Factors" section beginning on page 6 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The date of this prospectus is December                                        , 2005.

TABLE OF CONTENTS

Summary	1
Risk Factors	6
Use of Proceeds	20
Where You Can Find More Information	20
Selected Consolidated Financial Data	21
Consolidated Capitalization	23
Ratio of Earnings to Fixed Charges	24
SR Telecom	24
Restructuring	44
SR Telecom's Management Discussion and Analysis of Financial Condition, cash flows and Results of Operations	50
Management	80
Security Ownership of Certain Beneficial Owners and Management	90
Selling Securityholders	92
Description of the 10% convertible Debentures	93
Description of the Share Capital	104
Market Prices of the Debentures	104
Market Prices of the common shares	105
Income Tax Considerations	106
Plan of Distribution	114
Currency of Presentation and Industry Information	115
Enforceability of Civil Liabilities	116
Forward-Looking Statements	116
Exchange Rate Information	116
Legal Matters	117
Experts	117
Index to Financial Statements	F-I-1

i

SUMMARY

        The following is a summary of the more detailed information provided elsewhere in this prospectus and is qualified and complimented by the more detailed information and financial statements appearing elsewhere in this prospectus. Capitalized terms used in this summary have the respective meanings ascribed elsewhere in this prospectus. Investors should pay special attention to the "Risk Factors" section beginning on page 6 of this prospectus

SR TELECOM

        Our core business is the design, production and sales of fixed wireless access (FWA) and broadband wireless access (BWA) infrastructure products and the services, related to their installation and maintenance. We currently provide FWA solutions for voice, data and Internet access applications. We design, develop, market and sell FWA products to telecommunications service providers, who in turn use the products to provide their subscribers with a full range of telecommunications services including voice, data and Internet services. We also offer full turnkey services to our customers whereby we deploy and maintain our products for customers. Most of our sales are international, with our fixed wireless systems currently being used by telecommunications service providers in over 110 countries worldwide. Our customers include incumbent local exchange carriers (ILECs), in the countries they serve, as well as competitive local exchange carriers (CLECs) and private operators of telecommunications systems. In addition, through our majority-owned subsidiary, Comunicacion y Telefonia Rural ("CTR"), we provide local telephone service and Internet access to residential, commercial and institutional customers in a large, predominantly rural area of Chile.

        We were incorporated under the Canada Business Corporation Act in 1981 and have been a reporting issuer in Canada since 1986, when we concluded an initial public offering in Canada. Our legal name is SR Telecom Inc. Our Common Shares are listed and posted for trading on the Toronto Stock Exchange under the symbol "SRX".

        Our registered head office and principal place of business is located at 8150 Trans-Canada Highway, Montreal, Quebec, Canada, H4S 1M5 and our telephone number is (514) 335-1210. Our website address is www.srtelecom.com, although the information on our website is not included in, does not form part of, nor shall it be deemed to be incorporated into, this prospectus.

        For a more complete description of our activities and history, see "SR Telecom".

OUR NEW STRATEGIC PLAN

        In October 2005, we adopted a new strategic plan to address the opportunities expected from WiMAX. Our objective is to take immediate steps to improve on the profitability of our existing products to become financially self-sustaining in order to capitalize on the upcoming WiMAX opportunity. In the near term, we intend to become a leading equipment provider in fixed WiMAX to ILECs, large CLECs and mobile operators. We intend to maintain a lead in core software and technologies in OFDM to capitalize on even bigger opportunities expected in mobile WiMAX. This will provide us with the added option to broaden our value proposition from products to technology by becoming a strong licensing entity equipped with a strong and comprehensive patent portfolio.

        The key initiatives we intend to take to improve our financial viability include:

  •
  Focus on our symmetry, SR500ip and SR500 product lines

  •
  Maximize profitability of symmetry as a transition solution to fixed WiMAX

  •
  Rationalize manufacturing costs and reduce SG&A

  •
  Improve profitability of all pre-sale and aftermarket services

  •
  Redesign our organization using centralization to reduce costs and generate synergies and decentralization to become more responsive to customers' needs

  •
  Revamp our compensation system to align performance to our corporate objectives

        The key initiatives we intend to take to become a leading equipment provider in fixed WiMAX include:

  •
  Strengthen our innovation team with top talent in WiMAX technology

  •
  Focus innovation efforts to develop differentiated fixed WiMAX products

  •
  Leverage our existing customer base to sell fixed WiMAX

  •
  Build a strong customer base of ILECs and CLECs for fixed WiMAX

  •
  Develop innovation partnerships to advance leadership, reduce time to market and enhance cost competitiveness

  •
  Develop distribution channels to improve geographic reach and corporate profile

  •
  Participate actively in the development of WiMAX

        The key initiatives we intend to take to emerge as the leading technology provider in mobile WiMAX include:

  •
  Focus our innovation efforts to maintain a lead in OFDM technology

  •
  Develop a comprehensive and defensible intellectual property portfolio

  •
  Expand marketing initiatives to mobile providers

  •
  Partner with a Tier-one OEM to provide mobile solutions

  •
  Participate actively in the mobile WiMAX market to exert influence on industry development

        To successfully achieve on the above initiatives, we made changes to our executive management team in support of our new strategic plan and to cultivate an agile organization capable of dynamically addressing the fluid BWA marketplace. See "SR Telecom — Our New Strategic Plan" and "Management".

RESTRUCTURING

        On May 19, 2005, we executed the Restructuring Term Sheet and entered into definitive agreements with entities which held or exercised control or direction over an aggregate of approximately $54.3 million or 76.49% of the outstanding principal amount of our 8.15% Debentures, who subsequently became holders of our 10% Convertible Debentures, the CTR Lenders, and CTR itself regarding our financial restructuring. We also entered into additional agreements with the CTR Lenders. These agreements establish the framework to and the key elements of the financial aspect of our Restructuring. The first phase of the Restructuring, completed on May 20, 2005, included (i) the provision to us under the Credit Facility of up to US$39.6 million ($46.5 million) and (ii) the restructuring of the terms of the loans to CTR by the CTR Lenders.

        The second phase of the Restructuring, completed on August 24, 2005, involved the exchange of our outstanding 8.15% Debentures for our new 10% Convertible Debentures. As contemplated under the Restructuring, certain changes were made to our board of directors. Following the completion of the Debenture Exchange, six members of our board resigned while four persons were appointed to fill four of the vacancies created by such resignations. See "Management".

        The third phase of the Restructuring is the Rights Offering. See "Restructuring".

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data should be read in conjunction with the sections "Management's Discussion and Analysis of Financial Condition, Cash Flows and Results of Operations" and "Risk Factors" and our consolidated financial statements and related notes thereto contained elsewhere in this prospectus. The following selected consolidated financial information as of September 30, 2005, and for the nine months ended September 30, 2005 and 2004, which was derived from our unaudited interim consolidated financial statements, and as of and for the fiscal years ended December 31, 2004, 2003, 2002, 2001 and 2000, which was derived from our audited consolidated financial statements, was prepared in accordance with

Canadian GAAP and is presented in Canadian dollars. The principles of Canadian GAAP used in the preparation of our financial statements for the nine months ended September 30, 2005 and 2004 and years ended December 31, 2004, 2003 and 2002 conform in all material respects with U.S. GAAP, except as disclosed in note 18 to the unaudited interim consolidated financial statements for the nine months ended September 30, 2005 and 2004 and in note 32 to the audited consolidated financial statements as of and for the years ended December 31, 2004, 2003 and 2002 included elsewhere in this prospectus. The unaudited interim consolidated financial statements as of September 30, 2005, and for the nine months ended September 30, 2005 and 2004, in the opinion of our management, include all adjustments of a normal recurring nature necessary for the fair presentation for such periods. As permitted by SEC rules, our consolidated financial statements for the year ended December 31, 2000 has not been reconciled to U.S. GAAP. For information about the historical rates of exchange between the Canadian dollar and the U.S. dollar, see "Exchange Rate Information".

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands of Canadian dollars, except per share data)
Consolidated Statement of Operations Data:
Revenues	73,841	99,182	123,936	127,881	196,903	161,487	191,512
Operating (loss) earnings	(46,105)	(44,946)	(65,825)	(41,019)	(2,125)	(69,855)	6,610
Net loss from continuing operations	(58,541)	(44,248)	(86,134)	(44,755)	(20,885)	(62,924)	(5,922)
Net loss	(58,541)	(44,248)	(86,134)	(44,755)	(20,885)	(16,065)	(52,781)
Basic and diluted net loss per share from continuing operations	(3.32)	(2.71)	(5.17)	(6.21)	(3.82)	(12.54)	(1.40)
Basic and diluted net loss per share	(3.32)	(2.71)	(5.17)	(6.21)	(3.82)	(3.20)	(12.46)
Net loss (U.S. GAAP)	(56,476)	(42,464)	(84,786)	(43,700)	(11,125)	(55,254)
Basic and diluted net loss per share (U.S. GAAP)	(3.21)	(2.60)	(5.09)	(6.06)	(2.03)	(11.00)
		As of December 31,
	As of September 30, 2005
		2004	2003	2002	2001	2000
	(in thousands of Canadian dollars)
Consolidated Balance Sheet Data(1):
Total assets	199,771	227,624	289,775	320,805	333,476	406,386
Long-term debt (2)	123,768	117,370	131,437	140,300	149,439	151,629
Capital stock	219,653	219,653	180,866	147,985	147,230	133,345
Shareholders' equity	32,634	52,640	91,740	102,326	122,456	129,343
Warrants	13,029
Shareholders' equity (U.S. GAAP)	41,975	33,207	70,687	80,218	94,562
Other Data:
Number of Shares Issued:
Common shares	17,610	17,610	10,467	5,523	5,455	4,592
Dividends per common share	—	—	—	—	—	—

(1)
As is more fully described in the notes to the unaudited interim consolidated financial statements for the nine months ended September 30, 2005 and 2004, during the fourth quarter of 2005, the Corporation will adopt under Canadian GAAP "fresh start" accounting, whereby the assets and liabilities will be comprehensively re-valued. The revaluation adjustment, along with direct costs incurred in effecting the reorganization, will be accounted for as a capital transaction and will be recorded in a separate account within shareholders' equity. Under US GAAP, comprehensive revaluations of assets and liabilities are permissible under certain circumstances and are referred to as quasi-reorganizations. The Corporation is currently evaluating if the criteria allowing for accounting as a quasi-reorganization will be met. Quasi-reorganizations are accounted for in a manner similar to "Fresh Start" accounting under Canadian GAAP.

(2)
Long-term debt includes the current portion of long-term debt, capital leases and lease liability and, other long-term liabilities and long term credit facility.

DESCRIPTION OF THE 10% CONVERTIBLE DEBENTURES

10% Convertible Debentures
$48,982,349 aggregate principal amount of 10% Secured Convertible Debentures of the Corporation due 2011, issued pursuant to the Trust Indenture as part of an issuance of $75.3 million aggregate principal amount of 10% Convertible Debentures issued in exchange for 8.15% Debentures under the Restructuring.
Maturity Date	October 15, 2011.
Interest
The 10% Convertible Debentures bear interest at the rate of 10% per annum, payable (at our option) in cash or by the issuance of additional fully paid 10% Convertible Debentures, which we refer to as PIK Debentures, subject to certain restrictions, or a combination of both. Interest is payable in arrears, semi-annually on April 15 and October 15 in each year, commencing April 15, 2006. The interest rate shall increase to 12% upon the occurrence of certain defaults or events of default.
Conversion Privilege
The 10% Convertible Debentures are convertible at the holder's option into fully paid and non-assessable common shares at any time prior to the close of business on the earlier of the Stated Maturity Date and the Business Day immediately preceding a Redemption Date, at the Conversion Price.
The Conversion Price is approximately $0.217, subject to adjustment in certain circumstances.
Mandatory Conversion
On November 30, 2005, $10 million in principal amount of the 10% Convertible Debentures and accrued interest that is payable in kind were converted into common shares at the Conversion Price on a pro rata basis.
Mandatory Redemption
To the extent that we go ahead with the Rights Offering, within five business days after the closing of the Rights Offering, we will apply the Specified Amount of the Rights Offering Proceeds (as defined in the Trust Indenture), if any, to redeem the 10% Convertible Debentures at a price equal to (1) 95% of the outstanding principal amount of each such 10% Convertible Debenture to be redeemed, plus (2) any accrued and unpaid interest thereon to the date of redemption of payment. The mandatory redemption will be conducted on a pro rata basis among all holders of 10% Convertible Debentures, to the nearest multiple of $1,000 principal amount but may be subject to certain limitations that may apply to restrict the amount of 10% Convertible Debentures that we redeem; provided that we shall not be required to redeem an amount in excess of 25% of the principal amount of the 10% Convertible Debentures. Notice of such a mandatory redemption must be given not less than three business days in advance.
Optional Redemption
At any time prior to maturity, we may redeem the 10% Convertible Debentures in whole, but not in part, on not more than 21 days prior notice, at a redemption price equal to the greater of (i) the 21 day average trading price of the common shares ending on the trading day immediately prior to the date of the redemption notice multiplied by the number of common shares underlying the 10% Convertible Debentures; and (ii) all amounts owing pursuant to the 10% Convertible Debentures as at the date of payment, including accrued and unpaid interest thereon and all fees and disbursements incurred by or on behalf of the holders or the Trustee to the date of payment.

Change of Control
Upon a change of control of the Corporation, as defined in the Trust Indenture (a "Change of Control"), we will be required to make an offer to repurchase all outstanding 10% Convertible Debentures at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.
Security and Subordination
The 10% Convertible Debentures are secured by a charge over substantially all our the assets, including a pledge of the shares of the Restricted Subsidiaries, ranking behind the security interest granted to the lenders under the Credit Facility and subject to the terms of the Inter-Creditor Agreement and permitted liens.
Certain Covenants	The Trust Indenture contains covenants that affect, among other things, the Corporation's ability, and the ability of its Restricted Subsidiaries, to:
• Pay dividends or make other restricted payments or investments;
• Incur additional indebtedness and issue preferred stock;
• Create liens on assets; and
• Merge, consolidate, or sell all or substantially all of the assets.
Absence of Market for the 10% Convertible Debentures	The 10% Convertible Debentures do not have an established trading market.

        See "Description of the 10% Convertible Debentures".

INTER-CREDITOR AGREEMENT

        The three major secured creditors of the Corporation, being (a) the lenders under the Credit Facility, which we refer to as the ECF Lenders, represented by the Agent appointed under the Credit Facility, (b) the 10% Convertible Debenture holders, represented by the Trustees appointed under the Trust Indenture and (c) the CTR Lenders, as holders of the CTR Guarantee, entered into an Inter-Creditor Agreement which sets out certain rights and obligations between them.

        The Inter-Creditor Agreement was developed on the basis of those portions of the Restructuring Term Sheet which address inter-creditor issues, but does not amend, revoke or supersede the Restructuring Term Sheet. The Inter-Creditor Agreement does not address all matters provided for in the Restructuring Term Sheet, and does not derogate from the provisions of the Restructuring Term Sheet. The key elements of the Inter-Creditor Agreement are as described under the heading "Restructuring — Inter-Creditor Agreement".

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        For a discussion of certain United States income tax consequences of owing and disposing of 10% Convertible Debentures, see "Certain United States Federal Income Tax Considerations".

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        For a discussion of certain Canadian income tax consequences of owing and disposing of 10% Convertible Debentures, see "Canadian Federal Income Tax Considerations".

RISK FACTORS

        Before purchasing any 10% Convertible Debentures or common shares, you should consider the specific factors set forth below, as well as the other information set forth elsewhere in this prospectus.

Risks Relating to our Liquidity and Financial Condition

We are substantially leveraged, which could impair our ability to gain access to necessary additional funding.

        We have in excess of $110 million of consolidated debt outstanding, comprised principally of the Credit Facility, the 10% Convertible Debentures and the CTR Loans. Our operations are by their nature capital-intensive. We will therefore require continuing access to financing to fund working capital needs, capital expenditures and other cash requirements, as well as additional development and acquisition opportunities and the retirement of maturing debt. If we are unable to obtain such additional financing or refinance our existing debt, we may be unable to repay our existing debt or meet our capital needs. If we were unable to meet our capital needs or repay our existing debt using our cash and cash flow from operations, we could be forced to sell other assets needed for our business. A substantial portion of cash flow from operations would need to be dedicated to repayment of debt, thereby reducing the availability of cash flow to fund our working capital, capital expenditures, research and development efforts, potential acquisition opportunities and other general corporate purposes. This could reduce our flexibility in planning for or reacting to changes in our business, or leave us unable to make strategic acquisitions, introduce new products or exploit new business opportunities, and may cause us to seek protection from our creditors under applicable bankruptcy, insolvency or other creditor protection legislation.

The 10% Convertible Debentures and the Credit Facility impose significant operating and financial restrictions on us.

        The Trust Indenture and the Credit Facility contain provisions that limit our ability and, in some cases, the ability of our Restricted Subsidiaries, to:

  •
  pay dividends or make other restricted payments or investments;

  •
  incur additional indebtedness and issue preferred stock;

  •
  create liens on assets; and

  •
  merge, consolidate, or sell all or substantially all of our assets.

        In addition, the Credit Facility contains restrictive covenants that will require us to maintain financial ratios. Our ability to comply with many of these restrictions may be affected by events beyond our control. Investors should consider that we may not achieve operating results that will permit us to meet these restrictive covenants or may need to take business actions prohibited by these covenants. If we breach these covenants, (1) we may not be able to borrow necessary funds under the Credit Facility and (2) our lenders could require immediate payment of amounts due under the Credit Agreement and foreclose upon and sell any assets securing the indebtedness.

We will be unable to meet our debt service obligations unless we meet our operating revenue goals as proposed in our business plan.

        Our ability to pay interest and principal or to refinance our indebtedness, including the 10% Convertible Debentures, will depend upon our future performance. Our future performance is subject to the success of our business plan, including our ability to successfully integrate our operations, general economic conditions and financial, competitive, regulatory, labour and other factors, many of which may be unforeseen or beyond our control.

If we do not achieve the operating synergies and cost savings that we expect from our business plan, we may not be able to service our debt.

        The implementation of our business plan may result in operating synergies and cost savings yielding annualized savings, as compared with our past operating results. Investors should consider, however, that we may be unable to achieve the level of benefits that we expect to realize or that these benefits may not be realized within the time frames we currently expect. Realization of these benefits is critical to our ability to generate cash flow and service our debt. The realization of these benefits depends upon the full implementation of our business plan, which may be revised prior to its full implementation. There are many factors which may affect our ability to implement our business plan and achieve operating synergies and cost savings and many of these factors are beyond our control.

We have a history of net losses and may not achieve or maintain profitability, which would impair our share price and liquidity.

        We have incurred a loss from operations in our last two fiscal years. As of September 30, 2005, our accumulated deficit was approximately $239 million. While we expect to have losses in 2005, failure to return to profitability in 2006 could have a material adverse effect on our business, prospects and the price of our Common Shares.

        Our ability to achieve and maintain profitability will depend on, among other things, the ability to secure new business, the ability to develop new products and features on a timely basis, the market acceptance of our products and the ability to reduce product and other costs sufficiently.

Our share price has been volatile and is likely to continue to be volatile and could decline substantially.

        The price of our Common Shares has been, and is likely to continue to be, highly volatile. For example, in the last 24 months, our Common Shares traded on the TSX have closed at a high of $9.31 and at a low of $0.29. We expect that the market price of the 10% Convertible Debentures will be significantly affected by the market price of our Common Shares.Some of the factors that could cause our stock price to fluctuate significantly in the future include:

  •
  a failure to secure new business;

  •
  the possibility that we will not be able to obtain additional financing as and when needed;

  •
  risk that we would be unable to meet our debt repayment obligations;

  •
  the delay of expected customer orders;

  •
  the introduction of new products or changes in product pricing policies by us or our competitors;

  •
  an acquisition or loss of significant customers, distributors and suppliers;

  •
  changes in earnings estimates by analysts;

  •
  changes in third-party reimbursement practices; and

  •
  fluctuations in the economy generally and general market conditions.

        In addition, stock markets in general, and the market for shares of telecommunications companies in particular, have experienced extreme price and volume fluctuations in recent years that may be unrelated to the operating performance of the affected companies. These broad market fluctuations may cause the market price of our Common Shares to decline. The market price of Common Shares could decline below the current price and may fluctuate significantly in the future. These fluctuations may or may not be related to our performance or prospects.

        Due in part to factors such as the timing of product release dates, purchase orders and product availability, significant volume shipments of products could occur at the end of our fiscal quarters. Failure to ship products by the end of a quarter may adversely affect our operating results. In the future, our customers may delay delivery schedules or cancel their orders without notice. Due to these and other factors, quarterly revenue, expenses and results of operations could vary significantly, and period-to-period comparisons should not be relied upon as indications of future performance.

        In the past, shareholders have often instituted securities class action litigation after periods of volatility in the market price of a corporation's securities. If a shareholder files a securities class action suit, we could incur substantial legal fees and our management's attention and resources could be diverted from operating the business of the Corporation in order to respond to the litigation.

Nasdaq has delisted our Common Shares, which may adversely impact the ability of our common shareholders to sell their shares.

        On November 30, 2005, we received notice from Nasdaq's Listing Qualification Panel that our common shares would be delisted as of opening of markets on December 2, 2005 for failure to comply with Nasdaq's US$10 million shareholders' equity requirement for continued listing and to comply with Nasdaq's US$1.00 minimum bid price requirement.

        Following the delisting of our common shares from Nasdaq, our common shares are only listed on the Toronto Stock Exchange, which may provide less liquidity, and therefore potentially more price volatility, than the Nasdaq National Market. Shareholders may not be able to sell our common shares on the Toronto Stock Exchange in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market. As a result of these factors, the price of our common shares may decline.

If our Common Shares become subject to the penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

        If at any time we have net tangible assets of US$2,000,000 or less and our Common Shares have a market price per share of less than US$5.00, transactions in our Common Shares may be subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934, as amended. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

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  make a special written suitability determination for the purchaser;

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  receive the purchaser's written agreement to a transaction prior to sale;

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  provide the purchaser with risk disclosure documents that identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

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  obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

        If our Common Shares becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Our operating results and liquidity may be adversely affected if we do not successfully resolve pending commercial disputes.

        In connection with a Haiti project dispute, we have filed a statement of claim for US$4.86 million against MCI International in its bankruptcy proceedings. On October 15, 2004, MCI International objected to our proof of claim. We filed a notice of objection and are continuing to pursue our claim against MCI International. We have commenced the discovery process and are currently participating in a court mandated settlement process which will continue on December 16, 2005. If we fail to recover a substantial amount from MCI International, our results of operations and liquidity may be adversely affected.

        A dispute with Future Communications Company ("FCC") relates to the alleged improper drawdown by SR Telecom USA, Inc. of a letter of credit, opened by FCC, with the Bank of Kuwait and the Middle East, and the alleged refusal by SR Telecom USA, Inc. (then Netro Corporation) to accept return of inventory provided to

FCC. The Kuwaiti Appeal's Court rejected an appeal filed on March 2, 2005 and we appealed that ruling to the highest of the Kuwaiti Courts on July 4, 2005, which appeal has not yet been heard. The amount in dispute is $1,013,000.

        Our subsidiary, SR Telecom USA, Inc., vacated its San Jose facility in December 2003 and has subsequently ceased making rental payments. The owner of the vacated San Jose facility, North San Jose Interests, has filed proceedings against SR Telecom USA, Inc. and the Corporation in respect of unpaid rent before the Superior Court of California. North San Jose Interests discontinued these proceedings and filed, on November 8, 2005, another complaint in federal court but these proceedings have not yet been served on us. In addition, North San Jose Interests filed an involuntary bankruptcy petition against SR Telecom USA, Inc. SR Telecom USA, Inc. is contemplating its options in respect of these proceedings. If a judgment is rendered against us, it could adversely affect our cash flow or liquidity.

Risks Related to our Business and Operations

Our continuation as a going concern is dependent on many factors and there can be no assurance that we will remain so.

        Our continuation as a going concern is dependent upon, among other things, the continuing support of our lenders, our attaining a satisfactory sales level, the support of our customers, continued sales to our customers, a return to profitable operations and the ability to generate sufficient cash from operations, financing arrangements and new capital to meet our obligations as they become due. Many of these matters are dependent on a number of items outside of our control and there is uncertainty about our ability to successfully conclude on such matters. Failure to successfully conclude any of these matters could result in our inability to continue in operation for the foreseeable future and inability to realize our assets and discharge our liabilities and commitments in the normal course of business. Such failure could have a material adverse effect on us and could result ultimately in us becoming bankrupt or insolvent.

We may not be able to maintain our operations if the sources of funding on which we are relying become unavailable.

        Our ability to meet our near-term funding requirements is dependent on a number of factors, including, among other things, the amount of proceeds raised upon the closing of the Rights Offering, the revenue generated by the sales of our products, our existing cash balances and the continued availability of, and our ability to obtain and to draw upon the Credit Facility or any alternative financing. Our clients often need to invest significant capital in respect of our projects. The capital market conditions for telecommunications companies are challenging. Because our sales cycles are long and unpredictable, our revenues may fluctuate from quarter to quarter and our cash balances may be impacted negatively. Moreover, if we are unable to draw on the Credit Facility, obtain additional financing or refinance our existing debt, we may be unable to meet our capital needs. Such failures may result in us being unable to maintain our operations.

We are in the early stages of attempting to implement our newly adopted strategic plan, the viability of which is untested and uncertain.

        We are in the early stages of implementing our newly adopted strategic plan (which is described in detail under the section entitled "SR Telecom — Our New Strategic Plan"), the viability of which is both untested and uncertain. We may fail to successfully implement our new strategic plan and our new strategic plan or any of its key elements may prove to be an inadequate or insufficient response or solution by us to our current financial and operating condition and/or to the industry. If any of the foregoing events or any combination thereof would occur, there may be a significant adverse effect on our liquidity, financial condition, ability to continue operating as a "going concern", we may no longer be able to comply with the covenants in the various debt and credit agreements and other instruments to which we are a party and our ability to have access to additional sources of capital as well as trade and supplier credit and the price of our Common Shares and our other outstanding securities may be adversely affected.

We have recently experienced a number of significant changes in our senior management, our operating and administrative personnel as well as our board of directors.

        We have recently experienced a number of significant changes in our senior management, our operating and administrative personnel as well as our board of directors. We currently have an interim CEO whose contract has been extended to December 31, 2006 and our CFO will terminate his employment by December 23, 2005. Consequently, it may take more time and resources for us to implement our new strategic plan than it would otherwise require if we had not experienced such changes. These delays and the additional resources we may have to expend could in and of themselves make it more difficult for us to implement our strategic plan. In addition, if one or more members of our senior management team terminates his or her employment, our ability to realize our strategic plan may be impacted which could harm our business and results of operations.

One of the key elements in our newly adopted strategic plan is the introduction of WiMAX products. Either or both of fixed and/or mobile WiMAX may prove not to be commercially viable or less commercially viable than is currently anticipated and our WiMAX products may prove to be less commercially viable or competitive than those being or that will be developed by other companies.

        We see the development and commercialization of both fixed and mobile WiMAX as key elements of our new strategic plan and of our future success and profitability. In addition, if either or both of fixed and/or mobile WiMAX prove not to be commercially viable or less commercially viable than is currently anticipated or compared to alternative solutions, or if our WiMAX products are less commercially viable or competitive than those developed by other companies, we may experience significant adverse effects on our liquidity, financial condition, ability to continue operating as a "going concern". We may no longer be able to comply with the covenants in the various debt and credit agreements and other instruments to which we are a party and our ability to have access to additional sources of capital as well as trade and supplier credit and the price of our Common Shares and our other outstanding securities may be adversely affected.

We have a long sales cycle, which could cause our results of operations and stock price to fluctuate.

        Our sales cycles are long and unpredictable. As a result, our revenues may fluctuate from quarter to quarter and we may be unable to adjust our expenses accordingly. This would cause our operating results and stock price to fluctuate. OEMs and service providers typically perform numerous tests and extensively evaluate products before incorporating them into networks. Some additional factors that are likely to affect the length of our sales cycle include:

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  availability of radio frequency;

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  currency and capital markets crises;

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  availability of financing to our customers;

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  budget allocation by our customers;

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  political and regulatory issues;

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  scope of a given project;

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  complexity of a given network; and

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  deployment and planning of network infrastructure.

        In addition, we expect that the delays which are inherent in our sales cycle could raise additional risks of service providers deciding to cancel or change their product plans. Our business would be adversely affected if a significant customer reduces or delays orders during our sales cycle or chooses not to deploy networks incorporating our products.

Our customer contracts are often frame contracts that set the key terms of agreement but do not bind our customers to purchase our products within a fixed period of time.

        Many of our significant product deployments are based on frame contracts that set the key terms of agreement and only bind our customers when they deliver a purchase order in accordance with the terms of the frame contract. Many of our customers only execute limited purchase orders for a few systems at one time even though the frame contract may provide for a large-scale deployment of our systems. These contracts and purchase orders do not ensure that our customers will purchase any additional products beyond those specifically listed in the order.

        Moreover, since these purchase orders represent the early portion of longer-term customer programs, we may expend significant financial, personnel and operational resources to fulfill these orders. If our customers fail to purchase additional products to fulfill their programs as we hope, we may be unable to recover the costs we incur and our business could suffer.

        In addition, our general frame contracts are generally non-exclusive and contain provisions allowing our customers to terminate the agreement without significant penalties.

We are subject to the risks of doing business in developing countries.

        We market and sell our telecommunications products and services to customers around the world, with a focus on developing countries. Accordingly, we are subject to all the risks of doing business with customers in such countries, including dealing with:

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  trade protection measures and import or export licensing requirements;

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  difficulties in enforcing contracts;

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  difficulties in protecting intellectual property rights;

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  unexpected changes in regulatory requirements;

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  legal uncertainty regarding liability, tax, tariffs and other trade barriers;

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  foreign exchange controls and other currency risks;

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  inflation;

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  government appropriations or subsidies that our customers are beneficiaries or recipients of may be decreased or delayed;

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  challenges to credit and collections;

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  expropriation; and

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  government instability, war, riots, insurrections and other political events.

        We believe that the change of the geographic focus of our business over the past few years reduces our exposure to developing countries. Our exposure to developing countries was 76% in 2004, as compared to 82% in 2003 and 80% in 2002. Although we have political risk insurance, force majeure clauses and currency strategies covering some of the events listed above, insurance proceeds and other measures would likely not cover all losses and we may not be able to obtain insurance coverage in the future on commercially reasonable terms, or at all.

        From time to time, we have made sales to Sudan, a country currently subject to embargoes and trade restrictions under U.S. law. Our contact with and transaction of business in Sudan may have a material adverse effect on the valuation of our stock. Further, certain U.S. states have recently enacted legislation regarding investments by pension funds and other retirement systems in companies that have business activities or contacts with countries that have been identified as terrorist-sponsoring states and similar legislation may be pending in other states. As a result, pension funds and other retirement systems may be subject to reporting requirements with respect to investments in companies such as ours or may be subject to limits or prohibitions with respect to those investments that may have a material adverse effect on the price of our shares.

We may not be able to compete effectively with other leading providers of equipment and systems in the wireless communications industry, many of whom have greater financial resources than we do, as a result of which our revenues and results of operations may be impaired.

        We face competition in the following markets:

        Enterprise Access.    In the enterprise access market, our point-to-multipoint fixed wireless solutions compete with wire-based solutions, such as fiber optic cable and leased T1 and E1 lines and wireless solutions, such as point-to-point radios. We compete against large OEMs, such as Marconi and Hughes as well as with smaller wireless-only companies, such as Alvarion and AirSpan.

        Residential and Small Business Access.    In the residential and small business access market, point-to-multipoint fixed wireless solutions compete with wire-based solutions, such as DSL and cable modems, and against established wireless vendors, such as Motorola, Alvarion, and AirSpan, as well as with numerous start-up companies that are developing products for the industry.

        Mobile Infrastructure.    In the mobile broadband access market, WiMAX technologies will compete with cellular and WiFi technologies. In addition, many new entrants are targeting WiMAX technologies for mobile access, including large OEMs, such as Alcatel, Motorola, and Siemens as well as smaller wireless companies such as Alvarion, NextNet, Navini, and new startups.

        Competition is likely to persist and intensify in the future.    Many of our competitors will be substantially larger and have significantly greater financial, sales, marketing, technical, manufacturing and other resources and more extensive distribution channels than we do. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion, sale and financing of their products than we would. Our competitors may also attempt to influence the adoption of standards that are not compatible with our current architecture. This may require us to incur additional development and integration costs and may delay our sales efforts.

        Some of our competitors may make strategic acquisitions or establish cooperative relationships to increase their ability to gain customer market share rapidly. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions. If any technology that is competing with our technology is more reliable, faster, less expensive or has other advantages over our technology, then the demand for our products and services would decrease, which would seriously harm our business.

        To be competitive, we must invest significant resources in research and development, sales and marketing and customer support. We may not have sufficient resources to make these investments or be able to make the technological advances necessary to be competitive. As a result, we may not be able to compete effectively against our competitors.

If we do not meet product introduction deadlines, or our products do not contain key enhancements, we may not be competitive and revenues and results of operations may be impaired.

        Should we prove unable to develop new products or product features on a timely basis, or if our new products or product features fail to achieve market acceptance, our revenues and revenue growth may be adversely affected. In the past, we have experienced design and manufacturing difficulties that delayed the development, introduction or marketing of new products and enhancements, which caused us to incur unexpected expenses. Furthermore, in order to compete in additional markets, we will have to develop different versions of our existing products that operate at different frequencies and comply with diverse, new or varying governmental regulations in each market, which could also delay the introduction of new products.

Acquisitions of companies or technologies may result in disruptions to our business.

        As part of our business strategy, we may acquire assets and businesses principally relating or complementary to our current operations. Any other acquisitions or mergers by us will be accompanied by the risks commonly encountered in acquisitions of companies. These risks include, among other things:

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  exposure to unknown liabilities of acquired companies;

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  higher than anticipated acquisition costs and expenses;

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  effects of costs and expenses of acquiring and integrating new businesses on our operating results and financial condition;

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  the difficulty and expense of integrating the operations and personnel of the target companies, especially where the target corporation is in a geographically distant location;

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  disruption of our ongoing business;

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  diversion of management's time and attention;

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  failure of our financial and strategic position from the unsuccessful incorporation of acquired technology;

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  the inability to implement uniform standards, controls, procedures and policies;

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  loss of key employees and customers as a result of changes in management;

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  the incurrence of amortization expenses; and

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  possible dilution to our shareholders.

        We may not be successful in overcoming these risks or any other problems encountered in connection with any acquisitions.

        Furthermore, your ownership interest in us will be diluted if equity securities are issued in connection with any acquisition. If acquisitions are made for cash consideration, we may be required to use a substantial portion of our available cash, cash equivalents and short-term investments. Acquisition financing may not be available on acceptable terms, if at all, and our ability to make acquisitions will be limited by our current debt obligations.

Our products could become obsolete as a result of rapid technological change, limiting our ability to generate continuing revenues and earnings.

        The telecommunications industry is subject to rapid and substantial technological change. We may not be able to keep pace with technological developments or developments by other companies that could render our products or technologies non-competitive. Other companies have developed, and will continue to develop, technologies that could be the basis for competitive products. Some of these technologies and products could be more effective and less costly than our products or technologies, thereby eroding our market share. We continually evaluate the competitiveness and economics of our product lines and product offerings, with a view to confirming that additional investments and resources allocated thereto are justified by commercial opportunities. Based on such evaluations, from time to time we may cease offering certain products or services.

We may encounter continued competitive pressures to lower selling prices. If we cannot successfully reduce our product costs, our results of operations and earnings will suffer.

        The market for wireless access telecommunications equipment is rapidly evolving and highly competitive. Increased competition may result in price reductions, shorter product life cycles, longer sales cycles and loss of market share, any of which could adversely affect our business. If we cannot reduce the cost of our products enough to keep pace with the required price reductions, then our product sales or our gross margins, and consequently our results of operations, will suffer.

        Our ability to implement cost reductions will also be dependent on factors outside of our control. For example, our cost for contract manufacturing may be largely impacted by the level and volume of our orders which will be driven by our customers' demand. Also, our contract manufacturers must correctly implement cost reductions that we design into the products. Our cost projections are based upon assumptions regarding the ability of our contract manufacturers to achieve volume-related cost reductions. Some of our design cost reductions will depend on the emergence of low-cost components which are likely to be developed by third parties. We will not control these third parties. To the extent these third parties are unable or unwilling to cooperate with us in reducing product cost, or their efforts in this regard are not timely, our product costs will exceed our internal projections.

        In addition, the price for wireless telecommunications equipment is driven by the prevailing price for other connection technologies, such as the cost of obtaining digital subscriber line (DSL) service or leasing a T1 connection from the traditional telecommunications service provider in a given locale. The price of these connections has declined significantly in many countries in the recent past, and could decline significantly in the future. If this trend continues, service providers might be more likely to use these kinds of connections than to introduce new technology such as our products, which would adversely affect our revenues and earnings.

Because we must sell our products in many countries that have different regulatory schemes, if we cannot develop products that work with different standards, our opportunities for growth will be limited.

        We must sell our products in many different countries in order to grow. Many countries require communications equipment used in their country to comply with unique regulations, including safety regulations, radio frequency allocation schemes and standards. If we are unable to develop products that work with different standards, we will be unable to sell our products. If compliance proves to be more expensive or time consuming than we anticipate, our business would be adversely affected. Some countries have not completed their radio frequency allocation process and therefore the standards with which we will be forced to comply are unknown. Furthermore, standards and regulatory requirements are subject to change. If we fail to anticipate or comply with these new standards, our revenues and results of operations will be adversely affected.

Because some of our key components are from sole source suppliers or require long lead times, our business will be subject to unexpected interruptions, which could cause our operating results to suffer.

        Some of the key components to be used in our products are complex to manufacture and have long lead times. They are supplied by sole source vendors for which alternative sources are not currently available. In the event of a reduction or interruption of supply, or a degradation in quality, as many as six months could be required before we would begin receiving adequate supplies from alternative suppliers, if any. As a result, product shipments could be delayed and our revenues and results of operations would suffer. If we receive a smaller allocation of component parts than is necessary to manufacture products in quantities sufficient to meet customer demand, customers could choose to purchase competing products and we could lose market share.

Our products may contain defects that could harm our reputation, be costly to correct, expose us to litigation and harm our operating results and profits.

        We and our customers have from time to time discovered defects in our products and additional defects may be found in the future. If defects are discovered, we may not be able to correct them in a timely manner or at all. Defects and failures in our products could result in a loss of, or a delay in, market acceptance of our products. In addition, defects in our products could cause adverse publicity, damage our reputation and impair our ability to acquire new customers. In addition, we may need to make significant expenditures to eliminate defects from our products.

        Moreover, because our products are used in critical telecommunications networks, we may be subject to significant liability claims if our products do not work properly. The provisions in our agreements with customers that are intended to limit our exposure to liability claims may not preclude all potential claims. In addition, our insurance policies may not adequately limit our exposure with respect to such claims. We warrant to our current customers that our products will operate in accordance with product specifications. If these or our future products fail to conform to such specifications, our customers could require us to remedy the failure or could assert claims for damages. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. Any such claims, whether or not successful, would be costly and time-consuming to defend and could seriously damage our reputation and business.

We may have to acquire significant inventory to support future sales and for long-term product support.

        We have acquired and may continue to acquire significant inventory in order to support contractual obligations in relation to discontinued product lines and discontinued components in existing products. If sales of such products or components do not materialize, we could end up with inventory levels that are significantly in excess of our needs, which could diminish our working capital or cause significant losses.

We have exposure to currency risk. Significant fluctuations in exchange rates could reduce revenues, earnings, investments and liquidity.

        Our reporting currency is the Canadian dollar, while the majority of our sales contracts are in other currencies. Fluctuations between currencies will affect the reported values of revenues and eventual collections. While we sometimes engage in hedging activities to protect us from currency fluctuations, there can be no assurance that these practices will be adequate to eliminate potential negative effects.

        The value of our investment in our foreign subsidiaries is partially a function of the currency exchange rate between the Canadian dollar and the applicable local currency. The devaluation of a foreign subsidiary's local currency would result in a reduction in our carrying value of our investment in such foreign subsidiary. As a result, we may experience economic losses with respect to our investments in foreign subsidiaries and fluctuations in our results of operations solely as a result of currency exchange rate fluctuations. Many of the currencies of developing countries have experienced steady, and at times significant, devaluations relative to the Canadian dollar, and significant exchange rate fluctuations have occurred in the past and may again occur in the future, any of which could impair the recoverability of our long-term assets.

        In many circumstances, revenues generated by foreign subsidiaries will generally be paid to the foreign subsidiaries in the local currency. By contrast, some significant liabilities of the foreign subsidiaries, such as liabilities for the financing of telecommunications equipment, may be payable in U.S. dollars or in currencies other than the local currency. As a result, any devaluation in the local currency relative to the currencies in which such liabilities are payable could increase the Canadian dollar amounts payable and negatively impact liquidity and earnings. Moreover, we will record revenues and expenses of our foreign subsidiaries in their home currencies and translate these amounts into Canadian dollars. As a result, fluctuations in foreign currency exchange rates in markets where we derive significant revenues or have significant operations may adversely affect our revenues, expenses and results of operations, as well as the value of our assets and liabilities.

Our ability to operate could be hindered by the proprietary rights of others and the degree to which we are able to adequately protect our intellectual property rights.

        A number of telecommunications companies have developed technologies, filed patent applications or received patents on various technologies that may be related to our business. Some of these technologies, applications or patents may conflict with our technologies or intellectual property rights. Such conflicts could limit the scope of the patents, if any, that we may be able to obtain or result in the denial of our patent applications altogether.

        If patents that cover our activities are issued to other persons or companies, we could be sued for patent infringement. In the event that other parties' patents cover any portion of our activities, we may be forced to develop alternatives or negotiate a license for such technology. We may not be successful in either developing alternative technologies or acquiring licenses upon reasonable terms, if at all. Any such license could require the expenditure of substantial time and other resources and could harm our business and decrease our earnings. If we do not obtain such licenses, we could encounter delays in the introduction of our products or could find that the development, manufacture or sale of products requiring such licenses is prohibited.

        Despite efforts to protect proprietary rights, existing copyright, trademark, patent and trade secret laws afford limited protection. Third parties may attempt to copy or reverse engineer aspects of our products or proprietary information. Accordingly, we may not be able to adequately protect our intellectual property rights which would adversely affect our operations and revenues.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

        Our future success and competitive position depends in part on our ability to obtain and maintain certain proprietary intellectual property rights used in our principal products. Any such success may be achieved in part by prosecuting claims against others who we believe are infringing our rights and by defending claims of intellectual property infringement brought by our competitors and others. Our involvement in intellectual property litigation could result in significant expense, could adversely affect sales of the challenged product or intellectual property and may divert the efforts and focus of our technical and management personnel, whether or not such litigation is resolved in our favour. In addition, in our sales agreements, we have agreed to indemnify our customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties, which obligations will continue to be binding on us and could expose us to additional costs. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could affect our ability to continue our operations. In the event of an adverse outcome in any such litigation, we may, among other things, be required to:

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  pay substantial damages;

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  cease the development, manufacture, use or sale of product candidates or products that infringe upon the intellectual property of others;

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  expend significant resources to design around a patent or to develop or acquire non-infringing intellectual property;

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  discontinue processes incorporating infringing technology; or

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  obtain licenses to the infringing intellectual property, which may not be available on terms acceptable to us, if at all.

        Should third parties file patent applications, or be issued patents claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings with the U.S. Patent and Trademark Office, or other proceedings outside Canada or the United States, including oppositions, to determine priority of invention or patentability, which could result in substantial cost to us even if the eventual outcome were in our favour.

Risks for U.S. Holders

The Internal Revenue Service could assert that the 10% Convertible Debentures are not properly treated as indebtedness for United States federal income tax purposes, which could result in tax consequences materially, and adversely, different from those described in this prospectus.

        The discussion under the heading "Certain United States Federal Income Tax Considerations" assumes that the 10% Convertible Debentures are properly treated as indebtedness of the Corporation for United States federal income tax purposes. Because of the financial condition of the Corporation, however, the proper treatment of the 10% Convertible Debentures for such purposes is not entirely clear. The discussion set forth under the heading "Certain United States Federal Income Tax Considerations" is not binding on the Internal Revenue Service ("IRS"), and it is possible that the IRS could assert that the 10% Convertible Debentures are properly treated as equity. If the IRS successfully asserted that the 10% Convertible Debentures constituted equity, then the United States federal income tax consequences of owning and disposing of 10% Convertible Debentures and Common Shares received on a conversion of 10% Convertible Debentures could differ materially, and adversely, from those described under the heading "Certain United States Federal Income Tax Considerations," including possible consequences under the "controlled foreign corporation" rules. See "Certain United States Federal Income Tax Considerations — Tax Treatment of the Debentures."

We may be classified as a "controlled foreign corporation" for United States federal income tax purposes, which could result in certain adverse tax consequences to certain U.S. holders.

        If more than 50% of the voting power of all classes of shares or the total value of the shares of the Corporation is owned, actually or constructively, by citizens or residents of the United States, United States domestic partnerships and corporations, or estates or trusts other than foreign estates or trusts, each of which owns 10% or more of the total combined voting power of all classes of shares of the Corporation (each, a "10% United States shareholder"), the Corporation could be treated as a "controlled foreign corporation" ("CFC") for United States federal income tax purposes. This classification has many complex results, one of which is that certain U.S. holders that own Common Shares would be required to include certain income of the Corporation in their gross income for United States federal income tax purposes, even if they do not receive a corresponding distribution from the Corporation. In addition, gain from the sale or exchange of Common Shares by a U.S. holder that is or was a 10% United States shareholder at any time during the five-year period ending with the sale or exchange would be treated as ordinary income to the extent of the earnings and profits of the Corporation attributable to the Common Shares sold or exchanged. Special foreign tax credit rules would also apply.

        On an as-converted basis, the 10% Convertible Debentures would represent substantially more than 50% of the equity ownership of the Corporation. As a result, depending, in part, upon the concentration of ownership of the 10% Convertible Debentures in the hands of U.S. persons, the Corporation may be classified as a CFC. If the Corporation were classified as a CFC, then the United States federal income tax consequences of owning and disposing of Common Shares could differ materially, and adversely, from those described under the heading "Certain United States Federal Income Tax Considerations." See "Certain United States Federal Income Tax Considerations — Possible Treatment of the Corporation as a Controlled Foreign Corporation." U.S. holders should consult their own tax advisors, as to whether or not the Corporation may be classified as a CFC and the consequences to them of such classification.

Foreign bankruptcy and insolvency laws may differ from their U.S. counterparts.

        We are incorporated under the laws of Canada. In addition, our subsidiaries are incorporated under the laws of various countries and conduct operations in countries around the world. Consequently, the bankruptcy laws of Canada or one or more countries in which our subsidiaries operate could apply. Under bankruptcy laws in the United States, courts typically have jurisdiction over a debtor's property, wherever located, including property situated in other countries. There can be no assurance, however, that courts in Canada or elsewhere would recognize the United States bankruptcy court's jurisdiction. Accordingly, difficulties may arise in administering a United States bankruptcy case involving a Canadian debtor or a debtor with its principal operating assets outside the United States, and any orders or judgments of a bankruptcy court in the United States may not be enforceable.

U.S. investors in our securities may have difficulties enforcing civil liabilities.

        We are governed by the laws of Canada. Moreover, a number of our directors and officers are residents of Canada or other jurisdictions outside of the United States and a substantial portion of our assets and their assets are located outside of the United States. As a result, it may be difficult for holders of our securities to effect service of process upon us or such persons within the United States or to enforce against us or them in the United States, judgments of courts of the United States predicated upon the civil liability provisions of the U.S. federal or state securities laws or other laws of the United States. In addition, there is doubt as to the enforceability in Canada of liabilities predicated solely upon U.S. federal or state securities law against us and our directors, controlling persons and officers who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts.

Risks Relating to the 10% Convertible Debentures and our Common Shares

An active market for the 10% Convertible Debentures may fail to develop.

        There is currently no trading market for the 10% Convertible Debentures. If an active market for the 10% Convertible Debentures fails to develop or be sustained, the price at which the 10% Convertible Debentures could be sold may be adversely affected and holders may have difficulty selling all or a portion of their 10% Convertible Debentures.

The 10% Convertible Debentures are subject to redemption.

        As described under "Description of the 10% Convertible Debentures", a portion of the 10% Convertible Debentures may become subject to mandatory redemption five business days after the closing of the Rights Offering. If a portion of the 10% Convertible Debentures are redeemed following the Rights Offering, we will redeem them at a price equal to (i) 95% of the outstanding principal amount of each such 10% Convertible Debenture to be redeemed, plus (ii) any accrued and unpaid interest thereon to the date of redemption of payment. In addition, we have the option to redeem the 10% Convertible Debentures, in whole, but not in part, at any time prior to maturity. Depending upon the fluctuating market prices for the 10% Convertible Debentures, the redemption price may be greater than or less than the price you paid for them. In addition, any such redemption may be done at a time that is financially advantageous to us, without regard to the financial or tax implications for you.

The market price of the 10% Convertible Debentures may fluctuate.

        If a market were to develop for the 10% Convertible Debentures, the price at which the 10% Convertible Debentures would trade would depend on many factors, including liquidity of the 10% Convertible Debentures, prevailing interest rates and credit spreads, the markets for similar securities, the market price of the common shares, general economic conditions and our financial condition, historical financial performance and future prospects. The market price for the 10% Convertible Debentures may also be adversely affected by changes in our financial performance, changes in the overall market for similar securities and changes in performance or prospects for companies in the industry.

The 10% Convertible Debentures are subordinated to the Credit Facility and rank pari passu with the CTR Guarantee.

        The likelihood that purchasers of the 10% Convertible Debentures will receive payments owing to them under the terms of the 10% Convertible Debentures will depend on our financial health and creditworthiness. In addition, the 10% Convertible Debentures are secured by a second ranking security interest that is pari passu with the CTR Guarantee described under the heading "Restructuring — CTR Restructuring" but that is subordinate in right of payment to the Credit Facility. Therefore, if we become bankrupt, liquidate our assets, reorganize or enter into certain other transactions, our assets will be available to pay our obligations with respect to the 10% Convertible Debentures only after we have paid all of our senior and secured indebtedness in full. There may be insufficient assets remaining following such payments to pay amounts due on any or all of the 10% Convertible Debentures then outstanding. As at December 1, 2005, we had a total of US$39.6 million outstanding under the Credit Facility. Refer also to the summary of the Inter-Creditor Agreement in the section below entitled "Restructuring".

Holders of the 10% Convertible Debentures may not be able to realize upon the Collateral.

        All our obligations under the 10% Convertible Debentures are secured by a charge over all of our assets, including a pledge of the shares of the Restricted Subsidiaries, ranking behind the security interest granted to the lenders under the Credit Facility and subject to the terms of the Inter-Creditor Agreement. If we default in our obligations, the ability of the Trustees to effectively realize value from the collateral given as security may be limited by a number of factors, including the following:

        Subordination of lien — The Inter-Creditor Agreement provides, among other things, that the payment of the principal of the 10% Convertible Debentures is subordinated in right of payment to the payment in full of our obligations under the Credit Facility and ranks pari passu with the CTR Guarantee. The ability of the holders of the 10% Convertible Debentures to realize on the Collateral may be subject to certain limitations in the event that the Corporation avails itself of any laws pertaining to bankruptcy or insolvency and those limitations imposed by contract under the Trust Indenture, the Inter-Creditor Agreement or other documents governing the collateral.

        Lack of liquidity of capital stock subject to lien — There is no existing market for the capital stock subject to the liens, and the shares have not been registered under applicable securities laws. Accordingly, we cannot provide any assurance as to the liquidity of any market that might develop for these shares, the ability of the Trustee to sell the shares or the price at which the Trustee would be able to sell the shares.

The pledge of the Collateral may be voidable.

        The charge over the Collateral might be voidable by us in bankruptcy if certain events or circumstances exist or occur, including, among others, if the granting of the charge over the Collateral is deemed a fraudulent conveyance or we are insolvent at the time of the granting of the charge, the charge permits the holders of the 10% Convertible Debentures to receive a greater recovery than if the charge had not been given and a bankruptcy proceeding in respect of the Corporation is commenced within 90 days following the granting of the charge or, in certain circumstances, a longer period.

Our conduct of our operations through subsidiaries may result in the 10% Convertible Debentures being structurally subordinated to our other debt.

        We conduct a significant portion of our operations through subsidiaries and operating companies. Our cash flow and, consequently, our ability to service our indebtedness, including our ability to pay the interest on and principal of the 10% Convertible Debentures when due, are dependent in part upon the ability of our subsidiaries and operating companies to pay dividends or otherwise make distributions to us. Our subsidiaries and operating companies are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions to us or to otherwise pay amounts due with respect to the 10% Convertible Debentures or to make funds available for such payments. Because the subsidiaries and operating companies will not be required to guarantee the payment of principal of or interest on the 10% Convertible Debentures, any of our rights to receive assets of our subsidiaries or operating companies upon their liquidation or reorganization will be structurally subordinated to the prior claims of such subsidiaries' and operating companies' respective creditors (including, without limitation, tax authorities, trade creditors and lenders).

        We may be unable to access the cash flow, if any, of our operating companies because (i) certain of such entities are currently or may become parties to credit or other borrowing agreements that restrict or prohibit the payment of dividends, and such entities are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future; (ii) we expect that our operating companies will generally reinvest all of their cash flow in their respective businesses for the foreseeable future; and (iii) some of the countries in which such entities conduct business tax the payment and repatriation of dividends or otherwise restrict the repatriation of funds, even though we typically structure our operations to minimize any such tax on such payment and repatriation of funds. As a result, we do not expect that we will be able to generate any significant cash through dividends or other distributions from the operating companies in the near future, and there can be no assurance that we will be able to generate any significant cash flow from the operating companies at any time in the future.

        Since 2003, we have engaged in various integration, restructuring and tax planning transactions as part of our ongoing efforts to rationalize operations. Certain of these transactions involved the transfer of assets by and between certain subsidiaries (certain of which are in default on obligations to creditors) and us, including the transfer of WiMAX related assets. Creditors of such subsidiaries may attempt to exercise certain legal remedies to attempt to rescind such transfers or obtain other applicable relief. If such creditors were successful, holders of 10% Convertible Debentures would be further subordinated to such creditors with respect to the transferred assets.

Conversion of the 10% Convertible Debentures will dilute the ownership interest of existing shareholders, including shareholders who had previously converted their 10% Convertible Debentures

        The conversion of the 10% Convertible Debentures into our common shares will dilute the ownership interests of existing shareholders. Any sales in the public market of our common shares issuable upon conversion of the 10% Convertible Debentures could adversely affect prevailing market prices of our common shares. In addition, the existence of the 10% Convertible Debentures may encourage short selling by market participants due to this dilution or facilitate trading strategies involving the 10% Convertible Debentures and our common shares, all of which could have an adverse impact on the market price of the 10% Convertible Debentures and our common shares, including common shares issuable upon conversion of the 10% Convertible Debentures.

USE OF PROCEEDS

        The common shares, Debentures and underlying common shares offered by this prospectus are being sold by certain holders for their own accounts. Accordingly, we will not receive any proceeds from the resale of the common shares, 10% convertible Debentures or underlying common shares. The selling securityholders are entitled to use the proceeds they receive from the resale of the common shares, Debentures and underlying common shares as they see fit. We will pay all of the expenses incurred in connection with the registration of the common shares, Debentures and underlying common shares other than any brokerage discounts and commissions, which will be paid by the selling securityholders. We estimate these expenses, including SEC registration fees, legal fees and accounting fees, to be approximately US$400,000.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual reports and other information with the Securities and Exchange Commission. You may read and copy these reports and other information at the public reference room maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for more information on the operation of the public reference room.

        We have filed with the Securities and Exchange Commission a registration statement on Form F-1 to register the common shares, 10% Convertible Debentures and underlying common shares being offered by this prospectus. This prospectus is part of that registration statement and, as permitted by the rules of the Securities and Exchange Commission, does not contain all the information contained in the registration statement. For further information with respect to us and our notes, you should refer to the registration statement and to the exhibits filed as part of the registration statement, as well as the documents discussed below.

        The rules governing Form F-1 do not permit us to incorporate by reference information filed with the SEC after the date hereof into the registration statement of which this prospectus forms a part. Therefore, we will need to amend this registration statement during the period that it is effective, to include information regarding material developments. However, in the future, we may convert this registration statement to a registration statement on Form F-3. If we convert this registration statement to a Form F-3, we will be able to incorporate by reference information from future filings under the Securities Exchange Act of 1934, or Exchange Act.

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus are accurate only as of the date hereof, regardless of the time of delivery of this prospectus or any sale of notes. Our business, financial condition, results of operations and prospects may have changed since those dates. We do not intend this document to be an offer or solicitation if used in a jurisdiction in which such offer or solicitation is not authorized, if the person making such offer or solicitation is not qualified to do so or if such offer or solicitation is made to anyone to whom it is unlawful to make such offer or solicitation.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data should be read in conjunction with the sections "Management's Discussion and Analysis of Financial Condition, Cash Flows and Results of Operations" and "Risk Factors" and our consolidated financial statements and related notes thereto contained elsewhere in this prospectus. The following selected consolidated financial information as of September 30, 2005, and for the nine months ended September 30, 2005 and 2004, which was derived from our unaudited interim consolidated financial statements, and as of and for the fiscal years ended December 31, 2004, 2003, 2002, 2001 and 2000, which was derived from our audited consolidated financial statements, was prepared in accordance with Canadian GAAP and is presented in Canadian dollars. The principles of Canadian GAAP used in the preparation of our financial statements for the nine months ended September 30, 2005 and 2004 and years ended December 31, 2004, 2003 and 2002 conform in all material respects with U.S. GAAP, except as disclosed in note 18 to the unaudited interim consolidated financial statements for the nine months ended September 30, 2005 and 2004 and in note 32 to the audited consolidated financial statements as of and for the years ended December 31, 2004, 2003 and 2002 included elsewhere in this prospectus. The unaudited interim consolidated financial statements as of September 30, 2005, and for the nine months ended September 30, 2005 and 2004, in the opinion of our management, include all adjustments of a normal recurring nature necessary for the fair presentation for such periods. As permitted by SEC rules, our financial statements for the year ended December 31, 2000 has not been reconciled to U.S. GAAP. For information about the historical rates of exchange between the Canadian dollar and the U.S. dollar, see "Exchange Rate Information".

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands of Canadian dollars, except per share data)
Consolidated Statement of Operations Data:
Revenues	73,841	99,182	123,936	127,881	196,903	161,487	191,512
Operating (loss) earnings	(46,105)	(44,946)	(65,825)	(41,019)	(2,125)	(69,855)	6,610
Net loss from continuing operations	(58,541)	(44,248)	(86,134)	(44,755)	(20,885)	(62,924)	(5,922)
Net loss	(58,541)	(44,248)	(86,134)	(44,755)	(20,885)	(16,065)	(52,781)
Basic and diluted net loss per share from continuing operations	(3.32)	(2.71)	(5.17)	(6.21)	(3.82)	(12.54)	(1.40)
Basic and diluted net loss per share	(3.32)	(2.71)	(5.17)	(6.21)	(3.82)	(3.20)	(12.46)
Net loss (U.S. GAAP)	(56,476)	(42,464)	(84,786)	(43,700)	(11,125)	(55,254)
Basic and diluted net loss per share (U.S. GAAP)	(3.21)	(2.60)	(5.09)	(6.06)	(2.03)	(11.00)

		As of December 31,
	As of September 30, 2005
		2004	2003	2002	2001	2000
	(in thousands of Canadian dollars)
Consolidated Balance Sheet Data(1):
Total assets	199,771	227,624	289,775	320,805	336,370	406,386
Long-term debt(2)	123,768	117,370	131,437	140,300	149,439	151,629
Capital stock	219,653	219,653	180,866	147,985	147,230	133,345
Shareholders' equity	32,634	52,640	91,740	102,326	122,456	129,343
Warrants	13,029
Shareholders' equity (U.S. GAAP)	41,975	33,207	70,687	80,218	94,562
Other Data:
Number of Shares Issued:
Common shares	17,610	17,610	10,467	5,523	5,455	4,592
Dividends per common share	—	—	—	—	—	—

(1)
As is more fully described in the notes to the unaudited interim consolidated financial statements for the nine months ended September 30, 2005 and 2004, during the fourth quarter of 2005, the Corporation will adopt under Canadian GAAP "fresh start" accounting, whereby the assets and liabilities will be comprehensively re-valued. The revaluation adjustment, along with direct costs incurred in effecting the reorganization, will be accounted for as a capital transaction and will be recorded in a separate account within shareholders' equity. Under US GAAP, comprehensive revaluations of assets and liabilities are permissible under certain circumstances and are referred to as quasi-reorganizations. The Corporation is currently evaluating if the criteria allowing for accounting as a quasi-reorganization will be met. Quasi-reorganizations are accounted for in a manner similar to "Fresh Start" accounting under Canadian GAAP.

(2)
Long-term debt includes the current portion of long-term debt, capital leases and lease liability and, other long-term liabilities and long term credit facility.

CONSOLIDATED CAPITALIZATION

        The following table sets forth the Consolidated Capitalization of the Corporation derived from financial statements prepared under Canadian GAAP as of December 31, 2004 and September 30, 2005, on an actual basis and after giving effect to the additional drawndown on the Credit Facility and to the mandatory conversion of $10 million of the 10% Convertible Debentures for common shares. For a discussion of the principal differences between Canadian GAAP and US GAAP, see note 9 to the following table.

	Outstanding As at December 31, 2004	Outstanding As at September 30, 2005		Outstanding Pro Forma As at September 30, 2005 giving effect to the $10M conversion of 10% Convertible Debentures and additional drawdown
	(in thousands of dollars, except for share information)
Credit facility(1)	$—	$40,205		$47,314
CTR U.S. notes payable(2)	$35,585	$35,329		$35,329
8.15% Debentures	$71,000	$270	(6)	$270	(6)
10% Convertible Debentures(3)	$—	$39,040		$39,040
Shareholder's equity
Common shares and warrants	$232,682	$232,682		$242,682	(8)
(number of shares)(4)(5)	17,610,132	17,610,132		63,670,350	(8)
Contributed surplus	$519	$1,203		$1,203
Equity component of 10% Convertible Debentures(3)	$—	$37,851		$27,851	(8)
Deficit	$(180,561)	$(239,102)		$(239,102)	(3)(7)
Total shareholder's equity	$52,640	$32,634		$32,634
Total capitalization	$159,225	$147,478		$154,587

(1)
On May 16, 2005, the Corporation entered into a credit facility of US$39,600,000. The credit facility is revolving until October 1, 2006, followed by a non-revolving term period extending to October 2, 2011. At September 30, 2005, $39,556,000 (US$33,737,000) had been drawndown and $649,000 of interest has been accrued. As of December 1, 2005 an additional $7,109,000 (US$5,888,000) had been drawndown and is presented on a proforma basis as if outstanding at September 30, 2005.

(2)
Includes current portion of U.S. notes payable issued by the Corporation's Chilean subsidiary, CTR, bearing interest at LIBOR plus 5.5%, maturing on May 15, 2008 and an additional 1% per year payable at maturity.

(3)
On August 24, 2005, the Corporation completed the exchange of the 8.15% debentures and accrued interest thereon of approximately $4,800,000, due August 31, 2005 for 10% Convertible Debentures, due October 15, 2011. In accordance with Canadian Generally Accepted Accounting Principles, the 10% Convertible Debentures issued in exchange for the 8.15% debentures are accounted for in accordance with their substance and are presented in their component parts measured at their respective estimated fair values. Due to the mandatory conversion of $10,000,000 of the 10% Convertible Debentures, no later than November 30, 2005, this amount is immediately classified as equity component of 10% Convertible Debentures. For the balance of $65,300,000, the debt component has been measured at the issue date as the present value of the cash payments of interest and principal due under the terms of the debentures discounted at an estimated rate of interest of 21%, which approximates a similar non-convertible financial instrument with comparable terms and risk. The difference between the present value of the debentures, as described, and the face value of the debentures is allocated to equity. Interest on the 10% Convertible Debentures is payable in cash or in kind by the issuance of additional 10% Convertible Debentures, at the option of the Corporation.

Total estimated costs of the Debenture Exchange, comprised of Dealer Manager, US Dealer Manager and Information Agent and professional fees, in the estimated amount of $4,072,000 were expensed at the time of the closing of the Debenture Exchange.

(4)
Excludes 335,430 common shares reserved for issuance upon the exercise of employee stock options with a weighted average exercise price of $25.75, as at September 30, 2005, adjusted for the pro forma transactions as described herein.

(5)
Excludes 352,941 common shares issuable upon the exercise of warrants issued on July 18 and August 27, 2003. Such warrants are exercisable until July 2008 at a price of $10.00 per common share. Also excludes 3,571,465 common shares issuable upon the exercise of warrants issued on February 18 and 24, 2004. Such warrants are exercisable until February 2006 at a price of $9.00 per common share.

(6)
As of September 30, 2005, approximately $270,000 of the 8.15% debentures were not tendered and will continue to be subject to the provisions of the existing trust indenture governing such debentures as modified under the Restructuring. The modifications, among other things, include extending the maturity to October 15, 2011 and eliminating substantially all of the restrictive covenants.

(7)
The deficit is as at September 30, 2005, adjusted for the pro forma transactions described herein.

(8)
Includes 46,060,218 common shares issuable pursuant to the mandatory conversion of $10,000,000 of the 10% convertible debentures at a conversion price of approximately $0.217 per common share as follows:

Increase in common shares	$10,000,000
Decrease in equity component of 10% convertible debentures	$(10,000,000)

  The mandatory conversion of $10,000,000 of the 10% convertible debentures will result in a substantial realignment of the interests in the Corporation between the creditors and shareholders (the "reorganization"). As of the date of the conversion, the Corporation will adopt under Canadian GAAP fresh start accounting. The adoption of fresh start accounting will result in the Corporation re-classifying the deficit which arose prior to the conversion to a separate account within shareholders equity, and re-valuing its assets and liabilities to their estimated value determined as the lesser of: (i) the value arrived at in negotiations with the new convertible debenture holders; and (ii) the estimated fair value of the Corporation. The revaluation adjustment, along with direct costs incurred in effecting the reorganization, will be accounted for as a capital transaction and will be recorded in a separate account within shareholders' equity. The above capitalization table does not reflect fresh start accounting as the values of the assets and liabilities are not reasonably determinable at this date.

(9)
Under US GAAP, total consolidated capitalization as at December 31, 2004 and September 30, 2005 would be $139,792,000 and $128,279,000 respectively. Pro-forma consolidated capitalization would be $135,388,000. Aside from differences as described in the financial statements, the primary difference between Canadian and US GAAP is the accounting treatment of the 10% Convertible Debentures. Under Canadian GAAP, the 10% Convertible Debentures were allocated between the debt and equity components. Under US GAAP, the 10% Convertible Debentures are accounted for as debt which includes a beneficial conversion feature, measured at the commitment date, amounting to approximately $75,562,000. The beneficial conversion feature is bifurcated from the debt and is included in shareholders equity, except for the portion of the beneficial conversion feature related to the mandatory convertible debentures in the amount of $10,000,000 whose conversion date was contingent at August 22, 2005 and is therefore recorded as debt. The debt is being accreted to its face value over its term through a charge to earnings. The beneficial conversion feature related to the $10,000,000 convertible portion of the 10% Convertible Debentures will be charged to earnings during the fourth quarter when the contingency is resolved. For pro-forma purposes, an amount of $10,000,000, representing the accretion of the beneficial conversion feature has been recognized as an expense and credited to additional paid in capital, $10,000 has been reclassified from additional paid up capital and credited to share capital and $10,000,000 has been reclassified from convertible debentures to shares, upon the conversion of $10,000,000 of the 10% Convertible Debentures.

(10)
The outstanding pro forma capitalization as of September 30, 2005 does not give effect to the accrued interest on the 10% Convertible Debentures that is payable in kind. At November 30, 2005, accrued interest on the mandatory conversion of $10,000,000 of 10% Convertible Debentures will convert into approximately 1.2 million common shares.

RATIO OF EARNINGS TO FIXED CHARGES

        The pre-tax losses from continuing operations for the years ended December 31, 2000, 2001, 2002, 2003, 2004 and for the nine months ended September 30, 2005 are not sufficient to cover fixed charges by a total of approximately $6.5 million in 2000, $74.5 million in 2001, $20.6 million in 2002, $47.6 million in 2003, $63.6 million in 2004 and $58.5 million for the nine month ended September 30, 2005 under Canadian GAAP. The pre-tax losses from continuing operations for the years ended December 31, 2002, 2003, 2004 and for the nine months ended September 30, 2005 are not sufficient to cover fixed charges by a total of approximately $10.3 million in 2002, $46.2 million in 2003, $61.3 million in 2004 and $56.5 million for the nine months ended September 30, 2005 under U.S. GAAP. As a result, the ratio of earnings to fixed charges has not been computed for any of these periods.

SR TELECOM

        Our core business is the design, production and sales of FWA and BWA infrastructure products and the services related to their installation and maintenance. We currently provide FWA solutions for voice, data and Internet access applications. We design, develop, market and sell FWA products to telecommunications service providers, who in turn use our products to provide their subscribers with a full range of telecommunications services, including voice, data and Internet services. We also offer full turnkey services to our customers, whereby we deploy and maintain our products for customers.

        Most of our sales are international, with our fixed wireless systems currently being used by telecommunications service providers in over 110 countries worldwide. These customers include incumbent local exchange carriers (ILECs), in the countries they serve, as well as competitive local exchange carriers (CLECs) and private operators of telecommunications systems. For a complete description of our current core business, refer to the section entitled "Core Business — Fixed Wireless Access Business" below.

        In addition, through our majority-owned Chilean subsidiary CTR, we provide local telephone service and Internet access to residential, commercial and institutional customers in a large, predominantly rural area of Chile. For a description of these operations, refer to the section entitled "Telecommunications Service Provider Business — CTR" below.

        In October 2005, we adopted a new strategic plan to address the opportunities expected from WiMAX. For further details, see the section entitled "Our New Strategic Plan" below.

        Our registered head office and principal place of business is located at 8150 Trans-Canada Highway, Montreal, Quebec, Canada, H4S 1M5 and our telephone number is (514) 335-1210. Our website address is www.srtelecom.com although the information on our website is not included in, does not form part of, nor shall it be deemed to be incorporated into this prospectus.

Industry Overview

        The consumers of today have increasingly high expectations of how their voice, data and Internet access needs will be met. They look for more applications, bigger files and higher speeds for their data services. New devices such as personal audio and video players are good examples of the drive for "heavy" content that is inconvenient at low transmission rates. Consumers are also expecting lower prices and more dynamic IP applications.

        In response to these consumer demands, our customers need to continuously look for new technologies that will support services and applications at competitive rates. They are looking at WiMAX as a potential solution to "more throughput" broadband connections over long distances, applications including "last mile" broadband connections, wireless DSL, VoIP, hotspot backhaul and high-speed enterprise connectivity.

        WiMAX is being developed and marketed aggressively by top industry players, including leading chip makers, such as Intel and Fujitsu, and major system integrators and vendors, such as Alcatel, Siemens and Samsung. As the first BWA standard, WiMAX has the potential to deliver affordable wireline-equivalent broadband access to consumers.

The WiMAX Opportunity

        WiMAX is the trade name given to a group of wireless technologies based on the Institute of Electrical and Electronics Engineers (IEEE) 802.16 standard. WiMAX is evolving to become a credible solution to providing the next-generation wireless broadband access technology.

        We are a principal member of the WiMAX Forum. The WiMAX Forum, created in 2001, promotes the WiMAX standardization process and to help ensure compatibility and interoperability across multiple vendors. The standardization will reduce equipment and component costs to allow for mass production which should, in turn, enable mass deployment of the technology. Today, the WiMAX Forum has a membership of more than 300 companies and is comprised of major semiconductor companies (e.g. Intel and Fujitsu), large global OEMs (e.g. Alcatel, Siemens, Samsung) and key service providers (e.g., AT&T, Sprint, Telefonica, BT) around the world.

        The WiMAX standardization process is taking longer than originally anticipated by some market participants. Certification of fixed WiMAX products has just started in the fourth quarter of 2005. We currently expect field trials of our first fixed WiMAX equipment will begin in January 2006. In the meantime, carriers are looking for solutions that provide a migration roadmap to fixed WiMAX and eventually to mobile WiMAX. As a result, we believe market opportunities for our symmetry product as a carrier-class, scalable WiMAX- ready solution will continue until standardized fixed WiMAX solutions are commercially available, which we expect to occur in the latter part of 2006.

Fixed WiMAX

        The fixed version of WiMAX is commonly referred to as the 802.16(d) or 2004 standard. It is based largely on a number of proprietary fixed wireless technologies that can serve as a wireless DSL alternative technology in urban and suburban markets and provide broadband access in remote regions and developing regions of the world where basic voice or broadband access using fixed line services is not economically feasible. It can also be used to provide wireless backhaul in cellular networks or to enhance the performance of public Wi-Fi hot spots by increasing the throughput of the backhaul system. In certain configurations, fixed WiMAX can also be used as a T-1 or E-1 replacement option for high-value corporate providers to provide higher data rates.

Mobile WiMAX

        The WiMAX industry is also developing a "mobile" standard commonly referred to as the 802.16(e) standard. It is expected to provide BWA in a nomadic, wireless environment.

        With high bandwidth, long range, lower power requirements and higher efficiency, mobile WiMAX can become an attractive broadband wireless solution for next generation connectivity. Mobile WiMAX can specifically address the growing demand for broadband mobility in the PC, PDA and cell phone markets to enable wireless interactive multimedia services like interactive gaming, video and audio content on demand, videoconferencing, traffic and weather conditions and other applications not yet envisioned. According to a report by Maravedis Inc., an objective, third-party research and analysis firm focusing on broadband and wireless technologies including WiMAX, the mobile addressable market is forecasted to grow from a total of 140 million users in 2005 to 1,971 million users in 2010, representing a compound annual growth rate of 70%.

Our New Strategic Plan

        Our objective is to take immediate steps to improve on the profitability of our existing products to become financially self-sustaining in order to capitalize on the upcoming WiMAX opportunity. In the near term, we intend to become a leading equipment provider in fixed WiMAX to ILECs, large CLECs and mobile operators. By maintaining a lead in OFDM technology, we expect to emerge as a leading technology provider in the mobile WiMAX market, focusing on innovation, licensing and partnering for infrastructure and nomadic applications. This will provide us with the added option to broaden our value proposition from products to technology to become a strong licensing entity equipped with a strong and comprehensive patent portfolio.

        In order to take advantage of the upcoming WiMAX opportunity, we intend to take immediate steps to strengthen our current financial position by improving the profitability of our existing product portfolio. Our immediate focus is to maximize the revenue potential and profitability of our key products, particularly symmetry, SR500ip and SR500. We believe extensive opportunities for SR500ip and SR500 continue to exist in rural applications in emerging economies and WiMAX upgradeable symmetry fills the current market need for a carrier-class scalable BWA solution. We intend to continue our efforts to rationalize our cost structure both in manufacturing and selling, general and administrative (SG&A) to cut our cash burn rate and improve our profitability.

        The key initiatives we intend to take to improve our financial viability include:

  •
  Focus on our symmetry, SR500ip and SR500 product lines

  •
  Maximize profitability of symmetry as a transition solution to fixed WiMAX

  •
  Rationalize manufacturing costs and reduce SG&A

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  Improve profitability of all pre-sale and aftermarket services

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  Redesign our organization using centralization to reduce costs and generate synergies and decentralization to become more responsive to customers' needs

  •
  Revamp our compensation system to align performance to our corporate objectives

        In the near term, we intend to become a supplier of choice of best-in-class fixed WiMAX equipment to large ILECs, CLECs and mobile operators.

        The key initiatives we intend to take to become a leading equipment provider in fixed WiMAX include:

  •
  Strengthen our innovation team with top talent in WiMAX technology

  •
  Focus innovation efforts to develop differentiated fixed WiMAX products

  •
  Leverage our existing customer base to sell fixed WiMAX

  •
  Build a strong customer base of ILECs and CLECs for fixed WiMAX

  •
  Develop innovation partnerships to advance leadership, reduce time to market and enhance cost competitiveness

  •
  Develop distribution channels to improve geographic reach and corporate profile

  •
  Participate actively in the development of WiMAX

        We believe fixed WiMAX technology will succeed as a fixed broadband solution with long-term market potential. The vast application of fixed WiMAX products in developing nations where broadband infrastructures are not highly developed would mean attractive market opportunities should continue to exist even after mobile WiMAX is commercially available.

        In the longer term, we believe we are well positioned to capitalize on even greater opportunities in mobile WiMAX. Mobile WiMAX has significant revenue potential due to applications in a large addressable market. We believe by focusing on our innovation in core software and technology competencies, we will maintain our lead in OFDM technology. This will provide us with the added option to broaden our value proposition from products to technology to become a strong licensing entity equipped with a comprehensive patent portfolio.

        The key initiatives we intend to take to emerge as the leading technology provider in mobile WiMAX include:

  •
  Focus our innovation efforts to maintain a lead in OFDM technology

  •
  Develop a comprehensive and defensible intellectual property portfolio

  •
  Expand marketing initiatives to mobile providers

  •
  Partner with a Tier-one OEM to provide mobile solutions

  •
  Participate actively in the mobile WiMAX market to exert influence eon industry development

        On September 28, 2005 we made changes to our executive management team that support our strategy of cultivating an agile organization capable of dynamically addressing the fluid BWA marketplace. We have streamlined and focused our substantial technology and management experience to strengthen ties and create value for consumers in the areas of fixed and mobile BWA solutions. We believe that this new structure will enable us to streamline our operations and provide a more cohesive focus for operating its business in a proactive and strategic manner. See "Management".

Our Unique Competitive Advantages

Lead in technology and field experience

        The original AT&T Wireless Services angel team had a 5 to 7 year technology lead in broadband wireless technology with well over 100 OFDM / BWA patents filed. The angel product line (currently symmetry) has been deployed on a large scale. The deployment has generated extensive field experience, which in our opinion is the single most important factor in the development of new wireless technologies. The deployment of wireless networks, even of non-line of sight systems, could be complex and challenging. We have a long history of deploying wireless networks throughout the world and we believe that we will be able to capitalize on this experience to deploy our WiMAX solutions successfully. We believe that we can capitalize on our lead in experience to sell symmetry as an interim solution and continue to lead into the fixed WiMAX market.

Long History with large operators

        We have a long history of relationships with large operators who will be the significant customers for WiMAX. Other companies in the BWA industry have struggled to create such relationships. The operators are extremely interested in voice revenue and we believe that the symmetry product line is the only WiMAX- ready solution in the industry today that offers carrier-class voice with a migration to VoIP within WiMAX. We believe that we will be able to leverage our understanding of the needs of these customers to launch fixed WiMAX products.

Competitive positioning of symmetry

        Our symmetry product provides a competitive advantage for us in establishing ourselves in the fixed WiMAX market. We believe symmetry is the only commercially available "WiMAX-upgradeable" product delivering carrier class voice. With symmetry, we believe that we have the most widely deployed, advanced OFDM solution equipped — with the most comprehensive network management systems tools. This combination will enable us to maintain our leadership position when symmetry is migrated to fixed WiMAX products

Key Tenets to Achieving our Strategic Plan

Customer Focus

        Equipped with a good understanding of the market place and industry development, we intend to target customers most capable of capitalizing on our products. This includes ILECs, large CLECs and large mobile operators that have the financial resources and spectrum to deploy cost-effective large-scale networks to provide telephony services and broadband data to a large customer base. By narrowing our customer list, we anticipate being able to allocate our resources more effectively to meet customer needs. We believe this would enhance our ability to leverage our existing long-term relationships with ILECs and large CLECs to build a solid customer base in fixed WiMAX.

        We have re-organized our resources to better serve our customer base in a focused and cost-effective manner. These initiatives included centralizing certain key customer-related activities to generate synergies across different geographic regions and decentralizing other functions regionally to become more responsive to customers' needs and to lower costs. We intend to set up a centralized customer management group in Montreal to consolidate and coordinate all customer-related activities (e.g. engineering support, preparation of proposals, advance technical services), facilitate knowledge transfer across regions and improve responsiveness to customers. We intend to decentralize certain functions (e.g. repair services) to improve our responsiveness to our customers.

        We believe the close partnership we develop with our customers will enable a faster and better response to our customers' deployment needs and generate valuable customer loyalty in return. In doing so, we believe we can develop our "SR Telecom" brand value in the select customer group by focusing on value of our products, product collaterals, and consistent pricing. This exceptional customer focus, together with the value of our differentiated feature-rich products, product collaterals and consistent and competitive pricing, will differentiate us from our competitors. As we move forward with our fixed WIMAX products, we believe this customer focus will provide us with a competitive lead.

Innovation Leadership

        In the near term, we intend to position ourselves as the supplier of choice of best-in-class fixed WiMAX products to our target customer base. We are striving to build on our lead in OFDM technology and deployment expertise to deliver the best-in-class, both functionally and economically, customer oriented fixed WiMAX products and emerge as the leading technology provider in mobile WiMAX. Our customers have expressed a need to have BWA solutions with complex, robust and scalable feature sets (including antenna diversity, space-time coding, hybrid ARQ and sub-channelling), which are optional in the WiMAX standard.

        We believe that we currently hold an advanced position with OFDMA/BWA technology and deployment experience. As a result, we believe that we will be able to distinguish ourselves from other WiMAX players and respond to these demands through our excellence in software and technology. Part of our strategy will be to use our innovation leadership to produce significantly differentiated fixed WiMAX products that offer compelling value to our customers, including unique product configuration for addressing multiple market segments, superior performance, enhanced operability, more reliable system availability and new applications. To fully exploit this advantage, we intend to expand on this strength by supplementing our innovation team with additional talent in key technology and software disciplines.

        With a strengthened innovation team, we will continue to build our expertise in WiMAX, with a focus on applications, airlink, and network management of broadband wireless. We intend to establish a comprehensive patent portfolio to provide additional value potentials, from incremental revenues from licensing to better protection against competitors' claims on our intellectual property.

        To build a comprehensive patent portfolio, we intend to establish a company-wide patent program, establish a budget for patent filings, set up a patent steering committee to evaluate ideas to ensure that they are worth filing, and provide encouragement and incentives to inventors to file for patents. Once satisfied that our intellectual property is properly protected, we will promote our technology, including by way of submissions to the 802.16 and WiMAX committees. This will raise the profile of SR Telecom within the industry and help to ensure that WiMAX is ultimately successful.

Strategic Partnerships

        We intend to identify and secure partnerships with the best candidates to help us achieve our respective market positioning in the fixed and mobile WiMAX spaces. We plan to actively seek out the best channel partnerships and innovation alliances to extend our geographic reach, enhance our corporate profile, reduce time to market and strengthen our relationship with customers. This includes broadening distribution channels with Tier one OEMs to grow revenues, improving cost competitiveness through innovative alliances and accelerating development as well as improving market positioning through strategic partnerships.

Our History and Development

        We began operations in 1975 as a division of Harris Canada Inc., which was then known as Farinon Electric of Canada Ltd. In 1981, the division was purchased in a management-led buyout from Farinon and became SR Telecom Inc., which was incorporated under the Canada Business Corporations Act in 1981.

        We have been a reporting issuer in Canada since 1986, when we concluded an initial public offering in Canada. Our legal name is SR Telecom Inc. Our Common Shares are listed and posted for trading on the Toronto Stock Exchange under the symbol "SRX".

        In 1987, we introduced the world's first high-capacity, digital, time-division-multiple-access (TDMA) system, the SR500. Since then, we have evolved this product line to meet the needs of our expanding, worldwide customer base. For the nine months ended September 30, 2005, the SR500 product line generated 26.3% of our wireless revenues.

        During the 1990s, the increasing availability of new telecommunications products led many telecommunications service providers to rely on vendors to install and maintain their networks. In response, we became a turnkey-solutions provider, rather than solely an equipment manufacturer and vendor. Our turnkey solutions include network planning, network design specification, project management, installation, training and after sales-support and maintenance.

        In September 2003, we acquired Netro, which added angel and airstar to our product portfolio. Combined, these products had a large, installed subscriber base in over 40 countries. angel is a high-capacity system that delivers carrier-class voice and broadband packet data services using non-line-of-sight (NLOS) technology. airstar is a high-capacity system that delivers high-speed, broadband data. On November 3, 2004, we launched symmetry, as the industry's first OFDMA-based Pre-WiMAX platform. symmetry was the evolution of our angel product technology that encompasses the key technologies outlined in the latest draft of the 802.16(e) standard to deliver carrier class voice and broadband data services. For more details on our products, see the section below entitled "Our Core Business — Fixed Wireless Access Business — Our Products".

Nasdaq Delisting

        On September 12, 2005, we received a Nasdaq Staff Determination indicating that we failed to comply with Nasdaq's US$10 million shareholders' equity requirement for continued listing. We received a second Nasdaq Staff Determination on September 14, 2005, indicating that we failed to comply with Nasdaq's US$1.00 minimum bid price requirement. These Staff Determinations indicated that our Common Shares are therefore subject to delisting from the Nasdaq National Market. On September 19, 2005, we requested a hearing before a Nasdaq Listing Qualifications Panel. We appeared before the Panel to review the Staff Determinations on October 20, 2005. On November 30, 2005, we received notice from the Listing Qualification Panel that our common shares would be delisted as of opening of markets on December 2, 2005.

Restructuring

        Beginning in the second quarter of 2004, we commenced discussions regarding various funding alternatives with numerous investment banks and financial institutions in order to refinance our balance sheet in light of the fact that our 8.15% Debentures were to mature in April 2005. We pursued discussions through January 2005 with various Canadian and U.S. investment banks, as well as certain asset-backed lenders in order to secure the necessary refinancing to repay the 8.15% Debentures. In January 2005, we realized that were not going to be able to raise sufficient funds through either a private or public offering at that time to meet our capital requirements. Consequently, on February 10, 2005, we engaged the services of Genuity Capital Markets to pursue various refinancing and strategic alternatives. As no alternative transaction was evident, we commenced negotiations with an ad hoc committee of holders of our 8.15% Debentures and the CTR Lenders regarding our Restructuring. On May 19, 2005, we executed the Restructuring Term Sheet which sets out the key elements of our Restructuring.

        On April 25, 2005, as a condition to additional financing being made available by certain 8.15% Debenture holders, the services of William E. Aziz as CRO were retained through BlueTree Advisors. BlueTree Advisors was engaged to have Mr. Aziz act as CRO and assist our then President and CEO by overseeing and assisting in the development of a plan for the restructuring of our business. The restructuring plan was to be designed to assess the operations of SR Telecom, rationalize its operations and focus on profit and cash flow improvement.

        On May 20, 2005, we completed the first phase of our Restructuring when we entered into the Credit Facility and restructured the terms of the loans to CTR by the CTR Lenders. On August 24, 2005, we completed the second phase of our Restructuring when we successfully completed the exchange of our outstanding 8.15% Debentures for new 10% Convertible Debentures. As contemplated under the Restructuring, certain changes were made to our board of directors. Following the completion of the Debenture Exchange, six members of our board resigned while four persons were appointed to fill four of the vacancies created by such resignations. See "Management". The Rights Offering (if pursued) will constitute the third and final phase of the Restructuring. See "Restructuring — Financial Restructuring".

        In parallel to our financial Restructuring, beginning in the second half of 2004 and through the third quarter of 2005, we began a comprehensive restructuring of our operations. See "Restructuring — Operational Restructuring".

Organizational Structure

        Our business is conducted directly and/or indirectly through wholly-owned subsidiaries, except for CTR, which is 96% owned by us.

        The following chart summarizes our organizational structure and percentage ownership of each subsidiary as at October 31, 2005. This chart is a simplification and omits certain holding and non-material companies.

        The total combined assets of our subsidiaries, excluding our Chilean subsidiaries, constituted 9.8% of our consolidated assets at September 30, 2005, and 14.9% of our consolidated assets at December 31, 2004. The total combined revenues of these subsidiaries, excluding our Chilean subsidiaries, constituted approximately 13.8% of our consolidated revenues for the nine months ended September 30, 2005, and 30.6% of our consolidated revenues for the fiscal year ended December 31, 2004.

Our Core Business — Fixed Wireless Access Business

        Our current core business is the design and manufacture of point-to-multipoint, fixed-wireless-access systems that our customers use to connect telephone, Internet and data users to a telephone exchange or data access point. We also provide our customers with complete turnkey services, including: project management; network planning, design and installation; technical support and training; and system maintenance and upgrades.

        Typically, governments allocate particular radio frequencies for telecommunication services to either promote competition or to encourage delivery of services in underserved regions. Our products support the frequencies commonly allocated for broadband access and rural access networks, which helps our customers gain government approval for their use. For our key customers, we may also adapt to their requirements by developing specific frequencies for them.

        Most of our sales are international, with an installed base of almost 2 million lines in over 110 countries worldwide. Our customers include: ILECs; CLECs; private operators of telecommunications systems; operators of Supervisory Control And Data Acquisition (SCADA) systems; and wireless Internet service providers.

        Our products and services provide a wide range of applications, such as:

  •
  Affordable telecommunications services for rural or isolated regions where traditional copper telephony wiring is not cost-effective due to large distances, difficult terrain, and other considerations.

  •
  Voice and high-speed data services for residential end-users in suburban or urban areas, in cases where the service provider prefers a fixed wireless access solution for economic or competitive reasons.

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  High-quality voice, high-speed data, and Internet access for small and medium-sized businesses in urban areas.

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  Data networks for wireless Internet service providers that deliver broadband, wireless Internet access to suburban and rural communities.

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  Connectivity for private voice and data networks owned by specific users, such as government agencies, industrial enterprises, and specialized carriers.

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  Communications networks for SCADA systems that monitor large industrial installations (such as pipelines and electric power transmission lines) and provide internal voice and data communications.

  •
  Connection of mobile phone base stations to the core telecommunications network (mobile backhaul).

Our Products

        As indicated in our strategic plan (discussed above), the following are our key product lines. Together these product lines generated 62.5% of our wireless revenues for the nine months ended September 30, 2005:

Product	Description	Percent of Revenues (nine months ended September 30, 2005)

– Only BFWA solution with key WiMAX technologies
– SME-class service for residential business cases
– Evolution of the angel technology in a platform that offers flexibility for future WiMAX sector upgrades
	– Product launch: November 2004	36.1%(1)
	– IP architecture, hybrid packet/circuit switched airlink with the highest capacity point-to-multipoint (PMP) wireless system available today – Voice and broadband access for remote areas – Product launch: May 2004 in South East Asia	0.1%
	– Largest installed base in the world with reach of up to 720 kilometres from base (availability and reliability rate of 99.99%) – Sixty 64 Kbps channels, connecting end-users from as many as 511 sites to one central location – Supports an assortment of telecommunications services, such as voice, Internet and data through digital microwave radio – Product launch: 1987	26.3%

(1)
together with its predecessor product, angel

        The following are our remaining products. Together these product lines generated 37.5% of our wireless revenues for the nine months ended September 30, 2005:

Product	Description	Percent of Revenues (nine months ended September 30, 2005)

	– A cell-based airlink protocol – High-capacity (scalable from 4 Mbps to 155 Mbps), carrier-class, BFWA solution – Targets for SMEs and multi-tenant dwellings – Product launch: September 2003 via acquisition of Netro	19.1%

– Consolidates the benefits of the PMP backbone and high-density microwave frequency access network – Offers rapid deployment solutions, using a single platform for all markets – Product launch: September 2001 via acquisition of Lucent Technologies' Wireless Access Solution division	18.4%

symmetry

        symmetry is the evolution of angel to a WiMAX-ready platform. symmetry includes the fourth generation of angel's airlink technology, which increases the CPE throughput above 2Mbps and improves grade-of-service. The symmetry wireless access platform combines the most advanced modulation (OFDMA) with key WiMAX technologies (such as Antenna Diversity, Dynamic Phase Adjustment, Hybrid-ARQ, and Sub-Channelling) that are outlined in the preliminary 802.16e standard. We launched symmetry in November 2004.

        symmetry is suitable for operators and wireless Internet service providers (WISPs) providing carrier-class voice and broadband data services in suburban and exurban areas for residential users, small and medium-sized enterprises (SMEs), small office and home office (SOHO) users. With symmetry systems installed and operational, operators can later roll-out WiMAX services quickly and cost-effectively, without changing their hardware platform, operational support systems, or network management system.

        Like angel, symmetry is deployed in a point-to-multipoint, non-line-of-sight configuration. The symmetry base station and CPE provide wireless connectivity to the local telephone switch and/or data access node. In a typical symmetry suburban application, the maximum distance from the user's premises to the exchange or data node is between ten and thirty kilometers. The symmetry network is typically deployed in a cellular configuration, which uses multiple, adjacent base stations to achieve the capacity required for metropolitan and national coverage. The symmetry airlink is a hybrid that combines a circuit-switched portion for carrier-class voice services, and a packet-switched portion suitable for carrying large numbers of Internet connections. The air interface is based on OFDMA technology, which delivers exceptional range, frequency efficiency, and non-line-of-site coverage. symmetry is available in the 3.5 GHz frequency band.

angel

        The angel system was developed by AT&T Wireless. AT&T Wireless deployed over 100,000 lines of angel equipment in the United States. angel was the first OFDMA, non-line-of-sight, broadband solution to be deployed anywhere in the world.

        angel is used primarily by ILECs and CLECs to provide suburban and exurban broadband and telephone services to residential users. It is also used by WISPs to offer broadband, ADSL-class data networks, in competition with the local wireline or cable Internet providers, or in areas where no high-speed solutions exist.

        angel is deployed in a point-to-multipoint, non-line-of-sight configuration. The angel base station and CPE provide wireless connectivity to the local telephone switch and/or data access node. In a typical angel suburban application, the maximum distance from the user's premises to the exchange or data node is between ten and thirty kilometers. The angel network is typically deployed in a cellular configuration, which uses multiple, adjacent base stations to achieve the capacity required for metropolitan and national coverage. The angel airlink is a hybrid that combines a circuit-switched portion for carrier-class voice services, and a packet-switched portion suitable for carrying large numbers of Internet connections. The air interface is based on OFDMA technology, which delivers exceptional range, frequency efficiency, and non-line-of-site coverage. angel is available in 2.3 GHz, 2.4 GHz, and 3.5 GHz frequency bands.

SR500ip

        SR500ip is the evolution of the SR500 to an Internet-Protocol-based, wireless-access platform that is suitable for distributing service to large numbers of voice and broadband Internet subscribers. SR500ip was developed by SR Telecom and introduced to the market in 2004. The first systems became operational in the second half of 2004.

        The SR500ip is intended primarily for ILECs worldwide, who have mandates to offer both voice and broadband Internet service in rural and remote areas. SR500ip enables operators to offer residential, small business, and institutional users carrier-class voice services, payphone service, dial-up Internet access, and asymmetric digital subscriber line (ADSL) for access to the Internet at speeds up to 2.0 Mbps.

        Like the SR500, the SR500ip is deployed in a point-to-multipoint, line-of-sight configuration that connects users to the local telephone switch or data exchange using wireless base stations, network repeater nodes and network terminal nodes. In a typical SR500ip rural application, the physical distance from the user's phone to the exchange is between ten and several hundred kilometers. Repeaters connect sites that are beyond the base station's line-of-sight. At this time, the SR500ip only supports copper loop subscriber interfaces, such that in all cases, the final link from the outstation to the user's telephone is by wire. The SR500ip airlink is a hybrid of circuit-switched and packet-switched technology. The circuit-switched portion of the airlink delivers carrier-class voice services, while the packet-switched portion is suitable for carrying ADSL connections. The SR500ip is available in the 1.5 GHz, 2.4 GHz, 3.5 GHz, and 10.5 GHz frequency bands.

        The SR500ip system can also be configured to serve the small and medium-sized enterprise market. Marketed as metroflex, this system links business customers to a service provider's point of presence and provides integrated voice and data services. The metroflex version of the SR500ip offers voice services, traditional circuit-switched data, and packet-switched data services with statistical multiplexing. metroflex operates in the 3.5 GHz and 10.5 GHz bands. With metroflex, operators can provide businesses in urban and suburban areas with multiple voice lines, data links for LAN-to-LAN connections, and Internet access. The system's statistical multiplexing capability enables over-subscription of the system's bandwidth, which permits operators to improve system utilization and spectrum efficiency, and results in increased profitability. metroflex is deployed in a hub-and-spoke configuration, usually with few or no repeaters, due to the small geographical areas it covers.

SR500

        SR500 was developed by us and introduced to the market in 1987. The system offers a single wireless platform for the distribution of voice and data services. The SR500 achieved considerable market success as a rural communications system.

        The SR500 system is used primarily by ILECs to provide rural telephone networks. A significant secondary application of SR500 is with industrial organizations, such as gas pipeline companies, who use the same SR500 technology to deploy private voice and data networks. Additionally, service providers and private operators use the SR500 to deploy long-range, national data networks.

        The SR500 is deployed in a point-to-multipoint, line-of-sight configuration. The SR500 central station, repeaters and outstations provide wireless connectivity to the local telephone switch. In a typical SR500 rural application, the physical distance from the user's phone to the exchange is between ten and several hundred kilometers. Repeaters extend service to sites that are beyond the base station's line-of-site due to distance or obstructions. In most cases, the final link from the outstation to the user's telephone are made by wire, although we can provide wireless connectivity using the WL500 wireless local loop subsystem. The SR500 is based on traditional circuit-switched, time-division-multiplex technology. It is available in the 1.3 to 2.7 GHz, 3.5 GHz, and 10.5 GHz frequency bands.

        The SR500 system can also be configured to serve the SME market. Marketed as metropol, this system links business customers to a service provider's point of presence and provides integrated voice and data services. The metropol version of the SR500 offers bandwidth-on-demand in the 3.5 GHz and 10.5 GHz bands. With metropol, operators can provide businesses in urban and suburban areas with multiple voice lines, data links for

LAN-to-LAN connections, and Internet access. metropol is deployed in a hub-and-spoke configuration, usually with few or no repeaters, due to the small geographical areas it covers.

airstar

        Launched in 1998 by Netro, airstar is installed worldwide, and has an impressive track record of performance and reliability. The system can simultaneously transport video, voice and data at exceptionally high rates, such that it is an alternative to optical fiber in many applications.

        airstar is used primarily by ILECs and CLECs to provide metropolitan data networks, such as IP LANs. Mobile operators and other carriers use airstar to connect second-generation (2G) and third-generation (3G) mobile base stations to the core mobile network. Some operators use airstar to interconnect a PBX (switch) to the public switched telecommunications network (PSTN). As well, service providers can use airstar to offer video, voice and data services (including Frame Relay, Ethernet LAN and ATM) to enterprise customers.

        airstar is deployed in a point-to-multipoint configuration using line-of-sight technology. The airstar base station and customer premise equipment (CPE) provide wireless connectivity to a nearby data node, such as an ATM switch. In a typical airstar metropolitan application, the maximum distance from the customer premises to the data node is between three and ten kilometers. An airstar network is typically deployed in a cellular configuration, using multiple adjacent base stations to achieve the capacity and citywide coverage that operators require. The system is based on ATM cell-switching technology that allows it to carry any type of traffic while offering quality of services guarantees. airstar is available in the 3.5 GHz, 10.5 GHz, 26 GHz, and 28 GHz frequency bands.

swing

        swing was developed by Lucent Technologies and introduced to the market in 1996. We acquired the swing assets from Lucent Technologies in 2001. The system offers an efficient wireless platform for the distribution of voice and dial-up data services. SR500 and swing dominated the market for rural wireless telecommunications systems. With the addition of swing to our product line, we gained a presence in markets (such as Australia) that Lucent had previously dominated. In the second quarter of 2005 we made a decision to cease the manufacturing of the swing product line effective December 31, 2005. This decision was made as a consequence of the declining sales volumes for the product, its technical limitations as a platform for future development and the high costs associated with its support.

Research and Development

        As of October 31, 2005, we had a full-time staff of 106 engineers and technicians dedicated to research and development. We believe that good product planning combined with the combined experience, expertise, talent, and tenacity of our R&D team should ensure the successful execution of our mid- and long-term development plans and the completion of mission-critical deliverables.

        Members of our R&D team possess extensive expertise with core wireless technologies including significant expertise derived from real-world deployments of this core wireless technology. The core technology includes non-line of site airlink, OFDMA physical layer, adaptive modulation, closed-loop power control, sub-channelling, diversity, channel equalization, forward error correction, delay compensation, telephony and broadband data MAC, automatic repeat request (ARQ), sliding window with SREQ, QoS, dynamic channel allocation, traffic shaping, integrated grades of service, integrated telephony (VOCODING, fax/modem/caller ID relay, echo cancellation, and frame erasure concealment), voice and broadband data networking, and powerful network management system tools (distributed, multi-tier applications that enable operators to effectively measure and tune their networks).

        We believe that the members of our R&D team have the necessary resources (such as tools, laboratory facilities and test equipment) to properly develop, evolve, maintain, and test new features and product releases.

        Members of the R&D team regularly participate in customer field trials for new product introductions and in the scheduled maintenance of commercial deployments. Keeping the R&D team involved with customer deployments facilitates the expeditious resolution of technical issues and provides a vital feed-back mechanism for spawning future innovation.

        In recognition that standardization is a rapidly growing trend in the FWA and BWA markets, members of our R&D team are active in key international standards bodies, including:

  •
  IEEE: Institute of Electrical and Electronics Engineers

  •
  WiMAX: Worldwide Interoperability for Microwave Access

  •
  ETSI: European Telecom Standards Institute

  •
  CWTA: Canadian Wireless Telecommunications Association

  •
  ITU: International Telecommunications Union

  •
  NTCA: National Telecommunications Cooperative Association

  •
  TEMIC: Telecommunications Executive Management Institute of Canada

  •
  USTA: United States Telecom Association

  •
  WCAI: Wireless Communications Association International

        Our product roadmap has been defined in accordance with close collaboration with internal sales & product marketing functions, feedback from major accounts and customers, industry analysis, engagement with key suppliers within the WiMAX ecosystem, existing and perspective partners, and competitive analysis. We believe that we are well placed to address the market demands of our targeted customer base as the new WiMAX industry takes form.

        Expenditures on research and development are as follows for the periods indicated:

		Year Ended December 31
	Nine months ended September 30, 2005
		2004	2003	2002	2001	2000
	(in thousands of dollars)
Gross expenditure	10,695	32,272	31,499	28,555	26,048	28,255
Government grants and investment tax credits	959	2,113	4,329	7,219	7,009	9,166

Net expense	9,736	30,159	27,170	21,336	19,039	19,089

        The gross amount spent in recent years on research and development is typically within the range of 10 to 15% of sales. In some years, including the last four years, it was necessary to exceed this range to complete key research and development activities to improve our market position. We consider that these percentage figures are appropriate to advance our technological competitiveness. R&D expenditures are expensed in the year in which they occur.

Sales and Marketing

        We employ a professional sales force to sell our equipment and services directly to operators and service providers, often in conjunction with local representatives and/or distributors. In addition, we also sell our equipment through equipment resellers and network integrators.

        Our product marketing team provides product direction to our research and development organization and, in combination with the marketing communications team, communicates the value of our solutions to the market, including current and potential customers.

        Depending on the customer and project, our sales are made on a variety of terms. Our most common terms include: payments due upon completion of milestones for turnkey projects, monthly invoices as products are delivered or services are rendered, and payments secured by letters of credit.

        A typical sales cycle for a first-time major customer may take several years and includes activities such as:

  •
  Preliminary marketing visits;

  •
  Technical seminars provided by SR Telecom to the customer's staff;

  •
  Visits by the customer to our facilities;

  •
  Analysis of the customer's needs;

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  Preparation of a request for tender by the customer;

  •
  Response to a customer's tender (often competitive) by SR Telecom; and

  •
  Contract negotiations.

        In some cases, a customer may choose to conduct a field or technical trial of our products before deciding to purchase. Typically, once a customer has installed our products on a full-scale basis, we can expect network expansions resulting in additional business. These expansions may include adding new networks, extending existing networks to reach new sites, or upgrading existing sites with additional subscriber lines or other services.

        Approximately two-thirds of our sales are repeat orders from customers who have purchased our products in the past. We believe that this is a fundamental characteristic of our business. Our list of current customers includes many of the top wireline and wireless carriers in the world, with some relationships that have been in place for over 20 years. The ascendance of the WiMAX standard has fuelled a resurgent interest in broadband wireless technologies as well as a corresponding increase in the level of interest in new wireless deployments. We have a long history with many carriers planning new WiMAX networks that we believe can be leveraged for these new potential projects.

        We provide project management and installation services to execute the larger, more complex projects that are contracted to us. We can take on turnkey, fixed-wireless-access, telecommunications projects virtually anywhere in the world, either independently or through our associated contractors and partners.

        We place a high priority on maintaining good relations with our customers and providing a high level of service after sales. For this reason, a substantial part of our business is repeat business. Whenever warranted, we open regional sales, service or project offices in strategic locations around the world to provide our customers with sales and technical support, as well as to develop new markets. Our worldwide office locations include Australia, Brazil, China, France, Mexico, the Philippines, Thailand and the United States.

        Wireless revenue by geographic area based on the location of our customers is as follows for the nine months ended September 30, 2005 and 2004:

	Revenue ($, in 000s)		Percent of Wireless Revenue
	2005	2004	2005	2004
Europe, Middle East and Africa	31,211	43,305	53%	51%
Asia	9,002	26,147	15%	31%
Latin America	16,864	7,553	28%	9%
Other	2,135	7,871	4%	9%

	59,212	84,876	100%	100%

        Wireless revenue by geographic area based on the location of our customers is as follows for the years ended December 31, 2004, 2003 and 2002:

	Revenue ($, in 000's)			Percent of Wireless Revenue
	2004	2003	2002	2004	2003	2002
Europe, Middle East and Africa	50,519	51,468	80,871	48%	45%	45%
Asia	31,722	41,293	86,125	30%	37%	48%
Latin America	11,648	11,712	7,833	11%	10%	4%
Other	11,463	9,344	6,200	11%	8%	3%

	105,352	113,817	181,029	100%	100%	100%

Customers

        We sell either directly to our customers or through equipment re-sellers and integrators. As of September 30 2005, our systems had been purchased for use in over 110 countries and serve approximately 2 million subscriber lines.

        As articulated in our new strategic plan (see "Our New Strategic Plan"), we are focused on licensed-band wireless solutions. As compared with the unlicensed bands, carriers in the licensed bands have a different method of operation. They are typically better staffed, better funded, and better educated. Projects are typically larger with these carriers and they tend to have a better sense of the total cost of a network deployment in the long term. As such, they may be willing to pay a premium for quality solutions.

        We have four types of customers:

1.
Incumbent local exchange carriers (ILECs).    ILEC interest in fixed-wireless is typically to provide a capability to deploy services in areas where wireline is costly to install. One aspect of the fixed-wireless industry today is that the carrier business case is much more attractive when data services are sold in conjunction with voice services. By leveraging our long history of providing carrier-class wireless voice services, we have developed solutions that enable wireline-equivalent voice services along with broadband. symmetry is designed to meet the needs of local exchange carriers in dense deployments, as would be found in urban, suburban, and rural areas. The availability of WiMAX support on the symmetry platform early in 2006 will provide high-bandwidth data services and support for carrier-class VoIP. In addition to broadband data services, symmetry provides connectivity to existing public switched telephone networks, as well as an upgrade path to Voice over Internet Protocol (VoIP) via the addition of WiMAX support. To our knowledge, symmetry is the only WiMAX-ready solution offering a circuit-switched voice to VoIP over-the-air upgrade path for carriers. Our SR500 and SR500ip products are installed primarily, but not exclusively, in areas where tele-density (the number of phone lines per hundred population) is low and are ideally suited for this market due to their capability to span long distances wirelessly. SR500 has historically seen success with universal service projects for voice, and we expect SR500ip to translate that success as carriers move to deploy universal Internet access projects.

2.
Competitive local exchange carriers (CLECs).    This group offers competitive voice and data services in both developing and developed countries. The symmetry system addresses this market, which is characterized by the need for a solution that can effectively compete against wireline service offerings by the ILEC in their market. CLECs can be wary of attempting to compete against the ILEC in their region with VoIP over wireless networks due to a concern that they will have difficulty controlling the quality of the voice service. The symmetry solution provides field-proven voice quality along with an ability to migrate from a VoIP core network today to a future VoIP end-to-end network using VoIP over wireless as the WiMAX standard matures.

3.
Owners of private telecommunications networks.    This group of customers includes energy-generating companies (electricity and gas), pipeline operators (oil and gas), resource companies (mining and exploration), and industrial and service organizations with scattered facilities. These organizations, generally spread out over wide geographical areas, require highly reliable voice and data communications to control crucial factors of their operations. Our SR500 products are used for transmission and monitoring and control signals, otherwise known as Supervision, Control and Data Acquisition (SCADA). Deployments in this sector can be in especially harsh environments, and we have built a reputation for providing superior environmental robustness that is crucial for these customers. Along with the general trend in telecommunications toward converged service offerings on all-IP networks, the industrial sector is moving to provide solutions for use on IP networks. Our solutions provide a roadmap for private networks into this domain. WiMAX networks based on the symmetry platform, especially, should provide a compelling standards-based solution upon which to offer wireless IP-based industrial applications.

4.
Wireless Internet service providers (WISPs).    Historically, the majority of WISPs deploy unlicensed-band equipment. These carriers tended to deploy smaller networks and prioritize low-cost equipment over service quality or total cost of operation. Finally, WISPS have focused on data-only service offerings. With the resurgent interest in broadband wireless primarily driven by the WiMAX standard, we have started to see interest in larger data-only projects. The symmetry platform with WiMAX support available early next year is an attractive solution for these larger deployments. In addition to a tendency toward larger networks, more of these carriers are interested in deploying user-installed terminals, which are typically located on a desktop inside the user's premises. Our long history with advanced OFDM radio solutions enables symmetry to provide superior range for such deployments, decreasing the cost of the deployment of the wireless infrastructure.

Services

        To better serve our customers worldwide, we are in the process of centralizing our customer service activity in Montreal while decentralizing our repair centres in Bangkok and Mexico in order to improve response time and customer services. We can offer our customers a full range of services that help them to select, plan, commission, operate and maintain trouble-free networks. These services include:

  •
  Network design and RF planning

  •
  Installation and configuration

  •
  Around-the-clock technical support

  •
  Customer call-tracking

  •
  On-site preventative maintenance

  •
  On-site system recovery and troubleshooting

  •
  Certified technical experts

  •
  Emergency replacement service

  •
  Repair centers around the world

  •
  Training

        Our training programs cover network design, system installation, operations and maintenance. These courses are provided by a team of professional instructors at our headquarters, regional offices or, when appropriate, at the customer's premises. Training is not only important from a technical point of view but also in maintaining an ongoing relationship with our customer's staff.

        Our project management services offer flexible, multi-level support programs including network design, installation and network construction by experienced field technicians on location. We also provide 24-hour technical support by email, fax, and telephone as well as onsite technical assistance and troubleshooting.

Competition

        There are four main methods for delivering voice service and broadband data service that compete with our wireless solutions:

1.
Traditional wire-line methods.    These solutions connect telephone and data subscribers using pole lines with open wire or overhead cable, buried cable and electronic systems designed to enhance these methods. The choice between using our systems or one of these other methods is generally determined by an engineering and economic feasibility study performed by the customer. The addition of future nomadic and eventually mobile WiMAX services will serve to provide a differentiator for wireless broadband, much as it already has for voice services.

2.
Other wireless methods, such as cellular mobile radio systems.    Cellular mobile radio systems can be used to provide subscriber telephone and data service. However, these products are designed to mobile standards that cannot currently meet the requirements for high-quality service that our products deliver and that our service providers expect. They are also typically voice-centric solutions that typically offer a lower broadband data rate than do our products.

3.
Proprietary broadband-wireless solutions.    There are a large number of competing solutions for BWA. These solutions are typically very data-centric and have failed to provide a combination of broadband along with carrier-class voice that is required for many carriers.

4.
Competing solutions based on the WiMAX standard.    The WiMAX standard has incorporated a number of advanced wireless technologies in order to provide its advertised leap in performance over other solutions. While many of these technologies have been deployed by other vendors, no single vendor has incorporated more of these advancements into a single solution than we have. Some of these technologies were first deployed in our angel solution when it was developed at AT&T Wireless Services. We estimate that our experience in the integration and deployment of this combination of technologies exceeds all competing vendors by at least four years and we believe that we continue to lead the industry in the deployment of such advanced-OFDM technologies. While support for these technologies is not mandatory for WiMAX certification, solutions without these features offer little beyond the capabilities of previous solutions offered by the same vendors.

        We compete for contracts in the following market segments:

Residential and Small Business Access

        In the residential and small business access market, point-to-multipoint, or fixed-wireless solutions, such as symmetry, compete with wire-based solutions, such as DSL and cable modems. We also compete with BWA vendors, such as Alvarion and AirSpan, and with numerous startup companies that are developing products for the industry.

Universal Access

        In the universal access market, our point-to-multipoint, fixed-wireless solutions, such as SR500, compete with wire-based solutions, mobile solutions, and other long-range access solutions. We compete with wire-based product vendors, such as Intracom, and with cellular vendors, such as Ericsson and ZTE (China).

Private Networks

        In the private networks market, industrial companies require support for voice and data services as well as support for SCADA. In this market, our products, such as SR500, compete principally with fiber or point-to-point microwave solutions.

        Most of the technologies with which we compete are not intended for mobile backhaul, rural telecommunications, or local private networks, whereas our products are specifically designed for these market segments.

Emerging Technologies as Competition

        As new technologies emerge, we evaluate how they compete with our products. The two new technologies that have emerged recently are digital 3G mobile systems and WiMAX.

        New third-generation (3G) cellular mobile systems, which offer cellular phones bundled with services like paging, caller ID and e-mail, are continually increasing the quality of data support. Although 3G mobile systems provide better data capabilities than do second-generation (2G) mobile systems, they offer significantly lower data capabilities than newer, fixed-wireless technologies like WiMAX. This is due to architectural and technological issues that stem from the evolution from older voice-centric cellular mobility solutions and the slow-moving nature of such a large industry. WiMAX, on the other hand, has developed relatively recently and has been able to incorporate more advanced technologies due to a lack of a legacy installed user base.

        Although we are focusing on the development of WiMAX solutions, the WiMAX standard itself could pose a competitive threat. We specialize in the development of wireless solutions that leverage a combination of highly advanced airlink technologies. WiMAX incorporates many of these technologies into a single standard for the first time. As a result, companies with relatively little wireless research and development experience now have a roadmap to create solutions that could compete technologically with our solutions. Developing stable high-performance wireless solutions is extremely difficult, however, and we are leveraging our vast experience with these particular technologies. In addition to development experience, we believe that we lead the industry in advanced-OFDM deployments in terms of subscriber base. We also provide a leading network management solution that provides visibility of the performance of deployed networks that provides us with a higher level of understanding of advanced-OFDM performance. Our plan is to leverage the combination of these factors to continue to lead in high-technology solutions.

Competitive Advantages and Disadvantages

        We believe that we have several advantages over our competitors. We have an established, 20-year track record with companies all over the world, and our established customer base brings us repeat business. In contrast, newcomers to our markets face severe barriers to entry, including high initial research and development costs, a long product development phase and sales cycle, and the existence of an installed base of current manufacturers' products.

        Specifically with regard to advanced OFDM and OFDMA radio technologies such as those incorporated in the WiMAX standard, we believe that we maintain a lead in radio technology and development expertise through our purchase of the AT&T Wireless Services technology and development team. Our R&D teams had a 5-7 year technology lead in broadband wireless technology with over 100 BWA patents filed at AT&T Wireless, for which we maintain a perpetual license that is exclusive to us until February 2007. The original angel product, upon which symmetry is based, has been deployed on a large scale. The wide deployment has generated extensive field experience, the single most important factor in the development of new wireless technologies.

        Another advantage that we have is the wide variety of features that our products provide, including:

  •
  A combination of carrier-class voice and broadband data which enhances carriers' return on investment;

  •
  Advanced airlink expertise based on leading-edge OFDMA technology, enabling:

  •
  Non-line-of-sight operation based on leading-edge OFDMA technology;

  •
  Best-in-class spectral efficiency via adaptive modulation up to 64QAM;

  •
  Best-in-class radio performance over distance (range);

  •
  High-quality wireline-equivalent voice service, including:

  •
  A roadmap for voice support from the public switched telephone network (PSTN) to VoIP;

  •
  Multiple-line voice terminals supporting from one to one-hundred lines.

  •
  Support for all CLASS services, such as Caller ID;

  •
  Support for V.90 modems at maximum speed;

  •
  Support for public telephones;

  •
  Highly-integrated network management systems tailored to fit service providers' needs;

  •
  A local presence in countries on six continents, with sales offices in nine countries; and

  •
  The ability to provide a full suite of before- and after-sales services to the customer; including, engineering, network planning, project management, installation, local support, technical support, training and maintenance.

        Most of our competitors do not provide all these features and services, which are often requested by customers.

        We suffer from the following competitive disadvantages:

  •
  Some customers demand an extremely low price per telephone line, to the detriment of voice quality, data capability and grade-of-service quality. In these situations, mobile systems used in a fixed configuration might have a competitive advantage.

  •
  Still other customers demand specific technologies, such as code-division multiple access (CDMA) or Global System for Mobile Communication (GSM), that are not compatible with our products. Other customers do not have access to licensed spectrum and can only deliver services to their customers using unlicensed spectrum. Currently, our products are only offered in the licensed bands limiting our capabilities to address those needs.

  •
  Many of our competitors are larger than we are, so they benefit from greater financial, sales, marketing, and technical resources, and they enjoy greater market recognition than we do. We may not be able to offer payment or financial terms, or to offer our products as part of an integrated solution as they do.

Regulatory Environment

        Our products may require standardization in accordance with established government regulations in the countries to which we export. The standardization process varies from country to country. In some countries, products must pass a formal set of tests and examinations that are performed by an accredited laboratory in that country. In other countries there is no standardization requirement at all. Working with these different procedures and obtaining the appropriate standardization is part of the normal course of our business.

Intellectual Property

        We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. We also have an agreement with AT&T Wireless that provides a perpetual license to numerous patents and patent applications associated with the angel platform. Although there is a period of exclusivity related to this license which expires in February 2007, we cannot ensure that AT&T Wireless will enforce its rights against potential infringers.

        We have also acquired from Lucent Technologies certain of its intellectual property rights in, and to, the swing products, including the object code and the source code relating exclusively to Lucent's swing business. Although we have been granted a license to every patent that was issued to Lucent and a related company for the technology needed to manufacture and sell the swing products, we cannot ensure that Lucent Technologies would enforce its rights against potential infringers.

        Notwithstanding our efforts to protect our proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States or Canada. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary.

Accordingly, we may not be able to protect our proprietary rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of our products is difficult. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others.

Telecommunications Service Provider Business — CTR

        In 1995, we identified a new business opportunity to provide local telephone service and Internet access in a large area of Chile that is predominantly rural and was without fixed phone service. The former state owned local phone company Cia. Telefonos de Chile had a monopoly on local and long distance service until 1994. Since deregulation, competition has increased significantly in the highly populated areas such as Santiago. However, the vast rural regions remained generally unserved. CTR was created to address this opportunity, and is currently managed by a team of Canadian and Chilean personnel, supervised by us.

        In 1994, the Chilean government deregulated telecommunication services. In response to this business opportunity, in 1996, we partnered with a group of Chileans and Canadians to form CTR. CTR provides local telephone service, payphone service, and Internet access to users in rural areas using the SR500. In 2004, CTR began expanding its service area to include urban centers in small cities using our symmetry product line (formerly angel).

        For the nine months ended September 30, 2005, CTR contributed CDN$14.6 million in revenues, or approximately 25% of our consolidated revenues.

        For the year ended December 31, 2004, CTR contributed CDN$18.6 million in revenues, or approximately 15% of our consolidated revenues.

        Since 1996, CTR has been awarded 53 concessions to provide service in selected rural areas along with a concession to provide service to the city of Curico. These concessions allow for an exclusive right of coverage over a 30-year period in the 370 to 380 MHz, 1.5 GHz, and 2.4 GHz radio bands. The concessions were awarded through the Fondo de Desarrollo de las Telecommunicaciones of the Ministry of Transport and Telecommunications and they obligate CTR to provide telephone service by means of public telephones for a minimum 10-year period. These concessions will require ongoing maintenance until the year 2010.

        At the end of October 2005, CTR operated 5,374 commercial payphones and provided private telephone services to 23,810 residential, commercial and institutional subscribers. In addition, CTR is providing other services including Internet access, prepaid cards, dedicated data services and complementary services including voice mail, toll-free and 800 numbering.

        Other than as stated above, the concessions are non-exclusive in that others are free to apply for similar concessions. However, there is no assurance for any applicant that spectrum will be available. A number of other carriers, including Cia. de Telefonos de Chile, the Chilean incumbent local exchange carrier, offer telephone service in larger towns within the ten zones and currently use conventional wire and cable technology. The cellular network in Chile represents CTR's principal competition.

        On June 30, 2001, Rural Telecommunications Chile S.A., an indirect wholly-owned subsidiary of CTR, acquired network assets from Gilat-To-Home Chile S.A. in exchange for 13% of CTR's total issued and outstanding common shares. In that same year, the resulting non-controlling interest was allocated losses to the extent of their equity. As a result of failing to meet certain performance requirements contained in the asset purchase agreement, Gilat-To-Home Chile S.A.'s shareholding in Rural Telecommunications Chile decreased by 8.9% to 4.1%. 56 concessions of public telephone service and one data transmission concession have been transferred from Gilat-To-Home Chile to Rural Telecommunications Chile. These telephone concessions include or cover virtually all of the country's land mass and will be in force, in favour of Rural Telecommunications Chile, for 30 years. The terms of all payphone concessions run until 2009.

        In 2004, CTR successfully completed negotiations for the right to use the 2.3 GHz frequency band from Subtel. With this right, CTR has deployed the angel product in urban centers within its existing service regions to provide a high-speed Internet service offering as well as carrier class voice services, utilizing the excess capacity in its existing network infrastructure. As at December 31, 2004, 2,534 urban lines had been deployed and a further 2,820 are expected to be deployed in 2005.

        In 2004, CTR also completed the renegotiation of its tariff regime with the Chilean regulator, Subtel. The regulator has approved an increase in access charges to CTR of approximately 67% effective February 26, 2004 which has been extended to the satellite network in 2005.

        The capital required by CTR for completion of its network has been provided by equity investments and corporate loans from SR Telecom of approximately US$68 million in the aggregate. The CTR Lenders also provided US$50 million in term debt financing. As of November 30, 2005, a principal amount of US$29.5 million was outstanding under the CTR debt financing.

        As part of the comprehensive financial restructuring of the Corporation, the CTR Lenders have agreed to restructure the repayment schedule of their loan agreements and to postpone the maturity of the loans for three years from the date of the implementation of the CTR Restructuring. SR Telecom, in turn, has guaranteed the performance of the obligations of CTR to the CTR Lenders up to an amount of US$12 million. For more details on the restructuring of the CTR debt, see the section "Restructuring — Financial Restructuring — CTR Restructuring" below.

        On November 18, 2005, we engaged a financial advisor in order to advise us with respect to strategic alternatives regarding a potential sale of CTR.

Property, Plants and Equipment

        We own a modern, 125,000-square-foot building located on 332,000 square feet of land in Montreal, Quebec, Canada that serves as our headquarters. This facility includes offices, research and development facilities, and a printed circuit board manufacturing facility.

        In addition, we lease a 60,099-square-foot facility in Montreal, Quebec, Canada that was, until recently, used for receiving, final assembly, system testing, and shipping of the products we manufacture. The activities conducted at this location have been rationalized and relocated to our principal Montreal facility. As a result, we have vacated this facility in the fourth quarter of 2005 and have hired an agent to assist us in subletting or assigning the lease.

        In 1996, we obtained ISO 9001 certification for our Montreal facilities, and in 2003 we received an ISO 9001:2000 certification update. We passed the surveillance audit in 2004.

        SR Telecom USA, Inc. also leases a facility of approximately 100,000-square-feet in San Jose, California. The lease for this facility expires in September 2006. This facility was vacated in the fourth quarter of 2003 and the lease is presently the subject of a dispute for non-payment of rent.

        We lease the buildings and land for our sales and service offices. The principal offices are located in France, Mexico, Chile, and Thailand. None of these leases is material to our operations.

Employees

        As at October 31, 2005, we had a total of 658 employees (789 at December 31, 2004 and 987 at December 31, 2003) of which 240 (235 at December 31, 2004 and 233 at December 31, 2003) were employed by our subsidiary CTR in Chile. All employees are non-unionized except for 125 CTR employees in Chile. They are predominantly technicians and are represented by one union. The collective bargaining agreement expires in March 2007. We consider relations with our employees to be generally good.

RESTRUCTURING

        On May 19, 2005, we executed a term sheet, which we refer to as the Restructuring Term Sheet, and entered into definitive agreements with entities which held or exercised control or direction over an aggregate of approximately $54.3 million or 76.49% outstanding principal amount of our 8.15% Debentures, now holders of our 10% Convertible debentures, Inter-America Development Bank and Export Development Canada, the lenders to our Chilean Subsidiary, CTR, which we refer to as the CTR Lenders, and CTR itself regarding our financial restructuring. We also entered into agreements with the CTR Lenders. These agreements establish the framework to and the key elements of our financial restructuring, which we refer to as the Restructuring. The principal elements of the Restructuring are outlined in the Restructuring Term Sheet.

Summary of the Restructuring

        The restructuring consists of the following steps:

Phase I

  •
  we executed the Restructuring Term Sheet which set out the framework of the Restructuring;

  •
  we executed the Credit Facility, an operating credit facility of US$39.6 million ($46.5 million), with certain of our 8.15% Debenture holders;

  •
  we restructured the terms of the loans to CTR with the CTR Lenders;

Phase II

  •
  we exchanged $70.5 million or 99.3% of our 8.15% Debentures and accrued interest of $4.8 million for $75.3 million of 10% Convertible Debentures;

Phase III

  •
  we may proceed, subject to market conditions, with an offering of rights to our common shareholders, which is described under the heading "Rights Offering" below, and which we refer to as the Rights Offering.

Background to the Restructuring

        In the second quarter of 2004, we commenced discussions regarding various funding alternatives with numerous investment banks for the refinancing of our balance sheet when the 8.15% Debentures were to mature in April 2005.

        Based on these discussions, we engaged the services of an investment bank to determine if it was possible to obtain the required majority approval of holders of the 8.15% Debentures to amend the trust indenture and extend the maturity date of the 8.15% Debentures. The investment bank reported to us that, in its opinion, it was highly unlikely that the required majority approval would be obtained.

        In parallel to this activity, we approached three banks to determine if a secured line of credit could be obtained to provide funds to partially repay the debentures in conjunction with a potential issue of convertible debentures and equity. Funds raised in this manner would have been used to repay the 8.15% Debentures in their entirety and provide for working capital requirements going forward. All three of the banks indicated that they would not be in a position to provide such a line of credit on the timetable required. Consequently, we approached six asset backed lending institutions to determine if a line of credit secured by receivables and inventories could be obtained.

        In September 2004, we began discussions with a US investment bank to complement our search for an asset-backed lender. On October 18, 2004, we engaged the US investment bank and obtained a term sheet indicating the nature and extent of a facility that the US investment bank believed could be obtained. Subsequently, on December 24, 2004, we obtained a letter of intent from a US based financial institution indicating the terms and conditions under which it would be prepared to provide a US$50 million revolving line of credit.

        In order to obtain sufficient funding to repay the 8.15% Debentures in their entirety, in November 2004, we commenced discussions with two Canadian dealers as potential underwriters in order to raise funds through a public offering of convertible debentures and equity. These proceeds, in addition to the funds that would be available under the credit facility, as part of a comprehensive refinancing program, would be used to repay the

8.15% Debentures in their entirety, partially de-leverage CTR and provide for adequate availability of working capital financing going forward.

        In January 2005, it became apparent that we were not going to achieve the sales volumes in the fourth quarter that had previously been anticipated. Our underwriters then advised us to proceed with the prospective refinancing on a private basis of special warrants and accordingly, on January 25, 2005, we engaged such Canadian dealers, to attempt to raise an aggregate amount of $70 to $90 million on a private basis.

        After extensively canvassing the market, we determined that, although significant demand for our securities was apparent, there was not enough demand to fully refinance the 8.15% Debentures, reduce the leverage at CTR in accordance with the demands of the CTR Lenders and provide for adequate working capital financing.

        Consequently, on February 10, 2005, we engaged the services of Genuity Capital Markets as financial advisor and on February 11, 2005, we terminated the engagement of the two other Canadian dealers.

        In February and March 2005, we and Genuity Capital Markets extensively pursued various refinancing and strategic alternatives to determine if an alternative transaction could be completed to the agreement with the 8.15% Debenture holders. After contacting potential strategic and financial investors, no alternative transaction was evident and we and Genuity Capital Markets commenced negotiations with an ad hoc committee of 8.15% Debenture holders and the CTR Lenders regarding the Debenture Exchange, the Credit Facility (defined below) and the other aspects of our financial restructuring.

        On May 19, 2005, we executed the Restructuring Term Sheet.

Credit Facility

        On May 19, 2005, we entered into a credit agreement (the "Credit Agreement") providing for a credit facility (the "Credit Facility") of US$39.6 million ($46.5 million) with a syndicate of lenders (the "ECF Lenders") from among the holders of the 8.15% Debentures and BNY Trust Company of Canada (the "Agent") as administrative and collateral agent. The Credit Facility is revolving until October 1, 2006, followed by a non-revolving term that extends until October 2, 2011. The first tranche of US$15.85 million was immediately available to us and US$4.85 million was drawn down on closing. The balance of the US$39.6 million facility was made available to us subject to agreed budgets or covenant compliance and to fund working capital requirements. The facility is secured by our available assets. As of December 1, 2005, a total of US$39.6 million has been drawn down under the Credit Facility.

        The financial terms of the Credit Facility include the following: a 2% commitment fee based on the facility accommodations as they become available; cash interest at a rate equal to the greater of 6.5% or the three-month U.S. Dollar LIBOR rate plus 3.85%; additional interest that may be paid in cash or in kind at a rate equal to the greater of 7.5% or three-month U.S. Dollar LIBOR plus 4.85%; and a payout fee of either, at the option of the lenders, 5% of the US$39.6 million maximum loan or 2% of distributable value, as defined therein (which approximates the market capitalization of the Corporation), at maturity, payable by issuing debt or equity.

        Pursuant to the terms of the Credit Facility, until such time as a set of financial covenants are agreed to with the ECF Lenders, we are required to submit monthly operating budgets to the ECF Lenders for their approval. The availability of advances under the Credit Facility is subject to, among other things, our compliance with such budgets.

CTR Restructuring

        Pursuant to the Restructuring, we entered into a waiver and amendment agreement (the "Amendment Agreement") with the CTR Lenders to restructure the terms of the loans (the "CTR Loans") to CTR (the "CTR Facility"). Pursuant to the terms of the Amendment Agreement, the CTR Lenders have agreed to restructure the repayment schedule of their loan agreements and to postpone the maturity of the loans for three years from the date of the implementation of the second phase of the Restructuring. As part of these arrangements, SR Telecom has guaranteed the performance of the obligations of CTR to the CTR Lenders up to an amount of US$12 million (the "CTR Guarantee"). The CTR Guarantee is secured against the assets of SR Telecom and ranks pari pasu with the 10% Convertible Debentures. The CTR Guarantee may be reduced over time to the extent SR Telecom (and not CTR) makes payments to the CTR Lenders on account of principal to be applied in accordance with the terms of the Restructuring Term Sheet and the Inter-Creditor Agreement (as described below). In addition, the CTR Lenders have agreed that payment of the CTR Guarantee obligations is prohibited during a standstill period which expires on May 17, 2008 (or earlier if the Credit Facility or the 10% Convertible Debentures are accelerated or if a bankruptcy event occurs with respect to the Corporation) (the "CTR Lender Standstill Period"). We have also agreed to provide certain management, technical, inventory and other support to CTR.

Inter-Creditor Agreement

        The three major secured creditors of the Corporation, being (a) the ECF Lenders, represented by the Agent, (b) the 10% Convertible Debenture holders, represented by the Trustees (as defined below) and (c) the CTR Lenders, as holders of the CTR Guarantee, entered into an Inter-Creditor Agreement (the "Inter-Creditor Agreement") which sets out certain rights and obligations between them.

        The Inter-Creditor Agreement was developed on the basis of those portions of the Restructuring Term Sheet which address inter-creditor issues, but does not amend, revoke or supersede the Restructuring Term Sheet. The Inter-Creditor Agreement does not address all matters provided for in the Restructuring Term Sheet, and does not derogate from the provisions of the Restructuring Term Sheet. The key elements of the Inter-Creditor Agreement are as follows.

Postponement of right to payment

        Payment of the 10% Convertible Debenture obligations is fully postponed until payment in full of the Credit Facility obligations. Payment of the CTR Guarantee obligations is prohibited during the CTR Lender Standstill Period. However, subject to the exceptions set out below, we may make a number of specific cash and non-cash payments and distributions ("Permitted Payments"), subject to one of three sets of restrictions and conditions including, in certain cases, prior notice to the Agent and ECF Lenders' Approval.

        In the event that a payment of principal or interest is made in cash with respect to the 10% Convertible Debentures, the Corporation will be required to make a pro rata payment to the CTR Lenders on account of the obligations owing under the CTR Facility.

Proceeds of Realization

        Proceeds of realization on the security granted by us under the 10% Convertible Debentures and the CTR Guarantee shall be paid first to satisfy the Credit Agreement obligations, then to the Trustees and the CTR Lenders (pro rata to the 10% Convertible Debenture debt and the CTR Guarantee), and finally to us.

Most Favoured Creditor

        We may not enter into any standstill, forbearance or restructuring agreement with the Trustees, the CTR Lenders or any third part creditor which is more favourable to such creditor than the terms currently in place with respect to the 10% Convertible Debentures or the CTR Guarantee documents, unless we extend similar treatment to both the Trustees and the CTR Lenders, on a 'most favoured creditor' basis.

Debenture Exchange

        On August 24, 2005, we completed the second phase of the Restructuring with the exchange of $70.5 million, or 99.3%, in outstanding principal amount of 8.15% Debentures and accrued interest thereon of $4.8 million for $75.3 million of 10% Convertible Debentures. The registration statement of which this prospectus is a part, registers a portion of the 10% Convertible Debentures issued to U.S. resident holders under the exchange offer, including common shares issued and issuable upon conversion.

        The 10% Convertible Debentures mature on October 15, 2011. Interest on the 10% Convertible Debentures is payable in cash or in kind by the issuance of additional 10% Convertible Debentures, at our option, subject to the Inter-Creditor Agreement. The 10% Convertible Debentures will be convertible into common shares at a rate of approximately 4,606 common shares per CDN$1,000 in principal amount of 10%

Convertible Debentures representing a conversion price (the "Conversion Price") at closing of approximately $0.217 per common share such that the outstanding principal amount of 10% Convertible Debentures are convertible into 95.2% of the fully diluted common shares of the Corporation following the closing of the Debenture Exchange.

        On November 30, 2005, $10 million in principal amount of the 10% Convertible Debentures were converted on a pro rata basis among all holders of 10% Convertible Debentures into approximately 46.1 million common shares and the accrued interest that was payable in kind converted into approximately 1.2 million common shares at the conversion price of approximately $0.217 per common share, for an aggregate of 47.3M shares. Immediately after the issuance, those holders of 10% Convertible Debentures that were converted held approximately 72.3% of the common shares on an undiluted basis. See "Description of the 10% Convertible Debentures".

        In addition, we have amended the terms of the 8.15% Debentures to, among other things, extend the maturity thereof to coincide with the maturity date of the 10% Convertible Debentures and remove certain covenants.

Registration Rights Agreements

        The registration statement of which this prospectus forms a part has been filed pursuant to a registration rights agreement with certain holders of 10% Convertible Debentures granting them registration rights in the United States (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, we agreed to use our reasonable best efforts to keep the shelf registration statement effective after its effective date until the earliest of:

  •
  the sale pursuant to the shelf registration statement of all of the 10% Convertible Debentures and the underlying common shares;

  •
  the expiration of the holding period applicable to the 10% Convertible Debentures and the underlying common shares held by non-affiliates of the Corporation under Rule 144(k) under the Securities Act, or any successor provision, subject to certain exceptions; and

  •
  the sale pursuant to Rule 144 under the Securities Act of all of the 10% Convertible Debentures and the underlying common shares received upon the consummation of the Exchange Offer.

        In addition, we agreed to file shelf registration statements with respect to the PIK Debentures, if any, received by the debenture holders as payment of interest.

        After the expiration of the applicable holding period, holders of 10% Convertible Debentures and underlying common shares that are deemed affiliates of the Corporation will have the right to make two demand registrations on Form F-1 and unlimited demand registrations on Form F-3 (or similar short form registration forms) provided that with respect to registrations on Form F-3 (or similar short form registration forms) the reasonably anticipated aggregate gross proceeds to be raised (before any underwriting discounts and commissions) would be equal to or exceed U.S.$1,000,000.

        If we do not comply with certain of our obligations under the Registration Rights Agreement, we will be required to pay specified liquidated damages to the holders of 10% Convertible Debentures and the underlying common shares under certain circumstances, which will, in essence, result in an increase in the interest rate of the 10% Convertible Debentures until such default is cured.

        In addition, as certain funds and accounts managed by DDJ Capital Management, LLC (collectively, "DDJ") hold in excess of 20% of the common shares on a fully diluted basis following the Mandatory Conversion, pursuant to a registration rights agreement entered into with DDJ, we provided certain registration rights in Canada to DDJ for the 10% Convertible Debentures and underlying common shares if DDJ is considered a "control person" for the purposes of Canadian securities legislation.

Rights Offering

        As a third and final phase of the restructuring, we intend, subject to market conditions, to offer rights to our existing shareholders to subscribe for additional common shares (the "Rights Offering"). Pursuant to the Rights Offering, we intend to offer to our shareholders the right to subscribe to common shares at a price to be determined, but no less than a 20% premium to the Conversion Price of approximately $0.217 per share of the 10% Convertible Debentures.

        The first $25,000,000 raised under the Rights Offering will be used for working capital and general corporate purposes, and all amounts raised in excess of $25,000,000 (with no maximum limit) will be applied 50% to working capital and general corporate purposes and 50% to a pro rata redemption of the 10% Convertible Debentures and the CTR Loans at 95% of their face value. However, we shall not be obligated to redeem more than 25% of the 10% Convertible Debentures, and for the purpose of applying this limitation both the payment resulting from the Rights Offering and the principal amount of 10% Convertible Debentures that are subject to the mandatory conversion will be considered to be amounts paid by the Corporation.

        Due to unfavourable market conditions, we have delayed the Rights Offering until a date after December 31, 2005.

Operational Restructuring

        Beginning in the second quarter of 2004, we commenced a comprehensive review of our operations in order to bring our cost structure in line with anticipated production levels. In addition, we undertook to consolidate our operations in Montreal and commenced the closure of certain manufacturing and R&D facilities in the United States and France.

        Netro operated out of San Jose, California and Redmond, Washington. Shortly after the acquisition of Netro, we consolidated its software development activities in Redmond and renamed the entity "SR Telecom USA, Inc." Substantially all of the remaining activities were relocated to Montreal. SR Telecom USA, Inc., was primarily an R&D center, developing and providing maintenance for both the angel and airstar product lines. In July 2004, we closed the Redmond facility and consolidated all R&D activities in Montreal. A core group of technology and product experts relocated to Montreal to support the evolution and maintenance of the angel and airstar product lines, and to develop a WiMAX standard-based product using OFDMA technology.

        In June 2004, we finalized the restructuring of our operations in France, which included closing the R&D facilities but maintaining a sales, project management and after sales support facility in France to support our European, Middle Eastern and African (EMEA) customers.

        In 2005, we have reduced our costs in order to align them with current levels of business activity. Because of reduced availability of supplier credit, which in turn slowed raw material purchases and production, we laid off 178 employees in February 2005 on a temporary basis, principally in January 2005. Of these, we have since recalled 86 employees as production has resumed. As part of the Restructuring, we terminated 79 employees, including some who were originally temporarily laid off, as part of our ongoing cost reduction program.

        We are in advanced negotiations to divest ourselves of the swing product line and our operations in France relating to the sale and distribution of swing. However, there is no assurance that the negotiations will result in a closing of the transaction on terms currently being proposed or at all.

SR TELECOM'S MANAGEMENT DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION, CASH FLOWS AND RESULTS OF OPERATIONS

        The discussion and analysis, which follows, is provided to assist readers in their assessment and understanding of the consolidated results of operations, the financial position and changes in cash flows of SR Telecom Inc. ("SR Telecom" or "the Corporation") for the third quarter and the nine months ended September 30, 2005. The discussion may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The forward-looking statements in this quarterly release, which includes this management discussion and analysis ("MD&A"), describes the Corporation's expectations on December 1, 2005. The reader is cautioned not to rely on these forward-looking statements. The Corporation disclaims any obligation to update these forward-looking statements even if new information becomes available as a result of future events or for any other reason. The following management discussion and analysis of financial condition, cash flows and results of operations should be read in conjunction with SR Telecom's December 31, 2004 annual MD&A, annual audited consolidated financial statements and the unaudited interim September 30, 2005 third quarter financial statements.

Overview

        SR Telecom provides fixed wireless access solutions for voice, data and Internet access applications. SR Telecom designs, markets and sells fixed wireless products to telecommunications service providers, who in turn use the products to provide their subscribers with a full range of telecommunications services. SR Telecom also offers full turnkey services to its customers. Most of SR Telecom's sales are international, with its fixed wireless systems currently being used by telecommunications service providers in over 110 countries worldwide. These customers include large incumbent local exchange carriers as well as competitive local exchange carriers and private operators of telecommunications systems. In addition, through its majority-owned subsidiary, Comunicacion y Telefonia Rural ("CTR"), SR Telecom provides local telephone service and Internet access to residential, commercial and institutional customers, and operates a network of payphones in a large, predominantly rural area of Chile.

Recent Developments

  •
  On November 30, 2005, $10 million of the $75.5 million outstanding 10% Secured Convertible Debentures due October 15, 2011 (the "10% Convertible Debentures") were mandatorily converted on a pro rata basis among all holders of 10% Convertible Debentures into approximately 46.1 million common shares and the accrued interest that is payable in kind converted into approximately 1.2 million common shares at the conversion price of approximately $0.217 per common share. Following the mandatory conversion, there will be outstanding approximately $65.5 million of 10% Convertible Debentures and approximately 64.9 million common shares as of the date hereof. In addition, from and after November 30, 2005, the remaining outstanding 10% Convertible Debentures will be convertible into common shares at the option of the holder at the conversion price of approximately $0.217 in accordance with the terms of such 10% Convertible Debentures.

  •
  On November 14, 2005, SR Telecom extended its agreement with BlueTree Advisors. BlueTree Advisors agreed to provide the management services of William Aziz as the Corporation's Interim Chief Executive Officer and President to December 31, 2006. In consideration for such services, BlueTree Advisors shall continue to receive fees of $50,000 per month until the expiration of such agreement and will receive a one-time execution bonus of $150,000 and is eligible for a success fee based on the Corporation's financial performance up to an amount of $1,200,000. In addition, on July 24, 2006, BlueTree Advisors will receive 1,953,125 common shares subject to regulatory approval, if any.

  •
  On November 2, 2005, SR Telecom announced that a member of its senior management had been elected to the board of directors of the Wireless Communications Association International (WCA). The company's representative on WCA's board is Chad Pralle, Vice President, Marketing.

  •
  On November 1, 2005, SR Telecom announced the departure of Benoit Pinsonnault as the Corporation's Senior Vice President, Operations. Mr. Pinsonnault has elected to exercise the change-of-control clause in his employment contract to pursue other interests. While his departure is effective immediately,

    Mr. Pinsonnault has agreed to remain with the Corporation as a consultant until March 31, 2006 to ensure continuity.

  •
  On October 12, 2005, SR Telecom announced that it had accepted the Frost & Sullivan WiMAX Technology Innovator of the Year award. SR Telecom was chosen because of its advanced WiMAX-ready symmetry platform, which is recognized throughout the industry as the only significantly deployed pre-WiMAX solution globally. The Frost & Sullivan Innovation of the Year Award is given to a company or individual that has carried out new research which has resulted in innovation that has or is expected to bring significant contributions to the industry in terms of adoption, change and competitive posture.

  •
  On October 12, 2005, SR Telecom announced the resignation Raymond Cyr as a member of the board of directors and the appointment of David Gibbons to the board. Among other endeavors, Mr. Gibbons led the engineering initiative at AT&T Wireless that pioneered OFDM technology and its deployment in eleven major US markets.

  •
  On October 12, 2005, SR Telecom announced that David Adams had accepted a request to continue his duties as Senior Vice-President, Finance and Chief Financial Officer beyond October 11, 2005 as a search for his replacement continues.

  •
  On October 12, 2005, SR Telecom announced a new executive management team that supports its strategy of a customer focused organization capable of dynamically addressing the rapidly changing broadband wireless marketplace. Garry Forbes has been appointed to the position of Senior Vice President, Sales and Marketing where he will lead the development and execution of SR Telecom's global sales and marketing strategy. Chaz Immendorf was promoted to the position of Senior Vice President, Innovation where he will spearhead global broadband wireless access initiatives, including technology innovation and product development. Albert Israel was promoted to the position of Senior Vice President, Customer Solutions where he will be responsible for directing SR Telecom's professional services portfolio to ensure progressive customer service and support strategies. Chad Pralle was promoted to the position of Vice President, Marketing where he will be responsible for establishing a strategic and coordinated approach to ensure SR Telecom is consistently represented to potential customers, partners and other stakeholders. Declan Byrne was promoted to the position of Vice President, Global Alliances where he will be responsible for developing business opportunities, generating new strategic alliances and extending the Corporation's reach to customers worldwide. Susannah Tam has been appointed to the position of Vice President, Special Projects where she will work closely with market development, sales, operations and finance to develop and execute SR Telecom's strategic business plan through financial initiatives and strategic partnerships.

  •
  On September 16, 2005, SR Telecom announced that it received notice from the Nasdaq Stock Market Listing Qualifications Department that Nasdaq has determined to delist SR Telecom's common shares from the Nasdaq National Market. SR Telecom has appealed the delisting to a Nasdaq Listing Qualifications Panel. This request will stay the delisting pending the resolution of such appeal by the Listing Qualifications Panel. On November 30, 2005, we received notice from the Listing Qualification Panel that our common shares would be delisted as of opening of markets on December 1, 2005.

  •
  On August 25, 2005, SR Telecom announced the resignation of John C. Charles, Constance L. Crosby, Nancy E. McGee, Peter L. Jones, Paul E. Labbe and Robert E. Lamoureux as members of the board of directors of the Corporation, and the appointment of Kirk Flatow, Patrick Lavelle and Paul Griswold to act as directors.

Critical Accounting Policies and Estimates

        SR Telecom's consolidated financial statements are based on the selection and application of accounting policies, which require SR Telecom's management to make significant estimates and assumptions. These estimates and assumptions are developed based on the best available information and are believed by management to be reasonable under existing circumstances. New events or additional information may result in the revision of these estimates over time. Refer to SR Telecom's annual MD&A for discussions of such critical accounting policies and estimates.

Going Concern Assumption

        The accompanying consolidated financial statements have been prepared on a going concern basis. The going concern basis of presentation assumes that the Corporation will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

        The Corporation's continuation as a going concern is dependent upon, amongst other things, the continuing support of the Corporation's lenders, attaining a satisfactory revenue level, the support of its customers, continued sales to the Corporation's customers, a return to profitable operations and the ability to generate sufficient cash from operations, financing arrangements and new capital to meet its obligations as they become due. These matters are dependent on a number of items outside of the Corporation's control and there is uncertainty about the Corporation's ability to successfully conclude on such matters.

        The consolidated financial statements do not reflect any adjustments that would be necessary if the going concern basis was not appropriate. If the going concern basis was not appropriate for the consolidated financial statements, significant adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used.

        During the nine months ended September 30, 2005, the following transactions and other actions, aimed at addressing the uncertainties described above, occurred:

  •
  On August 24, 2005, SR Telecom completed the exchange of its then outstanding 8.15% debentures due August 31, 2005 into new 10% secured redeemable convertible debentures due October 15, 2011.

  •
  The Corporation amended its agreement with the CTR lenders, pursuant to which, the repayment terms of the loans have been rescheduled and the maturity extended to May 17, 2008.

  •
  On May 19, 2005, the Corporation entered into a Credit Agreement providing for a credit facility of up to $46.5 million (US$39.6 million) with a syndicate of lenders comprised of 8.15% debenture holders.

  •
  As of December 1, 2005, the credit facility is fully drawn. The Corporation has requested an increase to its credit facility which is currently being considered by the lenders. The Corporation is confident that it will obtain an increase to its credit facility but there is no assurance that the Corporation will be successful in this regard.

  •
  The Corporation intends, as soon as possible, subject to market conditions, to file a prospectus, offering rights to its shareholders.

  •
  The Corporation, during the third quarter ended September 30, 2005 continued its restructuring activities to reduce costs.

        Pursuant to the terms of the new convertible debentures, $10,000,000 face value of such debentures were mandatorily converted into approximately 46,060,892 common shares on November 30, 2005. As a result, at the conversion date, there was a substantial realignment of the interests in the Corporation between the creditors and shareholders. As of the date of the conversion, the Corporation will adopt fresh start accounting.

        Management believes that with the above actions, plans and the support of the Corporation's current shareholders, lenders, trade creditors and its customers, it will be able to continue operating as a going concern. There can, however, be no assurance that such actions and plans described above will result in sufficient funds to continue as a going concern.

Revenue Recognition

        Revenue is recognized when persuasive evidence of an agreement exists, delivery has occurred or the service has been performed, the fee is fixed and determinable, and collection of the resulting receivable is probable.

        The Corporation recognizes revenue through two primary revenue streams: revenue from the sale of equipment and service revenue. Service revenue is comprised of site survey and engineering prior to installation, as well as installation of the equipment, training of customer personnel and repair contracts. Revenue for equipment sold separately is recognized upon delivery and when all significant contractual obligations have been satisfied and collection is probable. The Corporation also enters into contracts involving multiple elements or "turnkey" contracts.

        Turnkey contracts generally include the sale of equipment as well as site survey and engineering, which involves the assessment of the locations to be installed and the requirements of the equipment to be installed, as well as installation of the equipment at the site. The service elements are not essential to the functionality of the delivered equipment. Recognition of revenue in turnkey contracts on the sale of manufactured equipment is recognized upon delivery. Recognition of revenue on the performance of site survey and engineering, and installation of the equipment is recognized when the services are performed. The establishment of the selling prices of services and equipment in these contracts is determined by reference to similar contracts whereby these elements are offered on a stand-alone basis and are incorporated in the contract details. Telecommunication service revenue is recognized as the services are rendered.

        SR Telecom products and services are generally sold as part of a contract or purchase order, of which some are for periods extending beyond one year. Revenue and cost estimates on long-term contracts are revised periodically based on changes in circumstance; any losses are recognized in the period that such losses become known.

Warranty Obligations

        Accruals for warranty costs are established at the time of shipment and are based on contract terms and experience from prior claims. SR Telecom's usual warranty terms are one year, with two-year warranty periods in certain limited circumstances. SR Telecom's evaluates its obligations related to product warranty on an ongoing basis. If warranty costs change substantially, SR Telecom's warranty accrual could change significantly. SR Telecom tracks historical warranty cost, including labor and replacement parts, and uses this information as the basis for the establishment of its warranty provision. With respect to the introduction of new products, warranty accruals are determined based on SR Telecom's historical experience with similar products.

Allowance for Doubtful Accounts

        SR Telecom performs ongoing credit evaluations of its customers' financial condition and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers and on-going project risks. Wherever practical, SR Telecom requires accounts receivable to be insured by an export credit agency or by confirmed irrevocable letters of credit. SR Telecom believes that it has sufficient allowances for doubtful accounts to address the risk associated with its outstanding accounts receivable.

Provision for Excess or Obsolete Inventory

        Inventories are valued at the lower of cost and net realizable value or replacement cost, with cost computed at standard, which approximates actual cost computed on a first in, first-out basis. SR Telecom maintains a reserve for estimated obsolescence based upon assumptions regarding future demand for its products and the conditions of the markets in which its products are sold. This provision to reduce inventory to net realizable value is reflected as a reduction to inventory in the consolidated balance sheets. Management judgments and estimates must be made and used in connection with establishing these reserves. If actual market conditions are less favorable than SR Telecom's assumptions, additional reserves may be required.

Assessment of Impairment of Long-lived Assets

        Long-lived assets, including property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used, is measured by management on an ongoing basis, by comparing the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset in the period incurred. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated. The assets and liabilities of a disposal group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Foreign Currencies

        Monetary assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the balance sheet dates. Non-monetary assets and liabilities are translated at historical rates. Translation gains and losses are reflected in the statement of operations. Revenue and expenses are translated at average exchange rates prevailing during the period.

        All of SR Telecom's subsidiaries are financially and/or operationally dependent on SR Telecom and are accounted for using the temporal method. Under this method, monetary assets and liabilities are translated at exchange rates in effect at the balance sheet dates. Non-monetary assets and liabilities are translated at historical rates. Revenue and expenses are translated at average rates for the period. Translation exchange gains or losses of such subsidiaries' accounts are reflected in the statement of operations.

Future Income Taxes

        Future income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates which will be in effect when the difference are expected to reverse. A valuation allowance is provided for the amount of future income tax assets that are not considered more likely than not to be realized.

Adoption of New Accounting Policies

Consolidation of Variable Interest Entities

        The Canadian Institute of Chartered Accountants ("CICA") issued Accounting Guideline 15, Consolidation of Variable Interest Entities. This guideline presents the views of the Accounting Standards Board on the application of consolidation principles to certain entities that are subject to control on a basis other than ownership of voting interests. The guideline provides guidance for determining when an enterprise includes the assets, liabilities and results of activities of such an entity (a "variable interest entity") in its consolidated financial statements. This guideline applies for periods beginning on or after November 1, 2004. Adoption of this guideline did not have an impact on the Corporation's results from operations or financial position.

Financial Instruments — Disclosure and Presentation

        The CICA issued revisions to section 3860 of the CICA Handbook, Financial Instruments — Disclosure and Presentation. The revisions change the accounting for certain financial instruments that have liability and equity characteristics. It requires instruments that meet specific criteria to be classified as liabilities on the balance sheet. Some of these financial instruments were previously classified as equity. These revisions come into effect on January 1, 2005. These recommendations did not have an impact on the results of operations or financial position of the Corporation.

Non-Monetary Transactions

        The CICA issued in June 2005 Section 3831, Non-Monetary Transactions, which establishes the standards for the measurement and disclosure of non-monetary transactions. The requirement to measure an asset or liability exchanged or transferred in a non-monetary transaction at fair value has remained unchanged from the former Section 3830. However, an asset or liability exchanged or transferred in a non-monetary transaction is measured at its carrying value when "the transaction lacks commercial substance", which replaces the "culmination of the earnings process" criterion in former Section 3830. The new requirements are effective for non-monetary transactions initiated in periods beginning on or after January 1, 2006. Earlier adoption is permitted for non-monetary transactions initiated in periods beginning on or after July 1, 2005. The Corporation has chosen early adoption of these standards. Adoption of this guideline did not have an impact on the results of operations or financial position of the Corporation.

Results of Operations

        SR Telecom operates in two business segments. The first is the Wireless Telecommunications Products Business Segment ("Wireless") and the second is the Telecommunications Service Provider Business Segment ("CTR").

Wireless Telecommunications Products Business Segment

	2005			2004				2003
(in 000's)	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4
Revenue	33,480	12,969	12,763	20,476	31,717	31,559	21,600	38,018
Cost of revenue	22,543	9,921	9,858	16,783	20,831	18,348	13,882	19,971
Gross profit	10,937	3,048	2,905	3,693	10,886	13,211	7,718	18,047
Gross profit percentage	33%	24%	23%	18%	34%	42%	36%	47%
Operating loss	(6,892)	(26,484)	(11,000)	(20,759)	(10,373)	(21,283)	(13,324)	(10,441)
Net loss	(14,090)	(28,434)	(12,887)	(35,128)	(5,477)	(21,414)	(15,106)	(12,202)
Basic and diluted, net loss per share	(0.80)	(1.61)	(0.73)	(2.00)	(0.31)	(1.22)	(1.10)	(1.17)

Three months ended September 30, 2005 versus three months ended September 30, 2004

        A summary of the results of operations expressed as a percentage of revenue for the three months ended September 30, 2005 and 2004 follows:

	Percent of Revenue
	2005		2004
Revenue	100%		100%
Cost of revenue	67%		66%

Gross profit	33%		34%
Agent commissions	3%		6%
Selling, general and administrative expenses	34%		32%
Research and development expenses, net	10%		19%
Restructuring, asset impairment and other charges	7%		10%

Total operating expenses	54%		67%

Operating loss	(21%	)	(33%	)
Financing charges, net	(24%	)	(4%	)
Gain on sale of long-term investment	—		11%
Gain on settlement of claim	—		14%
Gain (loss) on foreign exchange	2%		(4%	)
Income tax recovery (expense)	1%		(1%	)

Net loss	(42%	)	(17%	)

Revenue

        Revenue by geographic area of operation is as follows for the three months ended September 30, 2005 and 2004:

	Revenue (in thousands)		Percent of Wireless Revenue
	2005	2004	2005	2004
Europe, Middle East and Africa	20,688	18,134	62%	57%
Asia	3,964	8,800	12%	28%
Latin America	8,484	902	25%	3%
Other	344	3,881	1%	12%

	33,480	31,717	100%	100%

        Revenue in Europe, Middle East and Africa in dollar terms and percentage terms increased in the third quarter of 2005 to $20.7 million or 62% from $18.1 million or 57% in the third quarter of 2004. Our Telefonica project in Spain was well underway during the third quarter of 2004 and the Corporation continued to sell swing to a longstanding customer in Africa. These sales were replicated in the current quarter of 2005. Revenue decreased in Asia in dollar terms from $8.8 million to $4.0 million and decreased in percentage terms by more than half from 28% to 12% for the three months ended September 30, 2005 compared to the same quarter of the previous year. The decrease in revenue in Asia is largely attributable to larger sales in Thailand in 2004 relating to the SR500 deployment on the Telephone Organization of Thailand (TOT) project, which did not occur in 2005. Revenue in Latin America as a percentage of wireless revenue increased from 3% in the third quarter of 2004 to 25% in the third quarter of 2005 primarily due to the realization of the first phase of a turnkey project in Mexico with Telmex.

        Revenue from customers that comprised more than 10% of wireless revenue for the three months ended September 30, 2005 is as follows:

		Revenue (in thousands) 2005	Percent of Wireless Revenue 2005
Siemens S.A.	Spain	$7,870	24%
Onatel	Burkina Faso	$5,300	16%
Techtel S.A.	Argentina	$4,483	13%

Total		$17,653	53%

        Revenue from customers that comprised more than 10% of wireless revenue for the three months ended September 30, 2004 is as follows:

		Revenue (in thousands) 2004	Percent of Wireless Revenue 2004
La Societe Nationale des Telecommunications	Senegal	$4,726	15%
PT. Aplikanusa Lintasarta	Indonesia	$4,152	13%

Total		$8,878	28%

Revenue

        For the quarter ended September 30, 2005, equipment revenue increased to $31.6 million compared to $27.6 million for the quarter ended September 30, 2004. The increase in revenue in the third quarter of 2005 compared to the third quarter of 2004 is primarily a result of an increase in deliveries that were delayed in the first half of 2005 due to longer delays than anticipated in finalizing the credit facility, as well as the effects of reduced supplier credit and production slow-down in the beginning of the first half of 2005. This resulted in timing issues related to the delivery of equipment and an overall decrease in sales volumes. Service revenue decreased by $2.2 million in the third quarter of 2005 to $1.9 million from $4.1 million in the third quarter of 2004. This was the result of fewer large turnkey projects under management in 2005 in comparison to 2004. The Corporation expects that revenue in the fourth quarter will decrease in comparison to the current quarter of 2005, due to the timing of pending orders.

Gross Profit

        Gross profit represents total revenue less the cost of revenue. Cost of revenue with respect to equipment revenue consists of manufacturing costs, material costs, labor costs, manufacturing overhead, warranty reserves and other direct product costs. Cost of revenue with respect to service revenue consists of labor costs, travel, telephone, vehicles and other costs that are directly attributable to the revenue recognized.

        Gross profit as a percentage of revenue decreased slightly to 33% or $10.9 million for the three months ended September 30, 2005 from 34% or $10.9 million for the three months ended September 30, 2004. The principal drivers of the fluctuations in equipment gross profit were the level of revenue and the product and customer sales mix. Equipment gross profit in dollar terms increased to $9.9 million in the current quarter of 2005 from $9.8 million in the third quarter of 2004. Equipment gross profit as a percentage declined to 31% in the third quarter of 2005 compared to 36% in the third quarter of 2004. The decrease in gross profit percentage is primarily due to variations in sales mix. Services gross profit as a percentage increased to 55% in the third quarter of 2005 from 25% in the third quarter of 2004. The increase is largely attributable to higher margins realized on the sale of supplies on a turnkey project in Mexico. The Corporation expects to see a lower gross profit in the fourth quarter of 2005 largely due to reduced factory volumes.

Agent Commissions

        Agent commissions consist of payments to agents and representatives who act as an extension of SR Telecom's international sales and marketing organization. SR Telecom has agents and representatives in several countries globally and uses this network in many cases in lieu of having to maintain a permanent presence in countries where the level, uncertainty and timing of orders do not justify a permanent presence or where the local custom and practice requires the use of local partners. Management throughout the Corporation have confirmed to the senior management the Company's compliance with the Foreign Corrupt Practices Act of the United States.

        Agent commissions as a percentage of revenue decreased to 3% or $1.1 million in the three months ended September 30, 2005 from 6% or $1.8 million in the three months ended September 30, 2004. The decrease in commissions as a percentage of revenue is commensurate with the decrease in revenue recognized under large turnkey contracts which traditionally have higher commissions. Commissions as a percentage of revenue are expected to remain stable in the fourth quarter of 2005 compared to the current quarter.

Selling, General and Administrative Expenses

        Selling, general and administrative (SG&A) expenses consist primarily of compensation costs, travel and related expenses for marketing, sales, human resources, finance, executive and management and professional service fees and expenses.

        Selling, general and administrative expenses increased by $1.0 million as a result of the $3.7 million provision for doubtful accounts relating to the Teleco de Haiti/MCI receivable taken by the Corporation during the third quarter. Excluding the impact of this provision, selling, general and administrative expenses would have decreased by $2.8 million to $7.4 million for the three months ended September 30, 2005 compared to $10.2 million for the same period in 2004. The Corporation continues to adopt and promote a cost efficient strategy in order to minimize costs to align with the current level of business activity. In the fourth quarter, the Corporation expects SG&A expenses to be at a lower amount than which was experienced by the Corporation in the third quarter of 2005, as management continues its efforts to minimize costs and transaction expense should be significantly reduced.

Innovation Expenses

        Research and development (R&D) expenses consist of compensation costs, the cost of software development tools, consultant fees and prototype expenses related to the design, development and testing of SR Telecom's products, net of government investment tax credits associated with these activities. The Company has focused its innovation activities on pre-WiMAX and WiMAX products development.

        Research and development expenses on a comparable basis decreased significantly by $3.0 millions to $3.2 millions for the three months ended September 30, 2005 from $6.2 million for the three months ended September 30, 2004. The decrease is primarily due to the realization of cost reductions from the closure of the research facility in France and the closure of the Redmond, Washington facility in the second and third quarters of 2004. The Corporation continues to adopt and promote a cost efficient strategy in order to minimize costs to align with the current level of business activity. The Corporation expects R&D expenses to be higher than what was experienced in the third quarter of 2005, as management continues its efforts in accelerating certain development activities for WiMAX.

Restructuring, Asset Impairment and Other Charges

        During the third quarter of 2005, additional restructuring charges of $2.3 million were incurred. These charges were predominantly comprised of severence and termination benefits relating to the termination of employees originally laid-off in January 2005 in the Canadian location. These initiatives were taken by the Corporation to continue to reduce its cost structure in line with current and projected revenue levels. In total, 93 employees were terminated.

Finance Charges

        Finance charges were $8.2 million for the three months ended September 30, 2005 compared to $1.5 million for the three months ended September 30, 2004. The interest expense in the wireless segment predominantly relates to $1.4 million of interest charges on SR Telecom's senior unsecured debentures of $71.0 million, bearing interest at 8.15%. The Corporation has also incurred additional interest costs of approximately $0.7 million relating to the new credit facility that is currently in place. The Corporation will satisfy these interest payments with interest payable in kind as allowed under its credit facility due to be paid after the end of the revolving term starting October 1, 2006. Interest payable in kind have the effect of compounding interest expense. The interest expense in the third quarter of 2004 is offset by interest income generated from investments made with the proceeds of the public offering and private placement in February 2004. In addition, expenses incurred in connection with the debenture exchange in the amount of $4.4 million were classified with finance charges as it's related to financing. The cost was composed of costs such as legal, accounting, broker, dealer and agent fees. Going forward, in the fourth quarter of 2005, the Corporation expects interest expense to remain the same as the interest expense will decrease when the mandatory $10 million convertible debenture exchange is exercised on November 30, 2005 offset by the additional draw-down expected on the credit facility and the accreted interest on the face value of the debt component of the convertible redeemable secured debentures over the term to October 11, 2011.

Foreign Exchange

        SR Telecom's trade accounts receivable are primarily denominated in US dollars. The Corporation also has US dollar payables and other liabilities. The Corporation had a foreign exchange gain of $0.8 million for the three months ended September 30, 2005, compared to a foreign exchange loss of $1.3 million in the three months ended September 30, 2004. The corporate investments in US dollar securities attributed to the foreign exchange gain in the third quarter of 2004, due to the strengthening of the US dollar. Gains or losses on foreign exchange relate primarily to fluctuations between the US dollar and the Euro compared to the Canadian dollar.

Income Taxes

        In the fourth quarter of 2004, management determined that an increase in the valuation allowance for the future income tax assets was appropriate as a result of the continued losses and the significant uncertainties surrounding the future prospects of the Corporation. In the third quarter of 2005, income tax recovery was

$0.2 million compared to $0.3 million income tax expense in the third quarter of 2004. The income tax expense in the current period primarily reflects changes in estimate in recording of the income tax provision based on 2004 income tax filings.

Backlog

        Backlog at the end of the third quarter of 2005 stood at $22.9 million, the majority of which will be delivered in 2005, up from $16.5 million at the end of the third quarter of 2004 and reduced from $37.4 million at the end of the second quarter of 2005. The Corporation's current backlog is comprised of many short-term orders that turn over quickly and includes purchase orders received for committed deliveries.

Telecommunications Service Provider Business Segment

	2005			2004				2003
(in 000's)	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4
Revenue	4,776	4,719	5,134	4,278	4,660	5,039	4,607	3,613
Operating expense	5,595	4,979	4,784	4,398	4,646	4,760	4,866	5,991
Operating (loss) earnings	(819)	(260)	350	(120)	14	279	(259)	(2,378)
Net (loss) income	(8)	(2,243)	(879)	(6,758)	1,494	(1,966)	(1,779)	(1,999)
Basic and diluted, net loss income per share	(0.00)	(0.13)	(0.05)	(0.38)	(0.08)	(0.11)	(0.13)	(0.19)

        CTR is a rural telephone service provider in Chile. CTR provides local telephone services to residential, commercial and institutional customers and operates a network of payphones throughout Chile.

        CTR's management is focused on reducing costs and increasing revenues with the objective of maximizing operating cash flows. SR Telecom believes that increased revenue from the installation of more lines using the angel technology and the access charge increases has contributed to this objective.

Revenue

        CTR experienced a slight increase in revenue to $4.8 million for the three months ended September 30, 2005, from $4.7 million for the three months ended September 30, 2004. Net revenue in Chilean peso terms was 2,191 million pesos for the third quarter of 2005 and 2,226 million pesos for the third quarter of 2004, a decrease of 35 million pesos or 2%. Net revenues depend in part on the mix of access charges paid to other service providers by CTR. The decrease is attributable partly to a loss of a contract for the provision of data services to a competitor and an unfavorable mix of access charges relating to higher cost prepaid and long-distance traffic. In peso terms, revenues are expected to increase in the fourth quarter of 2005 due to the rollout of the Corporation's new urban initiative, the recognition of long-distance revenue through the establishment of CTR's long distance affiliate, Mistral S.A. and an application of the increased tariffs to the company's satellite network.

Operating Expenses

        Operating expenses consist of compensation costs, travel and related expenses, as well as wire support and maintenance, and professional service fees and expenses. Operating expenses increased in Canadian dollars to $5.6 million for the three months ended September 30, 2005 from $4.6 million for the three months ended September 30, 2004. In Chilean peso terms, operating expenses increased to 2,305 million pesos for the current quarter, from 2,015 million pesos for the same quarter of the prior year. The reason for the increase is primarily due to an increase in tariffs for wire support as part of a new governmental decree. CTR will continue to manage their operating expenses while focusing on revenue growth. In peso terms, operating expenses are expected to increase in comparison to the third quarter of 2005 assuming the continued expansion of the urban wireless telecommunication service in Chile.

Finance Charges

        Interest expense increased to $0.8 million for the three months ended September 30, 2005 from $0.6 million for the three months ended September 30, 2004. The increase is a result of the increased rate applied for restructuring the US debt. The Corporation expects that interest expense will remain the same in the fourth quarter of 2005.

Foreign Exchange

        The foreign exchange gain of $1.6 million for the three months ended September 30, 2005 compared to the foreign exchange gain of $2.1 million for the three months ended September 30, 2004, is a function of the effect of fluctuations in the Canadian dollar, US dollar and Chilean peso on the assets and liabilities of CTR, in particular the US dollar denominated debt.

Wireless Telecommunications Products Business Segment

Nine months ended September 30, 2005 versus nine months ended September 30, 2004

        A summary of the results of operations expressed as a percentage of revenue for the nine months ended September 30, 2005 and 2004 follows:

	Percent of Revenue
	2005		2004
Revenue	100%		100%
Cost of revenue	72%		63%

Gross profit	28%		37%
Agent commissions	4%		5%
Selling, general and administrative expenses	52%		42%
Research and development expenses, net	16%		25%
Restructuring, asset impairment and other charges	32%		18%

Total operating expenses	104%		90%

Operating loss	(76%	)	(53%	)
Financial charges, net	(19%	)	(4%	)
Gain on sale of long-term investment	—		4%
Gain on settlement of claim	—		5%
(Loss) gain on foreign exchange	1%		(1%	)
Income tax expense	—		(1%	)

Net loss	(94%	)	(50%	)

Revenue

        Revenue by geographic area of operations is as follows for the nine months ended September 30, 2005 and 2004:

	Revenue (in thousands)		Percent of Wireless Revenue
	2005	2004	2005	2004
Europe, Middle East and Africa	31,211	43,305	53%	51%
Asia	9,002	26,147	15%	31%
Latin America	16,864	7,553	28%	9%
Other	2,135	7,871	4%	9%

	59,212	84,876	100%	100%

        Revenue in Europe, Middle East and Africa in dollar terms decreased while in percentage terms increased in the nine months ended September 30, 2005 to $31.2 million or 53% from $43.3 million or 51% in the nine months ended September 30, 2004. A large part of this decrease in dollar terms relates to lower equipment sales in Europe, Middle East and Africa offset by a major project for Telefonica in Spain. Revenue also decreased in Asia in dollar terms from $26.1 million to $9.0 million and decreased in percentage terms from 31% to 15% for the nine months ended September 30, 2005 compared to the same period of the previous year. The decrease in revenue in Asia is largely attributable to larger sales in Thailand in 2004 relating to the SR500 deployment on the Telephone Organization of Thailand (TOT) project that were not replicated during the same period in 2005. Revenue in Latin America as a percentage of wireless revenue increased substantially from 9% in the first nine months of 2004 to 28% in the first nine months of 2005 primarily due to the realization of the first phase of the turnkey project in Mexico with Telmex and an equipment supply contract in Argentina.

        Revenue from customers that comprised more than 10% of wireless revenue for the nine months ended September 30, 2005 is as follows:

		Revenue (in thousands)	Percent of Wireless Revenue
		2005	2005
Siemens S.A.	Spain	$7,901	13%
Telefonos de Mexico, S.A. de C.V. (Telmex)	Mexico	$7,246	12%

Total		$15,147	25%

        There is no customer that comprised more than 10% of wireless revenue for the nine months ended September 30, 2004.

Revenue

        For the nine months ended September 30, 2005, equipment revenue decreased to $51.0 million compared to $70.3 million for the nine months ended September 30, 2004. The decrease in revenue in the first nine months of 2005 compared to the first nine months of 2004 is primarily a result of longer delays than anticipated in finalizing the credit facility, as well as the effects of reduced supplier credit and production slow-down in the first half of the year, including timing issues related to the delivery of equipment and an overall decrease in sales volumes. Service revenue decreased by $6.4 million in the first nine months of 2005 to $8.2 million from $14.6 million in the first nine months of 2004. This was the result of service revenue realized on projects in their final stages in 2004, in particular the long-term project in Asia and Africa, which were not replicated in 2005. Also, during the first half of 2005, there were delays in securing purchase orders under large frame contracts that the Corporation has in place with its long-standing customers.

Gross Profit

        Gross profit as a percentage of revenue decreased to 28% or $16.9 million for the nine months ended September 30, 2005 from 37% or $31.8 million for the nine months ended September 30, 2004. The principal drivers of the fluctuations in equipment gross profit are the level of revenue and the product and customer sales mix. Equipment gross profit in dollar terms and percentage terms decreased to $13.2 million or 26% in the first nine months of 2005 from $25.9 million or 37% in the first nine months of 2004. The decrease in gross profit percentage is due to an increase in under-absorbed overhead costs due to abnormally low production levels and delays associated with the restarting of the Corporation's supply chain, and variations in sales mix with increased lower margin product sales in the first two quarters. Overhead was fully absorbed in the third quarter. Services gross profit as a percentage increased to 45% in the first nine months of 2005 from 40% in the first nine months of 2004 which is largely attributable to the higher margin realized on the service contract in general.

Agent Commissions

        Agent commissions as a percentage of revenue decreased to 4% or $2.1 million in the nine months ended September 30, 2005 from 5% or $4.5 million in the nine months ended September 30, 2004. The decrease in commissions as a percentage of revenue is commensurate with the decrease in revenue recognized under large turnkey contracts which traditionally had higher commissions.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses decreased to $30.6 million for the nine months ended September 30, 2005 compared to $35.5 million for the same period in 2004. This was primarily due to the effects of the restructuring that was implemented in 2004, including the additional restructuring that was implemented in 2005. The Corporation continues to adopt and promote a cost efficient strategy in order to minimize costs to align with the current level of business activity. The $4.9 million decrease in selling, general and administrative expenses was offset by the $3.7 million provision for doubtful accounts relating to the Teleco de Haiti/MCI receivable taken by the Corporation during the third quarter. Excluding the impact of this provision, selling, general and administrative expenses would have been $26.9 million. The SG&A expense to revenue ratio increased to 52% in the first half of 2005 compared to 42% in the first half of 2004 due to a lower revenue base.

Innovation Expenses

        Research and development expenses on a comparable basis decreased by $11.3 million to $9.7 million for the nine months ended September 30, 2005 from $21.0 million for the nine months ended September 30, 2004. The decrease is primarily due to the realization of cost reductions from the closure of the research facility in France and the closure of the Redmond, Washington facility in the second and third quarters of 2004. The Corporation continues to adopt and promote a cost efficient strategy in order to minimize costs to align with the current level of business activity.

Restructuring, Asset Impairment and Other Charges

        During the third quarter of 2005, additional restructuring charges of $2.3 million were accrued in the statement of earnings. These charges were predominantly comprised of severence and termination benefits relating to the termination of employees originally laid-off in January 2005 in the Canadian location. These charges were taken by the Corporation to continue to reduce its cost structure in line with current and projected revenue levels. In total, 93 employees were terminated.

        During the second quarter of 2005, as part of its restructuring efforts, the Corporation undertook a review of certain aspects of its operations and its intended future direction. Accordingly, the Corporation decided that it would discontinue certain product lines, no longer support prior versions of certain products and change its approach to repairs. As a result, inventory comprised mostly of raw materials and repair stock, totaling $16.5 million was written off or written down to its estimated net realizable value. The inventory affected was located primarily in Canada and France.

        During the third quarter of 2004, restructuring charges of $2.6 million were accrued. These charges were predominantly comprised of accrued lease charges and other costs relating to the Redmond, Washington facility. The Corporation also recorded a charge of $465,000 to write-down redundant equipment to their estimated fair value.

        On April 30, 2004, SR Telecom began a comprehensive streamlining and restructuring initiative that will significantly reduce its cost base in line with current and anticipated revenue levels. In the second quarter of 2004, restructuring charges of $12.7 million were accrued in the statement of operations. These charges were predominantly comprised of severance and termination benefits, lease charges and the write off of specific inventory and other assets. With the closure of the Corporation's Redmond facility as well as the elimination of the research facility in France, R&D activities will be concentrated in Montreal and the focus on SR Telecom's operations in France will be sales, customer support and projects. In total, 86 employees were terminated.

        Management also decided that it would no longer pursue the development and sale of the stride 2400 product line. As a result, the Corporation recorded the write off of certain inventory of $1.1 million in the second quarter of 2004. The Corporation also recorded the write-off of deferred charges of $0.3 million during the same quarter.

Finance Charges

        Finance charges were $11.4 million for the nine months ended September 30, 2005 compared to $3.7 million for the nine months ended September 30, 2004. The interest expense in the wireless segment predominantly relates to the accumulated interest charges of $5.0 million on SR Telecom's senior unsecured debentures of $71.0 million prior to the closing of the debenture exchange bearing interest at 8.15%. Finance charges continue to be accrued on convertible redeemable secured debentures of $37.7 million, bearing interest at 10%. The Corporation has also incurred additional interest costs of approximately $803,000 in the second and third quarters of 2005 relating to the new credit facility that is currently in place. The finance charges in the first nine months of 2004 were offset by interest income generated from investments made with the proceeds of the public offering and private placement in February 2004. In addition, expenses incurred in connection with the debenture exchange in the amount of $4.4 million were classified with finance charges as it's related to financing. The cost was composed of costs such as legal, accounting, broker, dealer and agent fees.

Foreign Exchange

        SR Telecom's trade accounts receivable are primarily denominated in US dollars. The Corporation also has US dollar payables and other liabilities. The Corporation had a foreign exchange gain of $461,000 for the nine months ended September 30, 2005, compared to a foreign exchange loss of $676,000 in the nine months ended September 30, 2004. The corporate investments in US dollar securities attributed to the foreign exchange loss in the first nine months of 2004, due to the strengthening of the US dollar. Gains or losses on foreign exchange relate primarily to fluctuations between the US dollar and the Euro compared to the Canadian dollar.

Income Taxes

        During the fourth quarter of 2004, management determined that an increase in the valuation allowance for the future income tax assets was appropriate as a result of the continued losses and the significant uncertainties surrounding the future prospects of the Corporation. For the nine months ended September 30, 2005, income tax expense was $84,000 compared to $637,000 for the nine months ended September 30, 2004. The income tax expense in the current period primarily reflects the adjustments in recording of federal capital tax provision based on 2004 income tax return filings.

Telecommunications Service Provider Business Segment

Revenue

        CTR experienced an increase in revenue to $14.6 million for the nine months ended September 30, 2005, from $14.3 million for the nine months ended September 30, 2004. Net revenues in Chilean peso terms were 6,810 million pesos for the first nine months of 2005 and 6,641 million pesos for the first nine months of 2004, an increase of 169 million pesos or 3%. Net revenues depend in part on the mix of access charge on tariffs paid to other service providers by CTR. The increase is attributable to the new access tariffs approved by the Chilean regulator, Subtel, which took effect March 1, 2004 as well as the roll out of the new urban initiative.

Operating Expenses

        Operating expenses increased in Canadian dollars to $16.4 million or 7,041 million pesos for the nine months ended September 30, 2005 from $14.3 million or 6,172 million pesos for the nine months ended September 30, 2004. The increase is due to the expansion of the urban wireless telecommunications service in several cities in Chile ("urban initiative").

Finance Charges

        Finance charges for the nine months ended September 30, 2005, have increased to $2.3 million from $2.1 million for the same period in 2004. The reason for the increase is partly due to professional and legal fees incurred in the second quarter of 2005 in the approximate amount of $1.0 million relating to the renegotiation of the CTR loans for an extended period of 3 years.

Foreign Exchange

        The foreign exchange gain of $866,000 for the nine months ended September 30, 2005 compared to the foreign exchange loss of $130,000 for the nine months ended September 30, 2004, is a function of the effect of fluctuations in the Canadian dollar, US dollar and Chilean peso on the assets and liabilities of CTR, in particular the US dollar denominated debt.

Consolidated Liquidity and Capital Resources

Cash and Cash Equivalents

        The consolidated cash, including restricted cash, increased to $6.6 million at September 30, 2005, compared to $6.4 million at December 31, 2004. On May 19, 2005, an agreement was reached with certain debenture holders to provide up to $46.5 million (US$39.6 million) by way of a five-year secured credit facility which was fully drawn as at December 1, 2005. Further, the Corporation and the debenture holders have exchanged all but face value $270,000 of the $71.0 million of the 8.15% debentures and approximately $4.6 million of accrued interest for new 10% convertible secured redeemable debenture due October 15, 2011. Pursuant to the refinancing arrangements in place in relation to the credit facility, CTR debt, the debenture exchange together with the prospective increase to the credit facility and the proceeds from a potential rights offering, SR Telecom will have sufficient cash and cash equivalents, short-term investments, and cash from operations going forward to satisfy its working capital requirements and continue operations as a going concern for the next twelve months. While the Corporation is confident that it will obtain an increase to its credit facility, there is no assurance that the lenders will agree to increase the amount of credit available to the Corporation under the credit facility or that the potential rights offering will be successful.

Accounts Receivable

        The trade receivables decreased $2.1 million during the current period to $51.0 million at September 30, 2005 from $53.1 million at December 31, 2004, a decrease that results substantially from increase in sale volume in the third quarter of 2005 that were delayed in the first half of 2005 due to longer delays than anticipated in finalizing the credit facility, as well as the effects of reduced supplier credit and production slow-down in the beginning of the quarter and offset by the Teleco de Haiti provision as discussed below.

        In December 2001, SR Telecom filed a statement of claim in New York for US$4.86 million against MCI International and Telecommunications d'Haiti, S.A.M., or Teleco de Haiti. The claim was filed pursuant to a clause mandating three party arbitration before the International Court of Arbitration in respect of funds, which ceased flowing to SR Telecom under a Tripartite Agreement between Teleco de Haiti, MCI International and SR Telecom. The agreement provided for the financing of a contract between SR Telecom and Teleco de Haiti pursuant to which SR Telecom was to supply and install certain telecommunications equipment for Teleco de Haiti for approximately US$12.88 million.

        In July 2002, MCI International filed for bankruptcy and the United States Bankruptcy Court issued an order staying all collateral litigation against MCI International, including this arbitration. As a result, MCI International continued in the proceeding as an observer. In February 2002, Teleco de Haiti filed a counter-claim for US$1.2 million in respect of funds transferred to SR Telecom since the execution of a Termination Agreement between SR Telecom and Teleco de Haiti, alleging that such Termination Agreement ended their obligations under the Tripartite Agreement.

        On April 24, 2003, the arbitration tribunal rendered a decision, denying both the claim by SR Telecom against Teleco de Haiti and the counterclaim by Teleco de Haiti against SR Telecom. However, the arbitration tribunal also held that the Termination Agreement preserved and did not extinguish SR Telecom's right to continue to receive payments from MCI under the Tripartite Agreement. Prior to the decision, SR Telecom filed a claim for US$4.86 million against MCI International with the United States Bankruptcy Court. If MCI accepts the Tripartite Agreement then SR Telecom could have claims on both pre-petition amounts and post-petition amounts up to the full amount still due. Such post-petition and future flows of funds would be paid from the MCI/Teleco de Haiti Voice Settlement Account.

        On April 27, 2004, MCI's Bankruptcy Plan was made effective. The court approved date for filing of objections is six months from the effective date of the Plan which means that MCI had until October 2004 to object to any claims filed. On October 15, 2004, MCI objected to the claim. SR Telecom filed a notice of objection and is pursuing its claim with MCI. The parties have commenced the discovery process and are currently participating in a court mandated settlement process which will continue on December 16, 2005. Consequently, although SR Telecom has a reasonable expectation that its claim will be upheld by the court, the Corporation has now determined that the most likely outcome will not result in the full recovery of the receivable and accordingly has recorded a provision for doubtful accounts in the amount of $3.7 million (US$3.2 million) during the third quarter.

Inventory

        The inventory balance decreased by $24.9 million to $34.7 million at September 30, 2005, from $59.6 million at December 31, 2004. During the second quarter of 2005, as part of its restructuring efforts, the Corporation undertook a review of certain aspects of its operations and its intended future direction. Accordingly, the Corporation decided that it would discontinue certain product lines, no longer support prior versions of certain products and change its approach to repairs. As a result, inventory comprised mostly of raw materials and repair stock, totalling $16.5 million was written off or written down to its estimated net realizable value. The inventory affected was located primarily in Canada and in France.

Investment Tax Credits

        Investment tax credits are created from eligible research and development expenditures. To use the recorded investment tax credits of $13.1 million at September 30, 2005, future taxable income from operations or tax planning strategies of approximately $42.0 million is required. Investment tax credits have an initial expiration period of 10 years. SR Telecom's existing credits have an average remaining life of 5 to 9 years.

Restricted Cash

        Both the long-term and short-term portions of restricted cash relate primarily to portions of interest and principal on the US notes payable, performance and bid bonds that support the Corporation's contracting activities and US dollar letters of credit that are pledged against the US operating lease.

Intangible Assets

        The intangible assets included on the balance sheet relate to the angel and airstar technology obtained through the Netro acquisition in September of 2003. A value was derived to reflect the future use of this technology. The Corporation is amortizing the intangible assets over their estimated useful lives, which is 5 years for the airstar technology and 7 years for the angel technology.

Capital Expenditures

        Capital expenditures are being kept to the minimum level required to execute SR Telecom's business plan. CTR's property, plant and equipment additions were $1.5 million for the nine months ended September 30, 2005, compared to $1.4 million for the nine months ended September 30, 2004. These expenditures relate principally to existing network upgrades and enhancements. Wireless Products additions were $1.0 million in the first nine months of 2005 compared to $1.9 million in the first nine months of 2004, which relate to ongoing capital requirements. SR Telecom presently has no material commitments for capital expenditures other than further expansion of the Chile urban network, which is estimated at approximately $4.0 million.

Other Assets

        Other assets increased by $1.6 million to $2.6 million as at September 30, 2005 from $1.0 million as at December 31, 2004. The increase in the Wireless business segment is largely attributable to the deferral of professional fees in the amount of $2.4 million relating to the establishment of the credit facility, as well as financial costs, comprised of broker, dealer and agent fees and a 2% commitment fee, incurred in relation to the Credit Agreement. Beginning June 2005, the Corporation has recorded amortization on the deferred charges related to the credit facility over the term of its current loan agreement.

Accounts Payable and Accrued Liabilities

        Trade accounts payable and accrued liabilities decreased to $41.7 million at September 30, 2005, from $55.7 million at December 31, 2004. The amount of trade payables is higher than normal in relation to SR Telecom's current level of operations because payments were not made during the first six months of 2005.

However, the Corporation currently has in place payment schedules with its vendors to reduce trade payables over time. In addition, the Corporation continues to pay cash on delivery for raw materials provided by some suppliers.

Long-Term Debt and Shareholders' Equity

(in 000's)	September 30, 2005	December 31, 2004
Long-term liability	1,759	1,810
Lease liability	7,435	8,620
Long-term credit facility	40,205	—
Unsecured debentures	270	71,000
Convertible redeemable secured debentures	39,040	—
Long-term project financing	35,329	35,585
Shareholders' equity	32,634	52,640

Long-Term Liability

        As at September 30, 2005, the long-term liability was $1.8 million (US$1.5 million), which reflects the fair value of the indemnification provided to the former directors and officers of Netro Corporation as part of the purchase agreement. The change in the long-term liability reflects the effects of foreign exchange.

Lease Liability

        The lease liability decreased to $7.4 million at September 30, 2005, from $8.6 million at December 31, 2004. The liability arose on the assumption of Netro's operating lease for its San Jose, California office, which is vacant. The lease obligation was recorded at its fair market value, determined by the present value of future lease payments. The decrease in the liability during the first quarter of 2005 relates to the monthly payments under the operating lease. There were no lease payments made in the second and third quarters of 2005 or in the fourth quarter of 2005, to date.

Revolving Credit Facility

        On May 19, 2005, SR Telecom entered into a US dollar denominated Credit Agreement providing for a credit facility of up to $46,500,000 (US$39,625,000) with a syndicate of lenders (certain of the 8.15% debenture holders) and BNY Trust Company of Canada as administrative and collateral agent. The credit facility is revolving until October 1, 2006, followed by a non-revolving term that extends to October 2, 2011. The credit facility is secured by a first priority lien on all of the existing and after-acquired assets of the Corporation. The entire facility of US$39,625,000 has been made available to the corporation and has been fully drawn as at December 1, 2005. The interest on the credit facility is comprised of the cash portion, which is the greater of 6.5% and three-month US Dollar LIBOR rate plus 3.85% and additional interest paid in cash or in kind, which is the greater of 7.5% and the three-month US Dollar LIBOR rate plus 4.85%. In addition to the above, the financial terms of the credit facility include the following: a 2% commitment fee based on the facility as they become available and a payout fee of either, at the option of the lenders, 5% of the US$39,625,000 maximum loan or 2% of distributable value, as defined in the Credit Agreement (which approximates the market capitalization of the Corporation), at maturity, payable by issuing debt or equity. As at December 1, 2005, $2,028,000 of interest paid in kind was accrued.

Long-Term Debt

        The Corporation and the debenture holders entered into an agreement to exchange the outstanding 8.15% debentures and accrued interest thereon into new 10% Convertible Redeemable Secured Debentures, due on October 15, 2011 ("new convertible debentures'). On August 24, 2005, the debenture exchange closed where all but face value $270,000 of the 8.15% debentures were exchanged for $75,526,000 new convertible debenture. The new convertible debentures are convertible into common shares at a rate of approximately $0.217 per common share. On November 30, 2005, a mandatory conversion of $10.0 million of the new convertible debentures was converted into approximately 46,060,892 common shares, together with approximately 1.2 million common shares representing accrued and unpaid interest of approximately $274,000 that is payable in kind, which would represent approximately 72% of the then issued and outstanding common shares of the Corporation. The interest on the new convertible debentures is payable in cash or in kind by the issuance of additional convertible debentures, at the option of the Corporation. The convertible debentures are secured as a second lien on all of the assets of SR Telecom, ranking pari passu with the lenders of CTR, limited in amount to US$12.0 million, and are subordinate to the security of the credit facility. In accordance with Canadian GAAP, the 10% convertible debentures issued in exchange for the 8.15% debentures have been accounted for in accordance with their substance and are presented in their component parts of debt and equity, measured at their respective fair values. The debt component was measured at the issue date as the present value of the cash payments of interest and principal due under the terms of the debentures discounted at a rate of interest of 21%, which approximates a similar non-convertible financial instrument with comparable terms and risk. The difference between the fair value and the face value of the debentures has been allocated to equity. The debt component will be accreted to its face value through a charge to earnings over its term. As at December 1, 2005, the amount allocated to the debt component is $39,040,000 including accreted interest and the fair value allocated to equity is $37,851,000.

        The long-term project financing relates to outstanding notes with Export Development Canada ("EDC") and the Inter-American Development Bank ("IADB") that are obligations of CTR. As of December 1, 2005, a principal amount of US$29.5 million was outstanding. During the second quarter of 2005, SR Telecom and the CTR lenders re-negotiated and agreed on the maturity and payment terms of the loan to extend the maturity to May 17, 2008. The interest rate is at LIBOR plus 4.5%, plus 1% per year, payable at maturity. The Corporation continues to guarantee the performance of the obligations of CTR to the lenders up to an amount of US$12.0 million. This guarantee is secured against all assets of SR Telecom and ranks pari passu with the convertible debentures and subordinate to the security for the credit facility. As part of the agreement, the guarantee may be reduced over time to the extent that SR Telecom makes payments to the CTR lenders on account of principal. In addition, the CTR lenders have agreed not to exercise or enforce any remedies they may have against SR Telecom until May 17, 2008 or such earlier date as there may be a default by SR Telecom under its new Credit Agreement or upon an insolvency or bankruptcy of the Corporation. SR Telecom has agreed to provide certain management, technical, inventory and other support to CTR.

        Counterparties for both long-term project financing facilities are governmental export or development financing organizations. Both tranches rank pari passu and are secured by a pledge of all of the assets of CTR and a pledge of the shares in the share capital of CTR and intermediate holding companies. SR Telecom has also agreed to provide CTR with the necessary funds and resources to complete the network as well as maintain its initial equity investment in CTR.

Shareholder's Equity

(in 000's)	September 30, 2005	December 31, 2004
Authorized
An unlimited number of common shares
An unlimited number of preferred shares issuable in series
17,610,132 common shares (17,610,132 common shares in 2004)	219,653	219,653
3,924,406 warrants (3,924,406 warrants in 2004)	13,029	13,029
Equity component of convertible debentures	37,851	—
Contributed surplus	1,203	519

        As at September 30, 2005, the Corporation's outstanding number of stock options was 335,430 of which 228,880 stock options are exercisable.

        For the nine months ended September 30, 2005, compensation expense of $684,000 was included in operating expense in the consolidated statement of earnings.

Off-Balance Sheet and Banking Arrangements

        The Corporation has received notice from its bankers requiring it to seek new banking arrangements effective December 31, 2005. The bank has also informed the Corporation that the $2.3 million in outstanding bid and performance bonds issued under its facility will only be renewed or extended, if necessary, for a limited period.

        The Corporation has provided its customers with product warranties that generally extend for one year, as part of the normal sale of products. The Corporation also indemnifies its customers against any actions from third parties related to intellectual property claims arising from use of the Corporation's products. In the Corporation's experience, claims under such indemnifications are rare, and the associated fair value of the liability is not material.

        Pursuant to the acquisition of Netro Corporation, the Corporation has agreed to indemnify and hold harmless, the former directors and officers of Netro, for a period of six years, and to obtain directors and officers insurance in this regard for a period of three years.

Related Party Transactions

        SR Telecom has entered into various transactions with members of the Board of Directors of the Corporation and their affiliated companies. The affiliated companies have provided primarily professional services to the Corporation.

        In July 2001, the Corporation issued 8,000 common shares to senior officers. These common shares were purchased through company loans amounting to $128,000 due in July 2006, bearing interest at 5% per annum. The loan, including the interest, from the senior officers was forgiven by the Corporation in the second quarter of 2005.

Cash Flows

        For the three months ended September 30, 2005, cash flows used in operations totaled $28.7 million as compared to cash flows used in operation of $8.1 million for the three months ended September 30, 2004. For the nine months ended September 30, 2005, cash flows used in operations totaled $33.2 million as compared to $35.3 million cash flows used in operations for the nine months ended September 30, 2004. This is primarily the result of lower revenues recognized by the Corporation, and an overall decrease in non-cash working capital items, in particular, the decrease in inventory.

        For the three months ended September 30, 2005, cash flows from financing activities totaled $28.4 million as compared to an outflow of $1.4 million for the three months ended September 30, 2004. The cash inflow in the current quarter reflects the draw down on the credit facility to restart manufacturing. For the nine months ended September 30, 2005, cash flows from financing activities totaled $34.9 million as compared to an inflow of $34.2 million, which reflects the net proceeds from the issue of shares and warrants in the first quarter of 2004 offset by repayment of debt.

        For the three months ended September 30, 2005, cash flows used in investing activities totaled $0.4 million as compared to cash flow from investing activities of $7.2 million for the three months ended September 30, 2004. The Corporation sold short-term investments of $23.7 million to fund operations during the second quarter of 2004. For the nine months ended September 30, 2005, cash flows used in investing activities totaled $1.8 million as compared to an inflow of $1.0 million for the nine months ended September 30, 2004.

For the years ended December 31, 2004 versus December 31, 2003 and 2002

        The following table outlines the breakdown of revenues by segments:

	Years Ended December 31
	2004	2003	2002
Wireless Telecommunication Products Business Segment	85.0%	89.0%	91.9%
Telecommunications Service Provider Business Segment	15.0%	11.0%	8.1%

        In 2004, Wireless Telecommunications Products revenue ("wireless revenue") decreased as a percentage of total revenue to 85.0% from 89.0% in 2003. This decrease results from an overall decline in wireless products revenue related to services in 2004 compared to an increase experienced in Telecommunications Service Provider revenue due to increased access tariffs approved in 2004. The decline in wireless revenue to 89.0% of total revenue in 2003 from 91.9% of total revenue in 2002 resulted from a sharper decline in wireless products revenue compared to a more modest decline in Telecommunications Service provider revenue. The Telecommunications Service Provider revenue as a percentage of total revenue increased to 15.0% in 2004 from 11.0% in 2003 and 8.1% in 2002.

Wireless Telecommunications Products Business Segment

	2004					2003					2002
(in 000's)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Revenue	21,600	31,559	31,717	20,476	105,352	25,964	27,039	22,796	38,018	113,817	40,559	45,291	48,079	47,100	181,029
Cost of revenue	13,882	18,348	20,831	16,783	69,844	13,987	13,573	13,471	19,971	61,002	20,350	23,735	22,862	22,369	89,316
Gross profit	7,718	13,211	10,886	3,693	35,508	11,977	13,466	9,325	18,047	52,815	20,209	21,556	25,217	24,731	91,713
Gross profit percentage	36%	42%	34%	18%	34%	46%	50%	41%	47%	46%	50%	48%	52%	53%	51%
Operating (loss) income	(13,324)	(21,283)	(10,373)	(20,759)	(65,739)	(5,122)	(4,259)	(13,075)	(10,441)	(32,897)	2,020	1,423	3,318	(2,250)	4,511
Net loss (income)	(15,106)	(21,414)	(5,477)	(35,128)	(77,125)	(7,869)	(7,229)	(14,988)	(12,202)	(42,288)	176	(2,494)	2,608	(4,175)	(3,885)

	Percent of Revenue
	2004		2003		2002
Revenue	100%		100%		100%
Cost of revenue	66%		54%		49%

Gross profit	34%		46%		51%
Agents commissions	5%		3%		8%
Selling, general and administrative expenses	47%		45%		26%
Research and development expenses, net	29%		24%		12%
Restructuring, asset impairment and other charges	15%		3%		3%

Total operating expenses	96%		75%		49%

Operating (loss) income	(62%	)	(29%	)	2%
Interest expense, net	(5%	)	(5%	)	(3%	)
Gain on repurchase of debentures	— %		1%		—
Gain on sale of long-term investment	3%		—		—
Gain on settlement of claim	4%		—		—
Loss on foreign exchange	—		(9%	)	(1%	)
Income tax (expense) recovery	(13%	)	5%		—

Net loss	(73%	)	(37%	)	(2%	)

Revenue

        Revenue by geographic area based on the location of SR Telecom's customers is as follows for the years ended December 31, 2004, 2003 and 2002:

	Revenue (in 000's)			Percent of Wireless Revenue
	2004	2003	2002	2004	2003	2002
Europe, Middle East and Africa	50,519	51,468	80,871	48%	45%	45%
Asia	31,722	41,293	86,125	30%	37%	48%
Latin America	11,648	11,712	7,833	11%	10%	4%
Other	11,463	9,344	6,200	11%	8%	3%

	105,352	113,817	181,029	100%	100%	100%

        Revenue in Europe, Middle East and Africa in percentage terms increased to 48% in 2004 in comparison to 45% in 2003 and 2002. In dollar terms, 2004 revenue declined slightly from that experienced in 2003. In 2003, as compared to 2002, revenue decreased in dollar terms due to a decline in shipments for large turnkey projects to the region, where two new contracts in Saudi Arabia had been signed by the Corporation in 2002. Sales to Asia also declined in 2004 as compared to 2003 and 2002, due to the result of large contracts with Telstra Corporation Limited, the Department of Transport and Communications of the Philippines and Rural Telephone Services of Thailand that were substantially completed in 2003. Revenue in Latin America as a percentage of wireless revenue slightly increased to 11% in 2004 as compared to 10% in 2003 and increased from 4% in 2002. This increase in dollar and percentage terms, for the twelve-month period ended December 31, 2004 and 2003 as compared to the twelve-month period ended December 31, 2002 is a result of sales of SR Telecom's newly acquired airstar product line to the region.

        For the year ended December 31, 2004, there are no customers whose revenue comprised more than 10% of wireless revenue.

        Revenue from customers that comprised more than 10% of wireless revenue for the year ended December 31, 2003 is as follows:

	Revenue (in 000's)	Percent of Wireless Revenue
	2003	2003
Telstra Corporation Limited	$15,766	14%

        Revenue from customers that comprised more than 10% of wireless revenue for the year ended December 31, 2002 is as follows:

	Revenue (in 000's)	Percent of Wireless Revenue
	2002	2002
Saudi Telecom Company	$31,295	17%
Telstra Corporation Limited	$32,881	18%

	$64,176	35%

Revenue

        For the year ended December 31, 2004, revenue decreased to $105.4 million from the $113.8 million for the year ended December 31, 2003. This decline is primarily the result of a $7.9 million decrease in service revenue in 2004 compared to 2003. This decline resulted from the fact that there were significant service revenues resulting from a turnkey project in Asia in the prior year. Equipment revenues showed only a modest decline with $85.1 million in equipment revenue in 2004 as compared to $85.7 million in equipment revenue in 2003. For the year ended December 31, 2003, revenue decreased to $113.8 million from $181.0 million for the year ended December 31, 2002. This resulted from a decline in both equipment revenue and service revenue. Equipment sales decreased by 41% to $85.7 million in 2003 from $146.1 million in 2002. This decrease in annual revenue is primarily due to the substantial completion of major contracts including Saudi Telecom Company, Rural Telephone Services of Thailand and Department of Transport and Communications of the Philippines during 2003. During 2004, there were delays in securing purchase orders under large frame contracts that the Corporation has in place with its' longstanding customers.

Gross Profit

        Gross profit as a percentage of revenue decreased to 34% for the year ended December 31, 2004, from 46% for the year ended December 31, 2003 and from 51% for the year ended December 31, 2002. The principal drivers of the fluctuations in equipment gross profit are the level of revenue and the product and customer sales mix. Equipment gross profit declined to 33% in 2004 from 48% in 2003. Equipment gross profit also declined in dollar terms from $40.7 million in 2003 to $28.3 million in 2004. The decrease in equipment gross profit percentage was the result of increased sales of angel and airstar, which have lower margins than our traditional SR500 and swing product lines. Further, fluctuations in the timing of orders resulted in increased under-absorbed overhead costs in 2004. Services gross profit decreased to 35% for 2004 compared to 43% in 2003.

        Equipment gross profit declined to 48% in 2003, from the 59% levels experienced in 2002. This decrease resulted from variations in sales mix including sales of lower margin products such as angel and airstar, and is also due to an increase in under-absorbed overhead costs in 2003. Services gross profit increased to 43% in 2003 from 14% in 2002 as better margins were experienced on product repairs as well as positive contributions from renegotiations of certain services on turnkey projects.

Agent Commissions

        Agent commissions as a percentage of revenue increased to 5% of revenue or $5.5 million in 2004 from 3% or $3.3 million in 2003. This increase is a function of a change in sales mix. The jurisdiction and equipment mix changed significantly since 2003 with the addition of the airstar and angel product lines. Agent commissions as a percentage of revenue decreased to 3% or $3.3 million in the twelve-months ended December 31, 2003 from 8% or $13.9 million in the twelve-months ended December 31, 2002. The decrease in commissions as a percentage of revenue is commensurate with the decrease in revenue recognized under large turnkey contracts which traditionally have higher commissions.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses decreased to $49.7 million for the year ended December 31, 2004, compared to $52.2 million in 2003. Selling, general and administrative expenses increased to $52.2 million for the year ended December 31, 2003, compared to $47.1 million for the year ended December 31, 2002. SG&A decreased during 2004 due to cost reduction efforts put in place by the Corporation along with the restructuring that took place in the second and third quarters of 2004. The Corporation's restructuring plan was completed in the fourth quarter of 2004. The benefits of the restructuring were partially offset by a provision of $1.9 million related to an account receivable in the Middle East, the effect of eliminating the expected sub-lease revenue of $1.6 million on the US operating lease and a provision of $0.9 million related to an offer of settlement of a litigation.

        The increase in 2003 and in the early part of 2004 was due to the inclusion of Netro, which resulted in an approximate increase of $6.1 million in SG&A expense in the four-month period from its acquisition in September of 2003 to December of 2003. The increase during this period was partially offset by cost reductions achieved as a direct result of restructuring efforts implemented in 2003.

Research and Development Expenses

        Research and development expenses increased to $30.2 million for the year ended December 31, 2004, from $27.2 million for the year ended December 31, 2003. The increase is primarily due to a $4.2 million adjustment to the utilization of the federal investment tax credits (a write-down of the carrying value of the investment tax credit balance) as management has determined that there is insufficient evidence of reasonable assurance that this amount will be realized within the remaining life of the investment tax credits. The increase is offset by the realization of cost reductions from the closure of the research facility in France and the closure of the Redmond, Washington facility in the second and third quarters of 2004. The Corporation's restructuring plan was completed in the fourth quarter of 2004.

        Research and development expenses on a comparable basis increased to $27.2 million in 2003 from $21.3 million in 2002. The increase is due to additional research and development costs of $3.6 million incurred as a result of the acquisition of Netro and a reduction in the amount of investment tax credits being recognized that offset research and development expense. As of July 1, 2003, the Corporation has ceased the recognition of further federal investment tax credits since there is limited assurance that these credits would be realized in the near term.

Restructuring, Asset impairment and Other Charges

        For the year ended December 31, 2004, restructuring, asset impairment and other charges of $15.9 million were recorded. The restructuring charges were undertaken by the Corporation to reduce its cost structure in line with current and projected revenue levels. The costs are comprised primarily of severance and termination benefits, the write off of specific inventory and other assets, accrued lease charges and operating costs related to redundant facilities in the US as well as losses on the sale of redundant equipment. In total, 86 employees were terminated including 59 research and development employees, 6 project and service management employees, 10 sales and marketing employees, 4 operation employees and 7 administration employees.

        Management decided that it would no longer pursue the development and sale of the stride 2400 product line. As a result, the Corporation recorded the write-off of certain inventory of $1.1 million and deferred charges of $0.3 million in the second quarter of 2004.

        For the year ended December 31, 2003, restructuring, asset impairment and other charges of $3.1 million were recorded. The restructuring charges were undertaken by the Corporation to reduce its cost structure, and are comprised primarily of severance and termination benefits. In total, 42 employees were terminated including 12 research and development employees, 13 project and service management employees, and 17 sales and marketing employees. The write off of the assets of $1.4 million relates to the discontinuation of research and development on the shift product line.

        For the year ended December 31, 2002, restructuring charges of $4.9 million were accrued. These charges were also composed primarily of severance and termination benefits, as well as the elimination of inventory balances in certain specified locations and lease cancellation costs relating to the closure of a research and development site in Montreal. In total, 90 employees were terminated including 39 research and development employees, 31 project management employees, 8 sales and marketing employees, and 12 general and administrative employees.

Interest Expense

        Interest expense was $5.3 million for the year ended December 31, 2004 compared to $5.7 million for the year ended December 31, 2003, and $6.2 million for the same period in 2002. The decrease in interest expense in 2004 as compared to 2003 relates primarily to the repayment of bank indebtedness in 2004 and 2003, and the effect of interest income generated from investments made with the proceeds of the public offering and private placement in 2004. The decrease in interest expense in 2003 as compared to 2002 is mainly due to the forgiveness of interest payable relating to a government program.

Gain on Sale of Long-Term Investment

        In September of 2004, the Corporation sold a long-term investment acquired as part of the acquisition of Netro Corporation, to various investors for cash proceeds of $3.4 million (US$2.7 million). The long-term investment had been recorded at an estimated fair value of $nil at the time of acquisition.

Gain on Settlement of Claim

        On December 19, 2002, Solectron California Corporation filed for arbitration against Netro Corporation for disputes arising under its 1998 "Manufacturing Agreement". Solectron claimed that in 2000, it purchased materials on the basis of Netro's forecasts which were not supported by sales orders. The arbitration with Solectron resulted in the purchase of US$4.0 million of inventory by SR Telecom, where US$2.0 million was paid on August 27, 2004. The remainder was to be paid in three instalments in 2005, without any interest accruing. As a result of the settlement with Solectron, the Corporation realized a gain of $4.6 million (US$3.5 million) in the third quarter of 2004. The Corporation did not meet its February 2005 payment obligation pursuant to the settlement agreement resulting in Solectron serving a judicial citation for US$1.45 million on March 11, 2005. The Corporation subsequently paid the then overdue amount of US$550,000 including interest and fees on June 15, 2005. The remaining balance of US$900,000 due on August 26, 2005, was paid on September 7, 2005. No further obligations exist.

Gain on Repurchase of Debentures

        For the year ended December 31, 2003, SR Telecom realized a gain of $1.2 million on the repurchase of $4.0 million of its outstanding debentures. There were no debentures repurchased in 2004.

Foreign Exchange

        The Corporation had a foreign exchange loss of $nil for the year ended December 31, 2004, compared to a foreign exchange loss of $10.0 million for the year ended December 31, 2003. In 2004, the Corporation realized losses on the fluctuation in the value of its US dollar receivables. These losses were reduced when the Corporation collected a significant portion of its US dollar receivables in the third quarter of 2004. The losses were further offset by an increase in the Corporation's outstanding US dollar payables. For the year ended December 31, 2003, the Corporation experienced foreign exchange losses of $10.0 million compared to $2.0 million for the year ended December 31, 2002. This resulted from the fluctuation in the value of the Canadian dollar compared to the US dollar and the Euro. The revaluation of the Corporation's US dollar denominated accounts receivable and cash balances is the main reason for the increase.

Income Taxes

        The income tax provision includes tax loss carry forward benefits and other future income tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the tax rates which will be in effect when the differences are expected to reverse. The tax loss carry-forwards recognized relate primarily to losses incurred in Canada. In the beginning of the third quarter of 2003, the Corporation ceased to recognize additional tax loss carry-forward benefits, resulting in no tax recovery in 2004 compared to 2003 and 2002. During the fourth quarter of 2004, management determined that an increase in the valuation allowance in the amount of $13.2 million for the future income tax assets was appropriate, as a result of the continued losses and the significant uncertainties surrounding the future prospects of the Corporation.

Telecommunication Service Provider Business Segment

	2004					2003					2002
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Revenue	4,607	5,039	4,660	4,278	18,584	3,637	3,567	3,247	3,613	14,064	4,905	3,736	3,531	3,702	15,874
Operating expenses	4,866	4,760	4,646	4,398	18,670	5,515	4,927	5,753	5,991	22,186	6,179	5,498	5,515	5,318	22,510
Operating (loss) income	(259)	279	14	(120)	(86)	(1,878)	(1,360)	(2,506)	(2,378)	(8,122)	(1,274)	(1,762)	(1,984)	(1,616)	(6,636)
Net (loss) income	(1,779)	(1,966)	1,494	(6,758)	(9,009)	1,188	2,249	(3,905)	(1,999)	(2,467)	(2,784)	(896)	(6,305)	(7,015)	(17,000)

Revenue

        CTR revenue for the year ended December 31, 2004, increased to $18.6 million from $14.1 million for the year ended December 31, 2003. In peso terms, revenue increased to 8,738 million pesos in 2004 from 6,917 million pesos in 2003. The increase is attributable to the increase in access tariffs approved by the Chilean regulator, Subtel, which took effect March 1, 2004 as well as the roll out of the new urban initiative. CTR experienced a decline in revenue to $14.1 million in the year ended December 31, 2003, from $15.9 million in the year ended December 31, 2002. Revenue had been affected by the decline in the value of the Chilean peso compared to the Canadian dollar. Net revenue in Chilean peso terms in 2003 was 6,917 million pesos compared to 6,951 million pesos in 2002.

Operating Expenses

        Operating expenses, net of restructuring asset impairment and other charges, decreased to $18.7 million in 2004 from $21.6 million in 2003. In Chilean pesos, operating expenses decreased to 8,132 million pesos from 9,175 million pesos in 2003. The decrease in operating expenses relates to continued operational efficiencies and cost reductions enacted in CTR. Operating expenses decreased to $21.6 million in 2003 from $22.5 million in 2002. Operating expenses actually increased to 9,175 million pesos for the twelve-months ended December 31, 2003, from 8,616 million pesos in the twelve-months ended December 31 2002. The amount decreased in Canadian dollar terms due to the decline in the value of the Chilean peso relative to the Canadian dollar. Also, operational efficiencies and cost reductions enacted in 2003 by CTR were offset by non-recurring consulting expenses. CTR will continue to manage their operating expenses while focusing on revenue growth.

Restructuring, Asset Impairment and Other Charges

        For the year ended December 31, 2003, asset impairment charges of $0.6 million were accrued. These charges were related to the write down of certain satellite related assets to their estimated fair market value.

Interest Expense

        Interest expense for the year ended December 31, 2004, has decreased to $2.7 million from $3.2 million in 2003 and from $5.9 million for the same period in 2002. The decline is due to a reduction in the amount of long-term debt outstanding as well as a general decrease in interest rates and the effect of a decline in the US dollar relative to the Canadian dollar on the US dollar interest payments.

Loss on Change in Ownership in Subsidiary Company

        On June 30, 2001, CTR acquired VSAT-based telecommunications assets totalling $14.6 million from Gilat-To-Home Chile in exchange for 13% of CTR's issued and outstanding common shares. The reduction in ownership of CTR resulted in a gain on dilution of $9.4 million. During 2002, SR Telecom increased its shareholding in CTR by 8.9% to 95.9%. The increase in shareholding was a function of the degree to which certain performance requirements of the acquired assets were not met. This increase in the direct and indirect ownership in CTR resulted in an estimated non-cash charge to earnings of $4.0 million in the fourth quarter of 2002, subject to final negotiations. The charge was determined using management's best estimate of the increase of the holding of CTR. The final negotiations have not yet concluded.

Foreign Exchange

        The foreign exchange gain of $2.3 million in 2004 and $11.1 million in 2003, compared to the foreign exchange loss of $0.5 million in 2002, is a function of the effect of fluctuations in the Canadian dollar, US dollar and Chilean peso on the assets and liabilities of CTR, in particular the US dollar denominated debt.

Income Taxes

        During the fourth quarter of 2004, management determined that an increase in the valuation allowance in the amount of $8.5 million of the future income tax assets of CTR was appropriate, as a result of the significant uncertainties surrounding the future prospects of the Corporation.

Consolidated Basic and Diluted Loss per Share

	2004					2003					2002
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Basic and diluted net loss per share	(1.23)	(1.33)	(0.23)	(2.38)	(5.17)	(1.21)	(0.90)	(2.60)	(1.36)	(6.21)	(0.48)	(0.62)	(0.67)	(2.04)	(3.82)

Consolidated Liquidity and Capital Resources

(in 000's)	December 31, 2004	December 31, 2003	December 31, 2002
Total assets	227,624	289,775	320,805
Bank indebtedness	—	3,000	10,000
Long-term liability	1,810	1,939	—
Lease liability	8,620	12,808	—
Debentures	71,000	71,000	75,000
Long-term project financing	35,585	45,232	64,760
Shareholders' equity	52,640	91,740	102,326

Cash and Short-Term Investments

        The consolidated cash and short-term investment position including restricted cash, decreased to $6.4 million at December 31, 2004, compared to $18.7 million at December 31, 2003. During the year ended December 31, 2004, the Corporation raised $46.8 million in equity, net of share issue costs. The decrease in the outstanding cash balance resulted from the repayment of outstanding debt in the amount of $15.5 million in 2004 as well as the use of cash to fund operations in excess of that generated from sales. The Corporation is in the process of attempting to raise additional funds for working capital purposes.

Capital Expenditures

        Capital expenditures are being kept to the minimum level required to execute SR Telecom's business plan. CTR's property, plant and equipment additions were $3.2 million for the year ended December 31, 2004, compared to $1.0 million for the year ended December 31, 2003. These relate principally to existing network upgrades and enhancements. The Corporation is also progressing with the urban line initiative in Chile. Wireless Products additions were $3.0 million in 2004, which related to ongoing capital requirements. Wireless Products additions were $4.7 million in 2003, excluding the assets acquired in the Netro acquisition, and were related predominantly to the shift asset purchase in the first quarter of 2003. SR Telecom presently has no material commitments for capital expenditures.

Long-Term Debt and Shareholders' Equity

Long-Term Liability

        As at December 31, 2004, the long-term liability was $1.8 million, which reflects the fair value of the indemnification provided to the former directors and officers of Netro Corporation as part of the purchase agreement. The change in the long-term liability is a reflection of the effects of foreign exchange.

Lease Liability

        The lease liability decreased to $8.6 million at December 31, 2004, from $12.8 million at December 31, 2003. The liability, composed of a long-term portion of $3.6 million and a short-term portion of $5.0 million, arose on the assumption of Netro's operating lease for its San Jose, California office, which is vacant. The lease obligation was originally recorded in the financial statements at its fair market value, determined by the present value of future lease payments, reduced by the expected sub-lease revenue. At the end of 2004, the Corporation did not expect to be able to sub-lease these premises in the near term, and as a result, increased the liability by $1.6 million by eliminating the effect of the expected sub-lease revenue. The decrease in the liability during the year relates to the monthly payments under the operating lease offset by the increase that occurred with the elimination of the sub-lease revenue.

Long-Term Debt

        The Corporation did not comply with a covenant included in both the 8.15% debenture trust indenture and the CTR long-term project financing agreements, which required the maintenance of a minimum shareholder's equity of $90 million.

        SR Telecom's 8.15% debentures were unsecured and bore interest at 8.15%, payable semi-annually. The balance of the 8.15% debentures were due in a bullet payment at maturity on April 22, 2005. In the fourth quarter of 2003, the Corporation repurchased $4.0 million of the 8.15% debentures as a means to reduce its debt. On August 22, 2005 the Corporation exchanged substantially all of the 8.15% senior unsecured debentures and accrued interest to date into 10% convertible redeemable secured debentures ("new convertible debentures"), due October 15, 2011. Interest on the new convertible debentures is payable in cash or in kind by the issuance of additional convertible debentures, at the option of the Corporation.

        The convertible debentures are secured by a charge over substantially all of the assets of the Corporation, ranking behind the security interest granted to the lenders under the credit facility, and pari passu with the CTR loan, and subject to the terms of an Inter-Creditor Agreement entered into between the lenders, under the terms of the Credit Agreement, the 10% convertible debenture holders and the CTR lenders, which set out certain rights and obligations between them.

        The following table outlines the cash payments due with respect to SR Telecom's contractual cash obligations as at December 1, 2005:

Payments due by:
Contractual Obligations	2005	2006	2007	2008	2009	Thereafter	Total
Debentures	—	—	—	—	—	270	270
Convertible debentures	—	—	—	—	—	65,443	65,443
Long-term debt	—	1,642	2,345	1,172	29,312	—	34,471
Lease liability	4,470	2,965	—	—	—	—	7,435
Capital lease obligations	11	175	83	73	23	—	365
Purchase commitments	2,525	—	—	—	—	—	2,525
Operating lease obligations	405	2,387	1,981	978	706	148	6,605
Interest payment	177	24,884	24,745	24,299	22,005	90,178	186,288

Total	7,588	32,053	29,154	26,522	52,046	156,039	303,402

        The purchase commitments as at December 31, 2004 relate primarily to open purchase orders with suppliers for components, for current and expected sales in 2005.

Shareholder's Equity

(in 000's)	December 31, 2004	December 31, 2003
Authorized
An unlimited number of common shares
An unlimited number of preferred shares issuable in series a
17,610,132 common shares (10,467,283 in 2003)	219,653	180,866
3,924,406 warrants (352,941 in 2003)	13,029	1,815
Contributed Surplus	519	—

        On September 2, 2003, the Board of Directors of the Corporation approved a one-for-ten share consolidation. All per share amounts in the MD&A have been restated to reflect the share consolidation on a retroactive basis.

        On February 18, 2004, the Corporation completed a public offering of 5,714,287 units for gross cash proceeds of $40.0 million. Concurrently with the closing of the public offering, the Corporation completed a private placement of 571,500 units for aggregate gross proceeds of $4.0 million. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each whole warrant entitles the holder to acquire one common share at a price of $9.00 per share until February 2006.

        On February 24, 2004, the over-allotment option related to the public offering was exercised where an additional 857,142 units were purchased for gross cash proceeds of $6.0 million. These units hold the same terms and conditions as those of the public and private offerings.

        The gross proceeds of $50.0 million were allocated between common shares and warrants based on their fair values. Accordingly, $38.8 million was allocated to the common shares and $11.2 million to the warrants. The fair value of the warrants was determined using the Black-Scholes Option pricing model, assuming a weighted-average risk-free rate of 4.3%, a dividend yield of 0%, expected volatility of 72.5% and expected life of the warrants of 2 years.

        The underwriting commissions and other expenses amounted to $3.2 million relating to the public offering and private placement. These share issue costs were charged to deficit.

        On September 4, 2003, the Corporation acquired all of the common shares of Netro, which resulted in an issuance of 4,149,893 common shares at a price of $6.75 per share, which was the fair value of the shares on the date the acquisition was announced.

        In 2003, the Corporation also closed a private placement whereby 705,882 units were issued at $8.50 per share for gross proceeds of $6.0 million. Each unit consists of one common share and one-half of one common share purchase warrant. Each whole warrant will entitle the holder to acquire one common share in the capital of SR Telecom at a price of $10.00 per share until July 2008. The securities were subject to a four-month hold period under the applicable securities law. The private placement was offered in order to obtain funds to be used in working capital.

        The gross proceeds of $6.0 million were allocated between common shares and warrants based on their fair values. Accordingly, $4.2 million was allocated to the common shares and $1.8 million to the warrants.

        SR Telecom had an Employee Stock Purchase Plan, a Directors' Share Compensation Plan and an Employee Stock Option Plan that provides stock options to key employees, where the options vest over a period of four to five years. During the year ended December 31, 2004, no common shares were issued under the Directors' Share Compensation Plan. The Corporation effectively terminated its Employee Stock Purchase Plan as of January 1, 2004. For the year ended December 31, 2003, stock issued under the first two plans totaled 88,710 for consideration of $0.7 million.

        As at December 31, 2004, the Corporation's outstanding number of stock options is 406,580 where 168,940 stock options are exercisable.

        Effective January 1, 2004, the Corporation adopted the transitional provisions of the CICA section 3870, "Stock-Based Compensation and Other Stock-Based Payments", where compensation expense is now recognized on all issued and outstanding stock options issued after January 1, 2002, in accordance with the fair value method of accounting. This amendment has been applied retroactively without restatement of prior periods. This resulted in a charge to opening deficit of $0.3 million with a corresponding credit to contributed surplus at January 1, 2004. For the year ended December 31, 2004, compensation expense of $0.2 million was included in operating expense in the statement of operations.

Contingencies

        Refer to note 24 to the accompanying annual audited consolidated financial statements for a full description of the Corporation's outstanding contingencies.

Off-Balance Sheet Arrangements

        The Corporation has currency exposures arising from significant operations and contracts in multiple jurisdictions. The Corporation also has currency exposure to freely tradable and liquid currencies of first world countries and communities. As a result, the Corporation entered into forward contracts in 2003 as a partial economic hedge against fluctuations in the US dollar with respect to its US dollar receivables. During the current year, SR Telecom sold its US $2.0 million forward contract. The change in market value of this contract from the date of purchase to expiry date in March 2004 resulted in a realized foreign exchange gain of $0.2 million recorded in the consolidated statement of operations. The Corporation had not entered into other forward contracts in 2004.

        Refer also to note 24 and 27 to the accompanying annual audited consolidated financial statements for a full description of the Corporation's guarantees and derivative financial instruments, respectively.

Cash Flows

        For the year ended December 31, 2004, cash flows used in operations totalled $41.2 million as compared to $44.0 million for the year ended December 31, 2003. This is primarily the result of lower revenues resulting in increased operating losses offset by the gain on sale of a long-term investment and a gain on the settlement of the claim with Solectron along with a decrease in non-cash working capital items, in particular the outstanding accounts receivable.

        For the year ended December 31, 2004, cash flows from financing activities totalled $31.3 million as compared to a use of $14.1 million for the year ended December 31, 2003. The cash inflows reflect $46.8 million in net proceeds from the issue of shares and warrants, offset by $15.5 million in debt repayments. For 2003, the cash outflow reflects debt repayments offset by the proceeds on the private placement.

        For the year ended December 31, 2004, cash inflows from investing activities totalled $6.1 million as compared to $46.2 million for the year ended December 31, 2003. The decrease in the cash inflow in 2004 resulted from the net cash acquired on acquisition of Netro Corporation in 2003 and the sale of short-term investments during the year to fund operations.

MANAGEMENT

Directors and Officers

        Each director is elected by our shareholders to serve until our next annual meeting of shareholders or until a successor is elected or duly appointed. Executive Officers are appointed annually and serve at the discretion of the Board of Directors.

        The following table sets out the names and the municipality of residence of those individuals who are or will prior to the closing of the Offering be executive officers of the Corporation, together with their current or proposed positions and offices with the Corporation, as the case may be, and their principal occupations and positions held during the past five years.

Name	Position	Director or Officer Since	Principal Occupation and Positions Held During the Last Five Years
William E. Aziz (Toronto, Ontario)	Interim President and Chief Executive Officer	2005	Interim President and Chief Executive Officer, SR Telecom; Chief Restructuring Officer, SR Telecom; Managing Partner, Blue Tree Advisors Inc.; previously, Interim Chief Financial Officer, Atlas Cold Storage Income Trust
David L. Adams(1) (Montreal, Quebec)	Senior Vice President, Finance and Chief Financial Officer	1999	Senior Vice-President, Finance and Chief Financial Officer SR Telecom
Padraig Declan Byrne (Montreal, Quebec)	Vice President, Global Alliances	2002	Vice-President, Global Alliances, SR Telecom; previously Technologies Manager, Broadband Wireless Access Technologies, SR Telecom USA, Inc. / Netro Corporation
Kirk Flatow(4) (San Jose, California)	Director	2005	Senior Vice-President, Advanced Semiconductor Packaging Group of Tessera, Inc.
Garry Forbes (Raleigh, North Carolina)	Senior Vice President, Sales and Marketing	2005
			Senior Vice President, Sales and Marketing, SR Telecom; previously, Vice President Sales, Telco Systems; General Manager EVP Sales MicroSlate Inc., Vice President International Sales, Tut Systems, Inc.
David Gibbons (Redmond, Washington)	Director	2005	President, Elektrobit Inc.
Paul J. Griswold(2)(3) (Armonk, New York)	Vice-Chairman of the Board of Directors and Secretary	2005	CEO SLI Holdings International, LLC
Lionel P. Hurtubise(4) (Montreal, Quebec)	Chairman of the Board of Directors	1999	Corporate Director
Charles Immendorf (Montreal, Quebec)	Senior Vice President, Innovations	2003	Vice President, Research and Development, SR Telecom
Albert Israel (Montreal, Quebec)	Senior Vice-President, Customer Solutions	1999	Vice-President, Products and Technology, SR Telecom

Patrick J. Lavelle(2)(3) (Toronto, Ontario)	Director	2005	Chief Executive Officer, Patrick J. Lavelle and Associates
Michael J. Morris (Montreal, Quebec)	Vice President	1984	Senior Vice-President SR Telecom
Christophe Padiou (Pontcarré, France)	General Manager, SR Telecom SAS, France	2001	General Manager, SR Telecom SAS, France
Benoit Pinsonnault(5) (Montreal, Quebec)	Senior Vice-President, Operations	1997	Senior Vice-President, Operations, SR Telecom
Chad Pralle (Montreal, Quebec)	Vice-President, Marketing	2005	Vice-President, Marketing SR Telecom; previously Product Line Manager, SR Telecom USA, Inc., Director of Marketing, Netro Corporation
Pierre St-Arnaud (Montreal, Quebec)	Director	2001	Corporate Director; previously President and Chief Executive Officer, SR Telecom
Louis A. Tanguay(2)(3)(4) (Montreal, Quebec)	Director	2004	Corporate Director
Susannah Tam (Montreal, Quebec)	Vice-President, Special Projects	2005	Vice-President, Special Projects, SR Telecom; previously, Director of Investments, CDP Capital

(1)
Mr. Adams will step down as Senior Vice-President, Finance and Chief Financial Officer no later than December 23, 2005.

(2)
Member of the Compensation and Nominating Committee.

(3)
Member of the Audit Committee.

(4)
Member of the Corporate Governance Committee.

(5)
Mr. Pinsonnault stepped down as Senior Vice President, Operations on October 30, 2005. However, he will continue as a consultant at least until January 31, 2006 but no later than March 31, 2006.

        The following are brief biographies of the members of the board of directors and our executive officers.

        WILLIAM E. AZIZ has been engaged as our Chief Restructuring Officer since April 18, 2005 and as our Interim President and Chief Executive Officer since July 21, 2005. He is currently Managing Partner of BlueTree Advisors, a management firm that provides services in connection with business recoveries, strategic planning, organizational development and mid-market investment banking. Mr. Aziz has played a key role in the restructuring of Atlas Cold Storage Income Trust, BiWay Stores division of Dylex, White Rose Home & Garden, Omega Digital Data, Interlink Freight Systems and Agnew Family Footwear. He is currently a director of Canada Bread Limited.

        DAVID L. ADAMS, our Senior Vice President, Finance and Chief Financial Officer, joined us in March 1999. He is responsible for executive management and oversight of all of our financial operations. Prior to joining SR Telecom, Mr. Adams had spent ten years with CAE Inc., where he was Vice President, Finance and Administration and Vice President Human Resources of CAE Electronics Ltd. Mr. Adams earned his Bachelor's degree in Commerce and Finance from the University of Toronto in 1979. He began his career at Clarkson Gordon, a Canadian affiliate of Ernst & Young, where he gained his chartered accountant designation. In 1984, he joined The Bank of Nova Scotia. As Senior Manager, he was responsible for the corporate finance and account management activities of the bank's largest corporate banking unit in Canada.

        PADRAIG DECLAN BYRNE is Vice President, Global Alliances. Prior to this appointment Mr. Byrne held the position of Regional Manager — Americas for the Corporation. Mr. Byrne previously served as Director of International Business Development for AT&T. Prior to assuming responsibility for international activities, Mr. Byrne was a Director for AT&T Wireless' Contract and Supply organization, negotiating final supply agreements with key suppliers of AT&T Wireless. Preceding his entry into the private sector in 1999, Mr. Byrne served as an Officer in the United States Navy for four (4) years, and as a Foreign Service Officer in the United States Diplomatic Service for eight (8) years where he held arms control and treaty negotiator positions in Africa, Southeast Asia and Washington D.C. He also led Legislative Affairs efforts for the Department of State, negotiating key elements of the Foreign Affairs Budget between the Executive and Legislative Branches. Mr. Byrne holds advanced degrees from the University of San Francisco in European History and French Language and speaks five languages.

        KIRK FLATOW was appointed to our board of directors in August 2005. Mr. Flatow is the Senior Vice President, Advanced Semiconductor Packaging Group of Tessera, Inc. Prior to that, he served as our Senior Vice President of Marketing and Sales, a position he assumed in February 2002. From January 2001 to December 2001, Mr. Flatow served as President and Chief Executive Officer of Novera Optics, Inc., a dynamic optical component company. From April 1997 to January 2001, Mr. Flatow held several executive positions at Harmonic, Inc., an optical networking company, including President of Broadband Access Network Division, Vice President of Worldwide Sales and Vice President of International Operations. From October 1994 to April 1997, Mr. Flatow served as Vice President of Business Development North America for Flextronics International Ltd. Mr. Flatow was co-founder of nCHIP Inc. where, from February 1989 to October 1994, he held senior level positions including Vice President of Worldwide Sales, Vice President of Japan, Vice President of Finance and Chief Financial Officer. Mr. Flatow received a B.S. from the University of Santa Clara and an M.B.A. from the University of Chicago.

        GARRY FORBES is our Senior Vice-President, Sales and Marketing. Mr. Forbes leads the development and execution of our global sales and marketing strategy. Prior to returning to SR Telecom, Mr Forbes was Vice-President Sales of Telco Systems, a wholly-owned subsidiary of BATM Advanced Communications Ltd. From January 2003 to August 2003, he held the position of General Manager/EVP Sales at MicroSlate Inc. From June 2001 to July 2002, he was Vice-President International Sales of TUT Systems, Inc. Prior to that, he held various positions with us from June 1994 to June 2001, including Senior Vice-President-Sales and Marketing. Mr. Forbes holds a BSc EE from the University of Alberta.

        DAVID GIBBONS was appointed to our board of directors in October 2005. He has been engaged in the wireless telecommunications industry for 17 years and currently works for the Elektrobit Group PLC. Throughout his career, Mr. Gibbons has been involved in realizing new wireless technologies into global, high volume deployments including GSM, CDMA and OFDM on both the network and terminal side. Mr. Gibbons' assignments in the wireless industry have included senior management roles in business development, engineering and operations. He has held the position of President and Senior Vice President Business Development at Elektrobit Inc, a wholly owned subsidiary of Elektrobit Group responsible for the American market; Senior Vice President Business Development and CTO for AT&T Wireless Services broadband wireless access business; Director and Manager of several engineering teams at AT&T Wireless, Motorola and Nokia.

        PAUL J. GRISWOLD was appointed to our board of directors in August 2005 and Vice Chairman of the Board and Secretary in November 2005. Mr. Griswold is CEO and a director of SLI Holdings International, LLC of Purchase, New York. Prior to May 2003, he served as the President, Chief Executive Officer and Director of Paxar Corporation. He was named its President and Chief Executive Officer in August 2001. He had previously served as the President and Chief Operating Officer since February 2000. Prior to that time, Mr. Griswold was the Senior Vice President, Protective Packaging and International Operations, at Pactiv Corporation, formerly Tenneco Packaging. Prior to joining Tenneco in 1994, he was the Vice President of Packaging Development and Procurement for Pepsi International. Mr. Griswold has a B.A. Mathematics from Fordham University and a M.B.A. in Finance from Seaton Hall University.

        LIONEL P. HURTUBISE has served on our board of directors since 1999. He was formerly President and Chief Executive Officer of Ericsson Canada Inc. and served as its Chairman of the Board until July 31, 2005. Mr. Hurtubise has been in the forefront of telecommunications and computer science technology in Canada for many years. Prior to joining Ericsson Canada in 1986, he served as President of International Systcoms Ltd., then a leader in the field of mobile radio telephony. He was also a principal in the formation of Westech Systems Ltd., a joint venture in which Alberta Government Telephones was a participant, in developing

Canada's first cellular mobile telephone network. Mr. Hurtubise is active in private and governmental organizations dedicated to the advancement of telecommunications research and development.

        CHARLES IMMENDORF is our Senior Vice President, Innovations. Mr. Immendorf is responsible for leading overall research and development strategy and managing the product development teams. Mr. Immendorf joined us in September 2003 with the acquisition of Netro where he was Vice President, Software Development. Prior to joining Netro he was Director, Software Development at AT&T Wireless, where he led the development team for Project Angel from 1995 to 2002. Mr. Immendorf has a BS in Electrical Engineering with highest honours from Rutgers University College of Engineering.

        ALBERT ISRAEL is our Senior Vice President, Customer Solutions. Mr. Israel joined us in September 1999 as Director of Research and Development and was promoted to Vice President, Engineering in December 2001 and Vice President, Research and Development in 2002. Mr. Israel has more than 15 years of management experience in the telecommunications industry. Before joining us, Mr. Israel was Vice President of Strategy and Technology at Positron Industries Inc., a leading provider of 911 communication systems, which he joined in 1986 after completing a bachelor's degree in Electrical Engineering at McGill University.

        PATRICK J. LAVELLE was appointed to our board of directors in August 2005. Mr. Lavelle is Chief Executive Officer of Patrick J. Lavelle and Associates, a management consulting firm. Mr. Lavelle is currently Chairman of UE Waterheaters Inc., and is a director of McQuarry Energy Inc., Algoma Steel Inc., Westport Innovations Inc., Tahera Diamond Corporation, and Canadian Bank Note Company Limited. He serves as a Trustee of Arriscraft International Income Fund and Trustee and Chair of Retrocom Mid-Market Real Estate Investment Trust. He is Chairman of the Bay of Spirits Gallery and on the advisory board of International M.B.A. Program at York University. Mr. Lavelle has previously served as Chairman and CEO of Unique Broadband Systems Inc., VP Corporate Development at Magna International Inc., Chairman of Export Development Corp., Chairman of the Business Development Bank of Canada, and a director of Lions Gate Entertainment Corp., Solign Technologies, Inc., Proprietary Industries Inc., Newmex Minerals Inc. He was Chairman of Canadian Council for Aboriginal Business. He has served as Deputy Minister of Industry, Trade and Technology for Ontario, First Secretary of the Premier's Council, a senior advisor to the Planning and Priorities Board of the Ontario Cabinet and as Agent General for the Government of Ontario in Paris, France.

        MICHAEL J. MORRIS is our Vice President. In this role, Mr. Morris is responsible for all legal aspects of commercial and agency contracts. Mr. Morris is a graduate of Imperial College in London, England, where he received his Bachelor's of Science (Honours) degree in Physics. Mr. Morris joined us in 1984, as Vice President Engineering.

        CHRISTOPHE PADIOU is General Manager, SR Telecom SAS in France. In this role Mr. Padiou manages all operational aspects of the EMEA region including production support and maintenance, project management, sales support, human resources and administration. Mr. Padiou was previously our Vice President, Sales EMEA from January 2003 until November 2004. He joined us in September 2001 with the acquisition of the FWA group of Lucent Technologies. He is a graduate of engineering from Sup Telecom Paris.

        CHAD PRALLE is our Vice President, Marketing. Mr. Pralle is responsible for setting our marketing strategy and oversees marketing communications, and product marketing teams. Mr. Pralle joined us in 2003 as part of the acquisition of Netro Corporation where he was Director of Marketing. Prior to Netro, he led a marketing and business development team at AT&T Wireless from 2000 until 2001. Mr. Pralle holds BS and MS degrees in electrical engineering from Oklahoma State University College of Engineering.

        BENOIT PINSONNAULT was our Senior Vice President, Operations until October 31, 2005. He will remain with us as a consultant until at least January 31, but not later than March 31, 2006. Mr. Pinsonnault was responsible for the development of our manufacturing and supply-chain strategy. Additionally, Mr. Pinsonnault oversaw the day-to-day operations of our manufacturing organization, including all product fulfillment and logistics to meet our goal of total customer satisfaction. Mr. Pinsonnault joined us in December 1992 as Director of Manufacturing Engineering. He subsequently held the positions of Director — Production, and Director — Manufacturing, and was promoted to Vice President Customer Satisfaction and Operations in September 2000.

        PIERRE ST-ARNAUD has served on our board of directors since 2001. Mr. St-Arnaud was our President and Chief Executive Officer from June 2000 until July 21, 2005. He also sits on the Board of Directors of Electro

Composites Inc. From 1981 to 1995, he was employed in the national and international operations of the Asea Brown Boveri (ABB) group of companies. In 1993, he became President of Power Transmission and Distribution Segment, ABB Canada. In 1996, he served as Executive Vice President, Technology and Development of Hydro-Québec. From 1997 to 1999, he was engaged as President and Chief Executive Officer at Geomat International Inc., a leader in the global geomatics industry.

        LOUIS A. TANGUAY joined our board of directors in 2004. Retired from Bell Canada after a career spanning over four decades and during which he held a number of executive positions, including President of Bell Canada International from 1998 until 2001, Mr. Tanguay possesses a deep understanding of the management of telecommunications operations. He currently serves as a director of several companies, including Aéroports de Montréal, Canbras Communications, Bell Nordiq, Medysis Inc., Rona Inc. and Saputo Group Inc. He holds a Bachelor of Commerce degree from Concordia University.

        SUSANNAH TAM is our Vice President, Special Projects. Prior to joining us in July 2005, Ms. Tam was Vice President, Finance at Etude Economique Conseil, a Montreal-based international consulting firm. In 2002, Ms. Tam served as Director of Investments for CDP Capital, a $100 billion pension fund. In 2001, she was Senior Director, Investments for TIW Asia, a telecom venture capital fund. From 1998 to early 2001, she was Director of Strategy and Development at Bell Canada International ("BCI"). Prior to joining BCI, Ms. Tam held various positions at Dominion Textile, Inc., Canada's largest textile manufacturing company. Ms. Tam obtained a B.A. in Mathematics from Mills College in Oakland, California and has an M.B.A. from Concordia University in Montreal.

Statement of Executive Compensation

Compensation of Named Executive Officers

        The following Summary Compensation Table summarises the compensation during the three fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002 for each of our Chief Executive Officer (the "CEO"), Chief Financial Officer (the "CFO") and the three most highly compensated executive officers, other than our CEO and CFO, who were employed by us on December 31, 2004 (collectively, the "Named Executive Officers"). The determination of most highly compensated executive officers is made on the basis of the total annual salary and annual incentive bonuses earned during the fiscal year ended December 31, 2004.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($(1))	Other Annual Compensation ($)	Stock Options Granted (#)	All Other Compensation(2) ($)

Pierre St-Arnaud(3) President & Chief Executive Officer	2004 2003 2002	310,000 310,000 310,000	— — 155,000	— — —	50,000 — 10,000	15,562 15,500 15,452

David L. Adams(4) Senior Vice President, Finance & Chief Financial Officer	2004 2003 2002	228,375 225,000 203,000	— — 66,990	— — —	28,000 — 4,000	11,405 11,220 10,161

Benoit Pinsonnault(5) Senior Vice President, Operations	2004 2003 2002	228,375 225,000 180,000	— — 59,400	— — —	28,000 — 5,000	11,405 11,190 8,953

Charles Immendorf(6) Vice President, R & D	2004 2003	204,914 70,742	— —	— —	— —	115,945 —

Michael J. Morris Vice President	2004 2003 2002	195,000 188,500 182,000	— — 36,400	— — —	14,000 — 3,500	24,669 16,015 1,623

(1)
Bonus amounts are paid in cash in the year following the fiscal year in which they were earned.

(2)
All other compensation includes contributions to our retirement savings plan, and, for Michael J. Morris, overseas allowances, and, for Charles Immendorf, transfer allowances.

(3)
Mr. St-Arnaud resigned as President and Chief Executive Officer on July 21, 2005.

(4)
Mr. Adams will step down as Senior Vice President, Finance and Chief Financial Officer no later than December 23, 2005.

(5)
Mr. Pinsonnault stepped down as Senior Vice President, Operations on October 30, 2005. However, he will continue as a consultant at least until January 31, 2006 but no later than March 31, 2006.

(6)
Mr. Immendorf joined us following the Netro acquisition in September 2003 and transferred to Montreal in August 2004 from the Redmond office. His annual salary is $285,000. He received a Transfer allowance of US$80,000 at that time.

Named Executives not in the Employ of the Corporation at Year End

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)	Stock Options Granted (#)	All Other Compensation(1)(2) ($)

Claude Giguère(1) Senior Vice President, Sales Terminated November 5, 2004	2004 2003 2002	207,885 171,731 —	— — —	— — —	— 3,500 -	50,013 13,302 —

Marc St-Onge(2) Vice President, Product Line Management Terminated May 7, 2004.	2004 2003 2002	76,923 200,000 200,000	— — 40,000	— — —	— — 3,500	160,178 15,214 28,656

(1)
Salary shown for Mr. Giguère includes full base salary to termination date, being November 5th, 2004. All Other Compensation includes vacation payment of $7,606 USD and $6,250 USD in employer match contribution to Safe Harbour 401K for 2004, plus Salary continuance until December 31, 2004. Salary continuance ended on June 8th 2005. The salary received in 2005 will be equivalent to $111,173 CAD; this amount is not included in the amounts above. Exch. Rate = 1.21966.

(2)
Salary shown for Mr. St-Onge includes base salary to termination date, being May 7th 2004. All Other Compensation includes a lump sum payment of $76,923 part of his termination package and salary continuance of $53,846, $25,354 in vacation pay and $4,055 of contribution to Retirement Savings Plan.

Share Compensation Arrangements

        We have put into place the Restated 1998 Key Employee Stock Option Plan (the "KESOP"), the Directors' Share Compensation Plan (the "DSCP") and the Restated 1998 Employee Share Purchase Plan (the "ESPP"). These plans are all incentive-based plans, designed to increase performance of employees, senior management, officers and directors, as the case may be, and to further align the interests of each of these participants with shareholder interests.

KESOP

        The KESOP serves as a tool to retain talented individuals within the Corporation. As of September 30, 2005, there were options to purchase 335,430 Common Shares outstanding under the KESOP. From a total authorized reserve amount of 446,550 Common shares under the KESOP, 111,120 Common Shares remain available for further option grants.

DSCP

        Under the DSCP, each of our non-employee directors may at the commencement of the year, elect to receive all, part or none of the remuneration paid to them by us for directors' retainer and meeting attendance fees in Common Shares. Since implementation, a total of 44,925 Common Shares have been issued to directors, at the then current market price, in lieu of cash compensation. The aggregate number of Common Shares reserved for issuance under this plan is 45,000 and, at present, a current reserve of 75 Common Shares is available under this plan for future issuances. However, in 2004, we suspended the operation of the DSCP.

Management Incentive Plans

        We have put in place management incentive plans for members of our management team, pursuant to which the amount of additional cash compensation, or bonuses, is determined. The plans are based on the performance of both us and the individual. The individual's performance will be evaluated based on the level of achievement of pre-set objectives for the year and our performance will be established by comparing year-end results vs. plan in terms of the "Net Earnings after Tax Results" of our core business. Individuals become eligible to receive a bonus ranging from 0% to 10% of the individual's base salary when we exceed 80% of our budgeted performance, 0% to 30% when we exceed 100% of our budgeted performance and 0% to 50% when we exceed 120% of our budgeted performance. The amount any given person receives within the available range depends, in turn, on that person's achievement of individual goals.

Option Grants During 2004

        The following table provides summary information regarding stock options granted to our Named Executive Officers under our KESOP during the fiscal year ended December 31, 2004.

Name and Principal Position	Options Granted in 2004 (#)(1)	% of Total Options Granted to Employees in 2004	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options on the Date of Grant ($/Security)	Date of Expiration
Pierre St-Arnaud(2) President & Chief Executive Officer	50,000	33.5%	7.47	7.45	April 15, 2014
David L. Adams(3) Senior Vice President, Finance & Chief Financial Officer	28,000	18.8%	7.47	7.45	April 15, 2014
Benoit Pinsonnault(4) Senior Vice President Operations	28,000	18.8%	7.47	7.45	April 15, 2014
Charles Immendorf Senior Vice President, Innovations	—	—	—	—	n/a
Michael J. Morris Vice President	14,000	9.4%	7.47	7.45	April 15, 2014
Named Executive not in the Employ of the Corporation at Year End
Claude Giguère Senior Vice President, Sales	—	—	—	—	—
Marc St-Onge Vice President, Product Line Management	—	—	—	—	—

(1)
The options become exercisable in 20% increments, commencing on the first anniversary of the date of grant. Options expire if not exercised within ten years of the date of grant.

(2)
Mr. St-Arnaud resigned as President and Chief Executive Officer on July 21, 2005.

(3)
Mr. Adams will step down as Senior Vice President, Finance and Chief Financial Officer no later than December 23, 2005.

(4)
Mr. Pinsonnault stepped down as Senior Vice President, Operations on October 30, 2005. However, he will continue as a consultant at least until January 31, 2006 but no later than March 31, 2006.

Aggregated Option Exercises During 2004 and Financial Year-End Option Values

        The following table provides summary information concerning the exercise of options by each of our Named Executive Officers during the fiscal year ended December 31, 2004 and the total number of options to acquire Common Shares held by each of them as of December 31, 2004. The value realized upon exercise is the difference between the market value of the underlying Common Shares on the date of exercise and the exercise price. The value of unexercised in-the-money options is calculated based on the difference between the exercise price of the option and the market value of our Common Shares at December 31, 2004. The closing sale price of the Common Shares on the Toronto Stock Exchange was $3.80 on December 31, 2004.

Name and Principal Position	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Number of Unexercised Options at Year End Exercisable/Unexercisable		Value of Unexercised in-the-Money Options at Year End ($) Exercisable/Unexercisable
Pierre St-Arnaud(1) President Chief Executive Officer	—	—	16,200/60,800	(4)	—/—
David L. Adams(2) Senior Vice President, Finance & Chief Financial Officer	—	—	9,800/32,700	(4)	—/—
Benoit Pinsonnault(3) Senior Vice President, Operations	—	—	7,700/33,200	(4)	—/—
Charles Immendorf Senior Vice President, Innovations	—	—	—		—/—
Michael J. Morris Vice President	—	—	8,800/17,700		—/—
Named Executive not in the Employ of the Corporation at Year End
Claude Giguère Senior Vice President Sales	—	—	—		—/—
Marc St-Onge Vice President Product Line Management	—	—	—		—/—

(1)
Mr. St-Arnaud resigned as President and Chief Executive Officer on July 21, 2005.

(2)
Mr. Adams will step down as Senior Vice President, Finance and Chief Financial Officer no later than December 23, 2005.

(3)
Mr. Pinsonnault stepped down as Senior Vice President, Operations on October 30, 2005. However, he will continue as a consultant at least until January 31, 2006 but no later than March 31, 2006.

(4)
As a result of provisions in the termination agreements of Mssrs St-Arnaud, Adams and Pinsonnault, their options become fully vested at their respective termination dates.

Termination of Employment and Employment Contracts

        Pursuant to an agreement we entered into with BlueTree Advisors on April 25, 2005, BlueTree Advisors agreed to provide, as an independent contractor, the management services of Mr. Aziz as our Chief Restructuring Officer for a six-month period ending October 25, 2005. In consideration for such services, BlueTree Advisors has received and shall continue to receive work fees of $50,000 plus applicable taxes and reimbursement of reasonable expenses per month until the expiration of such agreement and was eligible for a completion bonus of $750,000 plus GST payable October 24, 2005 for delivery of a restructuring and business plan that has now been completed, provided that 50% of each $50,000 monthly payment shall be credited and applied against the completion bonus. Pursuant to this agreement, BlueTree Advisors was paid $600,000 on October 24, 2005. We had, but did not exercise, an option to extend this agreement for an additional three-month period. Mr. Aziz was subsequently appointed as Interim President and Chief Executive Officer by our board of directors for a period ending December 31, 2006. For such additional services, we have entered into an agreement with BlueTree Advisors that provides that BlueTree Advisors shall be paid a one-time fee of $150,000, a work fee of $50,000 plus applicable taxes and reimbursement of reasonable expenses per month and is eligible for a success bonus of (i) $800,000 plus GST if the EBITDA targeted for 2006 (as approved by our board of directors) (the "2006 EBITDA") is obtained, (ii) $1,000,000 plus GST if we obtain 110% of the 2006 EBITDA, or (iii) $1,200,000 plus GST if we obtain 115% of the 2006 EBITDA. BlueTree Advisors shall also be granted

1,953,125 Common Shares on July 24, 2006 with a gross-up to pay for the tax that results from such issuance plus GST.

        The employment agreement of Mr. Pierre St-Arnaud, our former Chief Executive Officer, provided for continuance of salary for a period of up to twenty-four months, as well as full vesting of all options then held, in the event of termination of employment for any reason other than cause. Full vesting of options will also occur in the event of a change of control of the Corporation. Upon his resignation, on July 21, 2005, Mr. St-Arnaud agreed to provide consulting services to us for a period of six months from his date of resignation for which he received payment of $508,240. He also has been awarded six months of salary continuance from the date of resignation and full vesting of his options.

        The employment agreement of Mr. David Adams, our Senior Vice President Finance and Chief Financial Officer, provides for continuance of salary for a period of eighteen months, as well as full vesting of all options then held, in the event of termination of employment for any reason other than cause. Salary continuance and full vesting of options will also occur in the event of a change of control of the Corporation. Mr. Adams will be leaving as Senior Vice-President, Finance and Chief Financial Officer on or before December 23, 2005. Pursuant to the terms of the agreement between Mr. Adams and the Corporation, Mr. Adams will receive 18 months salary continuance, beginning August 22, 2005. In addition, Mr. Adams will receive payment equivalent to his salary plus benefits for the period from October 12, 2005 to the date of his departure.

        The employment agreement of Mr. Benoit Pinsonnault, Senior Vice President Operations, provides for continuance of salary for a period of eighteen months, as well as full vesting of all options then held, in the event of termination of employment for any reason other than cause.

Retention Bonus

        Mr. Pierre St-Arnaud, our former Chief Executive Officer and Mr. David Adams, our Senior Vice President Finance and Chief Financial Officer each entered into an agreement with the Corporation by which their personal loans, $104,000 in the case of Mr. St-Arnaud, and $58,000 in the case of Mr. Adams, have been forgiven provided they remained employed by the Corporation for a ten-week period starting March 1, 2005. Similarly, Mr. Benoit Pinsonnault, our Senior Vice President, Operations, received the equivalent of 100% of his base salary earned, with normal payroll, for the same period. These plans were extended for an additional two-week period covering a bonus equal to the equivalent of 100% of base salary for such additional two-week period.

Composition of the Compensation Committee

        Our Compensation and Nominating Committee is currently composed of three directors, Louis A. Tanguay (Chair), Paul. J. Griswold and Patrick J. Lavelle. Paul A. Dickie served on our Compensation and Nominating Committee until his resignation from the board of directors on June 23, 2004. Further to Mr. Dickie's resignation, Mr. Tanguay was appointed to this committee effective June 23, 2004. J.V. Raymond Cyr served as Chair of our Compensation and Nominating Committee until his resignation from the board of directors on September 30, 2005. Further to Mr. Cyr's resignation, Mr. Lavelle was appointed to this committee effective October 12, 2005. Lionel P. Hurtubise served on the Compensation and Nominating Committee until October 11 2005; he was replaced by Mr. Griswold.

Report On Executive Compensation

        The Policies followed by the Compensation Committee with respect to the compensation paid to all executive officers are set out below.

        Compensation for Named Executive Officers, as for executive officers as a whole, may, in addition to base salary, include compensation in the form of an annual bonus and, over a longer term, benefits arising from the grant of stock options.

        In order to attract, retain and motivate executives of above median talents, our policy is to offer total compensation that is at the median of its market in terms of fixed compensation, and at the median of its market in terms of variable compensation, and linked to our performance such that the total compensation offered by us is in line with the market median for results that are at par with objectives/budgets and at the 75th percentile for exceptional results and conforms to internal equity principles.

        The Committee approves base salaries for executive officers based on reviews of market data. The level of base salary is also determined by the level of past performance, as well as by the level of responsibility and the importance of the position to the Corporation.

        Under the general policy with respect to compensation, executive officers may qualify for annual incentive awards. Corporate performance, as assessed by our board of directors, determines the aggregate amount of incentive bonus that may be paid to all senior managers as a group in respect of a fiscal year. Corporate performance is measured by comparing performance targets included in the Annual Operating Plan with actual results for a fiscal year.

        We did not pay any bonus to any of our executive officers in 2004.

        Consideration of individual performance enables us to recognize and effectively reward those individuals whose special efforts have assisted us in attaining our corporate performance objectives.

        We maintain the KESOP to give each option holder an interest in preserving and maximizing shareholder value in the long term, to enable us to attract and retain individuals with experience and ability, and to reward individuals for current performance and expected future performance.

        No one element of executive compensation is permanently emphasized over another. All segments are believed to be of major importance to us in assuring the engagement and retention of executives. Some elements may be deemed temporarily more important than others in certain periods and in differing circumstances.

Compensation of Chief Executive Officer

        As a general rule, the Compensation Committee bases the compensation of the Chief Executive Officer on the policies described above, considering in particular, the responsibilities of the office and results achieved measured by reference to the Annual Operating Plan presented to the Board at the commencement of each fiscal year. The Chief Executive Officer is eligible to be granted stock options under the KESOP.

  Submitted by the Committee

  J.V. Raymond Cyr (former Chair)
  Paul A. Dickie (former member)
  Lionel P. Hurtubise

Directors' Compensation

        The board of directors has adopted a compensation policy for its directors who are not officers or employees of the Corporation. Prior to August 22, 2005, the Chairman of the Board received an annual fee of $37,000 and all other directors received an annual fee of $12,000. The Chairman of a Committee received an annual fee of $3,000 and members of a Committee received an annual fee of $2,000. Directors received an attendance fee for board meetings, corporate governance committee meetings and audit committee meetings of $1,000 per director per meeting attended. From August 22, 2005, the Chairman of the Board receives an annual fee of US$65,000 and all other directors receive an annual fee of US$40,000. The Chairman of a Committee receives an annual fee of US$3,000 and members of a Committee receive an annual fee of US$2,000. Directors receive an attendance fee for board meetings, corporate governance committee meetings and audit committee meetings of US$1,000 per director per meeting attended.

        The following table sets forth the aggregate compensation paid to directors in 2004.(1)

Name of Director	Retainer ($)	Attendance at Regularly Held Board Meetings ($)	Attendance At Committee Meetings Held Other Than On Board Meeting Day ($)	Attendance At Board Meetings Held Telephonically ($)
John C. Charles(2)	13,000	9,000	0	2,500
Constance L. Crosby(2)(3)	11,500	9,000	0	2,000
J.V. Raymond Cyr(4)	15,250	10,000	11,500	1,500
Paul A. Dickie(5)	5,500	6,000	500	1,500
Lionel P. Hurtubise	35,500	10,000	7,500	2,500
Peter L. Jones(2)	10,500	4,000	5,000	1,000
Paul E. Labbé(2)	13,000	9,000	0	2,500
Robert E. Lamoureux(2)	7,000	2,000	4,000	1,000
Nancy E. McGee(2)	15,250	10,000	9,000	2,500
Louis A. Tanguay	10,500	6,000	1,000	1,000

(1)
Until his resignation on July 21, 2005, Mr. St-Arnaud attended all board meetings; however, he received no additional compensation in his capacity as a director of the Corporation.

(2)
These directors resigned form the Board effective August 24, 2005 following the closing of the Debenture Exchange.

(3)
During the month of January of 2004, Ms. Constance L. Crosby was a partner of Byrne, Crosby, a law firm that provided legal services to the Corporation at the firm's customary rates. In connection with these services, the Corporation paid Byrne, Crosby $72,000 for legal services in the fiscal year ended December 31, 2004.

(4)
Mr. Cyr resigned from the Board on September 30, 2005.

(5)
Mr. Dickie resigned from the Board on June 23, 2004.

        Under the DSCP, directors are entitled to fix in advance, at the start of each fiscal year, a percentage of their directors' compensation between 10% and 100% to be paid quarterly in Common Shares, at the market price at the time of acquisition. In the year 2004, no Common Shares were issued to directors under the Directors' Share Compensation Plan.

        On October 1, 2005, we entered into a consulting agreement with David Gibbons pursuant to which Mr Gibbons is entitled to receive US$11,000 per month, for the first three months and US$22,000 per month thereafter plus applicable state taxes. The agreement will continue until June 30, 2006 unless extended or terminated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Major Shareholders

        The following table sets forth certain information regarding the beneficial ownership of our common shares by our directors and officers and by any holder that as of December 1, 2005 based on information provided to us by the holders or disclosed in public filings with the Securities and Exchange Commission owns 5% more of our Common shares. The voting rights of the shareholders listed below are not different from the voting rights of our other shareholders. The percentage of outstanding ordinary shares is based on 64,932,961 common shares outstanding as of December 1, 2005 following the exchange of $10 million of 10% Convertible Debentures into common shares, except as otherwise indicated. Common shares deemed beneficially owned by virtue of the right of any person or group to acquire such shares within 60 days of the date of this report are treated as outstanding only for the purpose of determining the percent owned by such person or group. None of these shareholders has voting rights different from other holders of common shares.

	Number of common shares Owned Directly or Indirectly		Number of Warrants/Options Owned Directly or Indirectly	Number of common shares Beneficially Owned	Percentage of Outstanding common shares Beneficially Owned
William E. Aziz	—		—	—	—
David L. Adams	4,000		17,200	21,200	*
Kirk Flatow	—		—	—	—
Garry Forbes	—		—	—	—
David Gibbons	—		—	—	—
Paul J. Griswold	—		—	—	—
Lionel P. Hurtubise	3,348		500	3,848	*
Chaz Immendorf	—		—	—	—
Albert Israel	1,209		6,900	8,109	*
Patrick J. Lavelle	—		—	—	—
Michael J. Morris	—		13,000	13,000	*
Christophe Padiou	—		2,000	2,000	*
Benoit Pinsonnault	1,200		15,200	16,400	*
Pierre St-Arnaud	5,750		77,000	82,750	*
Susannah Tam	—		—	—	—
Louis A. Tanguay	5,000		—	5,000	*
DDJ Capital Management, LLC(1)	116,087,436	(2)	—	116,087,436	70.6%	(3)
Greywolf Capital Management LP(4)	60,186,012	(5)	550,000	60,736,012	51.9%	(6)

*
Less than 1%

(1)
These securities are held by DDJ Capital Management, LLC on its behalf and on behalf of certain entities for which DDJ Capital Management, LLC is the investment manager. Collectively, these entities are referred to as DDJ. These entities include B IV Capital Partners, L.P., GP Capital IV, LLC, The October Fund, Limited Partnership, October G.P., LLC and DDJ Canadian High Yield Fund.

(2)
Represents 15,370,526 common shares held directly and 100,716,910 common shares that may be issuable upon conversion of 10% Convertible Debentures for DDJ Capital Management, LLC.

(3)
Assumes conversion of 10% Convertible Debentures beneficially owned by DDJ and no conversion of 10% Convertible Debentures by other holders of 10% Convertible Debentures.

(4)
These securities are held by Greywolf Capital Management LP on behalf of Greywolf Overseas Fund, Greywold Capital Partners II LP for which it acts as investment manager and certain other affiliated entities. These entities are collectively referred to as Greywolf.

(5)
Represents 7,968,913 common shares held directly and 52,217,099 common shares that may be issuable upon conversion of 10% Convertible Debentures for Greywolf Capital Management LP.

(6)
Assumes conversion of 10% Convertible Debentures and warrants beneficially owned by Greywolf and no conversion of 10% Convertible Debentures or warrants by other holders thereof.

        To the extent we are aware, no person directly or indirectly, jointly or severally has the ability to exert control over the corporation.

SELLING SECURITYHOLDERS

        This prospectus is related to the offer and resale of up to $42,497,973 original principal amount of our 10% Convertible Debentures, 30,685,908 common shares resulting from the mandatory conversion of $10 million of our 10% Convertible Debentures on November 30, 2005 and the 195,749,453 underlying common shares into which those 10% Convertible Debentures are convertible, from time to time by the holders thereof listed below, whom we refer to as the selling securityholders.

        Because the selling securityholders may offer all, some or none of their 10% Convertible Debentures, common shares or underlying common shares, no estimate as to the amount of the debentures, common shares or underlying common shares that will be held by the selling securityholders after this offering can be provided. The following table shows the names of the selling securityholders, the respective amounts of 10% Convertible Debentures, common shares and underlying common shares that may be sold for their account pursuant to this prospectus and the percentage ownership of 10% Convertible Debentures and common shares owned by each selling securityholder before this offering.

        None of the selling securityholders has held any position, office or other material relationship with us within the past three years.

	Ownership by each selling securityholder before this offering
	Debentures		Common Shares
Name and address of selling securityholders	Principal amount ($)	Percent(1)	Number	Percent(2)	Principal amount of Debentures offered by this Prospectus ($)	Number of Common Shares offered by this Prospectus	Number of Underlying Common Shares offered by this Prospectus(5)
Armory Master Fund Ltd. c/o Armory Advisors LLC 999 Fifth Avenue Suite 450 San Rafael, CA 94901	27,798	0.04%	20,072	0.03%	27,798	20,072	128,040
B IV Capital Partners, L.P.(4)	14,343,899	21.89%	10,357,096	15.95%	14,343,899	10,357,096	66,069,278
DDJ Canadian High Yield Fund(4)	4,461,618	6.81%	3,221,537	4.96%	4,461,618	3,221,537	20,550,610
GMAM Investment Funds Trust II(3)	1,005,371	1.53%	725,933	1.12%	1,005,371	725,933	4,630,828
The October Fund, Limited Partnership(2)	2,056,145	3.14%	1,484,651	2.29%	2,056,145	1,484,651	9,470,787
Other selling securityholders(4)	20,603,142	31.44%	14,876,619	22.91%	20,603,142	14,876,619	94,899,909

Total	42,497,973	64.85%	30,685,908	47.26%	42,497,973	30,685,908	195,749,452

(1)
Percentage of the total amount of 10% Convertible Debentures outstanding, based upon the $65,539,018 principal amount outstanding as of December 1, 2005. The 10% Convertible Debentures are convertible to common shares at a price of $0.217 per share. If all of the 10% Convertible Debentures were to be converted to common shares, they would represent 95.2% of our common shares. Individual holders of 10% Convertible Debentures would hold a proportional percentage of our common shares.

(2)
Percentage of the total amount of common shares outstanding, based upon 64,932,961 common shares outstanding on December 1, 2005.

(3)
The mailing address for these selling securityholders is:

c/o DDJ Capital Management, LLC
141 Linden Street
Wellesley, MA 02482

(4)
Information concerning other selling securityholders, including current holders of 10% Convertible Debentures for which we have not received current information regarding their holdings of 10% Convertible Debentures and common shares, or information reflecting transfers of their 10% Convertible Debentures or common shares to other selling securityholders, will be included in supplements to this prospectus, if required. For purposes of this table, we have assumed that such holders do not beneficially own any other common shares, other than the shares issued or issuable upon conversion of the 10% Convertible Debentures.

(5)
Based upon an initial conversion price of approximately $0.217 per common share, subject to adjustment under certain circumstances.

DESCRIPTION OF THE 10% CONVERTIBLE DEBENTURES

        The following is a summary of the material attributes and characteristics of the 10% Convertible Debentures, as described in the current draft of the Trust Indenture (as defined below). This summary does not purport to be complete and is subject to, and qualified in its entirety by, the definitive terms of the Trust Indenture (as defined below).

        All capitalized terms used herein and not otherwise defined have the meanings set forth in "Certain Definitions" below, or in the Trust Indenture.

Indenture

        The 10% Convertible Debentures have been issued under an indenture (the "Trust Indenture") dated as of August 22, 2005, among the Corporation, Computershare Trust Company of Canada and Manufacturing and Traders Trust Company, which we refer to as the Trustees.

Amount, Form and Denominations

        The 10% Convertible Debentures are unlimited as to an aggregate principal amount, but may only be issuable for the purposes set out in the Trust Indenture. The 10% Convertible Debentures will be issued as one or more global debentures in any denomination, but where possible will be issued in multiples of $1,000.

Payment at Maturity

        At maturity, we will repay the indebtedness represented by the 10% Convertible Debentures by paying to the Trustee in lawful money of Canada an amount equal to the aggregate principal amount of the outstanding 10% Convertible Debentures which have matured, together with accrued and unpaid interest thereon.

Interest

        The 10% Convertible Debentures bear interest at a rate of 10% per annum from August 22, 2005, payable at our option in cash or in additional 10% Convertible Debentures (the "PIK Debentures"). Upon default in the payment of interest or any other amount due under the Trust Indenture or the 10% Convertible Debentures and from and after the occurrence of an Event of Default, we shall pay interest in cash, both before and after judgment, at the rate of 12% per annum. Any payments of interest in cash are subject to the terms of the Inter-Creditor Agreement.

        Interest is payable semi-annually, in arrears, on April 15 and October 15 of each year, commencing on April 15, 2006. Interest shall be calculated on the basis of a year of 365 days or 366 days in a leap year. The first interest payment will include interest accrued from August 22, 2005.

        We may not issue PIK Debentures in respect of interest on the 10% Convertible Debentures on:

  (i)
  the Maturity Date;

  (ii)
  the redemption or repurchase of the 10% Convertible Debentures by the Corporation;

  (iii)
  the conversion of the 10% Convertible Debentures; or

  (iv)
  the occurrence and continuance of an Event of Default.

        In the event that a payment of principal or interest is made in cash with respect to the 10% Convertible Debentures, we will be required to make a pro rata payment to the CTR Lenders on account of the obligations owing under the CTR Facility.

Ranking and Security

        The 10% Convertible Debentures are direct obligations of the Corporation, secured by a charge over all of our assets (the "Collateral"), including a pledge of the shares of the Restricted Subsidiaries, ranking behind the security interest granted to the lenders under the Credit Facility and subject to the terms of the Inter-Creditor Agreement.

        The Inter-Creditor Agreement provides, among other things, that the payment of the principal of the 10% Convertible Debentures is subordinated in right of payment to the payment in full of our obligations under the Credit Facility and ranks pari passu with the CTR Guarantee.

        Under the Trust Indenture and any other documents governing the Collateral, a collateral agent will hold the Collateral on behalf of the Trustee for the holders of the 10% Convertible Debentures and the lenders under the Credit Facility. The collateral agent will be authorized, subject to the terms of the Inter-Creditor Agreement, to take instructions from the Trustee or the administrative agent under the Credit Facility to exercise remedies and enforce the security.

        The ability of the holders of the 10% Convertible Debentures to realize on the Collateral may be subject to certain limitations in the event of a bankruptcy and those limitations imposed by contract under the Trust Indenture, the Inter-Creditor Agreement or other documents governing the Collateral.

Conversion Privilege

Mandatory Conversion

        $10 million principal amount of 10% Convertible Debentures was converted on a pro rata basis into fully paid and non-assessable common shares on November 30, 2005 (the "Mandatory Conversion Date"). The number of common shares into which such 10% Convertible Debentures were exchanged was determined by dividing $10 million principal amount of 10% Convertible Debentures so exchanged by approximately $0.217 (subject to adjustment, the "Conversion Price") on the Mandatory Conversion Date. This mandatory conversion resulted in the issuance of 46,060,891 common shares. In addition, accrued interest of approximately $274,000 on the $10 million principal amount of 10% Convertible Debentures that was payable in kind was converted into approximately 1.2 million common shares. Immediately after the issuance, those holders of 10% Convertible Debentures that were converted held approximately 73% of the common shares.

Optional Conversion

        The 10% Convertible Debentures are convertible at the holder's option into fully paid and non-assessable common shares at the Conversion Price, at any time (i) after the Mandatory Conversion Date and (ii) prior to the close of business on the earlier of the Stated Maturity Date or the business day immediately preceding a redemption date.

        In the event that we fail to make a payment on the 10% Convertible Debentures as required in connection with a redemption or purchase for cancellation, the right to convert such 10% Convertible Debentures will revive and continue as if the 10% Convertible Debentures had not been called for redemption or tendered to an offer to purchase.

Adjustment of Conversion Price

        The Trust Indenture provides for the adjustment of the Conversion Price in certain circumstances, including:

  (i)
  the subdivision or consolidation of the outstanding common shares;

  (ii)
  the issuance to all or substantially all of holders of common shares certain rights or warrants to purchase common shares (other than the Rights Offering) at less than the current market price, as defined in the Trust Indenture, of the common shares at the time of the record date for such issuance; and

  (iii)
  the distribution to all or substantially all of the holders of common shares of shares of any class other than common shares, rights (other than the Rights Offering), options or warrants, evidences of indebtedness or assets (excluding dividends paid in the ordinary course).

        In the case of any reclassification or capital reorganization (other than a subdivision or consolidation) of the common shares or in the case of any consolidation, amalgamation or merger of the Corporation with or into any other entity, or in the case of any sale or conveyance of the properties and assets of the Corporation as, or substantially as, an entirety to any other entity, the Conversion Price shall be adjusted so that each holder of 10% Convertible Debentures will, after such reclassification, change, amalgamation, consolidation, merger or sale, be entitled to receive and shall accept the number of shares of the Corporation, such holder would be entitled to receive if on the effective date thereof, it had been the holder of the number of common shares into which the 10% Convertible Debenture was convertible prior to the effective date of such reclassification, change, amalgamation, consolidation, merger or sale. However, a holder shall not have a right to receive shares that do not constitute prescribed securities for the purposes of clause 212(1)(b)(vii)(E) of the Income Tax Act (Canada).

        No adjustment will be made, however, if the holders of 10% Convertible Debentures are allowed to participate in transactions as though they had converted their 10% Convertible Debentures prior to the applicable record date or effective date. The Corporation will not be required to make adjustments in the Conversion Price unless the cumulative effect of such adjustments would change the Conversion Price by at least 1%.

        No fractional shares will be issued on any conversion. In lieu thereof, the Corporation shall satisfy fractional interests by a cash payment to the holder equal to the fractional interest multiplied by the Conversion Price.

        Except as provided above, the proportion of equity represented by the 10% Convertible Debentures will be subject to proportionate reduction for conversion by the holders of 10% Convertible Debentures, redemptions and equity issuances, including the Rights Offering, from time to time.

Redemption and Purchase

Mandatory Redemption

        Within five business days after the closing of the Rights Offering, we will apply the Specified Amount of the Rights Offering Proceeds, if any, to redeem the 10% Convertible Debentures at a price equal to (i) 95% of the outstanding principal amount of each such 10% Convertible Debenture to be redeemed, plus (ii) any accrued and unpaid interest thereon to the date of redemption, provided that the Corporation shall not be obligated to redeem 10% Convertible Debentures to the extent such redemption would, together with the mandatory conversion of 10% Convertible Debentures into common shares described herein, reduce the principal amount of outstanding 10% Convertible Debentures by more than 25% of the aggregate principal amount of outstanding 10% Convertible Debentures at the time they were issued. The mandatory redemption will be conducted on a pro rata basis among all holders of 10% Convertible Debentures, to the nearest multiple of $1,000 principal amount. Notice of such a mandatory redemption must be given not less than 3 business days in advance.

Optional Redemption

        At any time prior to maturity and subject to the terms of the Inter-Creditor Agreement, we may redeem the 10% Convertible Debentures in whole, but not in part, on not more than 21 days prior notice, at a redemption price equal to the greater of (i) the 21 day average trading price of the common shares ending on the trading day immediately prior to the date of the redemption notice multiplied by the number of common shares into which the 10% Convertible Debentures are convertible; and (ii) all amounts owing pursuant to the 10% Convertible Debentures as at the date of payment, including accrued and unpaid interest thereon and all fees and disbursements incurred by or on behalf of the holders or the Trustee to the date of payment.

Purchase for Cancellation

        Subject to the terms of the Inter-Creditor Agreement, we will have the right to purchase 10% Convertible Debentures in the market, by tender, or by private contract, at a price not exceeding the principal amount thereof, together with accrued and unpaid interest to the date of purchase and reasonable costs of purchase.

Change of Control

        Subject to the terms of the Inter-Creditor Agreement, within 30 days following the occurrence of a change of control as described under the Trust Indenture, the Trustee will deliver notice to holders of Debentures stating that there has been a change of control and describing the circumstances of the event, together with an offer (the "Change of Control Offer") to purchase all the outstanding 10% Convertible Debentures at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any. The Change of Control Offer shall be open for acceptance thereof for a period of not less than 35 days and not more than 60 days and shall provide for payment to all holders of 10% Convertible Debentures who accept the Change of Control Offer not later than the 60th day after making such offer. 10% Convertible Debentures for which holders have accepted the Change of Control Offer shall become due and payable at the Offer Price for each such 10% Convertible Debenture on the date of expiry of the Change of Control Offer, in the same manner and with the same effect as if it were the Maturity Date in respect of such 10% Convertible Debentures.

Certain Covenants

        During the period of time the 10% Convertible Debentures are outstanding, we and our Restricted Subsidiaries, as measured on a consolidated basis, shall comply with, among others, the following limitations and obligations:

Limitation on Incurrence of Additional Indebtedness

        As long as the 10% Convertible Debentures remain outstanding, we will not and will not permit our Restricted Subsidiaries, to, directly or indirectly, incur additional Indebtedness (with the exception of such indebtedness specifically permitted in the Trust Indenture) unless after giving effect to the incurrence of Indebtedness and the receipt and application of the proceeds thereof:

  (i)
  Consolidated Indebtedness to Consolidated EBITDA for the period comprised of the four consecutive completed fiscal quarters ended immediately prior to the incurrence of such Indebtedness, would be less than 3:1; and

  (ii)
  Consolidated Indebtedness as a percentage of Consolidated Capitalization would be less than 50%;

provided further, that no Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness.

Limitation on Restricted Payments

        We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, at any time, declare or make any Restricted Payment except as permitted pursuant to the Restructuring Term Sheet, the Support Agreement, the Emergency Credit Facility and the Inter-Creditor Agreement.

Limitation on Restricted Investments

        We are not permitted to make any Restricted Investment if after giving effect to such Restricted Investment the aggregate amount of Restricted Investments (each valued at the time originally made) exceeds $500,000.

Limitation on Indebtedness of Restricted Subsidiaries

        We will not permit our Restricted Subsidiaries to become liable in respect of any Indebtedness if, at the time of incurrence thereof (or, in the case of revolving Indebtedness, at the time the commitment is granted) the sum of such Indebtedness (treating any revolving commitment as fully drawn) exceeds in the aggregate 10% of Consolidated Capitalization.

Limitation on Liens

        We and our Restricted Subsidiaries are not permitted to assign, pledge or otherwise grant a security interest in their assets in favour of any Indebtedness or to create, incur or assume any Lien to secure Indebtedness on or with respect to any assets of the Corporation or any Restricted Subsidiary, whether now owned or hereafter acquired, or with respect to any interest thereon or any income or profits thereon, except for Permitted Liens.

Limitation on Preferred Shares of Subsidiaries

        We may not permit any Restricted Subsidiary to issue any preferred shares (except preferred shares to the Corporation or a Restricted Subsidiary) or permit any person (other than the Corporation or a Restricted Subsidiary) to hold any such preferred shares unless we or such Restricted Subsidiary would be entitled to incur or assume Indebtedness under the covenant described under "Limitation on Incurrence of Additional Indebtedness" in the aggregate principal amount equal to the aggregate liquidation value of the preferred shares to be issued and the covenant described under "Limitation on Indebtedness of Restricted Subsidiaries" would be respected.

Limitation on Sale of Assets

        We will not, and will not permit any of our Restricted Subsidiaries to sell, transfer, convey, assign or otherwise dispose of any assets, other than in the ordinary course of business, except where: (i) such sale, transfer, conveyance, assignment or disposition is of all or substantially all of the shares of CTR where the net proceeds thereof are used to repay and satisfy in full all of the outstanding obligations under the CTR Facility; (ii) the sale, transfer, assignment or disposition is of obsolete inventory; (iii) the sale, transfer, assignment or disposition by us or our Restricted Subsidiaries of assets that are obsolete or no longer used or useful in our or the Restricted Subsidiaries' business does not exceed $1,000,000 per annum in the aggregate; (iv) the sale, transfer, assignment or disposition by us of assets or business associated with the support or manufacturing of discontinued product lines as at the date hereof; (v) the sale, transfer, assignment or disposition by us of accounts receivable in accordance with the limitations set forth in the definition of Permitted Indebtedness, or (vi) if we has offered to use the net proceeds of such sale, transfer, assignment or disposition to prepay all or part of the amounts owing under the Credit Facility and the ECF Lenders thereunder have accepted such offer.

Obligation to list common shares

        We will ensure that our common shares continue to be listed and posted for trading on the TSX.

Events of Default

        Each of the following events, among others, will constitute an event of default with respect to the 10% Convertible Debentures:

  (i)
  we fail to pay interest on the 10% Convertible Debentures when due and such default continues for two (2) days;

  (ii)
  our default in payment of principal amount of the 10% Convertible Debentures when due, at maturity, at a Redemption Date or a failure to pay the Offer Price on the date of expiry of an offer to purchase the 10% Convertible Debentures;

  (iii)
  our default in performing the financial covenants outlined above and such default continues for thirty (30) days;

  (iv)
  our material default in performing any covenants or conditions in the Trust Indenture for more than thirty (30) Business Days following notice in writing by the Trustee;

  (v)
  certain events of bankruptcy, insolvency, liquidation or reorganization (which in some circumstances, will result in an automatic acceleration of the amounts owing under the 10% Convertible Debentures);

  (vi)
  certain defaults under other agreements or actions taken against us by other creditors; and

  (vii)
  the common shares cease to be listed for trading on the TSX.

        The Trust Indenture provides that if an event of default specified therein has occurred and is not remedied within the applicable cure period, if any, with respect to 10% Convertible Debentures issued thereunder, the Trustees may in their discretion, and shall upon request of the holders of not less than 25% in principal amount of the 10% Convertible Debentures outstanding, by written notice declare the principal amount thereof together with accrued interest on all 10% Convertible Debentures be due and payable.

        Any rights of enforcement of the security are subject to the terms of the Inter-Creditor Agreement.

        Subject to the provisions of the Trust Indenture relating to the duties of the Trustees, in case an Event of Default occurs and is continuing, the Trustees will be under no obligation to exercise any of the rights or powers under the Trust Indenture at the request or direction of any of the holders of the 10% Convertible Debentures unless such holders have offered to the Trustees reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a 10% Convertible Debentures may pursue any remedy with respect to the Trust Indenture or the 10% Convertible Debentures unless:

(1)
such holder has previously given the Trustees notice that an Event of Default is continuing;

(2)
holders of at least 25% in principal amount of the outstanding 10% Convertible Debentures have requested the Trustee to pursue the remedy;

(3)
such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)
the Trustees have not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)
holders of a majority in principal amount of the outstanding 10% Convertible Debentures have not given the Trustees a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of two-thirds of the principal amount of the outstanding 10% Convertible Debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustees or of exercising any trust or power conferred on the Trustees. The Trustees, however, may refuse to follow any direction that conflicts with law or the Trust Indenture or that the Trustees determine are unduly prejudicial to the rights of any other holder of a 10% Convertible Debentures or that would involve the Trustees in personal liability.

        If an Event of Default occurs, is continuing and is known to the Trustees, the Trustees must mail to each holder of the 10% Convertible Debentures notice of the Event of Default within 90 days after it occurs. Except in the case of an Event of Default in the payment of principal of or interest on any 10% Convertible Debentures, the Trustees may withhold notice if an so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the holders of the 10% Convertible Debentures. In addition, the Corporation is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Event of Default that occurred during the previous year. The Corporation is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Event of Default, their status and what action it is taking or propose to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the Trust Indenture may be amended with the consent of the holders of a majority in principal amount of the 10% Convertible Debentures then outstanding (including consents obtained in connection with a purchase of or tender offer or exchange offer for the 10% Convertible Debentures) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the 10% Convertible Debentures then outstanding. However, without the consent of each holder of an outstanding 10% Convertible Debenture affected thereby, an amendment or waiver may not, among other things:

(1)
reduce the amount of 10% Convertible Debentures whose holders must consent to an amendment;

(2)
reduce the rate of or extend the time for payment of interest on any 10% Convertible Debenture;

(3)
reduce the principal of or extend the Maturity Date of any 10% Convertible Debenture;

(4)
reduce the amount payable upon the redemption of any 10% Convertible Debenture or change the time at which any 10% Convertible Debenture may be redeemed as described under "— Optional Redemption";

(5)
make any 10% Convertible Debenture payable in money other than that stated in the 10% Convertible Debenture;

(6)
impair the right of any holder of the 10% Convertible Debentures to receive payment of principal of and interest on such holder's 10% Convertible Debentures on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder's 10% Convertible Debentures;

(7)
make any change in the provisions which require each affected holder's consent to an amendment or waiver;

(8)
make any change in the ranking or priority of any 10% Convertible Debentures that would adversely affect the holders of the 10% Convertible Debentures; or

(9)
make any change in any guaranty that would adversely affect the holders of the 10% Convertible Debentures.

        Notwithstanding the preceding, without the consent of any holder of the 10% Convertible Debentures, the Corporation and the Trustee may amend the Trust Indenture:

(1)
to cure any ambiguity, omission, defect or inconsistency;

(2)
to provide for the assumption by a successor corporation of the obligations of the Corporation under the Trust Indenture;

(3)
to provide for uncertificated 10% Convertible Debentures in addition to or in place of 10% Convertible Debentures;

(4)
to add guarantees with respect to the 10% Convertible Debentures or to secure the 10% Convertible Debentures;

(5)
to add to the covenants of the Corporation or any guarantor for the benefit of the holders of the 10% Convertible Debenture or to surrender any right or power conferred upon the Corporation or any guarantor;

(6)
to make any change that does not adversely affect the rights of any holder of the 10% Convertible Debentures in any material respect;

(7)
to comply with any requirement of the SEC in connection with the qualification of the Trust Indenture under the Trust Indenture Act; or

(8)
to evidence the release of a guarantor pursuant to and in accordance with the terms of the Trust Indenture.

        However, no amendment may be made to the subordination provisions of the Trust Indenture that adversely affects the rights of any holder of indebtedness under the Credit Facility then outstanding unless such holder of such indebtedness (or its representative) consents to such change.

        The consent of the holders of the 10% Convertible Debentures is not necessary under the Trust Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Trust Indenture becomes effective, we are required to mail to holders of the 10% Convertible Debentures a notice briefly describing such amendment. However the failure to give such notice to all holders of the 10% Convertible Debentures, or any defect therein, will not impair or affect the validity of the amendment.

Book-Entry System for 10% Convertible Debentures

        Except as described herein, the 10% Convertible Debentures sold pursuant hereto will be issued in "book-entry only" form and must be purchased or transferred through a participant in the service of the Depositary (a "Participant").

        Except as described below, an individual acquiring a beneficial interest in 10% Convertible Debentures (a "Beneficial Holder") will not be entitled to a certificate or other instrument from the Trustee or the Depositary evidencing that individual's interest therein, and such individual will not be shown on the records maintained by the Depositary, except through a Participant.

        The Corporation will not assume any liability for (a) any aspect of the records relating to the beneficial ownership of the 10% Convertible Debentures held by the Depositary or the payments relating thereto; (b) maintaining, supervising or reviewing any records relating to the 10% Convertible Debentures; or (c) any advice or representation made by or with respect to the Depositary and contained in this prospectus and relating to the rules governing the Depositary or any action to be taken by the Depositary or at the direction of its Participants. The rules governing the Depositary provide that it acts as the agent and depositary for the Participants. As a result, Participants must look solely to the Depositary and Beneficial Holders must look solely to Participants for the payment of the principal and interest on the 10% Convertible Debentures paid by or on behalf of the Corporation to the Depositary.

        As indirect holders of 10% Convertible Debentures, Beneficial Holders should be aware that they (subject to the situations described below): (a) may not have 10% Convertible Debentures registered in their name; (b) may not have physical certificates representing their interest in the 10% Convertible Debentures; (c) may not be able to sell the 10% Convertible Debentures to institutions required by law to hold physical certificates they own; and (d) may be unable to pledge 10% Convertible Debentures as security to the extent a certificate is required to be delivered.

        The 10% Convertible Debentures will be issued to Beneficial Holders in fully-registered and certificate form (the "10% Convertible Debenture Certificates") only if: (a) required by applicable law; (b) the book-entry only system ceases to exist; (c) the Corporation or the Depositary advises the Trustee that the Depositary is no longer willing or able to properly discharge its responsibilities as depositary with respect to the 10% Convertible Debentures and the Corporation has not appointed a qualified successor; (d) the Corporation, at its option, decides to terminate the book-entry only system through the Depositary; or (e) after the occurrence of an event of default under the Trust Indenture, provided that Participants acting on behalf of Beneficial Holders representing, in the aggregate, more than 25% of the aggregate principal amount of 10% Convertible Debentures then outstanding advise the Depositary in writing that they wish to terminate the book-entry only system through the Depositary, and provided further that the Trustee has not waived the event of default in accordance with the terms of the Trust Indenture.

        Upon the occurrence of any of the events described in the immediately preceding paragraph, the Trustee must notify the Depositary, for and on behalf of Participants and Beneficial Holders, of the availability through the Depositary of 10% Convertible Debenture Certificates. Upon surrender by the Depositary of the global certificates representing the 10% Convertible Debentures and receipt of instructions from the Depositary for the new registrations, the Trustee will deliver the 10% Convertible Debentures in the form of 10% Convertible Debenture Certificates and thereafter the Corporation will recognize the holders of such 10% Convertible Debenture Certificates as Debenture Holders under the Trust Indenture.

        Interest on the 10% Convertible Debentures represented by the Global Certificate will be paid directly to the Depositary while the book-entry only system is in effect. If 10% Convertible Debentures Certificates are issued, interest will be paid by cheque drawn on the Corporation or, in the case of PIK Debentures, 10% Convertible Debentures Certificates and sent by prepaid mail to the registered holder or by such other means as may become customary for the payment of interest. Payment of principal at maturity or on redemption will be paid directly to the Depositary by the Trustee while the book-entry only system is in effect. If 10% Convertible Debentures Certificates are issued, payment of principal and interest due at maturity or on redemption will be paid upon surrender thereof at any office of the Trustee or as otherwise specified in the Trust Indenture.

Certain Definitions

        The following is a summary of certain defined terms used in the Trust Indenture. Reference is made to the Trust Indenture. Reference is made to the Trust Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"Account Debtor" means any Person who may become obligated to the Corporation under, with respect to, or on account of, an Account;

"Accounts" means all "Claims" (as defined in the Security Agreement), all "accounts," as such term is defined in the PPSA, now owned or hereafter acquired by the Corporation and, in any event, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper, securities or instruments) now owned or hereafter received or acquired by or belonging or owing to the Corporation, whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations which may be characterized as an account or contract right under the PPSA), (b) all of the Corporation's rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, (c) all of the Corporation's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to the Corporation under all purchase orders and contracts for the sale of goods or the performance of services or both by the Corporation or in connection with any other transaction (whether or not yet earned by performance on the part of the Corporation) now or hereafter in existence, including the right to receive the proceeds of said purchase orders and contracts, and (e) all collateral security and guarantees of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing;

"Company Accounts" means those depository bank accounts in the name of the Corporation;

"Consolidated Capitalization" means the consolidated capitalization of the Corporation calculated in accordance with GAAP, but excluding from such calculation Unrestricted Subsidiaries;

"Consolidated EBITDA" means EBITDA of the Corporation and its Subsidiaries, but excluding therefrom any Unrestricted Subsidiary;

"Consolidated Indebtedness" means the Indebtedness of the Corporation and of its Restricted Subsidiaries as determined by GAAP;

"Disbursement Accounts" means those depositary accounts in the name of the Corporation for the purposes of receiving disbursements from the Emergency Credit Facility or any refinancing thereof;

"GAAP" means the means the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants;

"Hedging Obligations" means obligations pursuant to a foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured;

"Indebtedness" of any Person means without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations and the present value of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) Hedging Obligations, (h) all indebtedness created or arising under the sale of accounts receivable at a discount, (i) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (j) the obligations under the Emergency Credit Facility, and (k) the obligations under the CTR Facility;

"Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, trust (actual or deemed), easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Personal Property Security Act (Ontario), any publication effecting any hypothec, security interest or right under the Civil Code or comparable law of any jurisdiction);

"Permitted Investments" means an Investment by the Corporation or any Restricted Subsidiary in:

(1)
in the Corporation, a Wholly Owned Subsidiary or a Person that will, upon the making of such Investment, become a Wholly Owned Subsidiary;

(2)
in cash and Temporary Cash Investments;

(3)
in receivables owing to the Corporation or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Corporation or any such Restricted Subsidiary deems reasonable under the circumstances;

(4)
in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(5)
in CTR to the extent pursuant to and in compliance with the Restructuring Term Sheet, the Support Agreement and the Inter-Creditor Agreement;

(6)
through the holding of funds in the Company Accounts and Disbursement Accounts and investments comprised of notes payable, or stock or other securities issued by Account Debtors to the Corporation pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by the Corporation does not exceed $1,000,000; provided further that the Corporation may hold the investments in paragraphs (7) and (8) immediately below and the amount of such investments shall be excluded from determining such $1,000,000 amount;

(7)
in notes payable or stock or other securities issued by Telmex Argentina to the Corporation from time to time pursuant to negotiated agreements with respect to settlement of Telmex Argentina's Accounts in the ordinary course of business; and

(8)
in notes payable or stock or other securities issued by any Account Debtor to the Corporation pursuant to negotiated agreements with respect to settlement of Accounts and which are insured by insurance or guaranteed by letters of credit or letters of guarantee.

"PPSA" means the Personal Property Security Act (Ontario) as amended;

"Restricted Investments" means any Investment other than a Permitted Investment;

"Restricted Payments" means (i) dividends (other than dividends payable solely in common shares) and other distributions on the share capital of the Corporation; (ii) any repurchases of the Corporation's share capital; (iii) the making of any principal payment on or the purchase, defeasance, repurchase, redemption, other acquisition or retirement for value, pursuant to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness; and (iv) forgiveness of any Indebtedness owing to the Corporation or any Restricted Subsidiary by any affiliate of the Corporation or any Restricted Subsidiary, other than Indebtedness owing from CTR;

"Restricted Subsidiary" means any Subsidiary of the Corporation that is not an Unrestricted Subsidiary;

"Specified Amount of Rights Offering Proceeds" means that amount equal to 50% of the net proceeds to the Corporation from the Rights Offering in excess of $25,000,000 multiplied by the Specified Percentage of Rights Offering Proceeds;

"Specified Percentage of Rights Offering Proceeds" means a percentage equal to 100 multiplied by a fraction, of which the numerator is all obligations owing under this Indenture, and of which the denominator is all obligations owing under the CTR Facility plus all obligations owing under the Trust Indenture;

"Stated Maturity Date" means October 15, 2011;

"Trust Officer" means any officer of the Trustee assigned by the Trustee to administer its corporate trust matters;

"Unrestricted Subsidiary" means:

(1)
any Subsidiary of the Corporation that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors in the manner provided below; and

(2)
any Subsidiary of an Unrestricted Subsidiary;

in each case unless and until such Subsidiary is designated a Restricted Subsidiary for purposes of the Trust Indenture. As of the Issue Date, the only Unrestricted Subsidiaries are: (a) Comunicacion y Telefonica Rural S.A., (b) Rural Telecommunications Chile S.A., (c) CTR Chile Networks S.A., (d) SR (BV) Holdings Limited, (e) CTR Holdings Limited, and (f) Servicios Rurals de Telecomunicaciones S.A. (Chile).

        The board of directors of the Corporation may designate any subsidiary of the Corporation (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its subsidiaries owns any capital stock or Indebtedness of, or holds any Lien on any property of, the Corporation or any other subsidiary of the Corporation that is not a subsidiary of the subsidiary to be so designated; provided, however, that either (A) the subsidiary to be so designated has total assets of $1,000 or less or (B) if such subsidiary has assets greater than $1,000, such designation would be permitted as an "Investment" under the Trust Indenture.

        The board of directors of the Corporation may designate any Unrestricted Subsidiary (other than CTR) to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Corporation could incur $1.00 of additional Indebtedness under the Trust Indenture and (B) no default shall have occurred and be continuing. Any such designation by the board of directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

Stock Exchange Listing

        The common shares issuable upon conversion of the 10% Convertible Debentures will be listed on the TSX.

        As the Debenture Exchange resulted in the issuance of more than 20% of the currently outstanding common shares and a potential change of control, we advised Nasdaq that we would be relying on an exemption from the requirement to have the issuance of the common shares issuable upon conversion of the 10% Convertible Debentures approved by a shareholder vote on the basis of our home country practice.

        On September 12, 2005, we received a Nasdaq Staff Determination indicating that we failed to comply with Nasdaq's US$10 million shareholders' equity requirement for continued listing. We received a second Nasdaq Staff Determination on September 14, 2005, indicating that we failed to comply with Nasdaq's US$1.00 minimum bid price requirement. These Staff Determinations indicated that our common shares are therefore subject to delisting from the Nasdaq National Market. On September 19, 2005 we requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determinations and have a hearing scheduled for October 20, 2005. Under Nasdaq's rules, the delisting of our common shares will be automatically stayed until the Listing Qualifications Panel makes its determination. On November 30, 2005, we received notice from the Listing Qualification Panel that our common shares would be delisted as of opening of markets on December 1, 2005.

Additional Information

        You may obtain a copy of the Trust Indenture and registration rights agreement without charge from the Secretary of the Corporation at 8150 Trans-Canada Highway, Montreal, Quebec, Canada, H4S 1M5 (telephone: (514) 335-1210).

DESCRIPTION OF THE SHARE CAPITAL

General

        Our authorized share capital currently consists of an unlimited number of common shares, all without par value and an unlimited number of preferred shares without par value issuable in series, of which 64,932,961 common shares and no Preferred Shares are outstanding as of December 1, 2005. On November 30, 2005, $10 million of 10% Convertible Debentures were converted on a pro rata basis among all holders of 10% Convertible Debentures into approximately 46.1 million common shares and the accrued interest that is payable in kind will convert into approximately 1.2 million common shares on November 30, 2005 at the conversion price of approximately $0.217 per common share, for an aggregate of 47.3 million shares. See "The Restructuring — Debenture Exchange — Description of 10% Convertible Debentures — Mandatory Conversion".

        The following is a brief description of our common shares and our preferred shares.

Common Shares

        Our common shares entitle their holders to receive notice of all meetings of shareholders and to attend and vote at those meetings, except meetings at which only holders of a specified class of shares (other than the common shares) or a specified series of shares are entitled to vote. Each common share entitles its holder to one vote at a meeting of shareholders. The holders of common shares are entitled to dividends that our board of directors may declare, in its discretion, subject to any restriction as provided in the Canada Business Corporations Act, on a proportionate basis. The common shares are entitled upon bankruptcy, winding-up, dissolution or liquidation of SR Telecom to receive the remaining assets of the Corporation, after payment to any other class of our shares that is preferred to the common shares.

Preferred Shares

        Our Preferred Shares may be issued in one or more series. The directors have the ability to issue these series, subject to the sending of articles of amendment to the "Director" appointed under the Canada Business Corporations Act for that purpose in prescribed form and the issuance of a certificate of amendment in respect of the articles of incorporation. The board of directors may fix, before such issue, the number of shares which is to comprise each series and the designation, rights, privileges, restrictions and conditions attaching to each series of preferred shares. Except as otherwise specifically provided in the Canada Business Corporations Act, the holders of preferred shares shall not be entitled to vote for the election of directors or for any other purpose. The preferred shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of bankruptcy, winding-up, dissolution or liquidation of SR Telecom, whether voluntary or involuntary, or any other return of capital or distribution of assets of SR Telecom among its shareholders for the purpose of winding-up its affairs, rank on a parity with the preferred shares of every other series. Preferred Shares will also be entitled to preference over the common shares and over any other class of our shares ranking junior to the preferred shares of any series.

MARKET PRICES OF THE DEBENTURES

        In general, there has been limited trading of the 10% Convertible Debentures and such trading has taken place primarily in the over-the-counter market. Prices and trading volumes of the 10% Convertible debentures in the over-the-counter market are not reported and can be difficult to monitor. Quotations for securities that are not widely traded, such as the notes, may differ from actual trading prices and should be viewed as approximations. You are urged to contact your broker with respect to current information regarding the debentures.

MARKET PRICES OF THE COMMON SHARES

        The following table sets forth the high and low sales prices for our Common Shares as reported by the Toronto Stock Exchange, in Canadian dollars, for each full financial year since 2000 and as reported by the Nasdaq National Market, in US dollars, since our common shares started trading in the Nasdaq in September 2003.

	Toronto Stock Exchange		Nasdaq National Market
Year
	High	Low	High	Low
2000	132.00	27.00
2001	44.00	11.00
2002	27.50	7.00
2003	15.00	5.50	6.80	4.50
2004	9.41	1.56	7.25	1.28

        The following table sets forth the high and low sales prices for our common shares as reported by the Toronto Stock Exchange, in Canadian dollars, for each financial quarter in 2003 and 2004 and the first three financial quarters in 2005 and as reported by the Nasdaq National Market, in US dollars for each financial quarter, since our common shares started trading in the Nasdaq in September 2003.

	Toronto Stock Exchange		Nasdaq National Market
Quarter
	High	Low	High	Low
Q1 2003	12.10	5.90
Q2 2003	15.00	5.50
Q3 2003	11.40	6.85	5.89	5.02
Q4 2003	8.80	6.00	6.80	4.50
Q1 2004	9.41	6.60	7.25	4.81
Q2 2004	7.85	3.53	6.01	2.54
Q3 2004	4.76	2.06	3.61	1.57
Q4 2004	5.05	1.56	4.37	1.28
Q1 2005	4.14	0.61	3.43	0.54
Q2 2005	0.75	0.28	0.65	0.21
Q3 2005	0.55	0.32	0.47	0.26

        The following table sets forth the high and low sales prices for our common shares as reported by the Toronto Stock Exchange, in Canadian dollars, and as reported by the Nasdaq National Market, in US dollars, for the most recent six months.

	Toronto Stock Exchange		Nasdaq National Market
Month
	High	Low	High	Low
May 2005	0.60	0.37	0.49	0.28
June 2005	0.60	0.36	0.49	0.29
July 2005	0.55	0.38	0.47	0.31
August 2005	0.48	0.32	0.44	0.26
September 2005	0.46	0.35	0.42	0.28
October 2005	0.49	0.31	0.40	0.25
November 2005	0.54	0.32	0.47	0.27

INCOME TAX CONSIDERATIONS

Certain United States Federal Income Tax Considerations

        The following is a summary of United States federal income tax consequences of owning and disposing of 10% Convertible Debentures and Common Shares received on a conversion of 10% Convertible Debentures, and, insofar as it relates to matters of law and legal conclusions, constitutes the opinion of Pillsbury Winthrop Shaw Pittman, LLP. This summary only addresses holders that hold 10% Convertible Debentures and Common Shares received on a conversion of 10% Convertible Debentures as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary does not address any particular holder and does not deal with holders that may be subject to special treatment under the United States federal income tax laws (including, without limitation, insurance companies, tax-exempt organizations, individual retirement accounts and other tax-deferred accounts, financial institutions, broker-dealers, United States expatriates, U.S. holders (as defined below) whose "functional currency" is not the United States dollar, U.S. holders that own, actually or constructively, 10% or more of the equity of the Corporation, persons that hold 10% Convertible Debentures or Common Shares received on a conversion of 10% Convertible Debentures as a position in a "straddle," "hedge," "constructive sale transaction" or "conversion transaction," or persons that mark to market their securities).

        For purposes of this summary, the term "U.S. holder" means a beneficial owner of a 10% Convertible Debenture or Common Shares received on a conversion of a 10% Convertible Debenture that is, for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States,

  •
  a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia,

  •
  an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or

  •
  a trust (i) the administration of which is subject to the primary supervision of a court in the United States and for which one or more United States persons have the authority to control all substantial decisions or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        For purposes of this summary, the term "non-U.S. holder" means a beneficial owner of a 10% Convertible Debenture or Common Shares received on a conversion of a 10% Convertible Debenture that is not a U.S. holder or a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes.

        If a partnership, or other entity or arrangement treated as a partnership for United States federal income tax purposes, holds 10% Convertible Debentures or Common Shares received on a conversion of 10% Convertible Debentures, the United States federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold 10% Convertible Debentures or Common Shares received on a conversion of 10% Convertible Debentures, should consult their own tax advisors regarding the United States federal income tax consequences of owning and disposing of 10% Convertible Debentures and Common Shares received on a conversion of 10% Convertible Debentures.

        This summary is based on the Code, Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, which change may be retroactive and may affect the tax consequences described herein. This discussion is not binding on the Internal Revenue Service (the "IRS") or the courts. No ruling has been or will be sought from the IRS with respect to the positions and issues discussed herein, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of owning and disposing of 10% Convertible Debentures and Common Shares received on a conversion of 10% Convertible Debentures, or that any such position would not be sustained. This summary does not discuss tax consequences under state, local or foreign tax laws.

        This summary is not intended to constitute a complete analysis of all tax considerations relevant to owning and disposing of 10% Convertible Debentures and Common Shares received on a conversion of 10% Convertible Debentures. Holders should seek advice from their own independent tax advisors concerning the United States federal, state and local, as well as foreign, income and other tax consequences to them, in light of their particular circumstances, of owning and disposing of 10% Convertible Debentures and Common Shares received on a conversion of 10% Convertible Debentures.

Tax Treatment of the Debentures

        This summary assumes that the 10% Convertible Debentures are properly treated as indebtedness of the Corporation for United States federal income tax purposes. Because of the financial condition of the Corporation, however, the proper treatment of 10% Convertible Debentures for such purposes is not entirely clear. It is possible that the IRS could assert that the 10% Convertible Debentures are properly treated as equity for such purposes. If the IRS successfully asserted that the 10% Convertible Debentures constituted equity for such purposes, then the United States federal income tax consequences of owning and disposing of 10% Convertible Debentures and Common Shares received on a conversion of 10% Convertible Debentures could differ materially, and adversely, from those described below, including possible consequences under the "CFC" rules discussed below. Holders are urged to consult with their own tax advisors regarding the possibility that the 10% Convertible Debentures could be treated as equity for United States federal income tax purposes and the consequences thereof.

        If the Corporation closes the Rights Offering, then it will be required to redeem a portion of the 10% Convertible Debentures at a price equal to 95% of the outstanding principal amount of each 10% Convertible Debenture to be redeemed, plus any accrued and unpaid interest thereon to the date of redemption. See "Description of the 10% Convertible Debentures — Redemption and Purchase — Mandatory Redemption." The Corporation believes that the contingency as to the amount and timing of any such redemption is an "incidental contingency" within the meaning of applicable Treasury regulations and therefore should not cause the 10% Convertible Debentures to be subject to special "contingent payment debt instruments" rules. However, it is possible that the IRS could assert that such contingency is not incidental and that the 10% Convertible Debentures should therefore be subject to the special contingent payment debt instrument rules. If the IRS successfully asserted that such contingency is not incidental, then the United States federal income tax consequences of owning and disposing of 10% Convertible Debentures and Common Shares received on a conversion of 10% Convertible Debentures could differ materially, and adversely, from those described below. U.S. Holders should consult their own tax advisors.

Possible Treatment of the Corporation as a Controlled Foreign Corporation

        If more than 50% of the voting power of all classes of shares or the total value of the shares of the Corporation is owned, actually or constructively, by citizens or residents of the United States, United States domestic partnerships and corporations, or estates or trusts other than foreign estates or trusts, each of which owns 10% or more of the total combined voting power of all classes of shares of the Corporation (each, a "10% United States shareholder"), the Corporation could be treated as a "controlled foreign corporation" ("CFC") under subpart F of the Code. This classification has many complex results, one of which is that certain U.S. holders that own Common Shares would be required to include certain income of the Corporation in their gross income for United States federal income tax purposes, even if they do not receive a corresponding distribution from the Corporation. In addition, gain from the sale or exchange of Common Shares by a U.S. holder that is or was a 10% United States shareholder at any time during the five-year period ending with the sale or exchange would be treated as ordinary income to the extent of the earnings and profits of the Corporation attributable to the Common Shares sold or exchanged. Special foreign tax credit rules also would apply.

        On an as-converted basis, the 10% Convertible Debentures would represent substantially more than 50% of the equity ownership of the Corporation. As a result, depending, in part, upon the concentration of ownership of the 10% Convertible Debentures in the hands of U.S. persons, the Corporation may be classified as a CFC. If the Corporation were classified as a CFC, then the United States federal income tax consequences of owning and disposing of 10% Convertible Debentures and Common Shares received on a conversion of 10%

Convertible Debentures could differ materially, and adversely, from those described below. U.S. holders should consult their own tax advisors as to whether or not the Corporation may be classified as a CFC and the consequences to them of such classification.

        The Corporation has agreed, upon a written request from a holder of 10% Convertible Debentures who is also a potential 10% United States shareholder of the Corporation, to use reasonable best efforts to determine whether it is a CFC and to inform such holder of its determination, and, if it determines that it is a CFC, to provide such holder with information sufficient to calculate its pro rata share of the Corporation's "subpart F income." Pursuant to the terms of the Indenture and the Registration Rights Agreement, holders of 10% Convertible Debentures or Common Shares received upon conversion of 10% Convertible Debentures will be required, on an annual basis, to provide to the Corporation information regarding their ownership of 10% Convertible Debentures and Common Shares and to generally cooperate with the Corporation so that the Corporation can make a determination as to its CFC status.

U.S. Holders

  10% Convertible Debentures

        Original Issue Discount.    The Corporation has the option to pay interest on the 10% Convertible Debentures in cash or in additional 10% Convertible Debentures. Consequently, the 10% Convertible Debentures will be treated as having been issued with original issue discount ("OID") for United States federal income tax purposes. Each U.S. holder generally will be required to include OID in income as it accrues under a constant-yield method in advance of cash payments attributable to such income (regardless of whether the U.S. holder is a cash or accrual basis taxpayer). Cash interest payments will not be taxable, but will be treated as a payment of previously accrued OID.

        The amount of OID with respect to each 10% Convertible Debenture is the excess of the "stated redemption price at maturity" over its "issue price." The stated redemption price at maturity of the 10% Convertible Debentures equals the sum of all cash payments required to be made on the 10% Convertible Debentures, whether denominated as principal or interest. The Corporation believes, and has taken the position, that the issue price of the 10% Convertible Debentures is their principal amount. There can be no assurance that the IRS will not challenge that position and assert that the issue price of the 10% Convertible Debentures is other than their principal amount. U.S. holders should consult their tax advisors regarding the possibility that the issue price of the 10% Convertible Debentures will be other than their principal amount.

        OID for any accrual period will be determined in Canadian dollars and then translated into U.S. dollars in accordance with either of two methods. Under the first method, the amount of OID accrued will be based on the average exchange rate in effect during the accrual period (or, with respect to an accrual period that spans two taxable years of a U.S. holder, the part of the period within the taxable year). Under the second method, the U.S. holder may elect to determine the amount of OID accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Upon receipt of an amount attributable to OID, a U.S. holder may recognize exchange gain or loss, which will be ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate on the date of receipt) and the amount previously accrued.

        Market Discount.    A 10% Convertible Debenture will be treated as purchased with market discount if its "revised issue price" exceeds the amount for which the U.S. holder purchased it by more than a specified de minimis amount. For this purpose, the revised issue price of a 10% Convertible Debenture generally equals its issue price, increased by the amount of any OID that has accrued on the 10% Convertible Debenture. Market discount on a 10% Convertible Debenture will accrue in Canadian dollars. If the U.S. holder elects to include market discount in income currently, the accrued market discount will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the U.S. holder's taxable year). Upon the receipt of an amount attributable to accrued market discount, the U.S. holder will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate on the date of receipt) and the amount previously accrued. A U.S. holder that does not make an election to accrue market discount will recognize, upon the disposition or maturity of the 10% Convertible Debenture, the

U.S. dollar value of the amount accrued, calculated at the exchange rate in effect on that date, and no part of this accrued market discount will be treated as exchange gain or loss. A U.S. holder that holds 10% Convertible Debenture with market discount may be required to defer a portion of any interest expense that would otherwise be deductible on any indebtedness incurred or maintained to purchase or carry the 10% Convertible Debenture received until a taxable disposition of the 10% Convertible Debenture.

        The market discount rules are complex. Holders of 10% Convertible Debentures with market discount should consult their own tax advisors regarding the application of the market discount rules to them in light of their particular circumstances.

        Sale, Exchange or Other Disposition.    Upon the sale, exchange or other disposition of a 10% Convertible Debenture, a U.S. holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition and the U.S. holder's adjusted tax basis in the 10% Convertible Debenture. A U.S. holder's adjusted tax basis in a 10% Convertible Debenture will equal its initial tax basis, increased by any amounts included in income as OID or market discount and reduced by any cash payments. Except to the extent of any accrued market discount not previously included in income, such gain or loss will be long-term capital gain or loss if the 10% Convertible Debenture has been held for more than one year. Net long-term capital gains of individuals are eligible for preferential rates of United States federal income taxation. The deductibility of capital losses is subject to limitations.

        Foreign Currency Gain or Loss.    U.S. holders of 10% Convertible Debentures will realize foreign currency gain or loss, which generally will be treated as ordinary income or loss, when payments on the 10% Convertible Debentures are received, the 10% Convertible Debentures are disposed of, or the obligation to make payments on the 10% Convertible Debentures is extinguished or transferred, and the realized exchange gain or loss generally will be recognized in accordance with applicable provisions of the Code. For this purpose, payments will be characterized first as payments of OID (or market discount), to the extent accrued as of the date of receipt, and then as principal. The sum of any exchange gain or loss with respect to principal and OID (or market discount) shall be realized only to the extent of the total gain or loss realized on the transaction.

        Conversion of the 10% Convertible Debentures.    A U.S. holder generally will not recognize any income, gain or loss on a conversion of a 10% Convertible Debenture except with respect to cash received in lieu of a fractional Common Share. Cash received in lieu of a fractional Common Share will be treated as a payment in exchange for the fractional Common Share. Accordingly, the receipt of cash in lieu of a fractional Common Share generally will result in capital gain or loss (measured by the difference between the cash received for the fractional Common Share and the U.S. holder's adjusted tax basis in the fractional Common Share).

        A U.S. holder's tax basis in the Common Shares received on a conversion of a 10% Convertible Debenture will be the same as the holder's adjusted tax basis in the 10% Convertible Note at the time of conversion (reduced by any basis allocable to a fractional Common Share), and the U.S. holder's holding period for the Common Shares received on a conversion of a 10% Convertible Debenture generally will include the holding period of the 10% Convertible Debenture converted.

        If the 10% Convertible Debenture has unrecognized market discount in the hands of a U.S. holder, the Common Shares received on a conversion of the 10% Convertible Debenture may be treated as having market discount.

        Constructive Dividends.    If at any time the Corporation were to make a distribution of property to its shareholders that would be taxable to them as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the 10% Convertible Debentures, the conversion rate of the 10% Convertible Debentures were increased, such increase might be deemed to be the payment of a taxable dividend to holders of 10% Convertible Debentures, treated as described below under "Common Shares — Distributions on Common Shares." For example, an increase in the conversion rate in the event of a distribution of evidences of indebtedness or assets of the Corporation, or an increase in the event of an extraordinary cash dividend, may result in deemed dividend treatment to holders of the 10% Convertible Debentures. Generally, however, an increase in the event of nontaxable stock dividends or the nontaxable distribution of rights to subscribe for Common Shares would not be so treated. In addition, under some circumstances, an adjustment, or the failure to provide for an adjustment, to the conversion rate of the 10% Convertible Debentures, may result in taxable dividend income to the holders of Common Shares.

  Common Shares

        The following discussion assumes that the Corporation is not a CFC. If the Corporation is a CFC, U.S. holders should consult their own tax advisors as to the consequences of owning and disposing of Common Shares.

        Distributions on Common Shares.    Distributions on Common Shares, whether in cash or in property, that are paid out of the Corporation's current or accumulated earnings and profits (as determined for United States federal income tax purposes) generally will be includible in income by a U.S. holder as a dividend when actually or constructively received. The amount of the dividend will equal the amount of cash and the fair market value of the property received. To the extent a U.S. holder receives a distribution that exceeds the Corporation's current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital that reduces the holder's adjusted tax basis in the Common Shares (to the extent of such basis) and thereafter as taxable gain from the sale or exchange of the Common Shares. Generally, the dividends received deduction will not apply to U.S. holders.

        For taxable years beginning before January 1, 2009, dividends received by an individual from a "qualified foreign corporation" are eligible for preferential rates of taxation, subject to minimum holding period and other requirements. The determination of whether a dividend qualifies for the preferential rates must be made at the time the dividend is paid.

        Dividends paid in Canadian dollars (including the amount of any Canadian taxes withheld) will be included in a U.S. holder's income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the dividends are actually or constructively received by the U.S. holder, regardless of whether the Canadian dollars are converted to U.S. dollars at that time. U.S. holders should consult their own tax advisors regarding the possible effect and rate of any Canadian withholding tax and the reduction of such withholding rate under the income tax treaty between the United States and Canada.

        Sale, Exchange or Other Disposition.    Upon the sale, exchange or other disposition of Common Shares, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized and the U.S. holder's adjusted tax basis in the Common Shares. Except to the extent of any accrued market discount not previously included in income, such gain or loss will be long-term capital gain or loss if the Common Shares have been held for more than one year and otherwise will be short-term capital gain or loss. Long-term capital gains of individuals are eligible for preferential rates of taxation, and short-term capital gains are taxed at the rates applicable to ordinary income, which, for gains recognized before January 1, 2009, may be higher than the rates applicable to dividends. The deductibility of capital losses is subject to limitations.

        Passive Foreign Investment Company Considerations.    The Code provides special anti-deferral rules regarding certain distributions received by U.S. persons with respect to, and sales and other dispositions (including pledges) of stock of, a "passive foreign investment company" ("PFIC"). A foreign corporation will be treated as a PFIC if 75% or more of its gross income is passive income for a taxable year or if the average percentage of its assets (by value) that produce, or are held for the production of, passive income is at least 50% for a taxable year. If a foreign corporation is both a PFIC and a CFC, the foreign corporation generally will not be treated as a PFIC with respect to its 10% United States shareholders.

        The Corporation does not believe that it is currently a PFIC, and it anticipates that it will not become a PFIC in the future. However, a foreign corporation's status as a PFIC is a factual determination that is made annually and thus may be subject to change. If the Corporation becomes a PFIC, U.S. holders of Common Shares may become subject to adverse United States federal income tax consequences. U.S. holders should consult their tax advisors regarding those consequences and possible ameliorative actions.

  Receipt of Canadian Dollars

        The tax basis of Canadian dollars received by a U.S. holder generally will equal the U.S. dollar equivalent of such Canadian dollars at the spot rate on the date the Canadian dollars are received. Upon any subsequent exchange of such Canadian dollars for U.S. dollars or for another foreign currency, or upon the use of such Canadian dollars to purchase property, a U.S. holder will generally recognize exchange gain or loss equal to the difference between the U.S. holder's tax basis in the Canadian dollars and the amount of U.S. dollars received (or, where another foreign currency is received, the U.S. dollar value of such foreign currency based on the U.S. dollar spot rate on the date of the exchange) or, if property is purchased, the U.S. dollar value of the Canadian dollars exchanged for such property based on the U.S. dollar spot rate of Canadian dollars on the date of exchange. In this regard, in general, no exchange gain or loss should be realized if a U.S. holder acquires Canadian dollars and exchanges such Canadian dollars for another currency, or property, on the same day.

  Foreign Tax Credit Considerations

        For United States foreign tax credit limitation purposes, OID on the 10% Convertible Debentures and dividends on Common Shares generally will be treated as income from sources outside the United States, and gain or loss recognized on the sale, exchange or other disposition of 10% Convertible Debentures and Common Shares will be treated as from sources within the United States. To the extent Canadian withholding tax is payable in respect of a distribution or payment to a U.S. holder, the holder may be eligible for a foreign tax credit or deduction. Further, foreign source income has an effect on a U.S. holder's ability to absorb foreign tax credits. The rules relating to U.S. foreign tax credits are extremely complex, and U.S. holders should consult their tax advisors regarding the application of the United States foreign tax credit rules to their particular situations.

  Information Reporting and Backup Withholding

        A U.S. holder (other than an "exempt recipient," including a corporation and certain other persons that, when required, demonstrate their exempt status) may be subject to backup withholding on, and to information reporting requirements with respect to, payments of principal of, or interest (including OID) or distributions on, and to proceeds from the sale, exchange or retirement of, a 10% Convertible Debenture or Common Shares received on a conversion of 10% Convertible Debentures. In general, if a non-corporate U.S. holder subject to information reporting fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements, backup withholding may apply. The backup withholding tax is not an additional tax and may be credited against a U.S. holder's regular United States federal income tax liability or refunded by the IRS where applicable.

Non-U.S. Holders

        Subject to the discussion below regarding information reporting and backup withholding, a non-U.S. holder generally will not be subject to United States federal income or withholding tax with respect to payments of interest (including OID) on the 10% Convertible Debentures or dividends received on the Common Shares, or with respect to gain realized on the sale, exchange or other disposition of 10% Convertible Debentures or Common Shares, unless (i) as to gain, the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days in the year of the exchange and certain other conditions are met, or (ii) the gain or income is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if provided by an applicable income tax treaty, is attributable to a permanent establishment maintained in the United States by the non-U.S. holder).

        A non-U.S. holder may be required to comply with certification procedures to establish that the holder is not a United States person in order to avoid information reporting and backup withholding tax requirements with respect to payments of principal of, or interest (including OID) or distributions on, and to proceeds from the sale, exchange or retirement of, a 10% Convertible Debenture or Common Shares received on a conversion of 10% Convertible Debentures. Any amount withheld under the backup withholding provisions generally will be allowed as a credit or refund against the non-U.S. holder's United States federal income tax liability, provided the required information is furnished to the IRS.

Certain Canadian Federal Income Tax Considerations to a United States Resident Holder

        The following is a general summary of the principal Canadian federal income tax considerations generally applicable, as at the date hereof, to a holder who, for purposes of the Income Tax Act (Canada) (the "Tax Act") and the Canada-United States Income Tax Convention (1980) (the "Tax Treaty"), at all relevant times, (a) is not, and is not deemed to be, a resident in Canada and is, or is deemed to be, a resident of the United States, (b) holds the 10% Convertible Debentures and any Common Shares acquired on the conversion of such 10% Convertible Debentures as capital property, (c) deals at arm's length and is not "affiliated" (as defined in the Tax Act) with the Corporation and (d) does not use or hold, and is not deemed to use or hold, the 10% Convertible Debentures in carrying on a trade or business in Canada (a "United States Resident Holder"). This summary does not apply to an insurer or an authorized foreign bank, within the meaning of the Tax Act, carrying on an insurance business or a bank business in Canada. Related persons (as defined in the Tax Act) are deemed not to deal with each other at arm's length. A person and a corporation are related if the person controls the corporation or is a member of a related group that controls the corporation. It is a question of fact whether persons not related to each other are, at a particular time, dealing with each other at arm's length. The 10% Convertible Debentures and the Common Shares will generally be considered to be capital property to a United States Resident Holder unless the United States Resident Holder holds such securities in the course of carrying on a business or the United States Resident Holder has acquired such securities in a transaction or transactions considered to be an adventure in the nature of trade.

        This summary is based upon the provisions of the Tax Act, the regulations thereunder (the "Regulations"), the Income Tax Application Rules, the Tax Treaty and the Corporation's understanding of the published administrative policies and assessing practices of the Canada Revenue Agency (the "Tax Practices"), all in effect as of the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals") and assumes that all Tax Proposals will be enacted in the form proposed. However, there can be no assurance that the Tax Proposals will be enacted as proposed, or at all.

        Except for the Tax Proposals, this summary does not take into account or anticipate any changes in the law or in Tax Practices, whether by way of legislative, regulatory, administrative or judicial decision, action or interpretation. This summary does not take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ significantly from those discussed herein.

        This summary is of a general nature only and is not, and is not intended to be, nor should it be relied upon or construed to be, legal or tax advice to any particular United States Resident Holder. No representations with respect to the income tax consequences of any particular United States Resident Holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Changes in the law or Tax Practices or future court decisions may affect the tax treatment of a United States Resident Holder. Accordingly, United States Resident Holders should consult their own tax advisors with respect to their own particular circumstances.

        The present published administrative policy of the Canada Revenue Agency is that many entities (including limited liability companies) that are treated as being fiscally transparent for United States federal income tax purposes will not qualify as residents of the United States under the Tax Treaty. According to Tax Practices applicable to partnerships, however, the general position of the Canada Revenue Agency is that tax treaty benefits flow through to partners where both Canada and the other country view the partnership as a transparent vehicle. United States Resident Holders are urged to consult their own tax advisors to determine their entitlement to relief under the Tax Treaty based on their particular circumstances.

Conversion of 10% Convertible Debentures

        The payment of principal, premium (if any) and interest on the 10% Convertible Debentures or on the conversion of 10% Convertible Debentures for common shares will not be subject to Canadian withholding tax in respect of interest that is paid, credited or deemed to be paid or credited on such payment or conversion, to a holder that deals at arm's length with the Corporation at the time of such payment, credit or deemed payment or credit.

        No other tax on income or gains (including taxable capital gains) will generally be payable under the Tax Act by a United States Resident Holder in respect of the acquisition, holding, conversion, redemption or disposition of the 10% Convertible Debentures to the extent that the 10% Convertible Debentures do not constitute "taxable Canadian property" as described below in the section entitled "Disposition of Common Shares by a United States Resident Holder."

        Subject to certain exceptions, interest paid on PIK Debentures that are issued after October 14, 2006 in payment of interest accrued on the 10% Convertible Debentures will be subject to Canadian withholding tax. Pursuant to the Tax Treaty, the rate of withholding will be 10%.

Holding Common Shares received on conversion of original 10% Convertible Debentures

Taxation of Dividends

        Pursuant to the Tax Treaty, dividends on common shares paid or deemed paid by the Corporation to a United States Resident Holder who is the beneficial owner of the dividends, other than a company which owns at least 10% of the voting stock of the Corporation, will be subject to Canadian withholding tax at the rate of 15% of the gross amount of such dividends. In the case of dividends paid to a United States Resident Holder that is a company that is the beneficial owner of at least 10% of the voting stock of the Corporation, the rate of withholding tax is reduced to 5% pursuant to the Tax Treaty.

Disposition of Common Shares by a United States Resident Holder

        A United States Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain (or will not be entitled to take into account any capital loss in computing taxable income earned in Canada) realized on the disposition or deemed disposition of common shares unless the common shares constitute "taxable Canadian property" (as defined in the Tax Act) to the United States Resident Holder at the time of their disposition and the United States Resident Holder is not entitled to relief under the Tax Treaty at the time of disposition or deemed disposition. A Common Share listed on the TSX will not constitute taxable Canadian property at the time of such disposition unless (a) at any time during the five-year period immediately preceding the disposition, the United States Resident Holder, persons with whom the United States Resident Holder does not deal at arm's length or the United States Resident Holder together with all such persons, owns or is considered to own not less than 25% of the issued shares or rights to acquire not less than 25% of the shares of any class or series of shares of the capital stock of the Corporation (including rights to common shares arising under the 10% Convertible Debentures) or (b) the common shares (or the 10% Convertible Debentures) are otherwise deemed to be taxable Canadian property.

        If the Corporation redeems the common shares (other than by a purchase in the open market in the manner in which shares are normally purchased by any member of the public in the open market), the United States Resident Holder will be deemed to have received a dividend equal to the amount paid by the Corporation in excess of the paid-up capital of such common shares at such time as computed for purposes of the Tax Act. The amount paid by the Company on such redemption shall be the amount of cash and/or the value of the property received by the United States Resident Holder in consideration for the redemption. Such deemed dividend will be subject to Canadian withholding tax as described above.

        THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF 10% CONVERTIBLE DEBENTURES ARE COMPLEX AND THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. EACH UNITED STATES RESIDENT HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE SPECIFIC CONSEQUENCES TO SUCH UNITED STATES RESIDENT HOLDER ACQUIRING, HOLDING OR DISPOSING OF 10% CONVERTIBLE DEBENTURES OR COMMON SHARES.

PLAN OF DISTRIBUTION

        Sales of the common shares, debentures or the underlying common shares covered by this prospectus may be made from time to time by the selling securityholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. Such sales may be made on a national securities exchange (any of which may involve crosses and block transactions) or other markets on which our debentures or underlying common shares may be listed at the time of sale, in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms then prevailing or at prices related to the then current market price, or at privately negotiated prices or at fixed prices that may be changed. In addition, any debentures or underlying common shares covered by this prospectus that qualify for sale pursuant to Section 4(l) of the Securities Act of 1933 or Rule 144 promulgated under such act may be sold under such provisions rather than pursuant to this prospectus. Without limiting the generality of the foregoing, the debentures or the underlying common shares covered by this prospectus may be sold in one or more of the following types of transactions:

  •
  a block trade in which the broker-dealer so engaged will attempt to sell the debentures or the underlying common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  an exchange distribution in accordance with the rules of such exchange;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  •
  face-to-face transactions between seller and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate in the resales.

        In connection with distributions of the common shares, debentures or the underlying common shares or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the common shares, debentures or the underlying common shares offered by this prospectus in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also sell common shares, debentures or the underlying common shares short and deliver common shares, debentures or the underlying common shares, as applicable, to close out such short positions. The selling securityholders may also enter into options, swaps, derivatives or other transactions with broker-dealers, which require the delivery to the broker-dealer of the common shares, debentures or the underlying common shares offered by this prospectus, which the broker-dealer may resell pursuant to this prospectus. The selling securityholders may also pledge the common shares, debentures or the underlying common shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged debentures or the underlying common shares, as applicable, pursuant to this prospectus.

        From time to time the selling securityholders may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the common shares, debentures or the underlying common shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, the selling securityholders may pledge their common shares, debentures or underlying common shares pursuant to the margin provisions of their customer agreements with their broker-dealers.

        Upon delivery of the common shares, debentures or the underlying common shares or a default by the selling securityholders, the broker-dealer or financial institution may offer and sell the pledged debentures or the underlying common shares from time to time.

        The common shares, debentures and underlying common shares covered by this prospectus may be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, as we are no longer listed on the Nasdaq National Market, then in certain states, the common shares, debentures and underlying common shares covered by this prospectus will not be able to be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and is complied with.

        Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders in amounts to be negotiated in connection with the resale of the common shares, debentures or the underlying common shares. Such brokers or dealers and any other participating brokers or dealers (as well as the selling securityholders) may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

        Information as to whether underwriters who may be selected by the selling security holders, or any other broker-dealer, are acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling securityholders and the compensation to be received by other broker-dealers, if the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the debentures or the underlying common shares may be required to deliver a copy of this prospectus, including the prospectus supplement, if any, to any person who purchases any of the debentures or the underlying common shares from or through such dealer or broker.

        We have advised the selling securityholders that during such time as they may be engaged in a distribution of the debentures or the underlying common shares offered by this prospectus, they may be required to comply with Regulation M promulgated under the Exchange Act. With some exceptions, Regulation M precludes the selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the debentures or the underlying common shares.

        We do not know if the selling security holders will actually offer or resell any of the debentures or the underlying common shares covered by this prospectus. As of the date of this prospectus, we are not aware of the selling securityholders entering into any agreements regarding the sale of the debentures or the underlying common shares being offered by this prospectus.

        We have agreed to indemnify the selling securityholders against liabilities arising in connection with this offering, including liabilities under the Securities Act of 1933, or to contribute to payments that the selling securityholders may not be required to make in this respect.

CURRENCY OF PRESENTATION AND INDUSTRY INFORMATION

        All references herein to "dollars" and "$" refer to the lawful currency of Canada, unless otherwise expressly stated. All references herein to "US dollars" and "US$" refer to the lawful currency of the United States of America. All financial statements and financial information derived therefrom presented herein have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). For a discussion of the principal differences between Canadian GAAP and United States generally accepted accounting principles ("U.S. GAAP"), see Note 32 to the consolidated financial statements.

        Information contained in this document concerning the wireless telecommunications industry, our general expectations concerning this industry and our market positions and market shares are based on estimates we prepared using data from publicly available industry sources as well as from various research analysts' reports, market research and industry analyses, and on assumptions made, based on our knowledge of this industry, which we believe to be reasonable. We believe, however, that this data is inherently imprecise, although generally indicative of relative market positions and market shares.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated in Canada, most of our directors and executive officers are residents of Canada, our independent public accountants are non-residents of the United States and a significant portion of our assets and those of such persons are located outside of the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us, our directors and officers or the independent public accountants or to realize against us in the United States upon judgments of courts of the United States predicated upon our civil liabilities or those of our directors and officers or the independent public accountants under the federal securities laws of the United States or the securities or blue sky laws of any state within the United States. In addition, investors should not assume that courts of Canada:

  •
  would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or blue sky laws of any state within the United States or

  •
  would enforce, in original actions, liabilities against us or such persons predicated upon the U.S. federal securities laws or any such state securities or blue sky laws.

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this prospectus regarding our and these subsidiaries' financial positions and operating strategies, may constitute forward-looking statements. Statements that use the words "expect," "anticipate," "project" or similar words indicating management's beliefs with respect to future results are forward-looking statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the our or management's expectations — cautionary statements — are disclosed in this prospectus in conjunction with the forward-looking statements and elsewhere under "Risk Factors." You are cautioned not to place undue reliance on these forward-looking statements, which speak as of the date of this prospectus. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. All subsequent written and oral forward-looking statements that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements.

EXCHANGE RATE INFORMATION

        The following tables set forth (1) the high and low exchange rates for one U.S. dollar during each of the last six months and (2) in effect at the end of the periods noted and the average of the exchange rates on the last day of each month during such periods. The exchange rates are based on the noon buying rate as reported by the Federal Reserve Bank of New York. As of December 1, 2005, such exchange rate was C$1.1682 = US$1.00.

Month	High	Low
November	1.1960	1.1656
October	1.1887	1.1657
September	1.1880	1.1607
August	1.2185	1.1888
July	1.2437	1.2048
June	1.2578	1.2256
May	1.2680	1.2373

	End	Average
Year ended December 31,
2004	1.2020	1.2191
2003	1.2923	1.3911
2002	1.5718	1.5666
2001	1.5956	1.5490
2000	1.4995	1.4855
	End	Average
Nine months ended September 30, 2005	1.1606	1.2238

LEGAL MATTERS

        Fasken Martineau DuMoulin LLP, Montreal, Quebec, Canada, has passed upon the legality of the debentures and common shares offered by this prospectus. Certain U.S. federal income tax matters will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP.

EXPERTS

        The consolidated financial statements of SR Telecom Inc. as at December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 included in this prospectus have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their reports appearing herein (which audit report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants for U.S. Readers on Canada-U.S. Reporting Differences relating to changes in accounting principles and conditions and events that cast substantial doubt on the Corporation's ability to continue as a going concern), have been so included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

        The audited historical financial statements of Netro Corporation as at December 31, 2002 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Netro Corporation as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 were audited by other independent accountants who have ceased operations and have not provided consent. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated January 21, 2002.

INDEX TO FINANCIAL STATEMENTS

Page
Historical consolidated financial statements of SR Telecom:
Condensed consolidated balance sheet as at September 30, 2005 and December 31, 2004	F-I-2
Condensed consolidated statements of operations for the three months ended September 30, 2005 and 2004	F-I-3
Condensed consolidated statements of operations for the nine months ended September 30, 2005 and 2004	F-I-4
Condensed consolidated statements of deficit for the nine months ended September 30, 2005 and 2004	F-I-5
Condensed consolidated statements of cash flows for the three months ended September 30, 2005 and 2004	F-I-6
Condensed consolidated statements of cash flows for the nine months ended September 30, 2005 and 2004	F-I-7
Notes to the condensed consolidated financial statements for the quarters ended September 30, 2005 and 2004	F-I-8
Report of Independent Registered Chartered Accountants	F-I-28
Consolidated balance sheets as at December 31, 2004 and 2003	F-I-29
Consolidated statements of operations for the years ended December 31, 2004, 2003 and 2002	F-I-30
Consolidated statements of deficit for the years ended December 31, 2004, 2003 and 2002	F-I-31
Consolidated statements of cash flows for the years ended December 31, 2004, 2003 and 2002	F-I-32
Notes to the consolidated financial statements	F-I-33
Historical consolidated financial statements of Netro Corporation:
Unaudited condensed consolidated balance sheets as of June 30, 2003 and December 31, 2002	F-II-1
Unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2003 and 2002	F-II-2
Unaudited condensed consolidated statements of cash flows for the six months ended June 30, 2003 and 2002	F-II-3
Notes to unaudited condensed consolidated financial statements	F-II-4
Report of independent registered public accounting firm and independent public accountants	F-II-18
Consolidated balance sheets as of December 31, 2002 and 2001	F-II-19
Consolidated statements of operations for the years ended December 31, 2002, 2001 and 2000	F-II-20
Consolidated statements of stockholders' equity for the years ended December 31, 2002, 2001 and 2000	F-II-21
Consolidated statements of cash flows for the years ended December 31, 2002, 2001 and 2000	F-II-23
Notes to consolidated financial statements	F-II-24

F-I-1

CONDENSED CONSOLIDATED BALANCE SHEETS

As at September 30th, 2005 and December 31st, 2004

(in thousands of dollars)

(unaudited)

	2005	2004
Assets
Current assets
Cash and cash equivalents	4,479	4,549
Short-term restricted cash (note 12)	2,117	1,394
Accounts receivable, net	49,264	47,500
Income taxes receivable	1,765	911
Inventory (note 5)	34,728	59,556
Prepaid expenses and deposits	7,433	3,504

	99,786	117,414
Investment tax credits	13,150	13,150
Long-term accounts receivable, net (note 4)	1,757	5,644
Long-term restricted cash (note 12)	—	493
Property, plant and equipment, net	78,683	85,442
Intangible assets, net	3,818	4,494
Other assets, net (note 8)	2,577	987

	199,771	227,624

Liabilities
Current liabilities
Accounts payable and accrued liabilities (notes 5 and 15)	41,745	55,682
Customer advances	1,624	1,932
Current portion of lease liability	7,435	5,043
Current portion of long-term debt (note 10)	1,447	106,680

	52,251	169,337
Long-term credit facility (note 9)	40,205	—
Long-term lease liability	—	3,577
Long-term liability (note 14)	1,759	1,810
Long-term debt (note 10)	33,882	260
Convertible redeemable secured debentures (note 11)	39,040	—

	167,137	174,984
Shareholders' equity
Capital stock (note 6)	219,653	219,653
Warrants (note 6)	13,029	13,029
Equity component of convertible redeemable secured debenture (note 11)	37,851	—
Contributed surplus (notes 3 and 6)	1,203	519
Deficit (note 3)	(239,102)	(180,561)

	32,634	52,640
	199,771	227,624

See notes to the unaudited Condensed Consolidated Financial Statements

F-I-2

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except for per share amounts)

(unaudited)

	For the Three Months ended September 30th,
	2005			2004 Amended (note 16)
	Wireless Telecommunications Products	Telecommunications Service Provider	Consolidated	Wireless Telecommunications Products	Telecommunications Service Provider	Consolidated
Revenue
Equipment	31,568	—	31,568	27,593	—	27,593
Services	1,912	—	1,912	4,124	—	4,124
Telecommunications	—	4,776	4,776	—	4,660	4,660

Total revenue	33,480	4,776	38,256	31,717	4,660	36,377
Cost of revenue
Equipment	21,692	—	21,692	17,754	—	17,754
Services	851	—	851	3,077	—	3,077

Total cost of revenue	22,543	—	22,543	20,831	—	20,831
Gross profit	10,937	4,776	15,713	10,886	4,660	15,546
Agent commissions	1,145	—	1,145	1,804	—	1,804
Selling, general and administrative expenses	11,162	5,595	16,757	10,184	4,646	14,830
Research and development expenses, net	3,215	—	3,215	6,175	—	6,175
Restructuring, asset impairment and other charges (note 5)	2,307	—	2,307	3,096	—	3,096

Operating (loss) earnings	(6,892)	(819)	(7,711)	(10,373)	14	(10,359)
Finance charges, net	(8,163)	(822)	(8,985)	(1,465)	(638)	(2,103)
Gain on sale of long-term investment (note 13)	—	—	—	3,444	—	3,444
Gain on settlement of claim (note 15)	—	—	—	4,583	—	4,583
Gain (loss) on foreign exchange	793	1,633	2,426	(1,327)	2,118	791

(Loss) earnings before income taxes	(14,262)	(8)	(14,270)	(5,138)	1,494	(3,644)
Income tax recovery (expense)	172	—	172	(339)	—	(339)

Net (loss) income	(14,090)	(8)	(14,098)	(5,477)	1,494	(3,983)

Weighted average number of common shares outstanding (in thousands) (note 6)			17,610			17,610
Net loss per share, basic and diluted			(0.80)			(0.23)

        See notes to the unaudited Condensed Consolidated Financial Statements

F-I-3

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except for per share amounts)

(unaudited)

	For the Nine Months ended September 30th,
	2005			2004 Amended (note 16)
	Wireless Telecommunications Products	Telecommunications Service Provider	Consolidated	Wireless Telecommunications Products	Telecommunications Service Provider	Consolidated
Revenue
Equipment	50,989	—	50,989	70,284	—	70,284
Services	8,223	—	8,223	14,592	—	14,592
Telecommunications	—	14,629	14,629	—	14,306	14,306

Total revenue	59,212	14,629	73,841	84,876	14,306	99,182
Cost of revenue
Equipment	37,789	—	37,789	44,335	—	44,335
Services	4,533	—	4,533	8,726	—	8,726

Total cost of revenue	42,322	—	42,322	53,061	—	53,061
Gross profit	16,890	14,629	31,519	31,815	14,306	46,121
Agent commissions	2,056	—	2,056	4,481	—	4,481
Selling, general and administrative expenses	30,619	16,358	46,977	35,516	14,272	49,788
Research and development Expenses, net	9,736	—	9,736	20,983	—	20,983
Restructuring, asset impairment and other charges (note 5)	18,855	—	18,855	15,815	—	15,815

Operating (loss) earnings	(44,376)	(1,729)	(46,105)	(44,980)	34	(44,946)
Finance charges, net	(11,412)	(2,267)	(13,679)	(3,731)	(2,130)	(5,861)
Gain on sale of long-term investment (note 13)	—	—	—	3,444	—	3,444
Gain on settlement of claim (note 15)	—	—	—	4,583	—	4,583
Gain (loss) on foreign exchange	461	866	1,327	(676)	(130)	(806)

Loss before income taxes	(55,327)	(3,130)	(58,457)	(41,360)	(2,226)	(43,586)
Income tax expense	(84)	—	(84)	(637)	(25)	(662)

Net loss	(55,411)	(3,130)	(58,541)	(41,997)	(2,251)	(44,248)

Weighted average number of common shares outstanding (in thousands) (note 6)			17,610			16,320
Net loss per share, basic and diluted			(3.32)			(2.71)

        See notes to the unaudited Condensed Consolidated Financial Statements

F-I-4

CONDENSED CONSOLIDATED STATEMENTS OF DEFICIT

(in thousands of dollars)

(unaudited)

	For the Nine Months ended September 30th,
	2005	2004 Amended (note 16)
Deficit, beginning of period as previously reported	(180,561)	(90,941)
Cumulative effect of adoption of new accounting policy (note 3)	—	(272)

Deficit, beginning of period as restated	(180,561)	(91,213)
Net loss	(58,541)	(44,248)
Share issue costs	—	(3,214)

Deficit, end of period	(239,102)	(138,675)

        See notes to the unaudited Condensed Consolidated Financial Statements

F-I-5

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of Canadian dollars)
(unaudited)

	For the Three Months ended September 30th,
	2005	2004 Amended (note 16)
Cash flows used in operating activities
Net loss	(14,098)	(3,983)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,159	3,131
Loss on disposal of property, plant and equipment	379	2
Asset write-down	110	717
Non-cash financing charges	4,717	—
Gain on sale of long-term investment (note 13)	—	(3,444)
Gain on settlement of claim (note 15)	—	(4,583)
Stock-based compensation (note 6)	545	73
Future income taxes	—	(134)
Changes in operating assets and liabilities:
Increase in long-term accounts receivable	—	(1,674)
(Increase) decrease in non-cash working capital items	(21,779)	3,714
Unrealized foreign exchange	(1,759)	(1,901)

Net cash used in operating activities	(28,726)	(8,082)
Cash flows from (used in) financing activities
Increase in long-term credit facility (note 9)	28,807	—
Increase in long-term debt	174	—
Repayment of long-term lease liability	—	(1,357)
Increase in other assets	(538)	—

Net cash from (used in) financing activities	28,443	(1,357)
Cash flows (used in) from investing activities
(Increase) decrease in restricted cash	(72)	230
Purchase of property, plant and equipment	(1,140)	(1,476)
Proceeds on sale of property, plant and equipment	826	417
Purchase of short-term investments	—	(3,340)
Proceeds on sale of short-term investments	—	7,935
Proceeds on sale of long-term investments (note 13)	—	3,444

Net cash (used in) from investing activities	(386)	7,210

Decrease in cash and cash equivalents	(669)	(2,229)
Cash and cash equivalents, beginning of period	5,148	10,561

Cash and cash equivalents, end of period	4,479	8,332

Supplemental Information
Cash paid for:
Interest	1,563	4,030
Income taxes	6	4

        See notes to the unaudited Condensed Consolidated Financial Statements

F-I-6

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of Canadian dollars)

(unaudited)

	For the Nine Months ended September 30th,
	2005	2004 Amended (note 16)
Cash flows used in operating activities
Net loss	(58,541)	(44,248)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,972	9,512
Restructuring, asset impairment and other charges (note 5)	16,548	2,134
Loss (gain) on disposal of property, plant and equipment	315	(81)
Asset write-down	240	—
Non-cash financing charges	8,779	—
Gain on sale of long-term investment (note 13)	—	(3,444)
Gain on settlement of claim (note 15)	—	(4,583)
Stock-based compensation (note 6)	684	185
Future income taxes	—	301
Changes in operating assets and liabilities:
Increase in long-term accounts receivable	—	(103)
(Increase) decrease in non-cash working capital items	(8,803)	5,919
Unrealized foreign exchange	(1,354)	(859)

Net cash used in operating activities	(33,160)	(35,267)
Cash flows from financing activities
Issuance of long-term credit facility (note 9)	41,193	—
Issuance of long-term debt	324	—
Repayment of bank indebtedness	—	(3,000)
Repayment of long-term lease liability	(1,314)	(4,208)
Repayment of long-term debt	—	(5,367)
Proceeds from issue of shares and warrants, net of share issue costs	—	46,787
Increase in other assets	(5,296)	—

Net cash from financing activities	34,907	34,212
Cash flows (used in) from investing activities
(Increase) decrease in restricted cash	(723)	1,777
Purchase of property, plant and equipment	(2,252)	(3,871)
Proceeds on sale of property, plant and equipment	1,158	648
Purchase of short-term investments	—	(44,553)
Proceeds on sale of short-term investments	—	43,508
Proceeds on sale of long-term investments (note 13)	—	3,444

Net cash (used in) from investing activities	(1,817)	953

Decrease in cash and cash equivalents	(70)	(102)
Cash and cash equivalents, beginning of period	4,549	8,434

Cash and cash equivalents, end of period	4,479	8,332
Supplemental Information
Cash paid for:
Interest	2,967	8,454
Income taxes	47	112

        See notes to the unaudited Condensed Consolidated Financial Statements

F-I-7

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Third Quarters ended September 30th, 2005 and 2004

1.     BASIS OF PRESENTATION

  The preparation of financial statements in conformity with Canadian generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent liabilities in these financial statements. Actual results could differ from those estimates. Estimates are used when accounting for items and matters such as long-term contracts, allowance for doubtful accounts receivable, inventory obsolescence, product warranty, amortization, asset valuations impairment assessments, taxes, restructuring and other provisions and contingencies.

  The accounting policies used in the preparation of the accompanying unaudited interim consolidated financial statements are the same as those described in the annual audited consolidated financial statements prepared in accordance with Canadian GAAP for the year ended December 31, 2004, except as described in note 3. In the opinion of management, the unaudited interim consolidated financial statements contain all adjustments of a normal recurring nature necessary to present fairly the financial position, results of operations and cash flows for the periods presented. Operating results for the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

  The accompanying unaudited interim consolidated financial statements should be read in conjunction with SR Telecom's annual audited consolidated financial statements for the years ended December 31, 2004 and 2003. These interim financial statements do not include all of the disclosures required by generally accepted accounting principles applicable to annual financial statements.

2.     GOING CONCERN ASSUMPTION

  The accompanying consolidated financial statements have been prepared on a going concern basis. The going concern basis of presentation assumes that the Corporation will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

  The Corporation's continuation as a going concern is dependent upon, amongst other things, the continuing support of the Corporation's lenders, attaining a satisfactory revenue level, the support of its customers, continued sales to the Corporation's customers, a return to profitable operations and the ability to generate sufficient cash from operations, financing arrangements and new capital to meet its obligations as they become due. These matters are dependent on a number of items outside of the Corporation's control and there is uncertainty about the Corporation's ability to successfully conclude on such matters.

  The consolidated financial statements do not reflect any adjustments that would be necessary if the going concern basis was not appropriate. If the going concern basis is not appropriate for these consolidated financial statements, significant adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used.

  During the nine months ended September 30, 2005, the following transactions and other actions, aimed at addressing the uncertainties described above, occurred:

  •
  On August 24, 2005, SR Telecom completed the exchange of its 8.15% debentures due August 31, 2005 into new 10% secured redeemable convertible debentures due October 15, 2011 (see note 11).

  •
  The Corporation amended its agreement with the CTR lenders, pursuant to which, the repayment terms of the loans have been rescheduled and the maturity extended to May 17, 2008 (see note 10).

F-I-8

  •
  On May 19, 2005, the Corporation entered into a Credit Agreement providing for a credit facility of up to $46.5 million (US$39.6million) with a syndicate of lenders comprised of certain previous holders of 8.15% debentures.

  •
  As of December 1, 2005, the credit facility is fully drawn. The Corporation has requested an increase to its credit facility which is currently being considered by the lenders. The Corporation is confident that it will obtain an increase to its credit facility but there is no assurance that the Corporation will be successful in this regard.

  •
  The Corporation intends, as soon as possible, subject to market conditions, to file a prospectus, offering rights to its shareholders. The Corporation does not believe market conditions to be appropriate for such an offering at this time.

  •
  The Corporation, during the third quarter ended September 30, 2005 continued its restructuring activities to reduce costs.

  •
  Pursuant to the terms of the new convertible debentures, $10,000,000 face value of such debentures were mandatorily converted into approximately 46,060,892 common shares on November 30, 2005. As a result, at the conversion date, there was a substantial realignment of the interests in the Corporation between the creditors and shareholders. As of the date of the conversion, the Corporation adopted fresh start accounting (see note 17).

  Management believes that with the above actions, plans and the support of the Corporation's current shareholders, lenders, trade creditors and its customers, it will be able to continue operating as a going concern. There can, however, be no assurance that such actions and plans described above will result in sufficient funds.

3.     ADOPTION OF NEW ACCOUNTING POLICIES AND RECENT PRONOUNCEMENTS

  The Canadian Institute of Chartered Accountants ("CICA") issued Accounting Guideline 15, Consolidation of Variable Interest Entities. The guideline presents the views of the Accounting Standards Board on the application of consolidation principles to certain entities that are subject to control on a basis other than ownership of voting interests. This guideline provides guidance for determining when an enterprise includes assets, liabilities and results of activities of such an entity (a "variable interest entity") in its consolidated financial statements. This guideline applies for years beginning on or after November 1, 2004. Adoption of this guideline did not have an impact on the results of operation or financial position of the Corporation.

  The CICA issued revisions to section 3860 of the CICA Handbook, Financial Instruments — Disclosure and Presentation. The revisions change the accounting for certain financial instruments that have liability and equity characteristics. It requires instruments that meet specific criteria to be classified as liabilities on the balance sheet. Some of these financial instruments were previously classified as equity. These revisions came into effect on January 1, 2005. These recommendations did not have an impact on the results of operation or financial position of the Corporation.

  The CICA issued Section 3870, Stock-Based Compensation and Other Stock-Based Payments. The Corporation has adopted the new transitional provisions of this section, effective January 1, 2004, where compensation expense is recognized on all issued and outstanding stock options issued to employees after January 1, 2002, in accordance with the fair value method of accounting. This provision was applied retroactively, without restatement of prior periods. As a result, opening deficit increased by $272,000 and contributed surplus was recorded for the same amount at January 1, 2004.

F-I-9

  The CICA issued in June 2005 Section 3831, Non-Monetary Transactions, which establishes the standards for the measurement and disclosure of non-monetary transactions. The requirement to measure an asset or liability exchanged or transferred in a non-monetary transaction at fair value has unchanged from the former Section 3830. However, an asset or liability exchanged or transferred in a non-monetary transaction is measured at its carrying value when "the transaction lacks commercial substance", which replaces the "culmination of the earnings process" criterion in the former Section 3830. The new requirements are effective for non-monetary transactions initiated in periods beginning on or after January 1, 2006. Earlier adoption is permitted for non-monetary transactions initiated in periods beginning on or after July 1, 2005. The Corporation has chosen early adoption of these standards. Adoption of this guideline did not have an impact on the results of operation or financial position of the Corporation.

4.     ACCOUNTS RECEIVABLE

  The long-term accounts receivable balance is comprised of an amount of $1,757,000 (US$1,500,000) receivable from Teleco de Haiti. The Corporation is currently involved in proceedings to collect the funds. The results of the legal proceedings are not determinable at this time. The following discloses the details of the proceedings:

  In December 2001, SR Telecom filed a statement of claim in New York for US$4.86 million against MCI International and Telecommunications d'Haiti, S.A.M., or Teleco de Haiti. The claim was filed pursuant to a clause mandating three-party arbitration before the International Court of Arbitration in respect of funds, which ceased flowing to SR Telecom under a Tripartite Agreement between Teleco de Haiti, MCI International and SR Telecom. The agreement provided for the financing of a contract between SR Telecom and Teleco de Haiti pursuant to which SR Telecom was to supply and install certain telecommunications equipment for Teleco de Haiti for approximately US$12.88 million.

  In July 2002, MCI International filed for bankruptcy and the United States Bankruptcy Court issued an order staying all collateral litigation against MCI International, including this arbitration. As a result, MCI International continued in the proceedings as an observer. In February 2002, Teleco de Haiti filed a counter-claim for US$1.2 million in respect of funds transferred to SR Telecom since the execution of a Termination Agreement between SR Telecom and Teleco de Haiti, alleging that such Termination Agreement ended their obligations under the Tripartite Agreement.

  On April 24, 2003, the arbitration tribunal rendered a decision, denying both the claim by SR Telecom against Teleco de Haiti and the counterclaim by Teleco de Haiti against SR Telecom. However, the arbitration tribunal also held that the Termination Agreement preserved and did not extinguish SR Telecom's right to continue to receive payments from MCI under the Tripartite Agreement. Prior to the decision, SR Telecom filed a claim for US$4.86 million against MCI International with the United States Bankruptcy Court. If MCI accepts the Tripartite Agreement then SR Telecom could have claims on both pre-petition amounts (paid based on the consolidation motion) and post-petition amounts up to the full amount still due. Such post-petition and future flows of funds would be paid from the MCI/Teleco de Haiti Voice Settlement Account.

  On April 27, 2004, MCI's Bankruptcy Plan was made effective. The court approved date for filing of objections is six months from the effective date of the Plan which means that MCI had until October 2004 to object to any claims filed. On October 15, 2004, MCI objected to the claim. SR Telecom filed a notice of objection and is pursuing its claim with MCI. The parties have commenced the discovery process and are currently participating in a court mandated settlement process which will continue on December 16, 2005. The concurrent discussion with Teleco de Haiti have recently broken off and the prospects for an out of

F-I-10

  court settlement appear to be unlikely. Consequently, although SR Telecom has a reasonable expectation that its claim will be upheld by the court, the Corporation has now determined that the most likely outcome will not result in the full recovery of the receivable and accordingly has recorded a provision for doubtful accounts in the amount of $3.7 million (US$3.2 million) during the third quarter.

5.     RESTRUCTURING, ASSET IMPAIRMENT AND OTHER CHARGES

  Restructuring, asset impairment and other charges is comprised of the following:

  During the third quarter of 2005, additional restructuring charges of $2,307,000 were accrued. These charges were comprised of severence and termination benefits relating to the termination of employees originally laid-off in January 2005 in the Canadian location. These charges were taken by the Corporation to continue to reduce its cost structure in line with current and projected revenue levels. In total, 93 employees were terminated including 41 research and development employes, 16 project management employees, 9 sales and marketing employees, 19 operation employees and 8 administration employees.

  During the second quarter of 2005, as part of its restructuring efforts, the Corporation undertook a review of certain aspects of its operations and its intended future direction. Accordingly, the Corporation decided that it would manufacture discontinue certain product lines, no longer support prior versions of certain products and change its approach to repairs. As a result, inventory comprised mostly of raw materials and repair stock, totalling $19,859,000 offset by an inventory provision of $3,311,000 was written off or written down to its estimated net realizable value. The inventory affected was located primarily in Canada and France.

  During the third quarter of 2004, restructuring charges of $2,631,000 were accrued. These charges were predominantly comprised of accrued lease charges and other costs relating to the Redmond, Washington facility. The Corporation also recorded a charge of $465,000 to write-down redundant equipment to their estimated fair value.

  During the second quarter of 2004, restructuring charges of $12,719,000 were accrued. These charges were predominantly comprised of severance and termination benefits, lease charges and the write off of specific inventory and other assets. These charges were undertaken by the Corporation to reduce its cost structure in line with current and projected revenue levels. In total, 86 employees were terminated including 59 research and development employes, 6 project management employees, 10 sales and marketing employees, 4 operation employees and 7 administration employees.

  Management also decided that it would no longer pursue the development and sale of the stride 2400 product line. As a result, the Corporation recorded the write off of certain inventory of $1,086,000 in the second quarter of 2004. The Corporation also recorded the write off of deferred charges of $266,000 during the same quarter.

  The following table summarizes the activity related to the second and third quarter 2005 restructuring charges:

	Restructuring charges	Amount paid/ Written off	Remaining liability at September 30, 2005
	$	$	$
Severance and termination	2,307	(1,641)	666
Inventory and asset impairment	16,548	(16,548)	—

	18,855	(18,189)	666

F-I-11

  The following table summarizes the activity related to the second and third quarter 2004 restructuring charges:

	Restructuring charges	Amount paid/ Written off	Remaining liability at September 30, 2004
	$	$	$
Severance and termination	10,762	(6,404)	4,358
Inventory and asset impairment	2,126	(2,126)	—
Lease changes and other costs	2,927	(537)	2,390

	15,815	(9,067)	6,748

  At September 30, 2005, the remaining balance of the December 31, 2004 restructuring provision of $2,206,000 is $335,000.

6.     CAPITAL STOCK

  An unlimited number of common shares and preferred shares issuable in series are authorized.

  Issued and outstanding

	September 30, 2005	December 31, 2004
	(000's)	(000's)
17,610,132 common shares (17,610,132 — December 31, 2004)	$219,653	$219,653
3,924,406 warrants (3,924,406 — December 31, 2004)	$13,029	$13,029

  See note 11 regarding the conversion of secured debentures.

  The following table summarizes the activity in the Employee Stock Option Plan for the nine months ended:

	September 30, 2005		September 30, 2004
	Number of Options	Weighted-average exercise prices	Number of options	Weighted-average exercise prices
Outstanding, beginning of period	406,580	$25.03	306,310	$32.96
Granted	—	—	149,000	$7.47
Forfeited / expired	71,150	$21.63	(27,030)	$29.82

Outstanding, end of period	335,430	$25.75	428,280	$24.29

Exercisable, end of period	228,880	$31.56	152,960	$41.65

F-I-12

  The following table summarizes information about the Corporation's outstanding and exercisable stock options at September 30, 2005:

Range of exercise prices	Options outstanding	Weighted average exercise prices	Weighted average remaining contractual life	Options exercisable	Weighted average exercise prices
$6.40 — $9.80	150,500	$7.65	8.3 years	76,900	$7.65
$16.30 — $24.50	89,250	$18.58	5.9 years	63,700	$18.28
$35.30 — $53.00	48,630	$47.55	4.5 years	41,230	$47.42
$56.60 — $85.30	36,850	$65.33	4.3 years	36,850	$65.32
$89.70 — $130.80	10,200	$108.64	1.3 years	10,200	$108.64

	335,430	$25.75	6.5 years	228,880	$31.56

  Effective January 1, 2004, the Corporation adopted the transitional provisions of the Canadian Institute of Chartered Accountants recommendations relating to stock-based compensation and other stock-based payments. The Corporation has determined compensation cost of stock options using the fair value method and has applied this change retroactively without restatement of prior periods (see note 3).

  For the nine months ended September 30, 2005, $684,000 (for the nine months ended September 30, 2004 — $185,000) is recognized as compensation cost in the consolidated statement of earnings for awards granted since January 1, 2002. For the three months ended September 30, 2005, $545,000 (for the three months ended September 30, 2004 — $73,000) is recognized as compensation cost in the consolidated statement of earnings. The compensation cost is based on the weighted-average grant date fair value of $6.33 per stock option for the 262,000 stock options granted since January 1, 2002.

7.     BUSINESS SEGMENTS AND CONCENTRATIONS

  SR Telecom operates in two business segments. The first is the engineering, marketing and manufacturing of wireless telecommunication products and the installation of related turnkey systems. These products are used to provide and upgrade Internet, data and voice telecommunication systems for carriers in urban, rural and remote areas. The products are also used to provide data, voice and telecommunication systems for industrial use.

  The second business segment, carried out by Comunicación y Telefonia Rural S.A. (CTR) in Chile, provides telecommunication services to end-users.

F-I-13

  As at September 30, 2005 and December 31, 2004:

	Wireless Telecommunications Products		Telecommunications Service Provider		Inter-Segment Eliminations		Consolidated
	2005	2004	2005	2004	2005	2004	2005	2004
	$	$	$	$	$	$	$	$
Balance Sheets
Property, plant and equipment, net	15,854	19,575	74,344	82,015	(11,515)	(16,148)	78,683	85,442
Intangible assets, net	3,818	4,494	—	—	—	—	3,818	4,494
Other assets, net	2,466	972	5,434	5,311	(5,323)	(5,296)	2,577	987
Total assets	214,311	238,714	151,443	154,485	(165,983)	(165,575)	199,771	227,624
For the three months ended September 30, 2005 and 2004:
Statements of Earnings
External revenues	33,480	31,717	4,776	4,660	—	—	38,256	36,377
Intersegment revenues	13	147	—	—	(13)	(147)	—	—
Gross profit	10,937	10,886	4,776	4,660	—	—	15,713	15,546
Finance charges, net	8,163	1,465	822	638	—	—	8,985	2,103
Depreciation of property, plant and equipment	967	1,268	1,717	1,690	(217)	(313)	2,467	2,645
Amortization of intangible assets	225	225	—	—	—	—	225	225
Amortization of other assets	136	111	324	140	7	10	467	261
Restructuring, asset impairment and other charges	2,307	3,096	—	—		—	2,307	3,096
Gain on sale of long-term investment	—	(3,444)	—	—	—	—	—	(3,444)
Gain on settlement of claim	—	(4,583)	—	—	—	—	—	(4,583)
Income tax recovery (expense)	172	(399)	—	—	—	—	172	(399)
Net (loss) income	(14,090)	(5,477)	(8)	(1,494)	—	—	(14,098)	(3,983)
For the nine months ended September 30, 2005 and 2004:
Statements of Earnings
External revenues	59,212	84,876	14,629	14,306	—	—	73,841	99,182
Intersegment revenues	13	399	—	—	(13)	(399)	—	—
Gross profit	16,890	31,815	14,629	14,306	—	—	31,519	46,121
Financial charges, net	11,412	3,731	2,267	2,130	—	—	13,679	5,861
Depreciation of property, plant and equipment	2,997	3,844	4,973	4,963	(653)	(791)	7,317	8,016
Amortization of intangible assets	676	669	—	—	—	—	676	669
Amortization of other assets	340	365	612	432	27	30	979	827
Restructuring, asset impairment and other charges	18,855	15,815	—	—	—	—	18,855	15,815
Gain on sale of long-term investment	—	(3,444)	—	—	—	—	—	(3,444)
Gain on settlement of claim	—	(4,583)	—	—	—	—	—	(4,583)
Income tax (expense)	(84)	(637)	—	(25)	—	—	(84)	(662)
Net loss	(55,411)	(41,997)	(3,130)	(2,251)	—	—	(58,541)	(44,248)
Purchase of property, plant and equipment and other assets for the nine months ended September 30	5,295	1,920	2,247	1,438	6	513	7,548	3,871

Geographic Information

  The Corporation's basis for attributing revenue from external customers is based on the location of the customer. Sales to customers located outside of Canada were approximately 98% of revenue or $37,649,000 for the three month period ended September 30, 2005 and 98% of revenue or $72,444,000 for the nine month period ended September 30, 2005. Sales to customers located outside of Canada were approximately

F-I-14

  93% of revenue or $33,786,000 for the three month period ended September 30, 2004 and 95% of revenue or $93,816,000 for the nine month period ended September 30, 2004.

  The following sets forth external revenue by individual foreign country where the revenue exceeds 10% of total consolidated revenue for the period indicated:For the three month period ended September 30, 2005: For the three month period ended September 30, 2004:

	For the three month period ended September 30, 2005:			For the three month period ended September 30, 2004:
	% of Revenue	Revenue (000's)		% of Revenue	Revenue (000's)
Canada	1.6%	$607	Canada	7.1%	$2,591
Argentina	11.7%	$4,483	Chile	12.8%	$4,660
Chile	12.5%	$4,776	Indonesia	11.4%	$4,152
Spain	23.7%	$9,073	Senegal	13.0%	$4,726
Other	50.5%	$19,317	Spain	10.9%	$3,966

	100.0%	$38,256	Other	44.8%	$16,282

				100.0%	$36,377

	For the nine month period ended September 30, 2005:			For the nine month period ended September 30, 2004:
	% of Revenue	Revenue (000's)		% of Revenue	Revenue (000's)
Canada	1.9%	$1,397	Canada	5.4%	$5,366
Chile	19.8%	$14,629	Chile	14.5%	$14,344
Mexico	12.6%	$9,283	Thailand	9.6%	$9,547
Spain	17.4%	$12,875	Other	70.5%	$69,925

Other	48.3%	$35,657		100.0%	$99,182

	100.0%	$73,841

F-I-15

  The following sets forth external revenue by individual customer where the revenue exceeds 10% of total consolidated revenue for the period indicated. All these customers are part of the wireless telecommunications products business segment.

	For the three month period ended September 30, 2005:			For the three month period ended September 30, 2004:
	% of Revenue	Revenue (000's)		% of Revenue	Revenue (000's)
Siemens S.A.	23.5%	$7,870	La Societe Nationale des Telecommunications (Sonatel)	13.0%	$4,726
Onatel	15.8%	$5,300	PT. Aplikanusa Lintasarta	11.4%	$4,152
Techtel S.A.	13.4%	$4,483

	For the nine month period ended September 30, 2005:		For the nine month period ended September 30, 2004:
	% of Revenue	Revenue (000's)
Siemens S.A.	13.3%	$7,901	There is no individual customer where the revenue exceeds 10% of the total consolidated revenue.
Telefonos de Mexico, S.A. de C.V.	12.2%	$7,246

  The following sets forth the property, plant and equipment by location:

	September 30, 2005	December 31, 2004
	(000's)	(000's)
Canada	$13,362	$16,628
Chile	$62,829	$65,867
Other	$2,492	$2,947

	$78,683	$85,442

8.     OTHER ASSETS

  As at September 30, 2005, other assets is comprised of professional fees of $2,398,000 primarily relating to the establishment of the credit facility, as well as financial costs comprised mainly of broker, dealer and agent fees and of a 2% commitment fee (described in note 9) in the total amount of $1,249,000 incurred in relation to the Credit Agreement. The Corporation is amortizing the costs related to the credit facility over the term of the Agreement, as of June 2005.

9.     CREDIT FACILITY

  On May 19, 2005, SR Telecom entered into a US dollar denominated Credit Agreement providing for a credit facility of up to $46,500,000 (US$39,625,000) with a syndicate of lenders, comprised of certain previous holders of the 8.15% debentures, and BNY Trust Company of Canada as administrative and collateral agent. The credit facility is revolving until October 1, 2006, followed by a non-revolving term that

F-I-16

  extends to October 2, 2011. The credit facility is secured by a first priority lien on all of the existing and after-acquired assets of the Corporation. The first three tranches of US$15,850,000. US$11,887,500 and US$7,925,000 were available as at September 30, 2005, of which $39,556,000 (US$33,737,000) has been drawn. The remainder of the credit facility becomes available to the Corporation, subject to approved budgets or covenant compliance. The credit facility contains numerous restrictive covenants which, among other things, limit the ability of the Corporation to incur additional debt or grant security, make restricted payments or dispose of assets. The interest on the credit facility is comprised of a cash portion, which is the greater of 6.5% and three-month US Dollar LIBOR rate plus 3.85%, and additional interest payable in cash after October 1, 2006, which is the greater of 7.5% and the three-month US Dollar LIBOR rate plus 4.85%. The additional interest is accrued and included in the Credit Facility at September 30, 2005 in the amount of $649,000. In addition, the financial terms of the credit facility include the following: a 2% commitment fee based on the facility as they become available and a payout fee of either, at the option of the lenders, 5% of the US$39,625,000 maximum loan or 2% of distributable value, as defined in the Credit Agreement (which approximates the market capitalization of the Corporation), at maturity, payable by issuing debt or equity.

10.   LONG-TERM DEBT

  Pursuant to the terms of an Amendment Agreement, the CTR lenders have agreed to restructure the repayment schedule of their $34,588,000 (US$29,500,000) loan and to postpone the maturity of the loans until May 17, 2008. The interest rate is at LIBOR plus 4.5%, and an additional 1% per year, payable at maturity which at September 30, 2005 is included in long-term debt in the amount of $239,000. The Corporation continues to guarantee the performance of the obligations of CTR to the CTR lenders up to an amount of US$12,000,000. This guarantee is secured against the assets of SR Telecom and ranks pari passu with the 10% convertible debentures and subordinate to the security for the credit facility. As part of the agreement, the guarantee may be reduced over time to the extent that SR Telecom makes payments to the CTR lenders on account of principal. The Corporation has also agreed to provide certain management, technical, inventory and other support to CTR.

  Principal repayments related to the CTR debt (excluding payments on account of interest) are as follows:

$
2005	351
2006	1,404
2007	2,340
2008	30,493

34,588

11.   CONVERTIBLE REDEEMABLE SECURED DEBENTURES

  On July 21, 2005 the Corporation issued a private offering memorandum to its debenture holders to exchange all of the 8.15% senior unsecured debentures and accrued interest totaling $75,526,000 into 10% convertible redeemable secured debentures ("new convertible debentures"), due October 15, 2011 (the "debenture exchange"). Interest on the new convertible debentures is payable in cash or in kind by the issuance of additional convertible debentures, at the option of the Corporation.

  The convertible debentures are secured by a charge over substantially all of the assets of the Corporation, ranking behind the security interest granted to the lenders under the Credit Facility, and pari passu with the

F-I-17

  CTR loan, and subject to the terms of an Inter-Creditor agreement entered into between the lenders, under the terms of the Credit Facility, the 10% convertible debenture holders and the CTR lenders, which set out certain rights and obligations between them.

  On August 24, 2005, the debenture exchange closed where all of the 8.15% debentures, except for debentures with a face value of $270,000 (included in long-term debt), were exchanged for $75,526,000, face value of new convertible debentures.

  The new convertible debentures are convertible into common shares at a rate of approximately 4,606 common shares per $1,000 in principal amount of new convertible debentures, representing a conversion price at closing of approximately $0.217 per common share.

  In accordance with their terms, on November 30, 2005, $10,000,000 of the new 10% convertible secured debentures has been converted into 46,060,892 common shares, representing approximately 72% of the issued and outstanding common shares of SR Telecom.

  In accordance with Canadian GAAP, the new 10% convertible secured debentures are accounted for on the basis of their substance and are presented in their component parts of debt and equity, measured at their respective fair values. The debt component is measured at the issue date as the present value of the cash payments of interest and principal due under the terms of the debentures discounted at an interest rate of 21%, which approximates the interest rate of a similar non-convertible financial instrument with comparable terms and risk. The difference between the fair value and the face value of the debentures is allocated to equity. The debt component will be accreted to its face value through a charge to earnings over its term. As at September 30, 2005, the value allocated to debt components is $39,040,000 including $563,000 of accreted interest and interest payable in kind in the amount of $803,000, and the value allocated to equity components is $37,851,000.

12.   RESTRICTED CASH

  The Corporation has restricted cash of $2,117,000 as at September 30, 2005, comprised of the following:

  $665,000 is in the form of Guaranteed Investment Certificates to secure letters of guarantee issued by a Canadian chartered bank on behalf of the Corporation.

  $494,000 (224,774 million pesos) to cover a portion of the interest and principal portions due on the CTR long-term debt.

  The balance of the short-term restricted cash in the amounts of $958,000 (US$817,000) is to secure certain obligations on the San Jose, California lease obligation, which expires in September 2006.

13.   GAIN ON SALE OF LONG-TERM INVESTMENT

  During the month of September 2004, the Corporation sold a long-term investment acquired as part of the acquisition of Netro Corporation, to various investors for cash proceeds of $3,444,000 (US$2,700,000). This long-term investment had been recorded at the estimated fair value of $nil at the time of acquisition.

14.   COMMITMENTS AND GUARANTEES

  SR Telecom has entered into bid and performance related bonds associated with various customer contracts. Performance bonds generally have a term of twelve months. Bid bonds generally have a much shorter term. The potential payments due under these bonds are related to SR Telecom's performance

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  under the applicable customer contracts. The total amount of bid and performance related bonds that were available and undrawn at September 30, 2005 is $2,226,000.

  As part of the normal sale of products, the Corporation has provided its customers with product warranties that generally extend for one year. As at September 30, 2005, the warranty provision is $484,000. The Corporation also indemnifies its customers against actions from third parties related to intellectual property claims arising from the use of the Corporation's products. Claims under such indemnifications are rare and the associated fair value of the liability is not material.

  Pursuant to the acquisition of Netro, the Corporation has agreed to indemnify and hold harmless, the directors and officers of Netro, for a period of six years and has accrued an amount of $1,759,000 (US$1,501,000).

15.   LITIGATION

  The Corporation has included in accounts payable and accrued liabilities, management's best estimates of the outcome of the following litigations.

  Solectron Arbitration

  On December 19, 2002, Solectron California Corporation filed for arbitration against Netro Corporation for disputes arising under its 1998 "Manufacturing Agreement". Solectron claimed that in 2000, it purchased materials on the basis of Netro's forecasts which were not supported by sales orders. The arbitration with Solectron resulted in the purchase of US$4,000,000 of inventory by SR Telecom, where US$2,000,000 was paid on August 27, 2004. The remainder was to be paid three installments in 2005, without any interest accruing. As a result of the settlement with Solectron, the Corporation realized a gain of $4,583,000 (US$3,500,000) in the third quarter of 2004.

  The Corporation did not meet its February 2005 payment obligation, pursuant to the settlement agreement, resulting in Solectron serving a judicial citation of US$1,450,000 on March 11, 2005. The Corporation has subsequently agreed to with Solectron, has paid the then overdue amount of US$550,000 including interest and fees on June 15, 2005. The remaining balance of US$900,000 due on August 26, 2005, was paid on September 7, 2005. No further obligations existed at September 30, 2005.

  Axio Wireless ("Axio") Arbitration

  In November 2003, Axio, a service provider brought a civil action against the Corporation seeking damages for alleged breach of a service agreement with the Corporation. The Corporation petitioned the court to refer to this matter under arbitration, which took place between March 14 and March 17, 2005. The court issued a judgement on June 2, 2005 in favour of SR Telecom and denied all relief requested by Axio.

  Future Communications Company ("FCC") Litigation

  The dispute with FCC relates to the alleged improper drawdown by SR Telecom USA, Inc. (formerly, Netro Corporation) of a letter of credit, opened by FCC, with the Bank of Kuwait and the Middle East, and the alleged refusal by Netro to accept return of inventory provided to FCC. The appeal, filed on March 2, 2005, was rejected by the Kuwait Appeal Court and the Corporation appealed this decision to the highest of the Kuwait Courts on July 4, 2005, which appeal has not yet been heard. The amount in dispute is $1,013,000.

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  North San Jose Interests

  The owner of premises leased by SR Telecom, USA (formely Netro Corporation) has filed proceedings against the Corporation in respect of unpaid rent. The Corporation is currently contesting the proceedings. On November 8, 2005, the proceedings were refiled in Federal Court but have not yet been served on the Corporation. In addition, the owner of the premises has filed an involuntary bankruptcy petition against SR Telecom USA, Inc. SR Telecom USA Inc. is contemplating its options in respect of these proceedings. If a judgement is rendered against SR Telecom Inc. or SR Telecom USA Inc., it could adversely affect the Corporation.

  General

  From time to time, the Corporation is involved in various legal proceedings in the ordinary course of business. The Corporation is not currently involved in any additional litigation that, in management's opinion, would have a material adverse effect on its business, cash flows, operating results or financial condition; however, there can be no assurance that any such proceeding will not escalate or otherwise become material to the Corporation's business in the future.

16.   COMPARATIVE FIGURES AND AMENDMENTS

  In 2004, the Corporation entered into a two part arrangement with a customer in Spain. The first part was a contract manufacturing arrangement whereby a division of the Customer produced certain subsystems for the Corporation using components sold to it by the Corporation. The second part was for the sale of finished goods to the Customer which included the subsystems produced by the other division of the Customer. During the third quarter of 2004, both the sale of finished goods and the sale of components were included in revenue in the financial statements for the three and nine months ended September 30, 2004. The Corporation is amending its financial statements to reflect only the sale of finished goods. The Corporation is therefore eliminating revenue of $1,032,000 and related cost of sales of $882,000 and including other income of $150,000 respectively for the three and nine months ended September 30, 2004. There is no effect on net loss or net loss per share resulting from this adjustment.

  During the second quarter of 2004, a subsidiary of the Corporation, as a result of a clerical error, recorded as revenue an amount that had been previously properly accrued as revenue. The Corporation is amended its financial statements for the second quarter and six months ended June 30, 2004 and nine months ended September 30, 2004 to adjust for the overstatement of revenue, accounts receivable, and cost of sales and the understatement of inventory. The effect of this adjustment on the consolidated financial statements is to decrease accounts receivable and revenue by $830,000, to decrease cost of sales and increase inventory by $523,000 and to increase net loss and net loss per share (basic and diluted) in the amounts of $307,000 and $0.02, respectively, as at and for the three and six months ended June 30, 2004 and as at and for the nine months ended September 30, 2004.

  The Corporation has restated its second quarter interim financial statements and management's discussion and analysis for the three and six months ended June 30, 2004, and its third quarter interim financial statements and management's discussion and analysis for the three and nine months ended September 30, 2004, to reflect these adjustments.

F-I-20

  The attached table summarizes the adjustments:

	Three months ended		Nine months ended
September 30, 2004 (in 000's except for per share amounts)	Increase	Decrease	Increase	Decrease
Accounts receivable	—	—	—	830
Inventory	—	—	523	—
Revenue	—	1,032	—	1,862
Cost of revenue	—	882	—	1,405
Selling, general and administrative expenses	—	150		150
Net loss	—	—	307	—
Net loss per share, basic and diluted	—	—	0.02	—

17.   SUBSEQUENT EVENTS

  a)
  Rights Offering

    As soon as practical following the closing of the debenture exchange on August 24, 2005, the Corporation intended, subject to market conditions, to file a prospectus relating to a "rights offering" to its existing shareholders. Pursuant to a rights offering, the Corporation will offer to shareholders holding its common shares the right to subscribe to common shares at a price to be determined, but no less than a 20% premium to the conversion price of approximately $0.217 per share of the 10% convertible debentures. As the mandatory conversion of 10% convertible debentures will take place no later than November 30, 2005, debenture holders who receive common shares directly as a result of the mandatory conversion of the 10% convertible debentures will be entitled to participate in the rights offering in respect of such common shares.

    The first $25,000,000 raised under the rights offering will be used for working capital and general corporate purposes, and all amounts raised in excess of $25,000,000 will be applied 50% to working capital and general corporate purposes and 50% to a pro-rata redemption of the new Convertible Debentures and the CTR US debt at 95% of their face value. The Corporation shall not be obligated to pay more than 25% of the 10% convertible debentures, and for the purpose of applying this limitation both the payment resulting from the rights offering and the principal amount of the 10% convertible debentures that are subject to the mandatory conversion will be considered to be amounts paid by the Corporation.

    Due to unfavorable market conditions, the Corporation has delayed the rights offering to its existing shareholders to a date after November 30, 2005.

  b)
  Comprehensive Revaluation of Assets and Liabilities

    Pursuant to the terms of the new convertible debentures, $10,000,000 face value of such debentures were mandatorily converted into approximately 46,060,892 common shares on November 30, 2005. As a result, at the conversion date, there will be a substantial realignment of the interests in the Corporation between the creditors and shareholders (the "reorganization"). As of the date of the conversion, the Corporation adopted fresh start accounting. The adoption of fresh start accounting resulted in the Corporation reclassfying the deficit which arose prior to conversion to a separate account within shareholders' equity, and re-valuing its assets and liabilities to their estimated value determined as the lesser of; i) the value arrived at in negotiations with the new convertible debenture holders; and ii) the estimated fair value of the Corporation. The revaluation adjustment, along with

F-I-21

    direct costs incurred in effecting the reorganization, will be accounted for as a capital transaction and will be recorded in a separate account within shareholders' equity. These consolidated financial statements do not reflect the adoption of fresh start accounting.

18.   RECONCILIATION OF RESULTS REPORTED IN ACCORDANCE WITH CANADIAN GAAP TO UNITED STATES GAAP AND OTHER SUPPLEMENTARY UNITED STATES GAAP DISCLOSURES

  These consolidated financial statements are prepared in accordance with Canadian GAAP which differs in certain material respects from United States GAAP ("U.S. GAAP"). While the information presented below is not a comprehensive summary of all differences between Canadian and U.S. GAAP, other differences are considered unlikely to have a significant impact on the consolidated net loss and shareholders' equity of the Corporation.

  All material differences between Canadian GAAP and U.S. GAAP and the effect on net loss and shareholders' equity are presented in the following tables with an explanation of the adjustments:

	September 30,
	2005	2004
	$	$
Net loss — Canadian GAAP	(58,541)	(44,248)
Adjustments
Asset impairment (i)	1,250	1,250
Deferred charges and start-up costs (ii)	666	781
Derivative instruments (iii)	(357)	(432)
Stock-based compensation (iv)	446	185
Accreted interest (v)	60	—

Net loss — U.S. GAAP	(56,476)	(42,464)

Basic and diluted loss per share — U.S. GAAP	(3.21)	(2.60)

  Reconciliation of shareholders' equity

September 30, 2005
$
Shareholders' equity — Canadian GAAP	32,634
Adjustments
Asset impairment (i)	(17,811)
Deferred charges and start-up costs (ii)	(321)
Derivative instruments (iii)	(262)
10% convertible debentures (v)	27,735

Shareholders' equity — U.S. GAAP	41,975

  (i)
  Asset impairment

    In December 2000, a formal plan to exit the communication service provider business operated by CTR was adopted. However, on December 31, 2001, the Corporation reversed its accounting treatment of CTR as a discontinued operation, as the sale or disposition of CTR was unlikely as a result of the

F-I-22

    financial volatility surrounding the South American capital markets coupled with the ongoing weakness in the global telecommunication industry. Due to not having received a reasonable offer for CTR, a test of the recoverability of the carrying value of such long-lived assets was conducted, by performing a cash flow analysis on their intended use in the future. As a result, in 2001 the Corporation wrote down $58,000,000 of the carrying value of the telecommunications networks to their estimated recoverable amount, under Canadian GAAP.

    Under Canadian GAAP, the impairment loss recorded in 2001 was based on the difference between the carrying value of the assets and the undiscounted future net cash flows. Under U.S. GAAP, if the undiscounted future net cash flows are less than the carrying value of the asset, the impairment loss is calculated as the amount by which the carrying value of the assets exceeds their fair value. Fair value has been calculated as the present value of estimated future net cash flows. The effect of discounting the net cash flows under U.S. GAAP resulted in an additional write-down of $28,000,000 on the CTR assets from the amount derived under Canadian GAAP. The reconciliation between Canadian and U.S. GAAP presents the adjustment to decrease depreciation expense because of the lower carrying value of the assets resulting from the additional amount of write-down recorded under U.S. GAAP. The resulting adjustment is net of the impact of depreciation.

  (ii)
  Deferred charges and start-up costs

    Under Canadian GAAP, deferred charges and start-up costs that satisfy specified criteria for recoverability are deferred and amortized over their estimated useful lives. Under U.S. GAAP, such costs are expensed as incurred. Under both Canadian and U.S. GAAP, costs directly incurred to secure financing, including debentures, are deferred and amortized over the terms of the related debt. The resulting adjustments are net of the amounts amortized under Canadian GAAP.

  (iii)
  Derivative instruments

    Under U.S. GAAP, all derivative instruments, including those embedded in contracts, are recorded on the balance sheet at fair value with gains or losses recognized in earnings. The estimated fair values of embedded derivative assets is $235,000 and embedded derivative liabilities is $497,000 at September 30, 2005 and the estimated fair values of the embedded derivative assets is $167,000 and embedded derivative liabilities is $124,000 at September 30, 2004.

  (iv)
  Stock-based compensation

    Under Canadian GAAP, the Corporation adopted, as of January 1, 2004 on a retroactive basis, without restatement of prior periods, the fair value method of accounting for stock-based compensation. Under U.S. GAAP, the Corporation continued to account for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25. As a result, the adjustments to the net loss and shareholders' equity is reflecting the impact of the adoption of the fair value method in accordance with Canadian GAAP.

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  (v)
  10% Convertible redeemable secured debentures and accreted interest

    Under Canadian GAAP, the 10% convertible debentures have been recorded in their component parts of debt and equity (see note 11). The debt component is being accreted to its face value through a charge to earnings over its term.

    Under US GAAP, the 10% convertible debentures are accounted for as debt which includes a beneficial conversion feature, measured at the commitment date, amounting to approximately $75,526,000. The beneficial conversion feature is bifurcated from the debt and is included in shareholders equity, except for the portion of the beneficial conversion feature related to the portion of the 10% convertible debentures which are mandatorily convertible, in the amount of $10 million and whose conversion date was contingent at August 22, 2005, are recorded as debt. The debt is being accreted to its face value over its term through a charge to earnings. The beneficial conversion feature related to the $10 million mandatorily convertible portion of the 10% convertible debentures will be charged to earnings during the fourth quarter when the contingency related to the date of conversion is resolved.

    The adjustment to the net loss represents the difference in accreted interest expense between Canadian and US GAAP.

    The adjustment to the shareholders equity reflects the difference in the amount allocated to equity between US and Canadian GAAP, net of the impact of the difference in accreted interest.

  (vi)
  Net unrealized holding gains (losses)

    Under SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," the Corporation's investments in securities would be classified as available-for-sale securities and would be carried at fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings under U.S. GAAP and reported as a net amount in accumulated other comprehensive income (loss), which is a separate component of shareholders' equity on the balance sheet, until realized. On realization, comprehensive income (loss) would be adjusted to reflect the reclassification of the gains or losses into income (loss). As at September 30, 2005, the Corporation did not hold such investments and as at September 30, 2004, the carrying value of the investments approximated market value.

  (vii)
  Share issue costs

    Under Canadian GAAP, share issue costs may be charged to retained earnings. Under U.S. GAAP, share issue costs must be deducted from the proceeds of issue. In 2004, share issue costs deducted from retained earnings amounted to $3,214,000. Accordingly, there is no impact in the reconciliation of shareholder's equity from Canadian GAAP to U.S. GAAP.

  (viii)
  Gross profit relating to CTR

    Under Canadian reporting, telecommunications operating expenses was not included in the determination of gross profit. Under U.S. reporting, all operating costs related to the telecommunication service provider would be included in the determination of gross profit. The

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    resulting gross (loss) profit of the telecommunications services provider segment under U.S. GAAP for the nine months ended September 30, 2005 and 2004 is ($1,729,000) and $34,000 respectively.

  (ix)
  Statement of comprehensive loss

    Comprehensive loss is the same as net loss and accordingly, a statement of comprehensive loss is not presented.

  (x)
  Restructuring charges

    For U.S. reporting purposes, inventory write-downs of the nature described in Note 5 would be included as a component of cost of revenue and not included in restructuring charges.

  (xi)
  Adoption of new accounting policies and recent pronouncements

    In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 153, "Exchanges of Non monetary Assets — An Amendment of APB Opinion No. 29." This standard eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets. A non monetary exchange shall be measured based on the recorded amount of the non-monetary asset(s) relinquished, and not on the fair values of the exchanged assets, if a) the fair value is not determinable, b) the exchange transaction is to facilitate sales to customers, or c) the exchange transaction lacks commercial substance. This statement specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The standard is effective January 1, 2006. The adoption of SFAS No. 153 is not expected to have a material impact on the Corporation's consolidated financial statements.

    In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment", which is a revision of SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosures of the income statement effects of share-based payments is no longer an alternative. SFAS No. 123(R) is effective for the Corporation beginning January 1, 2006. The Corporation has not yet assessed the impact of adopting SFAS No. 123(R) on its consolidated financial statements.

    In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of Accounting Research Bulletin ("ARB") No. 43, Chapter 4". SFAS No. 151 clarifies that abnormal inventory costs such as costs of idle facilities, excess freight and handling costs, and wasted materials (spoilage) are required to be recognized as current period charges. The provisions of SFAS No. 151 will be effective beginning in the first quarter of fiscal 2006. The Corporation has not yet assessed the impact of adoption SFAS No. 151 on its consolidated financial statements.

    In March 2005, the FASB issued FIN 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143" ("FIN 47"), which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 is effective for fiscal years ending after December 15, 2005 and is required to be adopted by the Corporation in the first quarter of fiscal 2006. The Corporation is

F-I-25

    currently evaluating the effect that the adoption of FIN 47 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

    In May 2005, the FASB issued SFAS No. 154, "Accounting Changed and Error Corrections" ("SFAS 154") which replaced Accounting Principles Board Opinion No. 20 "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28". SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by the Corporation in the first quarter of fiscal 2006. The Corporation is currently evaluating the effect that the adoption of SFAS 154 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

  Stock-based compensation

  Under U.S. GAAP, the Corporation accounts for its stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board ("APB") No. 25 "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured by the excess of the quoted market price of the Company's stock at the grant date over the exercise price. Under U.S. GAAP, had costs for the stock-based compensation plans been determined based on the fair value at the grant dates for awards consistent with SFAS 123, the Corporation's pro forma net loss and net loss per share would have been as follows:

	September 30,
	2005	2004
	$	$
Net loss — U.S. GAAP
As reported	(56,476)	(42,464)
Fair value of stock-based compensation	(1,092)	(731)

Pro forma	(57,568)	(43,195)

Basic and diluted earnings per share — U.S. GAAP
As reported	(3.21)	(2.60)
Pro forma	(3.27)	(2.64)
Weighted average fair value of options
granted by the Corporation	11.25	11.81

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  The fair value of each option is estimated at the date of grant using the Black-Scholes Option pricing model, regarding the Corporation's stock option plan. The following weighted-average assumptions were used for grants awarded in the nine months ended September 30, 2004, there where no grants during 2005:

Dividend yield	0.0%
Expected volatility	72.5%
Risk-free interest rates	4.1%
Expected life	5 years

  Inventory

September 30, 2005
$
Raw materials	35,729
Work-in-process	981
Finished goods	816
Reserve for obsolescence	(2,798)

34,728

  Quasi-reorganization

  Under U.S. GAAP, comprehensive revaluation of assets and liabilities as described in Note 17 are referred to as quasi-reorganizations and are permissible if the following criteria are met:

  •
  pre-existing deficit in retained earnings;

  •
  sufficient capital against which the deficit in retained earnings may be charged subsequent to adjustments recorded pursuant to revaluation of assets and liabilities;

  •
  it is likely that the Corporation will return to profitability following the conclusion of the restructuring;

  •
  the requisite approvals have been received from the shareholders, and

  •
  the revaluation will it not result in a net write-up of the Corporation's assets.

  The Corporation is currently evaluating if each of these criteria will be met. Any adjustment resulting from the revaluation of assets and liabilities would be recorded in the fourth quarter of 2005, in a manner similar to that described in note 17, under Canadian GAAP.

F-I-27

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Shareholders and Board of Directors of
SR Telecom Inc.

        We have audited the accompanying consolidated balance sheets of SR Telecom Inc. (the "Corporation") as at December 31, 2004 and 2003 and the related consolidated statements of operations, deficit and cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004 in accordance with Canadian generally accepted accounting principles.

        The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting. Accordingly we express no such opinion.

Montreal, Canada March 30, 2005	(Signed) DELOITTE & TOUCHE LLP

COMMENTS BY INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCES

        The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Corporation's consolidated financial statements as described in Notes 3b) and l) to the consolidated financial statements as well as when the consolidated financial statements are affected by conditions and events that cast substantial doubt on the Corporation's ability to continue as a going concern, such as those described in Note 2 to the consolidated financial statements. Although we conducted our audits in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), our report to the Shareholders and Board of Directors dated March 30, 2005 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such conditions and events in the report when these are adequately disclosed in the financial statements.

Montreal, Canada March 30, 2005	(Signed) DELOITTE & TOUCHE LLP

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SR TELECOM INC.

CONSOLIDATED BALANCE SHEETS

As at December 31

(in thousands of Canadian dollars)

	Notes	2004	2003
		$	$
Assets
Current assets
Cash and cash equivalents		4,549	8,434
Short-term investments	5	—	3,231
Short-term restricted cash	10	1,394	2,835
Accounts receivable, net	6	47,500	55,395
Current portion of long-term accounts receivable	7	—	21,687
Income taxes receivable		911	1,889
Inventory	8	59,556	48,027
Prepaid expenses		3,504	5,253

Total current assets		117,414	146,751
Investment tax credits	18	13,150	18,145
Long-term accounts receivable, net	7	5,644	1,571
Long-term restricted cash	10	493	4,243
Property, plant and equipment, net	9	85,442	90,127
Future income taxes	21	—	21,821
Intangible assets, net	11	4,494	5,408
Other assets, net	12	987	1,709

Total assets		227,624	289,775

Liabilities
Current liabilities
Bank indebtedness	13	—	3,000
Accounts payable and accrued liabilities	14	55,682	59,435
Customer advances		1,932	4,163
Current portion of lease liability	16	5,043	5,591
Current portion of long-term debt	15	106,680	7,223

Total current liabilities		169,337	79,412
Long-term lease liability	16	3,577	7,217
Long-term liability	4	1,810	1,939
Long-term debt	15	260	109,467

Total liabilities		174,984	198,035

Commitments and contingencies	24
Shareholders' equity
Capital stock	17	219,653	180,866
Warrants	17	13,029	1,815
Contributed surplus		519	—
Deficit		(180,561)	(90,941)

Total shareholders' equity		52,640	91,740

Total liabilities and shareholders' equity		227,624	289,775

Approved by the Board

(Signed) LIONEL HURTUBISE Chairman/Director of the BOD	(Signed) PIERRE ST-ARNAUD Director of the BOD

The accompanying notes are an integral part of these consolidated financial statements.

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SR TELECOM INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31

(in thousands of Canadian dollars, except per share information)

	Notes	2004	2003	2002
		$	$	$
Revenue
Equipment		85,079	85,655	146,118
Services		20,273	28,162	34,911
Telecommunications		18,584	14,064	15,874

Total revenue		123,936	127,881	196,903

Cost of revenue
Equipment		56,750	44,949	59,304
Services		13,094	16,053	30,012

Total cost of revenue		69,844	61,002	89,316

Gross profit		54,092	66,879	107,587
Agent commissions		5,521	3,304	13,904
Selling, general and administrative expenses		49,660	52,152	47,050
Research and development expenses, net	18	30,159	27,170	21,336
Telecommunications operating expenses		18,670	21,556	22,510
Restructuring, asset impairment and other charges	22	15,907	3,716	4,912

Operating loss		(65,825)	(41,019)	(2,125)
Loss on change in ownership in subsidiary company	23	—	—	(3,974)
Interest expense, net	20	(8,035)	(8,811)	(12,073)
Gain on sale of long-term investment	19	3,444	—	—
Gain on settlement of claim	24	4,583	—	—
Gain on repurchase of debentures	15	—	1,199	—
Gain (loss) on foreign exchange		2,254	1,031	(2,461)

Loss from operations before income taxes		(63,579)	(47,600)	(20,633)
Income tax (expense) recovery	21	(22,555)	2,845	(252)

Net loss		(86,134)	(44,755)	(20,885)

Basic and diluted loss per share	17	(5.17)	(6.21)	(3.82)

Basic and diluted
Weighted average number of common shares outstanding		16,661,454	7,206,675	5,472,893

The accompanying notes are an integral part of these consolidated financial statements.

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SR TELECOM INC.

CONSOLIDATED STATEMENTS OF DEFICIT

Years ended December 31
(in thousands of Canadian dollars)

	Notes	2004	2003	2002
		$	$	$
Deficit, beginning of year, as previously reported		(90,941)	(45,659)	(21,668)
Cumulative effect of adoption of new accounting policy	3	(272)	—	(3,106)

Deficit, beginning of year, as restated		(91,213)	(45,659)	(24,774)
Net loss		(86,134)	(44,755)	(20,885)
Share issue costs	17	(3,214)	(527)	—

Deficit, end of year		(180,561)	(90,941)	(45,659)

The accompanying notes are an integral part of these consolidated financial statements.

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SR TELECOM INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31
(in thousands of Canadian dollars)

	Notes	2004	2003	2002
		$	$	$
Cash flows (used in) provided by operating activities
Net loss		(86,134)	(44,755)	(20,885)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization		12,931	13,288	14,913
Asset impairment	22	2,364	1,993	—
(Gain) loss on disposal of property, plant and equipment		(166)	58	324
Increase in lease liability	16	1,586	—	—
Loss on change in ownership in subsidiary company	23	—	—	3,974
Gain on sale of long-term investment	19	(3,444)	—	—
Gain on settlement of claim	24	(4,583)	—	—
Gain on repurchase of debentures	15	—	(1,199)	—
Stock-based compensation	17	247	—	—
Future income taxes		21,821	(5,733)	(265)
Change in operating assets and liabilities:
(Increase) decrease in long-term accounts receivable		(4,073)	21,832	7,070
Decrease (increase) in non-cash working capital items	25	21,496	(18,106)	28,868
Unrealized foreign exchange		(3,236)	(11,393)	(694)

Net cash (used in) provided by operating activities		(41,191)	(44,015)	33,305

Cash flows provided by (used in) financing activities
Repayment of bank indebtedness	13	(3,000)	(7,000)	—
Repayment of long-term debt and lease liability		(12,536)	(10,429)	(8,445)
Repurchase of debentures	15	—	(2,801)	—
Proceeds from issue of shares and warrants, net of share issue costs	17	46,787	6,157	755

Net cash provided by (used in) financing activities		31,251	(14,073)	(7,690)

Cash flows provided by (used in) investing activities
Decrease (increase) in restricted cash		5,191	(616)	—
Acquisition of Netro Corporation, net of cash acquired	4	—	21,498	—
Purchase of short-term investments	5	(45,439)	(3,231)	(21,624)
Proceeds on sale of short-term investments	5	48,796	34,276	—
Purchase of property, plant and equipment		(6,217)	(5,714)	(3,590)
Proceeds on disposal of property, plant and equipment		859	—	—
Proceeds on sale of long-term investment	19	3,444	—	—
Other assets		(579)	—	(468)

Net cash provided by (used in) investing activities		6,055	46,213	(25,682)

Decrease in cash and cash equivalents		(3,885)	(11,875)	(67)
Cash and cash equivalents, beginning of year		8,434	20,309	20,376

Cash and cash equivalents, end of year		4,549	8,434	20,309

        See Note 25 for supplemental cash flow information.

The accompanying notes are an integral part of these consolidated financial statements.

F-I-32

SR TELECOM INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(all tabular amounts are in thousands of Canadian dollars)

1.     DESCRIPTION OF BUSINESS

  SR Telecom Inc. ("SR Telecom" or the "Corporation") was created on February 17, 1981, under the Canada Business Corporations Act. SR Telecom provides fixed wireless access solutions for voice, data and Internet access applications. SR Telecom designs, markets and sells fixed wireless products to telecommunications service providers, who in turn use the products to provide their subscribers with a full range of telecommunications services. SR Telecom also provides full turnkey services to its customers. Most of SR Telecom's sales are international, with its fixed wireless systems currently being used by telecommunications service providers in over 120 countries worldwide. These customers include large incumbent local exchange carriers in the countries they serve, as well as competitive local exchange carriers and private operators of telecommunications systems. In addition, through its majority owned subsidiary, Communicación y Telefonia Rural S.A. ("CTR"), SR Telecom provides local telephone services to residential, commercial and institutional customers as well as a network of payphones in a large, predominantly rural area of Chile.

2.     GOING CONCERN UNCERTAINTY

  The accompanying consolidated financial statements have been prepared on a going concern basis. The going concern basis of presentation assumes that the Coporation will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. There is substantial doubt about the appropriateness of the use of the going concern assumption because of the Corporation's losses for the current and prior years, negative cash flows, significant deficiency in working capital, reduced availability of supplier credit, and the breach of a number of its long-term debt covenants and undertakings, and lack of operating credit facilities. As such, the realization of assets and the discharge of liabilities in the ordinary course of business are subject to significant uncertainty.

  The consolidated financial statements do not reflect any adjustments that would be necessary if the going concern basis was not appropriate. If the going concern basis was not appropriate for these consolidated financial statements, significant adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used.

  Management's on-going plans with respect to the significant uncertainties described above are as follows:

  1.
  Continuing discussions with its lenders in respect of its non-compliance with its debt covenants, repayment terms, waivers and/or modifications thereto;

  2.
  Seeking of additional financing;

  3.
  Continuing the restructuring of the operations to reduce expenses, and;

  4.
  Securing new sales orders.

  Management believes that with the above plans and the support of the Corporation's current shareholders, lenders, trade creditors and its customers, it will be able to continue in operation as a going concern. There can, however, be no assurance that the plans described above will result in sufficient funds being generated.

  The Corporation's continuation as a going concern is dependent upon, amongst other things, the continuing support of the Corporation's lenders (including the deferral of scheduled principal repayments), attaining a satisfactory sales level, the support of its customers, continued sales to the Corporation's customers, a return to profitable operations and the ability to generate sufficient cash from operations, financing arrangements and new capital to meet its obligations as they become due. These matters are dependent on

F-I-33

  a number of items outside of the Corporation's control and there is substantial uncertainty about the Corporation's ability to successfully conclude on the matters.

  Should the Corporation be unsuccessful in the efforts described above, it may be obliged to seek protection from its creditors.

3.     SIGNIFICANT ACCOUNTING POLICIES

  (a)
  Basis of presentation

    These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (GAAP) and include the accounts of SR Telecom Inc. and its subsidiaries. All intercompany transactions and balances have been eliminated on consolidation.

  (b)
  Adoption of new accounting policies

          Asset retirement obligation

    Effective January 1, 2004, the Corporation adopted the Canadian Institute of Chartered Accountants ("CICA") Handbook Section 3110, "Asset Retirement Obligations". The new recommendation focuses on the recognition and measurement of liabilities for legal obligations associated with the retirement of property, plant and equipment when those obligations result from the acquisition, construction, development or normal operation of the assets. The adoption of this recommendation did not have an impact on the Corporation's results of operations or financial position.

          Stock-based compensation and other stock-based payments

    Effective January 1, 2004, the Corporation adopted the transitional provisions of CICA Handbook Section 3870, "Stock-Based Compensation and Other Stock-Based Payments". Under the transitional provisions of this recommendation, compensation expense is recognized on all issued and outstanding stock options granted to employees after January 1, 2002 in accordance with the fair value method of accounting. This provision was applied retroactively, without restatement of prior periods. At January 1, 2004, the opening deficit increased by $272,000 and contributed surplus was recorded for the same amount.

    Prior to January 1, 2004, the Corporation did not recognize any compensation expense when stock options were granted to employees and directors under the stock option plans with no cash settlement features. However, direct awards of stock to employees and stock or stock option awards granted to non-employees after January 1, 2002 were accounted for in accordance with the fair value method of accounting for stock-based compensation.

    Any consideration paid by employees on exercise of stock options or purchase of stock is credited to share capital. If stock or stock options are repurchased from employees, the excess of the consideration paid over the carrying amount of the cancelled stock or stock option is charged to deficit. The Corporation's Employee Stock Option Plan and other disclosures are described in note 17.

  (c)
  Cash and cash equivalents

    Cash and cash equivalents include all cash on-hand and balances with banks as well as all highly liquid short-term investments, with original maturities of three months or less.

  (d)
  Short-term investments

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    Short-term investments include money market instruments and commercial paper carried at the lower of cost and market value.

  (e)
  Inventory

    Inventories are valued at the lower of cost and net realizable value or replacement cost, with cost computed at standard, which approximates actual cost computed on a first in, first out basis. Inventory is comprised of raw materials, work-in-process and finished goods.

  (f)
  Income taxes

    Future income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates which will be in effect when the differences are expected to reverse. A valuation allowance is provided for the amount of future income tax assets that are not considered more likely than not to be realized.

  (g)
  Property, plant and equipment and other assets

    Property, plant and equipment and other assets are recorded at cost and are depreciated or amortized over their estimated useful lives on the following bases:

Telecommunication network equipment	straight-line over 20 years
Building and improvements	straight-line over 20 and 10 years
Leasehold improvements	straight-line over term of lease
Machinery, equipment and fixtures	20% diminishing balance
Computer equipment and licenses	30% diminishing balance and straight-line over 5 years
  (h)
  Impairment of long-lived assets

    Effective April 1, 2003, long-lived assets, including property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the use of the asset and its eventual disposition. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

    Prior to April 1, 2003, the Corporation evaluated the carrying value of its long-lived assets on an ongoing basis. In order to determine whether an impairment existed, management considered the undiscounted cash flows estimated to be generated by those assets as well as other indicators. Any permanent impairment in the carrying value of assets was charged against earnings in the period an impairment was determined.

  (i)
  Intangible assets

    Intangible assets, representing primarily intellectual property, are recorded at cost and amortized on a straight-line basis over their estimated useful lives of between five and seven years.

  (j)
  Bid costs

    Capitalized bid costs represent fees incurred for external services on successful bids. Bid costs are amortized over the portion of revenue recognized on the contract to which they relate.

F-I-35

  (k)
  Deferred charges and start-up costs

    Deferred charges represent costs incurred in the successful bid for telephony concessions, securing carrier agreements and obtaining financing for a local fixed wireless telecommunication network in rural Chile. These costs are amortized over a five-year period from the beginning of commercial operations in each concession. Deferred costs incurred to issue debentures or debt are deferred and amortized over the term of the obligation. Other start-up costs relate to certain asset purchases and are deferred and amortized over a five-year period.

  (l)
  Foreign currency translation

    Effective January 1, 2002, unrealized translation gains and losses on foreign currency denominated monetary items that have a fixed or ascertainable life which were previously deferred and amortized over the life of the related items, are included in earnings of the year. This amendment was applied retroactively, with restatement of prior periods. As a result, opening deficit increased by $3,106,000 at January 1, 2002.

    Monetary assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the balance sheet dates. Non-monetary assets and liabilities are translated at historical rates. Translation gains and losses are reflected in the statements of operations. Revenue and expenses are translated at average exchange rates prevailing during the period.

    Subsidiaries, which are financially or operationally dependent on the parent Corporation, are accounted for under the temporal method of foreign currency translation. Under this method, monetary assets and liabilities are translated at exchange rates in effect at the balance sheet dates. Non-monetary assets and liabilities are translated at historical rates. Revenue and expenses are translated at average rates for the period. Translation gains or losses of such subsidiaries' accounts are reflected in the statements of operations.

  (m)
  Revenue

    Revenue is recognized when persuasive evidence of an agreement exists, delivery has occurred or the service has been performed, the fee is fixed and determinable, and collection of the receivable is reasonably assured.

    The principal revenue recognition guidance used by SR Telecom is the U.S. Securities and Exchange Commission's Staff Accounting Bulletin no. 101 and 104, "Revenue Recognition in Financial Statements" ("SAB 101 and SAB 104"). In December 2003, the Emerging Issues Committee ("EIC") issued abstracts on revenue recognition: EIC 141, "Revenue Recognition" and EIC 142, "Revenue Arrangements with Multiple Deliverables". These new guidelines are consistent with the revenue guidelines used by the Corporation and did not result in any impact on the consolidated financial statements of the Corporation for the year ended December 31, 2004.

    More specifically, revenue for hardware sold on a stand-alone basis is recognized upon delivery, when all significant contractual obligations have been satisfied and collection is reasonably assured. For contracts involving multiple elements, the Corporation determines if the arrangement can be separated using the criteria set out in SAB 101 and SAB 104, which are consistent with Canadian Accounting Standards. That is: 1) the product or service represents a separate earnings process; 2) objective, reliable and verifiable evidence of fair value exists and 3) the undelivered elements are not essential to the functionality of the delivered elements. Under this guidance, the Corporation recognizes revenue

F-I-36

    for each element based on relative fair values. Telecommunication service revenue is recognized as the services are rendered.

    The Corporation's products and services are generally sold as part of contracts or purchase orders. Revenue is recognized in the same manner as when the products and services are sold separately. Hardware revenue is recognized upon delivery, and service revenue is recognized as the services are performed. In order to determine if there is a loss on services in a contract, estimates of the costs to complete these services are updated on a monthly basis and are based on actual costs to date. These costs are analyzed against the expected remaining service revenue. If the remaining cost exceeds the remaining revenue, a loss is immediately recognized in the financial statements.

    The Corporation's customary trade terms include holdbacks on contracts (retainages on contracts) that are due for periods extending beyond a year and are included in long-term accounts receivable (Note 7). Performance of the Corporation's obligations under the contracts is independent of the repayment terms. Revenue associated with holdbacks is recorded in the same manner as described above.

    The Corporation ensures collection of its revenue through the use of the Government of Canada export credit agency, letters of credit and the analysis of the credit worthiness of its customers.

    The Corporation's products are not generally sold through resellers and distributors.

    Accruals for warranty costs, sales returns, and other allowances at the time of shipment are based on contract terms and experience from prior claims.

  (n)
  Research and development

    The Corporation incurs costs relating to the research and development of new products. Such costs, net of government grants and recognized investment tax credits, are expensed as incurred.

  (o)
  Derivative financial instruments

    Derivative financial instruments are utilized by the Corporation in the management of its foreign currency risk. The Corporation does not enter into financial instruments for trading or speculative purposes. The Corporation enters into partial economic hedges of its foreign currency exposures on US denominated accounts receivable by entering into offsetting forward exchange contracts when it is deemed appropriate. The Corporation does not use hedge accounting for these transactions. The derivatives are recorded at fair value on the balance sheet with changes in fair value recorded in the statement of operations under gain (loss) on foreign exchange. Changes in the fair values of the forward contracts partially offset the corresponding translation gains and losses on the related foreign currency denominated monetary assets and liabilities.

  (p)
  Earnings per share

    The Corporation presents both basic and diluted earnings per share on the face of the statements of operations regardless of the materiality of the difference between them, and uses the treasury stock method to compute the dilutive effect of options and warrants.

  (q)
  Employee benefit plan

    SR Telecom maintains a defined contribution retirement program covering the majority of its employees. A compensation expense is recognized for the Corporation's portion of the contributions made under the plan.

F-I-37

  (r)
  Use of estimates

    The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent liabilities in these financial statements. Actual results could differ from those estimates. Balances and transactions which are subject to a high degree of estimation are: revenue recognition for long-term contracts, allowance for doubtful accounts receivable, inventory obsolescence, product warranty, amortization, asset valuations, impairment assessments, income taxes, restructuring and other provisions and contingencies.

  (s)
  New accounting recommendations

    Consolidation of variable interest entities

    Accounting Guideline 15, "Consolidation of Variable Interest Entities": This guideline presents the views of the Accounting Standards Board on the application of consolidation principles to certain entities that are subject to control on a basis other than ownership of voting interests. The guideline is to provide guidance for determining when an enterprise includes the assets, liabilities and results of activities of such an entity (a "variable interest entity") in its consolidated financial statements. This guideline is to be applied for years beginning on or after November 1, 2004. The adoption of AcG-15 is not expected to have an impact on the Corporation's results from operations or financial position.

    Financial instruments — disclosure and presentation

    The CICA recently issued revisions to section 3860 of the CICA Handbook, "Financial Instruments — Disclosure and Presentation". The revisions change the accounting for certain financial instruments that have liability and equity characteristics. It requires instruments that meet specific criteria to be classified as liabilities on the balance sheet. Some of these financial instruments were previously classified as equity. These revisions come into effect on January 1, 2005. The Corporation does not have any instruments with these characteristics at this time.

          Financial instruments — recognition and measurement

    The CICA recently issued section 3855 of the CICA Handbook, "Financial Instruments — Recognition and Measurement". The section is effective for years beginning on or after October 1, 2006. It describes the standards for recognizing and measuring financial assets, financial liabilities and non-financial derivatives. This section requires that 1) all financial assets be measured at fair value, with some exceptions such as loans and investments that are classified as held-to-maturity, 2) all financial liabilities be measured at fair value when they are derivatives or classified as held for trading purposes (other financial liabilities are measured at their carrying value), and 3) all derivative financial instruments be measured at fair value, even when they are part of a hedging relationship. The Corporation is currently evaluating the impact of this section on the consolidated financial statements as of January 1, 2007.

          Hedges

    The CICA recently issued section 3865 of the CICA Handbook, "Hedges". The section is effective for years beginning on or after October 1, 2006. It describes when and how hedge accounting may be applied. Hedging is an activity used by a company to change an exposure to one or more risks by creating an offset between changes in the fair value of a hedged item and a hedging item, changes in the cash flows attributable to a hedged item and a hedging item, or changes resulting from a risk

F-I-38

    exposure relating to a hedged item and a hedging item. Hedge accounting changes the normal basis for recording the gains, losses, revenues and expenses associated with a hedged item or a hedging item in a company's statement of operations. It ensures that all offsetting gains, losses, revenues and expenses are recorded in the same period. The Corporation is currently evaluating the impact of this section on consolidated financial statements as at January 1, 2007.

          Comprehensive income

    The CICA recently issued section 1530 of the CICA Handbook, "Comprehensive income". The section is effective for years beginning on or after October 1, 2006. It describes how to report and disclose comprehensive income and its components.

    Comprehensive income is the change in a company's net assets that results from transactions, events and circumstances from sources other than the company's shareholders. It includes items that would be excluded from net earnings, such as changes in the currency translation adjustment relating to self-sustaining foreign operations, the unrealized gains or losses on available-for-sale investments and the additional minimum liability for pension obligations.

    The CICA also made changes to section 3250 of the CICA Handbook, "Surplus", and reissued it as section 3251, "Equity". The section is also effective for years beginning on or after October 1, 2006. The changes in how to report and disclose equity and changes in equity are consistent with the new requirements of section 1530, "Comprehensive income".

    Adopting these sections on January 1, 2007 will require the Corporation to start reporting, to the extent that they are relevant, the following items in the consolidated financial statements:

    •
    comprehensive income and its components

    •
    accumulated other comprehensive income and its components

4.     ACQUISITION OF NETRO CORPORATION

  On September 4, 2003, the Corporation acquired all of the issued and outstanding common shares of Netro Corporation ("Netro"), a provider of fixed wireless broadband access products. The purchase included the issuance of 4,149,893 common shares of the Corporation with a fair value of $6.75 per share determined as of the date of announcement of the acquisition. As part of the acquisition and immediately prior to the closing, Netro issued a cash dividend of US$100 million to its shareholders. The acquisition has been accounted for using the purchase method and accordingly, the purchase price was allocated to the acquired assets and liabilities based on the estimated fair values as at the acquisition date. The excess of the estimated fair value of the net assets acquired over the total purchase consideration, in the amount of $7,438,000, has been accounted for as negative goodwill, and accordingly has been allocated on a pro-rata basis to the fair value of the acquired property, plant and equipment and intangible assets.

F-I-39

  The allocation of the purchase consideration to the estimated fair value of the net assets acquired is as follows:

$
Cash and cash equivalents	26,819
Short-term investments	12,797
Restricted cash (Note 10)	6,851
Accounts receivable	1,611
Prepaid expenses and deposits	2,011
Inventory	7,409
Property, plant and equipment	9,892
Intangible assets (Note 11)	9,300
Accounts payable and accrued liabilities (Note 24(d))	(20,364)

Net identifiable assets	56,326

Purchase consideration:
Share consideration (Note 17)	28,012
Lease liability	15,555
Acquisition costs	5,321

48,888

  The lease liability relates to Netro's San Jose facilities, which are not used by SR Telecom. The liability, at the time of acquisition, reflected the present value of future lease payments less expected sub-leasing revenues (Note 16). The acquisition costs are for professional services rendered with respect to the acquisition of Netro and investment banking fees.

  As part of the purchase agreement, the Corporation agreed to indemnify and hold harmless the directors and officers of Netro Corporation for a period of six years, and to obtain directors' and officers' insurance in this regard for a period of three years. A liability of $1,810,000 ($1,939,000 in 2003) (US$1,500,000) has been recorded for the indemnification and is included as a long-term liability.

  The results of operations of Netro are included in the consolidated statements of operations of SR Telecom as of September 5, 2003. On October 8, 2003, the Corporation changed the name of Netro Corporation to SR Telecom USA, Inc.

5.     SHORT-TERM INVESTMENTS

  During the year ended December 31, 2004, the Corporation sold its short-term investments.

  As at December 31, 2003, the Corporation had investments in the amount of $3,231,000 (US$2,500,000), bearing interest at 1.038% and maturing on June 16, 2004. The market value of these investments approximated cost.

F-I-40

6.     ACCOUNTS RECEIVABLE, NET

	December 31,
	2004	2003
	$	$
Trade	47,866	50,561
Other	3,020	6,701
Allowance for doubtful accounts	(3,386)	(1,867)

	47,500	55,395

7.     LONG-TERM ACCOUNTS RECEIVABLE, NET

	December 31,
	2004	2003
	$	$
Long-term receivable (i)	5,644	6,046
Holdbacks (ii)	—	17,277
Allowance for doubtful accounts	—	(65)

	5,644	23,258
Current portion	—	21,687

	5,644	1,571

  (i)
  The current portion of long-term accounts receivable is comprised of a receivable from Teleco de Haiti in the amount of US$4,678,000. The Corporation is currently involved in proceedings to collect these funds. The results of the legal proceedings are not determinable at this time. The following discloses the details of the proceedings:

  In December 2001, SR Telecom filed a statement of claim in New York for US$4.86 million against MCI International and Telecommunications d'Haiti, S.A.M., or Teleco de Haiti. The claim was filed pursuant to a clause mandating three-party arbitration before the International Court of Arbitration in respect of funds which ceased flowing to SR Telecom under the Tripartite Agreement between Teleco de Haiti, MCI International and SR Telecom. The agreement provided for the financing of a contract between SR Telecom and Teleco de Haiti pursuant to which SR Telecom was to supply and install certain telecommunications equipment for Teleco de Haiti for approximately US$12.88 million.

  In July 2002, MCI International filed for bankruptcy and the United States Bankruptcy Court issued an order staying all collateral litigation against MCI International, including this arbitration. As a result, MCI International continued in the proceedings as an observer. In February 2002, Teleco de Haiti filed a counter-claim for US$1.2 million in respect of funds transferred to SR Telecom since the execution of a Termination Agreement between SR Telecom and Teleco de Haiti, alleging that such Termination Agreement ended their obligations under the Tripartite Agreement.

  On April 24, 2003, the arbitration tribunal rendered a decision, denying both the claim by SR Telecom against Teleco de Haiti and the counterclaim by Teleco de Haiti against SR Telecom. However, the arbitration tribunal also held that the Termination Agreement be preserved and did not extinguish SR Telecom's right to continue to receive payments from MCI under the Tripartite Agreement. Prior to the decision, SR Telecom filed a claim for US$4.86 million against MCI International with the United States Bankruptcy Court. If MCI were to have accepted the Tripartite Agreement, then SR Telecom would have had claims on both pre-petition amounts and post-petition amounts up to the full amount still due. Such post-petition and future flows of funds would be paid from the MCI/Teleco de Haiti Voice Settlement Account.

  On April 27, 2004, MCI's Bankruptcy Plan was made effective, and the Court approved date for filing of objections was six months from the effective date of the Plan. On October 15, 2004, MCI objected to the claim. SR Telecom filed a notice of objection and is continuing to pursue its claim with MCI. The parties are currently entering the discovery process. Concurrently, SR Telecom is in discussions with Teleco de Haiti to accelerate the collection outside of the court process. SR Telecom has a reasonable expectation that its claim will be upheld by the court, and therefore no provision for loss has been recorded with respect to this amount receivable. If SR Telecom cannot recover a substantial amount from MCI International, it will have a material impact on SR Telecom's results of operations.

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  (ii)
  Holdbacks (retainages) on contracts that are not receivable by the end of the next fiscal year are classified as long-term. All holdbacks on long-term contracts have been collected in 2004.

8.     INVENTORY

	December 31,
	2004	2003
	$	$
Raw materials	59,913	44,544
Work-in-process	2,333	1,631
Finished goods	4,742	6,815
Reserve for obsolescence	(7,432)	(4,963)

	59,556	48,027

9.     PROPERTY, PLANT AND EQUIPMENT, NET

	December 31,
	2004			2003
	Cost	Accumulated depreciation/ amortization	Net book value	Cost	Accumulated depreciation/ amortization	Net book value
	$	$	$	$	$	$
Land	1,534	—	1,534	1,523	—	1,523
Telecommunications network equipment	104,016	40,142	63,874	99,407	34,590	64,817
Building, improvements and fixtures	21,870	16,301	5,569	21,444	15,410	6,034
Machinery and equipment	39,671	27,826	11,845	39,971	25,483	14,488
Computer equipment and licenses	18,537	15,917	2,620	18,294	15,029	3,265

	185,628	100,186	85,442	180,639	90,512	90,127

  Property, plant and equipment includes machinery assets held under capital leases of $1,053,000 ($1,053,000 in 2003) and accumulated depreciation of $753,000 ($658,000 in 2003). Computer equipment and licenses include software licenses of $5,950,000 ($5,853,000 in 2003) and accumulated depreciation of $4,626,000 ($3,933,000 in 2003).

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10.   RESTRICTED CASH

	December 31,
	2004	2003
	$	$
Guaranteed Investment Certificates pledged in support of letters of guarantee issued by a Canadian chartered bank, bearing interest at rates ranging from 1.1% to 2.0% (ranging from 1.1% to 2.3% in 2003), maturing through December 2005	727	1,143
Cash sweep accounts in Chile in trust to meet interest and principal on May 15, 2005	175	—
Deposit certificates to cover long-term lease obligations, US$817,000 (US$4,592,000 in 2003), bearing interest at 0.65%, maturing through October 2006	985	5,935

	1,887	7,078
Current portion	1,394	2,835

	493	4,243

11.   INTANGIBLE ASSETS, NET

	December 31,
	2004	2003
	$	$
Intellectual property	5,696	5,696
Accumulated amortization	(1,202)	(288)

	4,494	5,408

  The intellectual property relates to the airstar and angel technology acquired as part of the Netro acquisition on September 4, 2003.

12.   OTHER ASSETS, NET

	December 31,
	2004			2003
	Cost	Accumulated amortization	Net book value	Cost	Accumulated amortization	Net book value
	$	$	$	$	$	$
Deferred charges and start-up costs	13,501	12,514	987	13,394	11,685	1,709

13.   BANK INDEBTEDNESS

  During the year ended December 31, 2004, the Corporation repaid the operating line of credit of $3,000,000. This operating line of credit is no longer available to the Corporation.

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14.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	December 31,
	2004	2003
	$	$
Trade accounts payable	34,966	27,392
Commissions payable	6,268	9,355
Accrued payroll and related expenses	6,413	6,818
Restructuring provision (Note 22)	2,206	1,424
Accrued interest	1,449	1,492
Other	4,380	12,954

	55,682	59,435

15.   LONG-TERM DEBT

	December 31,
	2004	2003
	$	$
Senior unsecured debentures issued by the Corporation, due April 22, 2005, bearing interest at 8.15% payable semi-annually, redeemable at the option of the Corporation at a price equal to the greater of i) 100% of the principal amount and ii) the Canadian yield price (as defined in the trust indenture), together in each case with accrued interest, if any, to the date fixed for redemption. (ii)	71,000	71,000
Notes payable (US$15,500,000, US$16,846,153 in 2003) issued by CTR, under a term loan facility, bearing interest at LIBOR plus 4.50% (i)	18,697	21,771
Notes payable (US$14,000,000, US$18,153,847 in 2003) issued by CTR, under a term loan facility, bearing interest at LIBOR plus 4.50% (i)	16,888	23,461
Obligations under capital leases, bearing interest at rates ranging from 8.8% to 12%, repayable at various dates to April 2009	355	458

	106,940	116,690
Current portion	106,680	7,223

	260	109,467

  (i)
  These notes are secured by a pledge of all the assets of CTR and a pledge of the shares of the intermediate holding companies. The Corporation has agreed to support CTR, including the completion of the network and the maintenance of the Corporation's initial equity investment in CTR. SR Telecom has agreed to provide CTR with the appropriate funds and resources required to complete the construction of the network as originally planned at the time of the signing of the loan agreements in 1999. Equally, SR Telecom cannot repatriate its equity funds from Chile to Canada over and above the amount of the initial equity, and SR Telecom's loans to CTR are subordinated to the notes payable. As at December 31, 2004, CTR had liabilities in excess of assets of $49,988,000 ($41,991,000 in 2003). Certain guarantees have been provided by the Corporation, which in certain circumstances are limited to an amount of US$12,000,000. As at December 31, 2004, the lenders have full recourse against SR Telecom for the complete amount of the loans. Additional credit enhancements by the Corporation may be required, subject to approval by the lenders.

    These notes are subject to a number of performance, financial performance and financial position covenants, essentially all of which were waived until March 31, 2005. Subsequently, on March 30, 2005,

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    CTR's lenders agreed to extend the waiver until April 22, 2005. The covenants under the notes fall into two main categories: the financial covenants require the achievement of specific objectives for the current ratio, debt service coverage ratio, debt to equity ratio, minimum earnings before income taxes, depreciation and amortization, minimum recurring revenues and receivable turnover. The performance covenants focus on timely completion of the network and timely achievement of financial independence of the project. While the foregoing is not an exhaustive list of covenants, it includes the majority of non-reporting covenant requirements.

    In the event that these covenants do not continue to be waived, all amounts due under the notes, including interest and other fees, would be declared due and immediately payable. In addition, a default would be triggered under SR Telecom's unsecured debentures whereby all amounts due under the debentures could also be declared due and immediately payable.

  (ii)
  During the year ended December 31, 2003, the Corporation repurchased a total of $4,000,000 of its unsecured debentures for gross proceeds of $2,801,000, which resulted in a net gain of $1,199,000.

    The capital repayments on the long-term debt and obligations under capital leases required in each of the forthcoming years are as follows:

$
2005	106,680
2006	79
2007	78
2008	78
2009	25
Thereafter	—

106,940

16.   LEASE LIABILITY

  The lease liability of $8,620,000 relates to SR Telecom USA, Inc.'s San Jose, California operating lease expiring in September 2006, which was assumed with the acquisition of Netro Corporation on September 4, 2003 (Note 4). This location is not in use by SR Telecom, USA Inc. At the time of the Netro acquisition, the lease liability was recorded as the fair value of future lease payments, less expected sub-leasing revenue. The Corporation has been unable to sub-lease the premises, nor does it expect to be able to sub-lease these premises in the near-term. As a result, in the fourth quarter of 2004, the Corporation has revised its estimate of expected sub-lease revenue, resulting in an increase in the liability of $1,586,000 and a corresponding charge in the statements of operations.

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17.   CAPITAL STOCK AND WARRANTS

  Authorized
      An unlimited number of common shares
      An unlimited number of preferred shares issuable in series

	December 31,
	2004	2003
	$	$
Issued and outstanding
17,610,132 common shares (10,467,283 in 2003)	219,653	180,866
3,924,406 warrants (352,941 in 2003)	13,029	1,815

  During the years ended December 31, 2004, 2003 and 2002, the following transactions took place in the capital stock account:

  On September 2, 2003, the Board of Directors of the Corporation approved a one-for-ten share consolidation. All share information in these financial statements have been restated to reflect the share consolidation on a retroactive basis.

  On February 18, 2004, the Corporation completed a public offering of 5,714,287 units for gross cash proceeds of $40,000,000. Concurrently with the closing of the public offering, the Corporation completed a private placement of 571,500 units for aggregate gross proceeds of $4,001,000. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each whole warrant entitles the holder to acquire one common share at a price of $9.00 per share until February 2006.

  On February 24, 2004, the over-allotment option related to the public offering was exercised and an additional 857,142 units were purchased for gross cash proceeds of $6,000,000. These units hold the same terms and conditions as those of the public and private offerings. The total net proceeds to the Corporation amounted to $46,787,000 after deducting share issue costs of $3,214,000.

  The gross proceeds of $50,001,000 were allocated between common shares and warrants based on their fair values. Accordingly, $38,787,000 was allocated to the common shares and $11,214,000 to the warrants. The fair value of the warrants was determined using the Black-Scholes option pricing model, assuming a weighted-average risk-free rate of 4.3%, a dividend yield of 0%, expected volatility of 72.5% and expected life of the warrants of two years.

  On September 4, 2003, the Corporation acquired all of the common shares of Netro, which resulted in the issuance of 4,149,893 common shares at a price of $6.75 per share, which was the fair value of the shares on the date the acquisition was announced (Note 4).

  On July 18, 2003, the Corporation issued 528,000 units for gross proceeds of $4,488,000 by way of a private placement. On August 27, 2003, an additional 177,882 units were issued for gross proceeds of $1,512,000 by way of private placement. The net proceeds to the Corporation amounted to $5,473,000 after deducting share issue costs of $527,000. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each whole warrant entitles the holder to acquire one common share at a price of $10.00 per share until July 18, 2008.

  The gross proceeds of $6,000,000 were allocated between common shares and warrants based on their fair values. Accordingly, $4,185,000 was allocated to the common shares and $1,815,000 to the warrants. The fair value of the warrants was determined using the Black-Scholes option pricing model, assuming a

F-I-46

  weighted-average risk-free rate of 4.7%, a dividend yield of 0%, expected volatility of 65% and expected life of the warrants of five years.

  The Corporation effectively terminated its Employee Stock Purchase Plan as of January 1, 2004, and cancelled 80 common shares in 2004. Common shares totaling 65,981 and 55,443 were issued under the Employee Stock Purchase Plan for consideration of $510,000 and $615,000 in 2003 and 2002, respectively.

  During the year ended December 31, 2004, no common shares were issued under the Directors' Share Compensation Plan. Common shares totaling 22,729 and 12,075 were issued under the Directors' Share Compensation Plan at a value of $174,000 and $139,000 in 2003 and 2002, respectively.

  Common shares issued and outstanding include 8,000 common shares issued in July 2001 to senior officers of the Corporation. These common shares were purchased through company loans amounting to $128,000 due in July 2006, bearing interest at 5% per annum. The amount is included in accounts receivable.

  Stock-Based Compensation Plan

  Stock options under the Employee Stock Option Plan (ESOP) may be granted to officers and other key employees of the Corporation to purchase common shares of the Corporation at a subscription price equal to the weighted-average trading price of all common shares five days preceding the grant date. The options are exercisable during a period not to exceed ten years. The right to exercise options generally vests over a period of four to five years. 438,800 common shares are reserved for issuance under the ESOP.

  The following table summarizes the outstanding stock options and exercisable stock options at December 31, 2004:

Range of exercise prices	Options outstanding	Weighted-average remaining contractual life	Weighted-average exercise prices	Options exercisable	Weighted- average exercise prices
$			$		$
6.40 to 9.80	173,400	9.0 years	7.68	13,800	8.47
16.30 to 24.50	123,550	6.7 years	18.58	62,450	18.22
35.30 to 53.00	58,930	5.3 years	47.71	49,370	47.66
56.60 to 85.30	40,500	5.0 years	64.91	33,120	64.75
89.70 to 130.80	10,200	2.1 years	108.64	10,200	108.64

	406,580	7.2 years	25.03	168,940	40.61

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  The following table summarizes activity in the Employee Stock Option Plan:

	Years ended December 31,
	2004		2003		2002
	Weighted-average number of options	Weighted-average exercise prices	Weighted-average number of options	Weighted-average exercise prices	Weighted-average number of options	Weighted-average exercise prices
		$		$		$
Outstanding, beginning of year	306,310	32.96	328,730	33.10	270,930	47.00
Granted	149,000	7.47	10,000	6.56	103,000	15.50
Forfeited/expired	(48,730)	21.17	(32,420)	26.30	(45,200)	39.20

Outstanding, end of year	406,580	25.03	306,310	32.96	328,730	33.10

Options exercisable, end of year	168,940	40.61	135,000	43.94	84,634	52.00

  The fair value of direct awards of stock is determined based on the quoted market price of the Corporation's stock, and the fair value of stock options is determined using the Black-Scholes option pricing model. In periods prior to January 1, 2002, the Corporation recognized no compensation when stock or stock options were issued to employees. The estimated fair value of the options is amortized to expense over the options vesting period.

  For the year ended December 31, 2004, $247,000 is recognized as compensation cost in the statements of operations for awards granted since 2002. Had compensation cost been determined using the fair value based method at the date of grant for awards granted in 2003 and 2002, the Corporation's pro forma net loss and net loss per share would have been $44,935,000 and $6.23 and $20,998,000 and $3.84 for the years ended December 31, 2003 and 2002, respectively.

  The fair value of each option is estimated at the date of grant using the Black-Scholes option pricing model, using the following weighted-average assumptions for the years ended:

	December 31,
	2004	2003	2002
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	72.5%	65.0%	65.0%
Weighted-average risk-free interest rate	4.1%	4.7%	4.7%
Expected life	5 years	5 years	5 years
Weighted-average fair value per option granted	$6.33	$8.56	$9.00
Loss Per Share

  The Corporation had outstanding options and warrants that could potentially dilute the earnings per outstanding share in the future, but were excluded from the calculation of the diluted net loss per share for the years presented, as they would have been anti-dilutive.

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18.   RESEARCH AND DEVELOPMENT EXPENSES, NET

  Investment tax credits netted against research and development expenses amounted to approximately $2,113,000 for the year ended December 31, 2004 ($4,329,000 in 2003, $7,219,000 in 2002).

  The Canadian federal government offers a tax incentive to companies performing research and development ("R&D") activities in Canada. This tax incentive is calculated based on pre-determined formulas and rates, which consider eligible R&D expenditures and can be used to reduce federal income taxes in Canada otherwise payable. Such credits, if not used in the year earned, can be carried forward for a period of ten years. The Quebec provincial government offers a similar incentive, except that it is receivable in cash, instead of a credit used to reduce taxes otherwise payable. The cash credit is awarded regardless of whether or not there are Quebec provincial taxes payable. The provincial credit is recorded as income taxes receivable until the payment is received. The federal credit has been recognized on the balance sheet as investment tax credits to be used in future periods. SR Telecom's existing credits have an average remaining life of 5 to 9 years. As of July 1, 2003, the Corporation ceased the recognition of further federal investment tax credits.

  During the fourth quarter of 2004, the Corporations has determined that there is insufficient evidence of reasonable assurance that an amount of $4,181,000 will be realized within the remaining life. Accordingly, a reduction of this amount was recorded resulting in a corresponding charge to statements of operations.

19.   GAIN ON SALE OF LONG-TERM INVESTMENT

  During the third quarter of 2004, the Corporation sold a long-term investment acquired as part of the acquisition of Netro Corporation in 2003, to various investors for cash proceeds of $3,444,000 (US$2,700,000). This long-term investment had been recorded at an estimated fair value of $nil at the time of the Netro acquisition.

20.   INTEREST EXPENSE, NET

	December 31,
	2004	2003	2002
	$	$	$
Interest on long-term debt	8,474	9,262	12,038
Other interest	175	238	1,025
Interest income	(614)	(689)	(990)

	8,035	8,811	12,073

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21.   INCOME TAXES

	December 31,
	2004	2003	2002
	$	$	$
Income tax recovery at statutory rates	19,443	15,616	6,616
Decrease due to non-taxable loss on increase in ownership in subsidiary company	—	—	(618)
Decrease relating to non-deductible items	(830)	(1,074)	(50)
Reversal of temporary differences relating to subsidiaries	(994)	(1,922)	—
Decrease due to non-recognition of losses carried forward	(14,117)	(10,245)	(5,518)
Write-off of future tax assets	(26,543)	—	—
Other	486	470	(682)

Income tax (expense) recovery	(22,555)	2,845	(252)

  Future income taxes consist of the following temporary differences:

	December 31,
	2004	2003
	$	$
Investment tax credits	(4,079)	(5,629)
Excess of tax value over book value of property, plant and equipment and intangible assets	13,222	30,341
Holdbacks	(502)	(2,593)
Unclaimed research and development expenditures	27,597	24,209
Losses carried forward	45,038	44,108
Other	1,406	899
Valuation allowance	(82,682)	(69,514)

	—	21,821

  The timing difference arising from investment tax credits is due to the recognition of these tax credits for accounting purposes versus the non-recognition for tax purposes, resulting in future income taxes, since in the year that investment tax credits are used, they are subject to income taxes. The remaining life of the investment tax credit assets is 5 to 9 years.

  Certain research and development expenditures incurred in Canada in the amount of approximately $67,000,000 can be carried forward indefinitely to reduce future taxable income. The timing difference arising from unclaimed research and development expenditures is the amount that has not yet been claimed for tax purposes and can be carried forward indefinitely to reduce future taxable income.

  During the fourth quarter of 2004, as a result of the continued losses and the significant uncertainties surrounding the future prospects of the Corporation, management determined that a valuation allowance on all the future income tax assets was appropriate.

  As of July 1, 2003, management determined that it was not more likely than not that the benefits of additional future income tax assets, after that date, relating to the wireless telecommunication business segment, would be realized in the foreseeable future. Accordingly, a valuation allowance was recorded for

F-I-50

  the additional benefits of losses carried forward as well as the unclaimed research and development expenditures carried forward.

  The expiry dates of the Corporation's losses carried forward for tax purposes by principal jurisdiction are in the approximate amounts as follows:

	Amount	Expiry date
	$
Canada	35,000	2010 - 2011
Chile	52,000	Indefinite
United States	51,000	2023 - 2024

  The Corporation also has unrecorded investment tax credits which can be used to reduce future income taxes payable, expiring at various dates and in different taxation jurisdictions as follows:

	Amount	Expiry date
	$
Canada	10,000	2012 - 2014
United States	7,000	2018

  The components of income tax (expense) recovery are as follows:

	December 31,
	2004	2003	2002
	$	$	$
Current	(734)	(511)	(517)
Future	(21,821)	3,356	265

	(22,555)	2,845	(252)

22.   RESTRUCTURING, ASSET IMPAIRMENT AND OTHER CHARGES

  2004 Restructuring, asset impairment and other charges

  During the second and third quarters of 2004, restructuring charges of $15,204,000 were accrued. These charges were undertaken by the Corporation to reduce its cost structure in line with current and projected revenue levels. The costs are comprised primarily of severance and termination benefits, write-off of specific inventory and other assets, accrued lease charges and operating costs related to the U.S. facilities in Washington as well as losses on the sale of redundant equipment.

  In total, 86 employees were terminated, including 59 research and development employees, 6 project and service management employees, 10 sales and marketing employees, 4 operation employees and 7 administration employees.

  Management decided that it would no longer pursue the development and sale of the stride 2400 product line. As a result, the Corporation recorded the write-off of certain inventory of $1,086,000 and deferred charges of $266,000 in the second quarter of 2004 which is included in the restructuring charge.

F-I-51

  The following table summarizes the activity related to the 2004 restructuring charges:

	Restructuring charges	Amounts paid/ written off	Remaining liability at December 31, 2004
	$	$	$
Severance and termination	10,616	(9,283)	1,333
Lease charges and other costs	2,927	(2,054)	873
Inventory and asset impairment	2,364	(2,364)	—

	15,907	(13,701)	2,206

  The remaining liability is expected to be settled at the beginning of the second quarter of 2005.

  2003 Restructuring and other charges

  In the fourth quarter of 2003, restructuring charges of $1,723,000 were accrued. These charges were undertaken by the Corporation to reduce its cost structure, and comprised primarily of severance and termination benefits.

  In total, 42 employees were terminated, including 12 research and development employees, 13 project and service management employees, and 17 sales and marketing employees.

  Certain assets acquired in 2003 in the amount of $1,363,000, were written off due to changes in the market place and customer requirements that go beyond the capabilities of the current technology.

  During 2003, the Corporation determined that certain satellite related assets to be deployed had deteriorated. Accordingly, a charge of $630,000 was recorded to write-down such assets to their estimated fair value.

  The following table summarizes the activity related to the 2003 restructuring charges:

	Restructuring charges	Amounts paid/ written off	Remaining liability at December 31, 2003
	$	$	$
Severance and termination	1,723	(299)	1,424
Asset write-down	1,993	(1,993)	—

	3,716	(2,292)	1,424

  The remaining liabilities were settled during the fourth quarter of 2004.

  2002 Restructuring and other charges

  In November 2002, restructuring charges of $4,912,000 were accrued. These charges were undertaken by the Corporation to reduce its cost structure, and were comprised primarily of severance and termination benefits, as well as the elimination of inventory balances in certain specified locations. An amount for lease termination costs relating to the closure of a research and development site in Montreal has also been included.

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  In total, 90 employees were terminated, including 39 research and development employees, 31 project management employees, 8 sales and marketing employees and 12 general and administrative employees. The inventory write-down relates to the Corporation's offices in Asia, where existing repair service centers are being reorganized.

  The following table summarizes the activity related to the fourth quarter restructuring charges:

	Restructuring charges	Amounts paid/ written off	Remaining liability at December 31, 2002
	$	$	$
Severance and termination	2,564	(865)	1,699
Lease termination costs	135	—	135
Inventory write-down	2,213	(2,213)	—

	4,912	(3,078)	1,834

  The remaining liabilities were settled during the third quarter of 2003.

23.   LOSS ON CHANGE IN OWNERSHIP IN SUBSIDIARY COMPANY

  On December 31, 2002, the Corporation's shareholding in CTR increased by 8.9% to 95.9%. The increase resulted from certain performance requirements contained within the asset purchase agreement not being met with respect to the acquired assets. The increase in the direct and indirect ownership in CTR resulted in an estimated charge to earnings of $3,974,000, subject to final negotiations. There were no income tax effects on this transaction.

24.   COMMITMENTS AND CONTINGENCIES

  (a)
  The Corporation leases land, buildings and equipment under non-cancelable operating leases. Future minimum lease payments for the forthcoming years are as follows:

$
2005	4,636
2006	2,602
2007	2,083
2008	1,316
2009	725
Thereafter	152

Total future minimum payments	11,514

  (b)
  The Corporation has entered into bid and performance related bonds associated with various customer contracts. Performance bonds generally have a term of twelve months and bid bonds generally have a much shorter term. The potential payments due under these bonds are related to SR Telecom's performance under the applicable customer contracts. The total amount of bid and performance related bonds that were available and undrawn at December 31, 2004 is $4,098,000.

F-I-53

  (c)
  Guarantees

    The Corporation has the following major types of guarantees:

    As part of the normal sale of product, the Corporation has provided its customers with product warranties. These warranties generally extend for one year. The following summarizes the accrual of product warranties that is recorded as part of accounts payable and accrued liabilities in the accompanying consolidated balance sheet:

	December 31,
	2004	2003
	$	$
Balance, beginning of year	750	2,216
Payments made during the year	(1,318)	(1,420)
Warranties accrued during the year	1,383	1,011
Less: Reduction in provision	—	(1,057)

Balance, end of year	815	750

    The Corporation also indemnifies its customers against any actions from third parties related to intellectual property claims arising from use of the Corporation's products. In the Corporation's experience, claims under such indemnifications are rare, and the associated fair value of the liability is not material.

    Pursuant to the acquisition of Netro Corporation, the Corporation has agreed to indemnify and hold harmless, the directors and officers of Netro, for a period of six years, and to obtain directors' and officers' insurance in this regard for a period of three years (Note 4).

  (d)
  Litigations

    The following litigations were settled during the year:

          Solectron Arbitration

    On December 19, 2002, Solectron California Corporation filed for arbitration against Netro Corporation for disputes arising under its 1998 "Manufacturing Agreement". The arbitration was settled in 2004, resulting in the Corporation purchasing US$4,000,000 of materials, where US$2,000,000 was paid during the year and the remainder is to be paid in three installments in 2005, without any interest accruing. The settlement with Solectron resulted in the Corporation realizing a gain of $4,583,000 (US$3,500,000) in the third quarter of 2004. The Corporation did not meet its February 2005 payment obligation resulting in Solectron serving a judicial citation for US$1,450,000 on March 11, 2005. The Corporation has thirty days to appeal and is currently exploring its options with legal counsel.

          Merger-related Litigation

    On April 8 and May 23, 2003, several of Netro's stockholders filed proceedings against Netro's directors claiming that they breached their fiduciary duties to Netro and its stockholders allegedly by failing to properly value and obtain the highest price reasonably available for Netro. The claim against Netro's directors also stated that Netro favored SR Telecom over potential competing acquirers by

F-I-54

    engaging in self-dealing in connection with the merger. The parties have reached an agreement to settle this lawsuit. Included in the terms of settlement was a proposed payment of US$590,000 to cover plaintiffs' attorneys' fees and expenses for prosecuting the lawsuit. The final judgment was issued by the court on May 3, 2004 confirming the settlement of US$590,000, which was paid on May 12, 2004 by the Corporation.

    The Corporation has included in accounts payable and accrued liabilities as at December 31, 2004 and 2003, management's best estimate of the outcome of several litigations, described as follows:

          Axio Wireless ("Axio") Arbitration

    In November 2003, Axio, a service provider brought a civil action against the Corporation seeking damages for alleged breach of a service agreement with the Corporation. The Corporation petitioned the court to refer this matter under arbitration, which took place between March 14 and March 17, 2005. The results of the arbitration are not determinable at this time. The total claim includes US$500,000 of monetary damages plus interest at 10% per annum from October 22, 2003 to the date of any final judgment.

          Future Communications Company ("FCC") Litigation

    The dispute with FCC relates to the alleged improper drawdown by Netro of a letter of credit, opened by FCC, with the Bank of Kuwait and the Middle East, and the alleged refusal by Netro to accept return of inventory provided to FCC. On February 2, 2005, the Kuwait Commercial Court passed judgement in favour of the FCC claim. The Corporation filed for an appeal on March 2, 2005 and is awaiting a new court date to pursue the litigation. The results of this litigation are not determinable at this time. The amount in dispute is approximately US$1,013,000 plus interest from December 31, 1999.

          Jasmin Consulting Services Inc. ("JCS")

    JCS was seeking US $1,263,000 in special damages, interest and costs as a consequence of the Corporation's alledged breach of a sub-contract agreement. On March 30, 2005, a settlement was reached with JCS in the amount of CAD$887,500 plus interest, which is included in accounts payable and accrued liabilities as at December 31, 2004.

          General

    From time to time, the Corporation is involved in various legal proceedings in the ordinary course of business. The Corporation is not currently involved in any additional litigation that, in management's opinion, would have a material adverse effect on its business, cash flows, operating results or financial position; however, there can be no assurance that any such proceeding will not escalate or otherwise become material to the Corporation's business in the future.

F-I-55

25.   STATEMENTS OF CASH FLOWS

  Non-cash working capital items

	December 31,
	2004	2003	2002
	$	$	$
Decrease in accounts receivable	29,582	11,446	16,214
Decrease (increase) in income taxes receivable	978	(244)	338
(Increase) decrease in inventory	(9,825)	(6,173)	3,175
Decrease (increase) in prepaid expenses	1,749	(291)	(205)
Decrease (increase) in investment tax credits	4,995	163	(4,358)
(Decrease) increase in accounts payable and accrued liabilities	(3,752)	(16,636)	13,773
Decrease in customer advances	(2,231)	(6,371)	(69)

	21,496	(18,106)	28,868

Supplementary cash flow information
Non-cash financing and investing activities
Shares issued in connection with the acquisition of Netro	—	28,012	—

	—	28,012	—

Cash paid for:
Interest	8,461	9,850	12,012
Income taxes	479	899	323

26.   RELATED PARTY TRANSACTIONS

  The following transactions and balances with related parties were in the normal course of business and measured at the exchange amount:

	December 31,
	2004	2003	2002
	$	$	$
Revenue (i)	—	—	101
Purchases (ii)	199	367	448
Directors' fees (ii)	260	217	196
Accounts payable (ii)	19	84	20

  (i)
  Relates to sales to an affiliated company.

  (ii)
  The Corporation has entered into various transactions with members of the Board of Directors of the Corporation and their affiliated companies as well as with a shareholder company exercising significant influence. The affiliated companies and the shareholder company have provided primarily professional services to the Corporation.

27.   DERIVATIVE FINANCIAL INSTRUMENTS

  At December 31, 2004, the Corporation has no forward contracts as a partial economic hedge against fluctuations in the US dollar with respect to its US dollar receivables. In March 2004, the Corporation sold its US$2,000,000 forward contract at a rate of 1.4203, which resulted in a realized foreign exchange gain of $190,000, recorded in the statements of operations.

F-I-56

  The Corporation's US$2,000,000 forward contract at a rate of 1.4119, acquired as a partial economic hedge against fluctuations in the US dollars with respect to its US dollar receivables, matured in December 2003. The change in market value of this contract from the date of purchase to expiry date resulted in a realized foreign exchange gain of $231,000, recorded in the statements of operations.

28.   EMPLOYEE BENEFIT PLAN

  The Corporation maintains a defined contribution retirement program covering the majority of its employees. For the year ended December 31, 2004, the Corporation contributed and recorded an expense of approximately $1,116,000 to the plan ($1,207,000 in 2003).

  The Corporation maintains an employee savings plan covering its US employees. This plan qualifies under Section 401 (k) of the Internal Revenue Code ("the Code"). The plan allows employees to make pre-tax contributions in specified percentages up to the maximum dollar limitations prescribed by the Code. The Corporation has contributed to this plan in 2004, and accordingly, has recorded US$186,000 ($ nil in 2003) of expenses in the statements of operations related to this plan.

29.   BUSINESS SEGMENTS AND CONCENTRATIONS

  The Corporation operates in two business segments. The first is the engineering, marketing and manufacturing of wireless telecommunication products and the installation of related turnkey systems. These products are used to provide and upgrade Internet, data and voice telecommunications systems for carriers in urban, rural and remote areas. The products are also used to provide data, voice and telecommunications systems for industrial use.

  The second business segment, carried out by Comunicación y Telefonia Rural S.A., provides telecommunication services to end-users.

F-I-57

  The inter-segment eliminations for the balance sheet represent primarily the elimination of investments in subsidiaries and inter-segment amounts receivable.

	Wireless Telecommunications Products			Telecommunications Service Provider			Inter-Segment Eliminations			Consolidated
	2004	2003	2002	2004	2003	2002	2004	2003	2002	2004	2003	2002
	$	$	$	$	$	$	$	$	$	$	$	$
Balance sheets
Property, plant and equipment, net	19,575	23,371		82,015	85,358		(16,148)	(18,602)		85,442	90,127
Intangible assets, net	4,494	5,408		—	—		—	—		4,494	5,408
Other assets, net	972	1,160		5,311	5,894		(5,296)	(5,345)		987	1,709
Total assets	238,714	282,508		154,485	158,430		(165,575)	(151,163)		227,624	289,775
Statements of operations
External revenue	105,352	113,817	181,029	18,584	14,064	15,874	—	—	—	123,936	127,881	196,903
Inter-segment revenue	782	254	—	—	—	—	(782)	(254)	—	—	—	—
Gross profit	35,508	52,815	91,713	18,584	14,064	15,874	—	—	—	54,092	66,879	107,587
Interest expense, net	5,293	5,653	6,153	2,742	3,158	5,920	—	—	—	8,035	8,811	12,073
Amortization and depreciation of property, plant and equipment	5,058	4,691	4,888	6,875	7,125	8,716	(942)	(954)	(953)	10,991	10,862	12,651
Amortization of other assets	477	670	568	598	648	751	(49)	820	943	1,026	2,138	2,262
Amortization of intangible assets	914	288	—	—	—	—	—	—	—	914	288	—
Restructuring, asset impairment and other charges	15,907	3,086	4,912	—	630	—	—	—	—	15,907	3,716	4,912
Gain on sale of long-term investments	3,444	—	—	—	—	—	—	—	—	3,444	—	—
Gain on settlement of claim	4,583	—	—	—	—	—	—	—	—	4,583	—	—
Gain on repurchase of debentures	—	1,199	—	—	—	—	—	—	—	—	1,199	—
Loss on change in ownership in subsidiary	—	—	—	—	—	(3,974)	—	—	—	—	—	(3,974)
Income tax (expense) recovery	(14,061)	5,098	(252)	(8,494)	(2,253)	—	—	—	—	(22,555)	2,845	(252)
Net loss	(77,125)	(42,288)	(3,885)	(9,009)	(2,467)	(17,000)	—	—	—	(86,134)	(44,755)	(20,885)
Purchase of property, plant and equipment and other assets	3,531	4,704	3,600	2,253	1,061	458	1,012	(51)	—	6,796	5,714	4,058

  The Corporation's basis for attributing revenue from external customers is based on the location of the customer.

  Telecommunication service revenue is generated entirely in Chile.

  The following sets forth external revenue by individual foreign country:

  For the year ended December 31, 2004:

	% of Revenue	Revenue $
Canada	6.5%	8,026
Chile	15.0%	18,622
Other	78.5%	97,288

	100.0%	123,936

F-I-58

  For the year ended December 31, 2003:

	% of Revenue	Revenue $
Canada	4.5%	5,812
Chile	11.0%	14,064
Australia	12.3%	15,766
Other	72.2%	92,239

	100.0%	127,881

  For the year ended December 31, 2002:

	% of Revenue	Revenue $
Canada	1.3%	2,611
Australia	16.7%	32,881
Thailand	18.4%	36,291
Saudi Arabia	23.8%	46,935
Other	39.8%	78,185

	100.0%	196,903

  The following sets forth external revenue by individual customer where the revenue exceeds 10% of total consolidated revenue. All of these customers are part of the wireless telecommunications products business segment.

  For the year ended December 31, 2004, there were no individual customers where the revenue exceeds 10% of total consolidated revenue.

  For the year ended December 31, 2003:

	Revenue ($)	% of Revenue
Telstra Corporation Limited	15,766	12.3%

  For the year ended December 31, 2002:

	Revenue ($)	% of Revenue
Saudi Telecom Company	31,295	15.9%
Telstra Corporation Limited	32,881	16.7%

	64,176	32.6%

F-I-59

  The following sets forth the property, plant and equipment by location:

	December 31,
	2004	2003
	$	$
Canada	16,628	16,029
Chile	65,867	66,756
Other	2,947	7,342

	85,442	90,127

30.   FINANCIAL INSTRUMENTS

  The Corporation operates internationally, giving rise to significant exposure to market risks from changes in interest rates and foreign exchange rates. The Corporation may use derivative financial instruments to reduce these risks but does not hold or issue financial instruments for trading purposes. These financial instruments are subject to normal credit standards, financial controls, risk management and monitoring procedures.

  Interest rate risk

  The Corporation has exposure to interest rate risk for both fixed interest rate and floating interest rate instruments. Fluctuations in interest rates will have an effect on the valuation and collection or repayment of these instruments.

  Currency risk

  The Corporation has currency exposure arising from significant operations and contracts in multiple jurisdictions. The Corporation has limited currency exposure to freely-tradable and liquid currencies of first world countries. Where practical, the net exposure is reduced through operational hedging practices.

  Credit risk

  The Corporation has credit risk exposure equal to the carrying amount of financial assets. Wherever practicable, the Corporation requires accounts receivable to be insured by an export credit agency and/or by confirmed irrevocable letters of credit. The amount due from two customers represents 26% of the total trade receivables (2003 — one customer represented 18%).

  Fair value of financial instruments

  The following methods and assumptions have been used to estimate the fair value of the financial instruments:

  •
  Current financial assets and liabilities, and capital leases approximate their fair values due to the short-term maturity of the items.

  •
  The long-term accounts receivable approximates its fair value based on management's best estimate of the outcome (Note 7).

  •
  Debentures and notes payable are valued using year-end market prices for the instruments or similar freely-traded instruments.

F-I-60

  The fair value and carrying amount of these financial instruments as at December 31, are as follows:

	2004		2003
	Carrying amount	Fair value	Carrying amount	Fair value
	$	$	$	$
Debentures	71,000	61,060	71,000	49,700
Notes payable	35,585	30,603	45,232	33,924

31.   COMPARATIVE FIGURES

  Certain comparative figures have been reclassified in order to conform with the basis of presentation adopted in the current year.

32.   RECONCILIATION OF RESULTS REPORTED IN ACCORDANCE WITH CANADIAN GAAP
TO UNITED STATES GAAP AND OTHER SUPPLEMENTARY UNITED STATES GAAP
DISCLOSURES

  These consolidated financial statements are prepared in accordance with Canadian GAAP which differs in certain material respects from United States GAAP ("U.S. GAAP"). While the information presented below is not a comprehensive summary of all differences between Canadian and U.S. GAAP, other differences are considered unlikely to have a significant impact on the consolidated net loss and shareholders' equity of the Corporation.

  All material differences between Canadian GAAP and U.S. GAAP and the effect on net loss and shareholders' equity are presented in the following tables with an explanation of the adjustments:

	December 31,
	2004	2003	2002
	$	$	$
Net loss — Canadian GAAP	(86,134)	(44,755)	(20,885)
Adjustments
Asset impairment (i)	1,666	1,666	1,666
Bid costs (ii)	—	97	27
Deferred charges and start-up costs (ii)	722	2,041	1,767
Derivative instruments (iii)	(380)	(2,425)	2,900
Loss on change in ownership in subsidiary company (iv)	—	—	3,974
Stock-based compensation (xii)	247	—	—
Tax effect of above adjustments(*)	(907)	(324)	(574)

Net loss — U.S. GAAP	(84,786)	(43,700)	(11,125)

Basic and diluted loss per share — U.S. GAAP	(5.09)	(6.06)	(2.03)

F-I-61

  Reconciliation of shareholders' equity

	December 31,
	2004	2003
	$	$
Shareholders' equity — Canadian GAAP	52,640	91,740
Adjustments
Asset impairment (i)	(19,060)	(20,726)
Deferred charges and start-up costs (ii)	(987)	(1,709)
Derivative instruments (iii)	95	475
Stock-based compensation (xii)	519	—
Tax effect of above adjustments(*)	—	907

Shareholders' equity — U.S. GAAP	33,207	70,687

  (*)
  The Corporation is no longer recognizing benefits of losses carried forward, consistent with its policy, and as such the reconciling items between Canadian and U.S. GAAP are not tax effected in 2004 (Note 21).

  (i)
  Asset impairment

    In December 2000, a formal plan to exit the communication service provider business operated by CTR was adopted. However, on December 31, 2001, the Corporation reversed its accounting treatment of CTR as a discontinued operation, as the sale or disposition of CTR was unlikely as a result of the financial volatility surrounding the South American capital markets coupled with the ongoing weakness in the global telecommunication industry. Due to not having received a reasonable offer for CTR, the recoverability of the carrying value of such long-lived assets was conducted, by performing a cash flow analysis on its intended use in the future. As a result, in 2001 the Corporation wrote down $58,000,000 of the carrying value of the telecommunications networks to their estimated recoverable amount, under Canadian GAAP.

    Under Canadian GAAP, the impairment loss recorded in 2001 was based on the difference between the carrying value of the asset and the undiscounted future net cash flows. Under U.S. GAAP, if the undiscounted future net cash flows are less than the carrying value of the asset, the impairment loss is calculated as the amount by which the carrying value of the assets exceeds their fair value. Fair value has been calculated as the present value of estimated future net cash flows. The effect of discounting the net cash flows under U.S. GAAP was an additional write-down of $28,000,000 on the CTR assets from the amount derived under Canadian GAAP.

    The reconciliation of net loss between Canadian and U.S. GAAP presents the adjustment to decrease depreciation expense because of the lower carrying value of the assets resulting from the additional amount of write-down recorded under U.S. GAAP. The resulting adjustment is net of the impact of depreciation.

  (ii)
  Bid costs, deferred charges and start-up costs

    Under Canadian GAAP, bid costs, deferred charges and start-up costs that satisfy specified criteria for recoverability are deferred and amortized. Under U.S. GAAP, such costs are expensed as incurred. Under both Canadian and U.S. GAAP, costs directly incurred to secure financing, including debentures, are deferred and amortized over the terms of the related debt. The resulting adjustments are net of the amounts amortized under Canadian GAAP.

  (iii)
  Derivative instruments

    Under U.S. GAAP, all derivative instruments, including those embedded in contracts, are recorded on the balance sheet at fair value with gains or losses recognized in earnings. The estimated fair value of embedded derivative assets is $141,000 and embedded derivative liabilities is $46,000 at December 31, 2004 and embedded derivative assets is $475,000 at December 31, 2003.

F-I-62

  (iv)
  Loss on change in ownership in subsidiary company

    Under U.S. GAAP, gain recognition upon the issuance of shares by a subsidiary is not appropriate where, amongst other considerations, a subsequent repurchase of shares is contemplated. As a result, the dilution gain recorded in 2001 and the loss on share repurchase in 2002 under Canadian GAAP is accounted for as on equity transaction under U.S. GAAP. Accordingly, there is no impact in the reconciliation of shareholder's equity from Canadian GAAP to U.S. GAAP.

  (v)
  Net unrealized holding gains (losses)

    Under SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," the Corporation's investments in securities would be classified as available-for-sale securities and are carried at fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings under U.S. GAAP and reported as a net amount in accumulated other comprehensive income (loss), which is a separate component of shareholders' equity on the balance sheet, until realized. On realization, comprehensive income (loss) would be adjusted to reflect the reclassification of the gains or losses into income (loss). As at December 31, 2004, the Corporation did not hold such investments and as at December 31, 2003, the carrying value of the investments approximated market value.

  (vi)
  Share issue costs

    Under Canadian GAAP, share issue costs may be charged to retained earnings. Under U.S. GAAP, share issue costs must be deducted from the proceeds of issue. In 2004, share issue costs deducted from retained earnings amounted to $3,214,000 ($527,000 in 2003 and $nil in 2002). Accordingly, there is no impact in the reconciliation of shareholder's equity from Canadian GAAP to U.S. GAAP.

  (vii)
  Statement of cash flows

    Under Canadian GAAP, cash position, in certain circumstances, can be defined as cash and cash equivalents less bank indebtedness. Under U.S. GAAP, cash position is only defined as cash and cash equivalents. As at December 31, 2004, there was no amount of temporary bank indebtedness included in cash and cash equivalents ($670,000 in 2003).

  (viii)
  Research and development

    Under Canadian GAAP, investment tax credits on research and development are deducted from research and development expense. Under U.S. GAAP, Canadian federal investment tax credits are included in the provision for income taxes. Accordingly, $ nil ($1,954,000 in 2003 and $4,361,000 in 2002) of federal investment tax credits recorded as a reduction of research and development expenses under Canadian GAAP would have been reclassified as a reduction of income tax expense for U.S. GAAP purposes. The average remaining life of the investment tax credit assets is approximately 5 to 9 years.

  (ix)
  Gross profit relating to CTR

    Under Canadian reporting, telecommunications operating expenses was not included in the determination of gross profit. Under U.S. reporting, all operating costs related to the telecommunication service provider would be included in the determination of gross profit. The resulting gross profit (including the impact of items described in note 32 (xi) below) under U.S. GAAP for the years ended December 31, 2004, 2003 and 2002 is $34,336,000, $43,231,000 and $82,864,000, respectively.

  (x)
  Statement of comprehensive loss

    Comprehensive loss is the same as net loss and accordingly, a statement of comprehensive loss is not presented.

  (xi)
  Restructuring charges

    For U.S. reporting purposes, inventory write-downs of the nature described in Note 22 would be included as a component of cost of revenue and not included in restructuring charges.

  (xii)
  Stock-based compensation

    Under Canadian GAAP, the Corporation adopted, as of January 1, 2004 on a retroactive basis, without restatement of prior periods, the fair value method of accounting for stock-based compensation (Note 3b)). Under U.S. GAAP, the Corporation continued to account for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion

F-I-63

    No. 25. As a result, the adjustments to the net loss and shareholders' equity is reflecting the impact of the adoption of the fair value method in accordance with Canadian GAAP.

  (xiii)
  Adoption of new accounting policies

    In January 2003, the FASB issued Interpretation ("FIN") No. 46 "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin No. 51 — Consolidated Financial Statements to those entities defined as "Variable Interest Entities" (more commonly referred to as special purpose entities) in which equity investors do not have the characteristics of a "controlling financial interest" or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to all Variable Interest Entities created after January 31, 2003, and by the beginning of the first interim or annual reporting period commencing after June 15, 2003 for Variable Interest Entities created prior to February 1, 2003. The adoption of FIN 46 did not have an impact on the Corporation's consolidated financial statements.

    In April 2003, the FASB issued SFAS No. 149, "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative. It also clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and did not have an impact on the Corporation's consolidated financial statements.

    In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify certain financial instruments as a liability (or as an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an impact on the Corporation's consolidated financial statements.

  (xiv)
  Recent pronouncements

    In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 153, "Exchanges of Non monetary Assets — An Amendment of APB Opinion No. 29." This standard eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets. A non monetary exchange shall be measured based on the recorded amount of the non-monetary asset(s) relinquished, and not on the fair values of the exchanged assets, if a) the fair value is not determinable, b) the exchange transaction is to facilitate sales to customers, or c) the exchange transaction lacks commercial substance. This statement specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The standard is effective January 1, 2006. The adoption of SFAS No. 153 is not expected to have a material impact on the Corporation's consolidated financial statements.

    In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment", which is a revision of SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosures of the income statement effects of share-based payments is no longer an alternative. SFAS No. 123(R) is effective for all stock-based awards granted on or after July 1, 2005. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of July 1, 2005. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No. 123. The Corporation has not yet assessed the impact of adopting SFAS No. 123(R) on its consolidated financial statements.

    In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of Accounting Research Bulletin ("ARB") No. 43, Chapter 4". SFAS No. 151 clarifies that abnormal inventory costs such as costs of idle facilities, excess freight and handling costs, and wasted materials (spoilage) are required to be recognized as current period charges. The provisions of SFAS No. 151 will be effective beginning in the first quarter of fiscal 2006. The Corporation has not yet assessed the impact of adoption SFAS No. 151 on its consolidated financial statements.

F-I-64

    The following items present other supplementary U.S. GAAP disclosures:

          Pro forma information regarding acquisition of Netro Corporation

    The following pro forma information gives effect to the acquisition of Netro as if it had occurred on January 1, 2003 and 2002, respectively.

	December 31,
	2003	2002
	$	$
Revenue	136,870	219,010
Net loss	(88,306)	(117,510)
Net loss per share	(8.85)	(12.21)

          Stock-based compensation

    Under U.S. GAAP, the Corporation accounts for its stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board ("APB") No. 25 "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured by the excess of the quoted market price of the Company's stock at the grant date over the exercise price. Under U.S. GAAP, had costs for the stock-based compensation plans been determined based on the fair value at the grant dates for awards consistent with SFAS 123, the Corporation's pro forma net loss and net loss per share would have been as follows:

	December 31,
	2004	2003	2002
	$	$	$
Net loss — U.S. GAAP
As reported	(84,786)	(43,700)	(11,125)
Fair value of stock-based compensation	(980)	(1,044)	(352)

Pro forma	(85,766)	(44,744)	(11,477)

	December 31,
	2004	2003	2002
	$	$	$
Basic and diluted earnings per share — U.S. GAAP
As reported	(5.09)	(6.06)	(2.03)
Pro forma	(5.15)	(6.21)	(2.10)
Weighted average fair value of options granted by the Corporation	11.81	16.24	9.10

    In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation — Transition and Disclosure," an amendment of FASB Statement No. 123 which amended the transitional provisions of SFAS 123 for entities choosing to recognize stock-based compensation under the fair value based method of SFAS 123, rather than electing to continue to follow the intrinsic value method of APB 25. Under SFAS 148, the Corporation may adopt the recommendations of SFAS 123

F-I-65

    either (1) prospectively to awards granted or modified after the beginning of the year of adoption, (2) retroactively with restatement for awards granted or modified since January 1, 1995, or (3) prospectively to awards granted or modified since January 1, 1995. SFAS 148 is effective for years ending after December 15, 2002. The Corporation did not adopt the fair value based method under SFAS 123.

          Fair value of stock options

    The fair value of each option is estimated at the date of grant using the Black-Scholes Option pricing model, regarding the Corporation's stock option plan. The following assumptions were used for grants:

	December 31,
	2004	2003	2002
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	72.5%	65.0%	65.0%
Risk-free interest rates	4.1%	4.7%	4.7%
Expected life	5 years	5 years	5 years

F-I-66

NETRO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$52,020	$43,455
Short-term marketable securities	40,870	57,603
Trade accounts receivable, net	1,542	3,136
Inventory	4,882	6,227
Prepaid expenses and other	4,087	3,367

Total current assets	103,401	113,788
Equipment and leasehold improvements, net	8,186	9,635
Long-term marketable securities	44,291	57,335
Restricted cash deposits	5,276	—
Acquired intangible assets	15,639	20,331
Other assets	2,092	2,164

Total assets	$178,885	$203,253

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of capital leases	$—	$64
Trade accounts payable	568	2,040
Accrued liabilities	20,779	22,359

Total current liabilities	21,347	24,463
Deferred facilities rent	331	269

Total liabilities	21,678	24,732

Commitments and contingencies (Note 4)
Stockholders' Equity:
Common stock	455,935	454,780
Deferred stock compensation	—	(84)
Accumulated other comprehensive income	190	421
Accumulated deficit	(298,918)	(276,596)

Total stockholders' equity	157,207	178,521

Total liabilities and stockholders' equity	$178,885	$203,253

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-II-1

NETRO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues	$3,780	$5,681	$5,985	$10,689
Cost of revenues	2,051	4,654	3,774	9,049

Gross profit	1,729	1,027	2,211	1,640

Operating expenses:
Research and development	3,615	8,472	8,018	15,695
Sales and marketing	1,697	3,909	3,528	7,600
General and administrative	4,269	5,885	8,660	10,344
Amortization of deferred stock compensation	—	162	84	342
Amortization of acquired intangible assets	2,346	2,743	4,692	3,128
Acquired in-process research and development	—	—	—	17,600
Restructuring and asset impairment charges	1,001	—	1,001	1,825

Total operating expenses	12,928	21,171	25,983	56,534

Loss from operations	(11,199)	(20,144)	(23,772)	(54,894)
Other income, net	678	1,676	1,481	4,031

Net loss before provision for income taxes	(10,521)	(18,468)	(22,291)	(50,863)
Provision for income taxes	25	21	31	57

Net loss	$(10,546)	$(18,489)	$(22,322)	$(50,920)

Basic and diluted net loss per share	$(0.27)	$(0.30)	$(0.58)	$(0.86)

Weighted-average shares used to compute basic and diluted net loss per share	38,924	61,018	38,766	59,019

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-II-2

NETRO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six months ended June 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(22,322)	$(50,920)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,975	2,166
Amortization of deferred stock compensation	84	342
Amortization of acquired intangible assets	4,692	3,128
Acquired in-process research and development	—	17,600
Write-down of impaired assets	—	797
Loss on disposal of fixed assets	—	70
Changes in operating assets and liabilities, net of acquisition of assets:
Trade accounts receivable	1,594	(2,226)
Inventory	1,345	396
Prepaid expenses and other	16	1,994
Trade accounts payable and accrued liabilities	(2,990)	467

Net cash used in operating activities	(15,606)	(26,186)

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(526)	(3,184)
Payment for acquisition of assets	—	(16,009)
Purchases of marketable securities	(56,002)	(94,991)
Maturities of marketable securities	84,799	157,361
Increase in restricted cash deposits	(5,276)	—

Net cash provided by investing activities	22,995	43,177

Cash flows from financing activities:
Payments on capital leases	(64)	(977)
Proceeds from issuance of common stock, net of issuance costs	1,155	982

Net cash provided by financing activities	1,091	5

Effect of exchange rate changes on cash and cash equivalents	85	13

Net change in cash and cash equivalents	8,565	17,009
Cash and cash equivalents, beginning of period	43,455	90,494

Cash and cash equivalents, end of period	$52,020	$107,503

Supplemental cash flow information
Cash paid for interest	$25	$312
Issuance of common stock related to acquisition of assets	$—	$29,520

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-II-3

NETRO CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.     DESCRIPTION OF BUSINESS:

  Netro Corporation (collectively, with its subsidiaries, the "Company" or "Netro") was incorporated in California on November 14, 1994 and reincorporated in Delaware on June 19, 2001. Netro designs, markets and sells broadband, point-to-multipoint fixed wireless equipment. Telecommunications service providers use Netro's equipment as an alternative to using wired connectivity or point-to-point fixed wireless equipment. The Company operates in one business segment.

  In November 2002, the Company announced plans to evaluate strategic alternatives including a possible sale, merger or liquidation. Following a review of various alternatives, negotiations with several parties and extensive due diligence, the Company entered into an agreement and plan of merger with SR Telecom Inc. on March 27, 2003, pursuant to which the Company will, subject to the conditions in the merger agreement, (1) declare and pay a cash dividend of $100 million, to be distributed on a pro-rata basis to the holders of Netro's common stock just prior to the effective time of the merger and (2) merge with Norway Acquisition Corporation, a wholly-owned subsidiary of SR Telecom, whereby Netro will survive the merger as a wholly-owned subsidiary of SR Telecom. If the merger is consummated as proposed, Netro stockholders at the effective time of the merger will also receive an aggregate of 41.5 million shares of SR Telecom common stock (as adjusted to take account of SR Telecom's proposed reverse stock split), which will also be distributed among Netro's stockholders on a pro-rata basis. The transaction is subject to certain conditions, including approval by Netro's stockholders. A joint proxy statement/prospectus with respect to the proposed merger was filed by SR Telecom with the Securities and Exchange Commission on August 7, 2003, and was mailed to all of Netro's stockholders of record as of July 31, 2003, on August 7, 2003. The special stockholder meeting to approve the agreement and plan of merger is scheduled for August 27, 2003. If approved by Netro's stockholders, the merger is expected to be completed in early September 2003.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

  The Company has prepared the accompanying condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and in accordance with the rules and regulations of Form 10-Q and Article 10 of Regulation S-X of the United States Securities and Exchange Commission. These condensed consolidated financial statements are unaudited but reflect all adjustments (consisting of normal recurring adjustments) that are necessary in the opinion of management for a fair presentation of the Company's financial position at June 30, 2003, results of operations for the three and six months ended June 30, 2003 and 2002, and cash flows for the six months ended June 30, 2003 and 2002. The condensed consolidated balance sheet at December 31, 2002 is derived from the Company's audited financial statements as of that date.

  The unaudited condensed consolidated financial statements include the accounts of Netro Corporation and its subsidiaries in Germany, France, Mexico and Israel. All material intercompany accounts and transactions have been eliminated in consolidation.

  Results of operations for the three and six months ended June 30, 2003 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year ending December 31, 2003. These financial statements should be read in conjunction with the Company's audited consolidated financial statements and the accompanying notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, which was previously filed with the Securities and Exchange Commission.

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  Cash and Cash Equivalents and Marketable Securities

  Cash and cash equivalents consist of short-term, highly liquid investments with maturities at the time of purchase of three months or less. Investments with maturities greater than three months and less than or equal to one year are classified as short-term marketable securities. Investments with maturities greater than one year are classified as long-term marketable securities. The Company's investments, which mature at various dates through June 2005, consist of government and corporate debt securities and are classified as either "available-for-sale" or "held-to-maturity." All securities held at June 30, 2003 and December 31, 2002 were classified as "available-for-sale." "Available-for-sale" investments are stated at fair value, with unrealized gains and losses recorded in "Accumulated other comprehensive income" on the balance sheets. Unrealized gains at June 30, 2003 were $0.2 million. Unrealized gains at December 31, 2002 were $0.5 million. "Held-to-maturity" investments are stated at amortized cost. Realized gains or losses from sales of marketable securities are based on the specific identification method. Certain investments at June 30, 2003 are pledged to secure certain letters of credit and are thus classified as restricted cash deposits.

  Inventory

  Inventory, which includes material and labor costs, is valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of market value. The Company provides for estimated excess or obsolete inventory based upon assumptions about future demand for products and the conditions of the markets in which the products are sold. This reserve is reflected as a reduction to inventory in the accompanying condensed consolidated balance sheets. Significant management judgment and estimates must be made and used in connection with establishing this provision. Inventory consists of the following (in thousands):

	June 30, 2003	December 31, 2002
Raw materials	$2,110	$2,180
Work-in-process	196	359
Finished goods	2,576	3,688

	$4,882	$6,227

  Assessment of Impairment of Long-lived Assets

  The Company periodically evaluates whether events and circumstances have occurred which indicate that the carrying value of its long-lived assets may not be recoverable. If the Company determines an asset has been impaired, the impairment charge is recorded based on the excess of the carrying value over the fair value of the impaired asset, with the reduction in value charged to expense. As of June 30, 2003, long-lived assets included $15.6 million of intangible assets related to the Company's acquisition of Project Angel and $8.2 million of fixed assets and tenant improvements.

  Revenue Recognition

  Revenues consist of sales made directly to end users and indirectly through original equipment manufacturers ("OEM"s) and local resellers. Revenues from product sales are recognized when all of the following conditions are met: delivery has occurred and title has passed to the customer, an arrangement

F-II-5

  exists with the customer and the Company has the right to invoice the customer, collection of the receivable is reasonably assured and the Company has fulfilled all of its material contractual obligations to the customer. In cases where one or more of the above factors has not been met, the Company defers the associated revenue until all conditions have been met. Provisions are made at the time of revenue recognition for estimated warranty costs.

  Deferred Revenue

  From time to time, the Company enters into agreements to sell products to customers on open credit terms or may agree in writing to the delivery of product subject to installation or formal customer acceptance criteria. In such cases, if management believes that the Company has not fulfilled all of its material contractual obligations to the customer (such as when it has primary responsibility for installation or if there are acceptance criteria that cannot be or are not tested and verified before shipment) or if the collectability of the associated receivable is not reasonably assured, revenue recognition is deferred until such time as the Company's obligations are fulfilled and the amounts due have been collected or are reasonably assured to be collected. Some of the factors used in evaluating whether or not to defer revenue from a particular customer include:

  •
  any material contractual obligations not fulfilled,

  •
  acceptance criteria not yet met,

  •
  the customer's liquid assets,

  •
  actual and projected cash flows for the customer, and

  •
  the political and economic environment in the country in which the customer operates.

  At June 30, 2003, the outstanding deferred revenue balance was $1.2 million.

  Warranty Obligations

  The Company evaluates its obligations related to product warranties on a quarterly basis. Netro offers a standard one-year warranty on all products shipped. The Company monitors historical warranty rates and tracks costs incurred to repair units under warranty. These costs include labor, replacement parts and certain freight costs. This information is then used to calculate the accrual needed based on actual sales and remaining warranty periods. For new product introductions, estimates are made based on test and manufacturing data as well as the Company's historical experience on similar products. If circumstances change, or if the Company experiences a significant change in its failure rates, the Company's warranty accrual estimate could change significantly.

  The following is a reconciliation of the changes in the warranty liability for the three and six months ended June 30, 2003 (in thousands):

	Three Months Ended June 30, 2003	Six Months Ended June 30, 2003
Beginning warranty accrual	$666	$620
Warranty expenses incurred during the period	(66)	(81)
Warranty accrual for shipments during the period	117	178

Ending warranty accrual	$717	$717

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  The Company also indemnifies its customers against any actions from third parties related to intellectual property claims arising from use of the Company's product. In the Company's experience, claims made under such indemnifications are rare and the associated fair value of the liability is not material.

  The by-laws of Netro Corporation require that, except to the extent expressly prohibited by law, the Company must indemnify its officers and directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company) actually and reasonably incurred in connection with civil, criminal, administrative or investigative actions or proceedings as it relates to their services to Netro. The by-laws provide no limit on the amount of indemnification. The Company has purchased directors and officers insurance coverage to cover claims made against the directors and officers during the applicable policy periods. The current policy provides $25 million of coverage and has a deductible of $500,000. Any indemnification up to the amount of the deductible, or in excess of the limit may not be covered under the current policy. In the Company's experience, its directors and officers insurance has been adequate to cover any and all claims, and the fair value of any additional liability is not material.

  Research and Development

  Research and development costs are expensed as incurred and consist primarily of payroll costs, other direct expenses and overhead.

  Stock-based Compensation

  On December 31, 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock Based Compensation — Transition and Disclosure," which amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148, which the Company adopted for the year ended December 31, 2002, requires more prominent and frequent disclosures about the effects of stock-based compensation. The Company accounts for its stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured by the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. SFAS No. 123 established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. Had compensation expense for the Plans been determined consistent with SFAS No. 123, the Company's net loss and basic and diluted net loss per share would have increased to the following pro forma amounts (dollars, in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net loss, as reported	$(10,546)	$(18,489)	$(22,322)	$(50,920)
Fair value of stock-based compensation	(7,922)	(8,815)	(15,912)	(17,163)

Net loss, pro forma	$(18,468)	$(27,304)	$(38,234)	$(68,083)

Basic and diluted net loss per share, as reported	$(0.27)	$(0.30)	$(0.58)	$(0.86)
Basic and diluted net loss per share, pro forma	$(0.47)	$(0.45)	$(0.99)	$(1.15)
Stock-based compensation included in net loss, as reported	$—	$162	$84	$342

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  The value of options granted and employee stock purchases in the six months ended June 30, 2003 and 2002 was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions (the Company had no stock option grants in the six months ended June 30, 2003):

	Employee Stock Options	Employee Stock Purchase Plan
			June 30, 2002
	June 30, 2002	June 30, 2003
Risk-free interest rate	4.30% – 4.33%	1.69% – 2.33%	3.47%
Average Expected Life of Option	4 years	0.5 years	0.5 years
Dividend Yield	0%	0%	0%
Volatility of Common Stock	42.1%	43.2%	42.1%
Weighted average fair value of awards granted during the period	$1.96	$1.17	$1.36

  On June 30, 2003, the Company terminated its Employee Stock Purchase Plan. It ceased employee payroll deductions for the plan purchase period that began on February 1, 2003 and distributed shares based upon the amount of payroll deduction through June 30, 2003.

  Amortization of Deferred Stock Compensation

  Amortization of deferred stock compensation results from the granting of stock options to employees with exercise prices per share determined to be below the estimated fair values per share of the Company's common stock at dates of grant. For the periods presented, amortization related to employees associated with the following operational functions (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Research and development	$—	$98	$41	$203
Sales and marketing	—	22	3	54
General and administrative	—	42	40	85

Amortization of deferred stock compensation	$—	$162	$84	$342

  Net Loss Per Share

  Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding. Potential common shares from the exercise of stock options and warrants are excluded from diluted net loss per share because they would be antidilutive. The total number of shares excluded from diluted net loss per share relating to these securities was as follows (in thousands):

	June 30, 2003	June 30, 2002
Options	8,222	11,597
Warrants	19	28

	8,241	11,625

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  The following table presents the calculation of basic and diluted net loss per share (in thousands, except per share data):

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Net loss	$(10,546)	$(18,489)	$(22,322)	$(50,920)

Weighted average shares of common stock outstanding used to compute basic and diluted net loss per share	38,924	61,018	38,766	59,019

Basic and diluted net loss per share	$(0.27)	$(0.30)	$(0.58)	$(0.86)

  Comprehensive Loss

  Comprehensive loss includes unrealized gains and losses on available-for-sale marketable securities and foreign currency translation gains and losses that have been excluded from net loss and reflected instead in stockholders' equity. For the periods presented, comprehensive loss is calculated as follows (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Net loss	$(10,546)	$(18,489)	$(22,322)	$(50,920)
Change in unrealized gain (loss) on marketable securities	(135)	457	(316)	(701)
Foreign currency translation adjustments	28	22	85	(28)

Comprehensive loss	$(10,653)	$(18,010)	$(22,553)	$(51,649)

  Recently Issued Accounting Pronouncements

  In the first quarter of 2003, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue 00-21, Revenue Arrangements with Multiple Deliverables ("EITF 00-21"), which requires companies to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF 00-21, revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables in the arrangement meet certain criteria. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values. This issue is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company does not expect the adoption of EITF 00-21 to have a material impact on its consolidated results of operations, financial position or cash flows.

  In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 addresses consolidation by business enterprises of variable interest entities. Under that interpretation, certain entities known as Variable Interest Entities ("VIEs") must be consolidated by the primary beneficiary of the entity. The primary beneficiary is generally defined as having the majority of the risks and rewards arising from the VIE. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and applies in the first year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1,

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  2003. The Company does not believe the adoption of this interpretation will have a material impact on its consolidated results of operations, financial position or cash flows.

  In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made as part of the Derivatives Implementation Group ("DIG") process that effectively required amendments to SFAS No. 133, and decisions made in connection with other FASB projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative and characteristics of a derivative that contains financing components. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company does not believe the adoption of SFAS No. 149 will have a material impact on its consolidated results of operations, financial position or cash flows.

  In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how companies classify and measure certain financial instruments with characteristics of both liabilities and equity. It requires companies to classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective beginning with the third quarter of fiscal 2003. The Company does not expect the adoption of SFAS No. 150 to have any impact on its consolidated results of operations, financial position or cash flows.

3.     CONCENTRATIONS OF CREDIT RISK:

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables, cash equivalents, and marketable securities. With respect to trade receivables, the Company performs ongoing credit evaluations of its customers' financial condition. Additionally, the Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk and collection experience of specific customers, historical trends and other available information. At June 30, 2003, two customers represented 35 percent and 14 percent, respectively of the Company's trade accounts receivable balance. Although the Company does not require collateral on certain accounts receivable on sales to large, well-established companies, it does require standby letters of credit or prepayments on certain sales to foreign and smaller companies.

  With respect to cash equivalents and marketable securities, the Company has cash investment policies that limit the amount of credit exposure to any one issuer and restrict placement of these investments to issuers evaluated as creditworthy.

4.     COMMITMENTS AND CONTINGENCIES:

  Commitments

  In July 2001, the Company issued a letter of credit for approximately $1.6 million as a security deposit for the Company's San Jose, California office space. This letter of credit expires in September 2006, however the terms of the lease provide that the letter of credit will be amended annually to reduce the amount subject to the letter of credit. This letter of credit is due to be amended in September 2003. In February 2002, the Company issued a letter of credit for approximately $4.2 million as a security deposit for the Company's Redmond, Washington office space. This letter of credit expires in July 2006, however, the

F-II-10

  terms of the lease provide that the letter of credit will be amended annually to reduce the amount subject to the letter of credit. This letter of credit is due to be amended in February 2004. These letters of credit are secured by certificates of deposit and are subject to draw if the Company fails to meet its obligations under the facilities leases. The associated certificates of deposit totaling $5.3 million at June 30, 2003 are classified as restricted cash on the accompanying condensed consolidated balance sheets.

  Contingencies

          Coates Litigation

    On or about December 10, 2001, C. Robert Coates, a holder of shares of the Company's common stock, commenced an action in the Delaware Chancery Court that named as defendants Netro and certain members of its board of directors, styled Coates v. Netro Corp., et al., C.A. No. 19309. Mr. Coates filed an amended complaint in that action in October 2002. In the amended complaint, Mr. Coates challenged a stock option cancellation and regrant program for employees that was adopted by Netro's board of directors in July 2001. He also challenged an award of options to Netro's outside directors in July 2001. The complaint sought an order declaring the options at issue to be invalid and void, rescinding those options, preliminarily and permanently enjoining the exercise of those options, imposing a constructive trust on any such options that were granted to defendants, and awarding monetary damages in an unspecified amount as well as plaintiff's attorneys fees and expenses. Defendants filed a motion to dismiss the amended complaint on October 18, 2002. During the period for briefing of that motion, the parties reached an agreement in principle to settle the action. Under the proposed settlement: (i) each of Netro's outside directors (other than Ms. Young, who was not named as a defendant) would agree to forego any award of Netro's options in calendar year 2003; (ii) Netro's governing documents would be amended to reflect that any future option awards to directors must be made by the Compensation Committee of Netro's board of directors; and (iii) Netro and its directors would agree that any future grant of options made to Netro's directors would be publicly disclosed within 30 days after such a grant.

    On July 1, 2003, the Delaware Court of Chancery issued a final order and judgment approving the proposed settlement on the terms described above. In connection with such court approval, plaintiff's counsel applied for and was granted an award of fees and expenses in the amount of $40,000, which the Company and other defendants have agreed not to oppose.

          IPO Allocation Litigation

    On or around August 23, 2001, Ramiro Soto-Gonzalez, who alleges that he is a former stockholder of Netro common stock, commenced a purported class action lawsuit in the U.S. District Court for the Southern District of New York against Netro, Richard Moley, Gideon Ben-Efraim and Michael T. Everett ("Individual Defendants"), as well as against Dain Rauscher, Inc., FleetBoston Robertson Stephens, Inc., and Merrill Lynch, Pierce, Fenner and Smith, Inc. ("Underwriter Defendants"). The action is styled Soto-Gonzalez v. Netro Corporation, Inc., et al., No. 01 Civ. 7993 (S.D.N.Y.). On or around December 6, 2001, Zion Badichi, who alleges that he is a former stockholder of Netro common stock, commenced a purported class action lawsuit in the U.S. District Court for the Southern District of New York against Netro, the Individual Defendants (except Mr. Moley) and the Underwriter Defendants. The action is styled Badichi v. Netro Corporation, Inc., et al., No. 01 Civ. 8348 (S.D.N.Y.).

    The Soto-Gonzalez and Badichi actions are two of more than 1,000 lawsuits filed in the U.S. District Court for the Southern District of New York against more than 300 different issuers, certain officers

F-II-11

    and directors of these issuers and more than 45 different underwriters arising out of initial public offerings occurring between December 1997 and December 2000 (collectively "IPO Allocation Litigation"). By Order dated August 9, 2001, Chief Judge Michael B. Mukasey assigned the IPO Allocation Litigation, including the Soto-Gonzalez and Badichi actions, to the Honorable Shira A. Scheindlin for all pre-trial purposes. On September 7, 2001, Judge Scheindlin adjourned the time for all defendants in the IPO Allocation Litigation, including Netro and the Individual Defendants, to answer, move or otherwise respond to current and future complaints indefinitely pending further instruction from the court. On or about March 2002, the Soto-Gonzalez and Badichi actions were consolidated into a single action styled In re Netro Corp. Initial Public Offering Securities Litigation, No. 01 Civ. 7035, 21 MC 92 (SAS) ("Netro Litigation"). Other lawsuits alleging similar claims arising out of Netro's August 1999 initial public offering against the Underwriter Defendants — but not against Netro or the Individual Defendants — were also consolidated into the Netro Litigation. Those actions are styled Gutner v. Merrill Lynch, Pierce, Fenner & Smith Incorporated et al., No. 01 Civ. 7035 (S.D.N.Y.) and Bryant v. Merrill Lynch, Pierce, Fenner & Smith Incorporated et al., No. 01 Civ. 9184 (S.D.N.Y.).

    On April 19, 2002, plaintiffs filed a consolidated amended class action complaint in the Netro Litigation ("Complaint"). The Complaint alleges claims against Netro arising under Section 11 of the Securities Act and Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated thereunder, and against the Individual Defendants under Section 10(b), Rule 10b-5 and Section 20(a) of the Exchange Act, and Section 15 of the Securities Act. The claims allege various misconduct arising from Netro's August 1999 initial public offering and March 2000 follow-on offering of its common stock, including, among other things, that the disclosures made in connection with the offerings were incomplete or misleading in various respects. The allegations include, among other things, that Netro and the Individual Defendants failed to disclose that the Underwriter Defendants:

    •
    charged Netro excessive commissions and inflated transaction fees in violation of the securities laws and regulations; and

    •
    allowed certain investors to take part in Netro's initial public offering in exchange for promises that these investors would purchase additional shares in the after-market for the purpose of inflating and maintaining the market price of Netro common stock.

    The Complaint seeks to certify a class of stockholders who purchased Netro common stock between August 18, 1999 and December 6, 2000, and to recover monetary damages from defendants in an unspecified amount, as well as plaintiff's attorneys' fees and expenses in bringing the action.

    On October 9, 2002, the claims against the Individual Defendants were dismissed without prejudice on consent of the parties. In addition, counsel for the plaintiffs, liaison counsel for the issuer defendants and counsel for insurers of the issuer defendants have taken part in discussions mediated by a former federal district court judge to explore a possible settlement of the claims against all of the issuer defendants in the IPO Allocation Litigation, including Netro. In June 2003, a memorandum of understanding was entered into by and among the plaintiffs, liaison counsel for the issuer defendants and counsel for the insurers which would result in dismissal of the action against the issuers, including Netro, on terms that would not require any current payment by Netro and would carry only a remote risk that any future payment by Netro would be required. On July 14, 2003, Netro's Audit Committee approved the memorandum of understanding and authorized Netro to enter into the proposed settlement. The memorandum of understanding and proposed settlement are expected to be submitted to the Court for its required approval shortly.

F-II-12

    The IPO Allocation Litigation in general, and the Netro Litigation in particular, are in an early phase, and no date has yet been set by the court for completion of pre-trial discovery or trial.

                Future Communications Company Kuwait Litigation

    This matter involves a dispute regarding the alleged improper draw down by Netro of a letter of credit opened by Future Communications Company with the Bank of Kuwait and the Middle East in Kuwait, and the alleged refusal by Netro to accept return by Future Communications Company of certain equipment provided to Future Communications Company by Netro. The next hearing on this matter is scheduled for October 15, 2003, at which time Future Communications Company will submit their initial brief. The amount in dispute is approximately $1.0 million plus interest from December 31, 1999.

                Solectron Arbitration

    On or around December 19, 2002, Solectron California Corporation demanded arbitration to resolve disputes arising under its May 31, 1998 "Manufacturing Agreement" with Netro. Solectron's principal claim is that during the third quarter of 2000, it purchased materials on the basis of Netro's forecasts which were not followed by corresponding orders. Solectron claims that as a result it now has an excess inventory of materials which it cannot sell. Netro vigorously disputes the claims on the ground that the acquisition of material had not been approved by Netro as required by the agreement. The total claim, including the cost of materials and asserted carrying charges, is approximately $14.5 million. The parties attempted to resolve the matter through mediation in May 2003, however, no resolution was reached. Netro has filed a complaint in Santa Clara County seeking declaratory relief with respect to certain matters and a stay of any arbitration proceeding pending resolution of such matters.

                Merger-related Litigation

    On April 8, 2003, an action styled Fuller & Thaler Asset Management, Inc. v. Netro Corp. et al., Case No. CV816170 (Cal. Super. Ct.), naming as defendants Netro and its current and certain former directors was filed in the California Superior Court for Santa Clara County by a plaintiff claiming to be a Netro stockholder and alleging that it is asserting its claims on behalf of a class of Netro stockholders. The complaint asserts claims for breach of fiduciary duty against the current and former directors who are named as defendants based on allegations that Netro's directors, among other things, breached their fiduciary duties to Netro allegedly by failing to properly value and obtain the highest price reasonably available for Netro, by favoring SR Telecom over competing potential acquirers, including Wyndcrest, and by engaging in self-dealing in connection with the merger. The complaint seeks certain injunctive relief including, among other things, an injunction prohibiting Netro from completing the merger, rescission of the individual defendants' receipt of stock options and other benefits they may have received, as well as attorneys' fees and costs of suit. On May 23, 2003, a second action styled Maritime Association — I.L.A. Pension Fund v. Netro Corp. et al., Case No. CV817375 (Cal. Super. Ct.), naming as defendants Netro and its current directors was filed in the California Superior Court for Santa Clara County by an entity claiming to be a Netro stockholder and alleging that it is asserting its claims on behalf of a class of Netro stockholders. The claims asserted and the relief sought in the Maritime Association action are substantially similar to the claims asserted and the relief sought in the Fuller & Thaler action.

    By agreed order, these two actions have been consolidated under the caption In re Netro Corporation Shareholder Litigation, Case No. CV816170 (Cal. Super. Ct.), and the complaint in the Maritime Association case has been designated the operative complaint. On July 3, 2003, Netro and the

F-II-13

    individual defendants filed demurrers to the operative complaint. On August 4, 2003, before the demurrers were scheduled to be heard by the court, plaintiffs filed a consolidated class action complaint. The claims asserted and the relief sought in the consolidated complaint are substantially similar to those in the prior complaints, except that the consolidated complaint adds certain additional allegations. Specifically, the consolidated complaint alleges that Netro's directors, among other things, breached their fiduciary duties to Netro allegedly by causing Netro to repurchase stock in the August 2002 issuer self-tender in an effort to entrench themselves in response to offers by Crosswind and Wyndcrest to acquire Netro, failing to disclose offers it had received from Crosswind adequately and in a timely manner, rejecting prior proposals by Wyndcrest to acquire Netro, and refusing to invite or grant permission currently to Wyndcrest to make a proposal to acquire Netro despite Wyndcrest's stated interest in making such a proposal. Plaintiffs further allege that at a deposition taken in July 2003 with respect to the lawsuit, a representative of Wyndcrest testified that Wyndcrest remains interested in acquiring Netro and would like the opportunity to make another proposal to acquire Netro (after it obtains further unspecified information from Netro) that is superior to SR Telecom's proposal but that it had entered into a confidentiality agreement which prevented and prevents it from making a bid for Netro unless expressly invited to do so by Netro. No one has made a written proposal to acquire Netro, or has requested from Netro its permission to make such a proposal, since Netro and SR Telecom entered into the Merger Agreement on March 27, 2003. The time for Netro and the individual defendants to respond to the consolidated complaint has not yet expired.

    On August 6, 2003, the parties reached an agreement in principle to settle this lawsuit. The terms of the settlement include, among other things, that Netro make certain supplements and amendments to the disclosures in the joint SR Telecom/Netro proxy statement/prospectus (which suggested changes have been made), that Netro covenant that it will not sell all or substantially all of the assets of the Airstar or Angel product lines for a period of nine months after the closing date of the merger (and to the extent that such sale occurs prior to nine months of the closing date of the merger, Netro shall pay $4.5 million to the members of the class of Netro stockholders defined in the lawsuit), that SR Telecom waive its right to a termination fee under Section 11.04(b)(iii) of the merger agreement if the merger agreement is terminated under the circumstances described therein and Netro consummates a qualifying transaction, as such term is defined in the merger agreement, more than fourteen months following the termination, and that Netro agree not to oppose an award of fees to class counsel approved by the court if such award does not exceed $590,000 inclusive of expenses and costs. The parties are preparing definitive settlement documents for submission to the court for its required approval.

  From time to time, the Company is involved in various legal proceedings in the ordinary course of business. The Company is not currently involved in any additional litigation which, in management's opinion, would have a material adverse effect on its business, operating results or financial condition.

5.     RESTRUCTURING AND ASSET IMPAIRMENT:

  First Quarter 2002 Restructuring and Asset Impairment

  In the first quarter of 2002, the Company incurred $1.8 million in restructuring charges related to various initiatives undertaken by the Company to reduce its cost structure. The Company closed Bungee Communications, Inc., the Company's Israeli engineering entity, and reduced its workforce in its San Jose, California headquarters location. The charges included the termination of approximately 54 employees (50 research and development employees, 3 sales and marketing employees and 1 general and administrative employee), the termination of the Bungee office lease and the write-down of assets

F-II-14

  associated with the Bungee operations. All significant actions relating to this plan were completed in 2002. The following table summarizes the components of the charge for the quarter ended March 31, 2002 (in thousands):

Restructuring Charges
Impairment of assets	$797
Severance	763
Lease and other expense	265

Total	$1,825

  Fourth Quarter 2002 Restructuring.

  In the fourth quarter of 2002, the Company incurred $4.3 million in restructuring charges to further reduce its cost structure. The Company reduced its worldwide workforce by approximately 110 employees (80 research and development employees, 21 sales and marketing employees and 9 general and administrative employees), closed two sales offices and wrote down certain fixed assets. The following table summarizes the activity related to the fourth quarter 2002 restructuring charges through the quarter ended June 30, 2003 (in thousands):

	Restructuring Charges	Amounts Paid/ Written Off	Liability at December 31, 2002	Amounts Paid/ Written Off	Liability at March 31, 2003	Amounts Paid/ Written Off	Liability at June 30, 2003
Impairment of assets	$154	$(154)	$—	$—	$—	$—	$—
Severance	4,100	(3,429)	671	(644)	27	(27)	—

Total	$4,254	$(3,583)	$671	$(644)	$27	$(27)	$—

  Second Quarter 2003 Restructuring.

  In the second quarter of 2003, the Company incurred $1.0 million in restructuring charges to further reduce its cost structure by reducing its worldwide workforce by approximately 15 employees (11 research and development employees, 1 sales and marketing employee and 3 general and administrative employees.) The following table summarizes the activity related to the second quarter 2003 restructuring charges for the quarter ended June 30, 2003 (in thousands):

	Restructuring Charges	Amounts Paid/ Written Off	Liability at June 30, 2003
Severance Charges	$1,001	$(1,001)	$—

6.     ACQUISITION OF ASSETS:

  On February 12, 2002, the Company acquired AT&T Wireless' fixed wireless development team, a license to intellectual property, inventory, equipment and proprietary software assets. The technology was originally developed under the code name "Project Angel." The acquisition was accounted for as a purchase of assets. The purchase price was allocated based on the estimated fair values of the assets acquired. The purchase consideration was approximately $48.8 million, consisting of 8.2 million shares of the Company's common

F-II-15

  stock, valued at approximately $29.5 million, approximately $16.0 million in cash and transaction costs of approximately $3.3 million.

  A total of $45.7 million of the purchase consideration was allocated to intangible assets, including $24.9 million of developed and core technology, $17.6 million of in-process research and development costs, and $3.2 million of other intangibles, which include the acquired workforce. The remaining $3.1 million of purchase consideration was allocated to fixed assets ($2.5 million) and inventory ($0.6 million). The intangible assets are being amortized over a three-year estimated useful life based on the product life cycle of the acquired technology. Acquired in-process research and development costs represent research and development projects relating to expanding product capacity. These projects had not yet reached technological feasibility and, accordingly, this amount was expensed in the first quarter of 2002.

  One project, begun in the second half of 2001, was related to the development of a new 3.5 GHz front end for existing platforms that will triple capacity. The other project, begun in the last quarter of 2001, was related to re-architecting the core Airlink technology that will result in next generation base station and remote unit products. These next generation Angel solutions were approximately 41 percent complete as to cost at the date of acquisition. The value of acquired in-process technology was computed by an independent appraisal firm using a discounted cash flow analysis on the anticipated income stream of the related product revenues. The net cash flows from the identified projects were based upon Netro's estimates of revenues, cost of revenues, research and development costs, selling and marketing costs, general and administrative costs and income taxes from the projects. The estimated revenues were based on Netro's projections for the projects and are expected to peak in 2008 and decline thereafter. The discount rate used was 35 percent, reflecting the added uncertainty of the completion of the development, the relative success of the development effort and its commercialization and the risk premium for in-process projects versus existing technology.

7.     SEGMENT REPORTING:

  The Company is organized and operates as one operating segment: the design, development, manufacturing, marketing and selling of broadband wireless point-to-multipoint access systems.

  The Company sells its products indirectly through Original Equipment Manufacturers ("OEMs") and local resellers in addition to through a direct sales force. Netro generally offers installation and maintenance services through its system integration partners and third-party installation and support organizations. Revenues by geography based on sales to original customers were as follows:

	Revenues (in thousands)				% of Total Revenues
	Three months ended June 30,		Six months ended June 30,		Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002	2003	2002	2003	2002
Latin America	$1,532	$871	$1,657	$1,557	41%	15%	28%	14%
Europe	996	3,563	2,874	7,561	26	63	48	71
Middle East/Africa	51	376	241	391	1	7	4	4
Asia	1,201	479	1,213	492	32	8	20	5

International	3,780	5,289	5,985	10,001	100	93	100	94
United States	—	392	—	688	—	7	—	6

	$3,780	$5,681	$5,985	$10,689	100%	100%	100%	100%

F-II-16

  Substantially all of the Company's U.S. revenues for the three and six months ended June 30, 2002 were related to products sold through systems integrators and local resellers who resold the products to end customers located outside of the United States. In the three months ended June 30, 2003, 33 percent of revenues were from sales in Argentina and 28 percent of revenues were from sales in Indonesia. In the three months ended June 30, 2002, 29 percent of revenues were from sales in Poland and 12 percent of revenues were from sales in Romania. In the six months ended June 30, 2003, 23 percent of revenues were from sales to Argentina, 16 percent of revenues were from sales to Indonesia and 15 percent were from sales in Spain. In the six months ended June 30, 2002, 18 percent of revenues were from sales in Poland and 17 percent of revenues were from sales in France. There were no other countries for the three and six month periods ended June 30, 2003 and 2002 that provided more than 10 percent of revenues.

8.     SUBSEQUENT EVENT

  During SR Telecom's quarter ended September 30, 2004, the arbitration matter with Solectron (as more fully discussed in Note 4 to the condensed consolidated financial statements) was settled with Solectron which resulted in the purchase of US$4,000,000 of inventory by SR Telecom Inc., where US$2,000,000 was paid on August 27, 2004. The remainder will be paid in three installments in 2005, without any interest accruing.

F-II-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Netro Corporation:

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Netro Corporation and its subsidiaries (the "Company") at December 31, 2002, and the results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Company as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated January 21, 2002.

San Jose, California	/s/ PRICEWATERHOUSECOOPERS LLP
February 6, 2003

F-II-18

THIS REPORT IS A CONFORMED COPY OF THE
REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP
AND HAS NOT BEEN REISSUED BY THAT FIRM.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Netro Corporation:

        We have audited the accompanying consolidated balance sheets of Netro Corporation (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Netro Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

        Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed under Item 14(a) is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

San Jose, California	/s/ ARTHUR ANDERSEN LLP
January 21, 2002

        ARTHUR ANDERSEN LLP WERE THE INDEPENDENT ACCOUNTANTS FOR NETRO CORPORATION UNTIL MAY 24, 2002. REPRESENTATIVES OF ARTHUR ANDERSEN LLP ARE NOT AVAILABLE TO PROVIDE THE CONSENT REQUIRED FOR THE INCLUSION OF THEIR REPORT ON THE FINANCIAL STATEMENTS OF NETRO CORPORATION APPEARING IN THIS REGISTRATION STATEMENT ON FORM F-1. THEREFORE, IN ACCORDANCE WITH SEC REGULATIONS, A CONFORMED COPY OF THEIR PREVIOUS OPINION IS INCLUDED.

F-II-19

NETRO CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31, 2002	December 31, 2001
ASSETS
Current Assets:
Cash and cash equivalents	$43,455	$90,494
Short-term marketable securities	57,603	115,950
Trade accounts receivable, net of allowance of $583 and $1,500, respectively	3,136	3,683
Inventory	6,227	6,874
Prepaid expenses and other	3,367	2,832

Total current assets	113,788	219,833
Equipment and leasehold improvements, net	9,635	7,796
Long-term marketable securities	57,335	119,858
Acquired intangible assets	20,331	—
Other assets	2,164	2,234

Total assets	$203,253	$349,721

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of capital leases	$64	$1,272
Trade accounts payable	2,040	1,649
Accrued liabilities	22,359	25,789

Total current liabilities	24,463	28,710
Capital leases, net of current portion	—	64
Deferred facilities rent	269	71

Total liabilities	24,732	28,845

Commitments and contingencies (Note 7)
Stockholders' equity:
Preferred stock, $.001 par value:
Authorized — 5,000,000 shares Outstanding — no shares	—	—
Common stock, $.001 par value:
Authorized — 100,000,000 shares
Outstanding — 38,521,554 and 52,481,253 shares at December 31, 2002 and 2001, respectively	454,780	506,329
Deferred stock compensation	(84)	(831)
Accumulated other comprehensive income	421	1,264
Accumulated deficit	(276,596)	(185,886)

Total stockholders' equity	178,521	320,876

Total liabilities and stockholders' equity	$203,253	$349,721

The accompanying notes are an integral part of these consolidated financial statements.

F-II-20

NETRO CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years Ended December 31,
	2002	2001	2000
Revenues	$17,107	$23,659	$68,527
Cost of revenues	12,456	20,125	52,096
Provision for excess and obsolete inventory	4,203	26,387	—
Provision for material-related commitments	508	16,000	—

Total cost of revenues	17,167	62,512	52,096

Gross profit (loss)	(60)	(38,853)	16,431

Operating expenses:
Research and development	27,973	25,782	24,265
Sales and marketing	13,877	13,281	10,455
General and administrative	21,210	16,996	9,812
Amortization of deferred stock compensation	612	857	1,064
Amortization of acquired intangibles	7,820	—	—
Acquired in-process research and development	17,600	—	—
Restructuring and asset impairment charges	8,079	—	—

Total operating expenses	97,171	56,916	45,596

Loss from operations	(97,231)	(95,769)	(29,165)
Other income, net
Interest income and realized gains on sales of marketable securities	7,127	17,154	20,112
Interest expense	(503)	(613)	(1,125)

Total other income, net	6,624	16,541	18,987

Net loss before provision for income taxes	(90,607)	(79,228)	(10,178)
Provision for income taxes	103	76	—

Net loss	$(90,710)	$(79,304)	$(10,178)

Basic and diluted net loss per share	$(1.76)	$(1.52)	$(0.21)

Weighted-average shares used to compute basic and diluted net loss per share	51,521	52,196	49,639

The accompanying notes are an integral part of these consolidated financial statements.

F-II-21

NETRO CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands, except share amounts)

	Common Stock
			Note Receivable from Stockholder	Deferred Stock Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit
	Shares	Amount
BALANCE, DECEMBER 31, 1999	44,912,773	$146,490	$(800)	$(3,730)	$—	$(96,404)
Net loss	—	—	—	—	—	(10,178)
Change in net unrealized holding gain on securities	—	—	—	—	823	—
Comprehensive loss
Repayment of note from stockholder	—	—	800	—	—	—
Exercise of stock options for cash	1,905,062	3,953	—	—	—	—
Shares issued under ESPP Plan	240,092	1,664	—	—	—	—
Repurchase of Common Stock for cash	(15,626)	(31)	—	—	—	—
Issuance of Common Stock in public offering, net of issuance costs	4,504,111	352,324	—	—	—	—
Amortization of deferred stock compensation	—	(733)	—	1,797	—	—

BALANCE, DECEMBER 31, 2000	51,546,412	503,667	—	(1,933)	823	(106,582)
Net loss	—	—	—	—	—	(79,304)
Change in net unrealized holding gain on securities	—	—	—	—	547	—
Foreign currency translation adjustments	—	—	—	—	(106)	—
Comprehensive loss
Exercise of stock options for cash	599,575	1,373	—	—	—	—
Shares issued under ESPP Plan	335,266	1,534	—	—	—	—
Amortization of deferred stock compensation	—	(245)	—	1,102	—	—

BALANCE, DECEMBER 31, 2001	52,481,253	506,329	—	(831)	1,264	(185,886)
Net Loss	—	—	—	—	—	(90,710)
Change in net unrealized holding gain on securities	—	—	—	—	(824)	—
Foreign currency translation adjustments	—	—	—	—	(19)	—
Comprehensive loss
Exercise of stock options for cash	380,070	634	—	—	—	—
Shares issued under ESPP Plan	438,831	1,165	—	—	—	—
Issuance of stock awards to employees	21,400	67	—	—	—	—
Issuance of stock for asset acquisition	8,200,000	29,520	—	—	—	—
Repurchase and cancellation of stock	(23,000,000)	(82,800)	—	—	—	—
Amortization of deferred stock compensation	—	(135)	—	747	—	—

BALANCE, DECEMBER 31, 2002	38,521,554	$454,780	$—	$(84)	$421	$(276,596)

F-II-22

	Comprehensive Loss	Total Stockholders' Equity
BALANCE, DECEMBER 31, 1999		$45,556
Net loss	$(10,178)	(10,178)
Change in net unrealized holding gain on securities	823	823

Comprehensive loss	$(9,355)

Repayment of note from stockholder		800
Exercise of stock options for cash		3,953
Shares issued under ESPP Plan		1,664
Repurchase of Common Stock for cash		(31)
Issuance of Common Stock in public offering, net of issuance costs		352,324
Amortization of deferred stock compensation		1,064

BALANCE, DECEMBER 31, 2000		395,975
Net loss	$(79,304)	(79,304)
Change in net unrealized holding gain on securities	547	547
Foreign currency translation adjustments	(106)	(106)

Comprehensive loss	$(78,863)

Exercise of stock options for cash		1,373
Shares issued under ESPP Plan		1,534
Amortization of deferred stock compensation		857

BALANCE, DECEMBER 31, 2001		320,876
Net Loss	$(90,710)	(90,710)
Change in net unrealized holding gain on securities	(824)	(824)
Foreign currency translation adjustments	(19)	(19)

Comprehensive loss	$(91,553)

Exercise of stock options for cash		634
Shares issued under ESPP Plan		1,165
Issuance of stock awards to employees		67
Issuance of stock for asset acquisition		29,520
Repurchase and cancellation of stock		(82,800)
Amortization of deferred stock compensation		612

BALANCE, DECEMBER 31, 2002		$178,521

The accompanying notes are an integral part of these consolidated financial statements.

F-II-23

NETRO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(90,710)	$(79,304)	$(10,178)
Adjustments to reconcile net loss to net cash used in operating activities:
Acquired in process research and development	17,600	—	—
Write-down of impaired assets	1,068	—	—
Depreciation	4,208	4,081	2,383
Amortization of acquired intangible assets	7,820	—	—
Amortization of deferred stock compensation	612	857	1,064
Provision for excess and obsolete inventory	4,203	25,700	1,214
Provision for doubtful accounts	(900)	1,315	800
Provision for material-related commitments	508	16,000	—
Loss on disposal of fixed assets	202	802	90
Issuance of employee stock awards	67	—	—
Changes in operating assets and liabilities:
Trade accounts receivable	1,447	8,534	(7,407)
Inventory	(2,988)	(4,580)	(21,299)
Prepaid expenses and other	1,668	5,023	(8,147)
Trade accounts payable, accrued liabilities and other	(6,673)	(6,746)	8,454

Net cash used in operating activities	(61,868)	(28,318)	(33,026)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and leasehold improvements	(4,678)	(5,830)	(4,800)
Acquisition of assets	(16,009)	—	—
Purchase of equity investment	—	(1,500)	(450)
Purchases of marketable securities	(196,461)	(357,893)	(406,960)
Maturities of marketable securities	314,208	395,668	173,670

Net cash provided by (used in) investing activities	97,060	30,445	(238,540)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	—	121	1,083
Payments on notes payable and capital leases	(1,272)	(6,248)	(4,017)
Repurchase of common stock through tender offer	(82,800)	—	—
Proceeds from issuance of common stock, net of issuance costs	1,799	2,907	357,941
Repayments of notes receivable from stockholder	—	—	800
Repurchase of common stock	—	—	(31)

Net cash provided by (used in) financing activities	(82,273)	(3,220)	355,776

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	42	(73)	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(47,039)	(1,166)	84,210
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	90,494	91,660	7,450

CASH AND CASH EQUIVALENTS, END OF PERIOD	$43,455	$90,494	$91,660

SUPPLEMENTAL CASH FLOW INFORMATION
Value of common stock issued for acquisition of assets	$29,520	—	—
Cash paid for interest	$503	$722	$1,045

The accompanying notes are an integral part of these consolidated financial statements.

F-II-24

NETRO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     DESCRIPTION OF BUSINESS:

  Netro Corporation (collectively, with its subsidiaries, "Netro" or the "Company") was incorporated in California on November 14, 1994 and reincorporated in Delaware on June 19, 2001. Netro designs, markets and sells broadband, point-to-multipoint fixed wireless equipment. Telecommunications service providers use Netro's equipment as an alternative to using wired connectivity or point-to-point fixed wireless equipment. The Company operates in one business segment.

  The Company believes that its cash and cash equivalents balances, short-term and long-term marketable securities and funds available under the existing line of credit will be sufficient to satisfy its cash requirements for at least the next twelve months. However, the Company announced in November 2002 its plans to evaluate strategic alternatives which could include a possible sale, merger or liquidation of the Company. The accompanying consolidated financial statements have been prepared on the basis that the Company continues to pursue its ongoing operating objectives and do not reflect the impact of any of these potential courses of action.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries in Germany, France, Israel and Mexico. All intercompany accounts and transactions have been eliminated in consolidation. Certain amounts from prior years have been reclassified to conform to the current year presentation.

  Foreign Currency Translation

  The functional currency of the Company's subsidiaries is the local currency. Accordingly, all assets and liabilities are translated into United States dollars at the current exchange rate as of the applicable balance sheet date. Revenues and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation of the financial statements are included in accumulated other comprehensive income in the accompanying consolidated statements of stockholders' equity. Foreign exchange gains and losses resulting from foreign currency transactions were not material in any of the periods presented. Currently, the Company does not employ a foreign currency hedge program as the foreign currency transactions and risks to date have not been significant.

  Use of Estimates in Preparation of Financial Statements

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

  Cash and cash equivalents consist of short-term, highly liquid investments with original maturities of less than three months.

  Marketable Securities

  The Company classifies its marketable securities as either "available-for-sale" or "held-to-maturity." "Available-for-sale" securities are stated at fair value, with unrealized gains and losses recorded as

F-II-25

  Accumulated other comprehensive income, while "held-to-maturity" securities are stated at amortized cost. Realized gains or losses from the sales of marketable securities are based on the specific identification method.

  At December 31, 2002 and 2001, marketable securities consisted of the following (in thousands):

	Unrealized
	Cost	Gains	Losses	Fair Value
2002
AVAILABLE-FOR-SALE:
Commercial Paper	$12,377	$3	$—	$12,380
Corporate Bonds	43,332	249	(2)	43,579
Government Securities	81,718	298	(13)	82,003
Time Deposits and Other Bank Obligations	14,688	11	—	14,699

TOTAL AVAILABLE-FOR-SALE	$152,115	$561	$(15)	$152,661

2001
AVAILABLE-FOR-SALE:
Commercial Paper	$48,057	$80	$—	$48,137
Corporate Bonds	73,236	981	(12)	74,205
Government Securities	136,998	506	(188)	137,316
Time Deposits and Other Bank Obligations	52,834	7	(4)	52,837

TOTAL AVAILABLE-FOR-SALE	$311,125	$1,574	$(204)	$312,495

  The contractual maturities of "available-for-sale" marketable securities at December 31, 2002 are as follows:

Fair Value
Matures in less than 1 year	$134,767
Matures in 1 to 2 years	17,894

$152,661

  Approximately $38,755,000 and $79,073,000 of the total marketable securities were included in cash and cash equivalents at December 31, 2002 and 2001, respectively. The remainder was classified as short-term marketable securities or long-term marketable securities. Approximately $1,032,000 and $2,386,000 of accrued interest was also included in short-term and long-term marketable securities at December 31, 2002 and 2001, respectively.

  Inventory

  Inventory, which includes material and labor costs, is valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of market value. The Company provides for estimated excess or obsolete inventory based upon assumptions about future demand for products and the conditions of the markets in which the products are sold. This reserve is reflected as a reduction to inventory in the accompanying consolidated balance sheets. In 2002 and 2001, the Company provided $4.2 million and $25.7 million, respectively, for excess and obsolete inventory. Significant management

F-II-26

  judgment and estimates must be made and used in connection with establishing this provision. Inventory consists of the following (in thousands):

	December 31, 2002	December 31, 2001
Raw materials	$2,180	$2,534
Work-in-process	359	219
Finished goods	3,688	4,121

	$6,227	$6,874

  Equipment and Leasehold Improvements

  Equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are recorded at cost and are amortized over the estimated lives of the improvements or the term of the lease, whichever is shorter. Maintenance and repairs that do not improve or extend the life of assets are expensed as incurred.

  Assessment of Impairment of Long-Lived Assets

  The Company periodically evaluates whether events and circumstances have occurred which indicate that the carrying value of its long-lived assets may not be recoverable. In the recent past, many telecommunications equipment companies with significant long-lived intangible assets resulting from acquisition activity have recorded significant charges associated with the write off of those long-lived assets. If the Company determines an asset has been impaired, the impairment charge is recorded based on the excess of the carrying value over the fair value of the impaired asset, with the reduction in value charged to expense. As of December 31, 2002, long-lived assets included $20.3 million of intangible assets related to the Company's acquisition of Project Angel and $9.6 million of fixed assets and tenant improvements.

  Accumulated Other Comprehensive Income

  Comprehensive income includes unrealized holding gains and losses and other items that have previously been excluded from net loss and reflected instead in stockholders' equity. Comprehensive income for the Company consists of net loss plus the effect of unrealized holding gains and losses on investments classified as available-for-sale and foreign currency translation adjustments. Accumulated other comprehensive income consists of the following (in thousands):

	December 31, 2002	December 31, 2001
Unrealized holding gain on available-for-sale securities	$546	$1,370
Cumulative translation adjustment	(125)	(106)

	$421	$1,264

  Software Development Costs

  The Company capitalizes software development costs when the technological feasibility of the product is established. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and

F-II-27

  changes in software and hardware technology. Amounts qualifying for capitalization under this statement after consideration of the above factors were immaterial and, therefore, no software development costs have been capitalized by the Company to date.

  Revenue Recognition

  Revenues consist of sales made directly to end users and indirectly through original equipment manufacturers ("OEM"s) and local resellers. Revenues from product sales are recognized when all of the following conditions are met: delivery has occurred and title has passed to the customer, an arrangement exists with the customer and the Company has the right to invoice the customer, collection of the receivable is reasonably assured and the Company has fulfilled all of its material contractual obligations to the customer. In cases where one of the above factors has not been met, the Company defers the associated revenue until all conditions have been met. Provisions are made at the time of revenue recognition for estimated warranty costs.

  Deferred Revenue

  From time to time, the Company enters into agreements to sell products to customers on open credit terms or may agree in writing to the delivery of product subject to installation or formal customer acceptance criteria. In such cases, if management believes that the Company has not fulfilled all of its material contractual obligations to the customer (such as when it has primary responsibility for installation or if there are acceptance criteria), or if the collectibility of the associated receivable is not reasonably assured, revenue recognition is deferred until such time as the Company's obligations are fulfilled and/or the amounts due have been collected. Some of the factors used in evaluating whether or not to defer revenue from a particular customer include:

  •
  any material contractual obligations not fulfilled,

  •
  acceptance criteria not yet met,

  •
  the customer's liquid assets,

  •
  actual and projected cash flows for the customer, and

  •
  the political and economic environment in the country in which the customer operates, and

  Deferred revenue was $1.8 million at December 31, 2002 and $1.9 million at December 31, 2001.

  Allowance for Doubtful Accounts

  The Company performs ongoing credit evaluations of its customers' financial condition and establishes an allowance for doubtful accounts based upon factors surrounding the financial position of specific customers, historical trends and other available information.

  Warranty Obligations

  The Company evaluates its obligations related to product warranties on a quarterly basis. Netro offers a standard one-year warranty on all products shipped. The Company monitors historical warranty rates and tracks costs incurred to repair units under warranty. These costs include labor, replacement parts and certain freight costs. This information is then used to calculate the accrual needed based on actual sales and remaining warranty periods. For new product introductions, estimates are made based on test and manufacturing data as well as the Company's historical experience on similar products. If circumstances

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  change, or if the Company experiences a significant change in its failure rates, the Company's warranty accrual estimate could change significantly.

  The following is a reconciliation of the changes in the warranty liability for the year ended December 31, 2002 (in thousands):

Warranty accrual at December 31, 2001	$2,174
Warranty expenses incurred	(310)
Warranty accrual for 2002 revenues	756
Change in warranty estimate	(2,000)

Warranty accrual at December 31, 2002	$620

  The Company also indemnifies its customers against any actions from third parties related to intellectual property claims arising from use of the Company's product. In the Company's experience, claims made under such indemnifications are rare and the associated fair value of the liability is not material.

  Research And Development

  Research and development costs are expensed as incurred and consist primarily of payroll costs, other direct expenses and overhead.

  Stock-Based Compensation

  On December 31, 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock Based Compensation — Transition and Disclosure," which amends SFAS No. 123. SFAS No. 148 requires more prominent and frequent disclosures about the effects of stock-based compensation, which the Company has adopted for the year ended December 31, 2002. The Company accounts for its stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured by the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. Had compensation expense for the Plans been determined consistent with SFAS No. 123, the Company's net loss and basic and diluted net loss per share would have increased to the following pro forma amounts (dollars, in thousands, except per share amounts):

	Years Ended December 31,
	2002	2001	2000
Net loss, as reported	$(90,710)	$(79,304)	$(10,178)
Fair value of stock-based compensation	(30,739)	(24,841)	(16,822)

Net loss, pro forma	$(121,449)	$(104,145)	$(27,000)

Basic and diluted net loss per share, as reported	$(1.76)	$(1.52)	$(0.21)
Basic and diluted net loss per share, pro forma	$(2.36)	$(2.00)	$(0.54)
Stock-based compensation included in net loss, as reported	$679	$857	$1,064

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  Amortization of Deferred Stock Compensation

  Amortization of deferred stock compensation results from the granting of stock options to employees with exercise prices per share determined to be below the estimated fair values per share of the Company's common stock at dates of grant. For the periods presented, amortization is classified as follows (in thousands):

	2002	2001	2000
Research and development	$360	$452	$497
Sales and marketing	83	231	284
General and administrative	169	174	283

Amortization of deferred stock compensation	$612	$857	$1,064

  Computation of Net Loss per Share

  Basic and diluted net loss per share is computed using the weighted average number of shares of common stock outstanding. Potential common shares from the exercise of stock options and warrants are excluded from diluted net loss per share because they would be antidilutive. The total number of shares excluded from diluted net loss per share relating to these securities was as follows (in thousands):

	Years Ended December 31,
	2002	2001	2000
Options	10,277	8,193	4,894
Warrants	28	57	57

	10,305	8,250	4,951

  The following table presents the calculation of net loss per share (in thousands, except per share data):

	Years Ended December 31,
	2002	2001	2000
Net loss	$(90,710)	$(79,304)	$(10,178)

Weighted average shares of common stock used to compute basic and diluted net loss per share	51,521	52,196	49,639

Basic and diluted net loss per share	$(1.76)	$(1.52)	$(0.21)

  Recently Issued Accounting Pronouncements

  In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 is not anticipated to have a material effect on the Company's results of operations or consolidated financial statements.

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  In July 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 replaces EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Management does not expect this statement to have a material impact on the Company's results of operations or consolidated financial statements, although SFAS No. 146 may impact the timing of recognition of costs associated with future restructuring, exit or disposal activities.

  In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN 45 are effective for any guarantees issued or modified after December 31, 2002. These consolidated financial statements comply with the disclosure requirements of this interpretation.

  On December 31, 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure that amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. These consolidated financial statements comply with the requirements of SFAS No. 148.

  In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 addresses consolidation by business enterprises of variable interest entities. Under that interpretation, certain entities known as Variable Interest Entities ("VIEs") must be consolidated by the primary beneficiary of the entity. The primary beneficiary is generally defined as having the majority of the risks and rewards arising from the VIE. For VIEs in which a significant (but not majority) variable interest is held, certain disclosures are required. It applies immediately to variable interest entities created after January 31, 2003, and applies in the first year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company does not have any interest in a VIE and, as a result, the adoption of this interpretation will not affect the Company's results of operations or consolidated financial statements.

  In the first quarter of 2003, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue 00-21, Revenue Arrangements with Multiple Deliverables ("EITF 00-21"), which requires companies to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF 00-21, revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables in the arrangement meet certain criteria. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values. This issue is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003.

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  The Company does not expect the adoption of EITF 00-21 to have a material impact on its results of operations or consolidated financial statements.

3.     CONCENTRATIONS OF CREDIT RISK:

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables, cash equivalents, short-term marketable securities and long-term marketable securities. With respect to trade receivables, the Company performs ongoing credit evaluations of its customers' financial condition. Additionally, the Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other available information. At December 31, 2002, approximately 61 percent of the Company's trade accounts receivable balance was represented by three customers. At December 31, 2001, approximately 81 percent of the Company's trade accounts receivable balance was represented by four customers. Although the Company does not require collateral on certain accounts receivable on sales to large, well-established companies, it does require standby letters of credit or prepayments on certain sales to foreign and smaller companies.

  With respect to cash equivalents, short-term marketable securities and long-term marketable securities, the Company has cash investment policies that limit the amount of credit exposure to any one issuer and restrict placement of these investments to issuers evaluated as creditworthy.

4.     EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

  Equipment and leasehold improvements consisted of the following (in thousands):

	December 31,
	2002	2001
Engineering and test equipment	$16,509	$14,236
Office and computer equipment	7,157	5,201
Furniture and fixtures	586	573
Leasehold improvements	709	593

	24,961	20,603
Less: Accumulated depreciation and amortization	(15,326)	(12,807)

Equipment and leasehold improvements, net	$9,635	$7,796

5.     ACCRUED LIABILITIES:

  Accrued liabilities consisted of the following (in thousands):

	December 31,
	2002	2001
Accrued payroll and related benefits	$1,690	$1,995
Warranty reserve	620	2,174
Customer deposits and deferred revenue	2,204	2,306
Material-related commitments to contract manufacturers (Note 7)	14,000	15,723
Other	3,845	3,591

Total	$22,359	$25,789

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6.     LINES OF CREDIT AND CAPITAL LEASES:

  The following table summarizes obligations under capital leases (in thousands):

	December 31,
	2002	2001
Capital leases, due through 2003	$64	$1,336
Less: current portion	(64)	(1,272)

	$—	$64

  In January 1998, the Company entered into a bank line of credit under which up to $10,000,000 is available for borrowings and letters of credit and which expires in March 2003. Borrowings are limited to an aggregate amount equaling approximately 80 percent of eligible domestic trade accounts receivable, 90 percent of eligible foreign trade accounts receivable and 50 percent of eligible inventories destined for foreign markets. The line of credit is secured by the Company's trade accounts receivable and inventory. The borrowings under the line accrue interest at the 30-day LIBOR rate plus 1.5 percent or the bank's prime rate, at the Company's option. Under the agreement, the Company must comply with certain financial and other covenants. At December 31, 2002, the Company was in compliance with all covenants. As of December 31, 2002, there were no borrowings outstanding under this agreement and amounts utilized for outstanding letters of credit were $6.1 million.

  A portion of the Company's machinery and equipment is leased under agreements accounted for as capital leases. The cost of equipment under capital leases included in property and equipment at December 31, 2002 and 2001 was approximately $399,000 and $5,793,000, respectively. Associated accumulated depreciation was approximately $355,000 at December 31, 2002 and $5,292,000 at December 31, 2001.

  Future minimum lease payments under all noncancelable capital lease agreements as of December 31, 2002, are summarized as follows (in thousands):

2003	$65
Less: amount representing interest at 13.8%	(1)

Present value of lease payments	$64

7.     COMMITMENTS AND CONTINGENCIES:

  Commitments

  The Company leases its facilities and certain equipment under noncancelable operating lease agreements expiring at various dates through 2006. Future minimum lease payments under all noncancelable operating lease agreements as of December 31, 2002, are summarized as follows (in thousands):

2003	$5,124
2004	5,220
2005	5,186
2006	3,227

$18,757

  Rent expense for all operating leases was approximately $5,723,000, $2,757,000 and $1,401,000 in 2002, 2001 and 2000, respectively.

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  As of December 31, 2002, the Company had outstanding a standby letter of credit for $240,000 to secure the Company's warranty obligations to one customer relating to a discontinued product. The letter of credit is secured by a certificate of deposit for $80,000. The letter of credit is subject to draw if the Company fails to meet its obligation for liquidated damages to the customer for downtime.

  In July 2001, the Company issued a letter of credit as a security deposit for the Company's San Jose, California office space. The amount of the letter of credit is approximately $1.6 million and expires in September 2006. In February 2002, the Company issued a letter of credit for $4.2 million ultimately expiring July 2006 as a security deposit for the Company's Redmond, Washington office space. These letters of credit are subject to draw if the Company fails to meet its obligations under the facilities leases.

  The capital required for volume manufacturing is being committed by the Company's contract manufacturers. The Company provides six or twelve month forecasts to its contract manufacturers. The Company generally commits to purchase products to be delivered within the most recent 60 days covered by these forecasts with cancellation fees. In specific instances Netro may agree to assume liability for limited quantities of specialized components with lead times beyond this 60-day period. In addition, from time to time in the past, the Company has committed to purchase minimum volumes of products from certain of its contract manufacturers. In the year ended December 31, 2001, the Company recorded an approximately US$16.0 million charge related to estimated losses ("Provision for material-related commitments" in the consolidated statements of operations) on non-cancelable, minimum purchase commitments with certain contract manufacturers due to a significant decline in forecasted demand. These losses represented primarily the value of inventory that Netro had committed to purchase. In the year ended December 31, 2002, the Company resolved its commitment with one of the contract manufacturers and increased its estimate of the cost to resolve the commitment with another of the contract manufacturers that resulted in a net additional US$0.5 million charge in the consolidated statement of operations. As of December 31, 2002, Netro had committed to make purchases totaling $2.7 million from these manufacturers in the next 60 days, of which $1.1 million was related to non-cancelable, minimum purchase commitments. At December 31, 2002, Netro had $14.0 million accrued related to estimated losses arising from non-cancelable minimum purchase commitments (see Note 5). Netro believes that its currently forecasted demand for products, after considering its reserves for inventory and material-related commitments will be sufficient to meet these commitments in the future.

  Contingencies

  COATES LITIGATION. On or around October 5, 2001, C. Robert Coates, a holder of shares of the Company's common stock, commenced an action in the Delaware Chancery Court against the Company, the former Netro Corporation, which was incorporated in California ("Netro California"), and the members of the Company's board of directors, styled Coates v. Netro Corp., et al., C.A. No. 19154 ("Coates I"). The complaint in Coates I made a number of allegations relating to the approval by the shareholders of Netro California of the merger transaction by which the Company's state of incorporation was changed from California to Delaware and also claimed that the adoption by the Company's board of directors of a stockholder rights plan sometime after that merger transaction was in violation of Delaware law. On November 30, 2001, defendants filed a motion to dismiss the complaint in Coates I for failure to state a claim. In a decision issued on September 11, 2002, the Delaware Court of Chancery granted defendants' motion to dismiss. Mr. Coates did not appeal from that decision.

  Separately, on or about December 10, 2001, Mr. Coates filed a complaint in a second action that names as defendants the Company and certain members of the Company's board of directors, styled Coates v. Netro Corp., et al., C.A. No. 19309 ("Coates II"). Mr. Coates filed an amended complaint in that action in October 2002. In the amended complaint, Mr. Coates challenges a stock option cancellation and regrant

F-II-34

  program for employees that was adopted by the Company's board of directors in 2001. He also challenges an award of options to the Company's outside directors in July 2001. The complaint seeks an order declaring the options at issue to be invalid and void, rescinding those options, preliminarily and permanently enjoining the exercise of those options, imposing a constructive trust on any such options that were granted to defendants, and awarding monetary damages in an unspecified amount as well as plaintiffs' attorneys fees and expenses. Defendants filed a motion to dismiss the amended complaint on October 18, 2002. During the period for briefing of that motion, the parties reached an agreement in principle to settle the action. Under the proposed settlement: (i) Each of the Company's outside directors (other than Ms. Young, who is not named as a defendant) would agree to forego any award of the Company's options in calendar year 2003; (ii) the Company's governing documents will be amended to reflect that any future option awards to directors must be made by the Compensation Committee of the Company's board of directors; and (iii) the Company and the Company's directors will agree that any future grant of options made to the Company's directors will be publicly disclosed within 30 days after such a grant. The proposed settlement is subject to approval by the Delaware Court of Chancery. In connection with such court approval, plaintiff's counsel intends to make an application for an award of fees and expenses, which the Company and other defendants have agreed not to oppose up to $40,000.

  IPO ALLOCATION LITIGATION. On or around August 23, 2001, Ramiro Soto-Gonzalez, who alleges that he is a former shareholder of the Company's common stock, commenced a purported class action lawsuit in the U.S. District Court for the Southern District of New York against the Company, Richard Moley, Gideon Ben-Efraim and Michael T. Everett ("Individual Defendants"), as well as against Dain Rauscher, Inc., FleetBoston Robertson Stephens, Inc., and Merrill Lynch, Pierce, Fenner and Smith, Inc. ("Underwriter Defendants"). The action is styled Soto-Gonzalez v. Netro Corporation, Inc., et al., No. 01 Civ. 7993 (S.D.N.Y.). On or around December 6, 2001, Zion Badichi, who alleges that he is a former shareholder of the Company's common stock, commenced a purported class action lawsuit in the U.S. District Court for the Southern District of New York against the Company, the Individual Defendants (except Mr. Moley) and the Underwriter Defendants. The action is styled Badichi v. Netro Corporation, Inc., et al., No. 01 Civ. 8348 (S.D.N.Y.).

  The Soto-Gonzalez and Badichi actions are two of more than 1,000 lawsuits filed in the U.S. District Court for the Southern District of New York against more than 300 different issuers, certain officers and directors of these issuers and more than 45 different underwriters arising out of initial public offerings occurring between December 1997 and December 2000 (collectively "IPO Allocation Litigation"). By Order dated August 9, 2001, Chief Judge Michael B. Mukasey assigned the IPO Allocation Litigation, including the Soto-Gonzalez and Badichi actions, to the Honorable Shira A. Scheindlin for all pre-trial purposes. On September 7, 2001, Judge Scheindlin adjourned the time for all defendants in the IPO Allocation Litigation, including the Company and the Individual Defendants, to answer, move or otherwise respond to current and future complaints indefinitely pending further instruction from the court. On or about March 2002, the Soto-Gonzalez and Badichi actions were consolidated into a single action styled In re Netro Corp. Initial Public Offering Securities Litigation, No. 01 Civ. 7035, 21 MC 92 (SAS) ("Netro Litigation"). Other lawsuits alleging similar claims arising out of the Company's August 1999 initial public offering against the Underwriter Defendants — but not against the Company or the Individual Defendants — were also consolidated into the Netro Litigation. Those actions are styled Gutner v. Merrill Lynch, Pierce, Fenner & Smith Incorporated et al., No. 01 Civ. 7035 (S.D.N.Y.) and Bryant v. Merrill Lynch, Pierce, Fenner & Smith Incorporated et al., No. 01 Civ. 9184 (S.D.N.Y.).

  On April 19, 2002, plaintiffs filed a consolidated amended class action complaint in the Netro Litigation ("Complaint"). The Complaint alleges claims against the Company arising under Section 11 of the Securities Act of 1933 ("33 Act") and Section 10(b) of the Securities Exchange Act of 1934 ("Exchange

F-II-35

  Act"), and Rule 10b-5 promulgated thereunder, and against the Individual Defendants under Section 10(b), Rule 10b-5 and Section 20(a) of the Exchange Act, and Section 15 of the "33 Act". The claims allege various misconduct arising from the Company's August 1999 initial public offering and March 2000 follow-on offering of its common stock, including, among other things, that the disclosures made in connection with the offerings were incomplete or misleading in various respects. The allegations include, among other things, that the Company and the Individual Defendants failed to disclose that the Underwriter Defendants: (1) charged the Company excessive commissions and inflated transaction fees in violation of the securities laws and regulations; and (2) allowed certain investors to take part in the Company's initial public offering in exchange for promises that these investors would purchase additional shares in the after-market for the purpose of inflating and maintaining the market price of the Company's common stock. The Complaint seeks to certify a class of shareholders who purchased the Company's common stock between August 18, 1999 and December 6, 2000, and to recover monetary damages from defendants in an unspecified amount, as well as plaintiff's attorneys' fees and expenses in bringing the action.

  On October 9, 2002, the claims against the Individual Defendants were dismissed without prejudice on consent of the parties. In addition, counsel for the plaintiffs, liaison counsel for the issuer defendants and counsel for insurers of the issuer defendants have taken part in continuing discussions mediated by a former federal district court judge to explore a possible settlement of the claims against all of the issuer defendants in the IPO Allocation Litigation, including the Company.

  The IPO Allocation Litigation in general, and the Netro Litigation in particular, are in an early phase, and no date has yet been set by the court for completion of pre-trial discovery or trial. The Company believes the claims asserted against it in the Netro Litigation are without merit, and Netro intends vigorously to defend itself against those claims.

  FCC KUWAIT LITIGATION. This matter involves a dispute regarding the alleged improper draw down by the Company of a letter of credit opened by Future Communications Company ("FCC") with the Bank of Kuwait and the Middle East in Kuwait, and the alleged refusal by the Company to accept return by FCC of certain equipment provided to FCC by the Company. At the January 15, 2003, hearing, the Court ruled that Netro Corporation had not yet been properly served. The case has been adjourned until May 2, 2003, at which time FCC will be required to prove completed service of process or risk dismissal. The amount in dispute is approximately $1,013,000 plus interest from December 31, 1999.

  SOLECTRON ARBITRATION. On or around December 19, 2002, Solectron California Corporation ("Solectron") demanded arbitration to resolve disputes arising under its May 31, 1998 "Manufacturing Agreement" with Netro. Solectron's principal claim is that during the third quarter of 2000, it purchased materials on the basis of Netro's forecasts which were not followed by corresponding orders. Solectron claims that as a result it now has an excess inventory of materials which it cannot sell. Netro vigorously disputes the claims on the ground that the acquisition of material had not been approved by Netro as required by the agreement. The total claim, including the cost of materials and asserted carrying charges, is approximately $14.5 million. The matter is set for mediation which is scheduled to commence in the second quarter of 2003. Unless the matter is resolved, arbitration will proceed thereafter before the American Arbitration Association.

  From time to time, the Company is involved in various legal proceedings in the ordinary course of business. The Company is not currently involved in any additional litigation which, in management's opinion, would have a material adverse effect on its business, operating results, cash flows or financial condition; however, there can be no assurance that any such proceeding will not escalate or otherwise become material to the Company's business in the future.

F-II-36

8.     EMPLOYEE BENEFIT PLAN:

  The Company maintains an employee savings plan for all of its full-time employees. This plan qualifies under Section 401(k) of the Internal Revenue Code (the "Code"). The plan allows employees to make pre-tax contributions in specified percentages up to the maximum dollar limitations prescribed by the Code. The Company has the option to contribute to the plan, but has not made contributions to date and, accordingly, has not recorded any expense in the consolidated statement of operations related to the plan.

9.     CAPITAL STOCK:

  Public Offering

  On March 17, 2000, the Company completed a public offering for the sale of 6,000,000 shares of common stock at a price of $82.50 per share. Of the 6,000,000 shares offered, the Company sold 4,504,111 shares and selling shareholders sold 1,495,889 shares. The offering resulted in net proceeds to the Company of $352.3 million.

  Tender Offer

  In August 2002, the Company purchased 23,000,000 shares or approximately 38 percent of its then outstanding common stock at $3.50 per share pursuant to terms and subject to the conditions set forth in the Offer to Purchase, dated July 19, 2002, and the related letter of transmittal. The Company conducted the tender offer through a procedure commonly referred to as a "Dutch auction." This procedure allowed each stockholder to select the price within a per-share price range of $4.00 to $3.50 at which such stockholder was willing to sell shares to the Company. Stockholders alternatively could tender shares at the price determined in the tender offer. The purchase price paid by the Company for each share was determined in accordance with the Dutch auction procedures to be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, the Company could purchase 23,000,000 shares, or such lesser number of shares as were properly tendered. All shares purchased under the tender offer received the same purchase price. Due to over subscription of the tender offer, shares tendered at $3.50 per share and shares tendered by stockholders who indicated that they were willing to accept whatever price was determined in the offer were accepted for purchase on a pro-rata basis using a pro-ration factor of approximately 73.9 percent. The aggregate purchase price paid was $80.5 million. In addition, fees and expenses related to the tender offer totaled approximately $2.3 million and were recorded as a reduction of stockholders' equity.

  Capital Stock

  The Company's capital stock is divided into two classes: Common Stock and Preferred Stock.

  At December 31, 2002, 4,668,447 shares of Common Stock were reserved for issuance, including 4,154,576 shares for issuance under the Company's stock option plans, 28,278 shares issuable upon the exercise of warrants to purchase Common Stock and 485,593 shares issuable under the Company's employee stock purchase plan.

  The Company is authorized to issue 5,000,000 shares of undesignated preferred stock. The Board of Directors will have the authority, without any further vote or action by the stockholders:

  •
  to issue the undesignated preferred stock in one or more series.

  •
  to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock; and

  •
  to fix the number of shares constituting any series and the designation of that series.

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  The rights of the holders of the common stock are subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

  Stockholder Rights Plan

  In July 2001, the Company adopted a stockholder rights plan. This plan was amended and restated in July 2002. As a part of the plan, the Company declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record as of August 16, 2001. Each right entitles the holder to purchase one unit consisting of one one-hundredth of a share of a new series of participating preferred stock at an initial purchase price of $20.00 per unit. If a person or group acquires 15 percent or more of the Company's outstanding common stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the $20.00 exercise price, shares of the Company's common stock having twice the value of the exercise price. If, following an acquisition of 15 percent or more of the Company's common stock by a stockholder, the Company is involved in certain mergers or other business combinations each right will entitle the holder to purchase, in exchange for the exercise price, common stock of the other party to such transaction having twice the value of the exercise price. Holders who, as of the date of adoption of the plan, already held more than 15 percent of the Company's common stock will not trigger any rights under the plan so long as neither they nor their affiliates or associates acquire more than 19.9 percent of the Company's common stock. The rights expire on July 23, 2011 unless extended by the Company's Board of Directors.

  The Carso Global Group is specifically excluded from the definition of an "Acquiring Person" in the plan in cases in which, as a result of any acquisition of shares of common stock by the Company which, by reducing the number of shares of common stock outstanding, increase the proportionate number of shares of common stock beneficially owned by the Carso Global Group to 19.9 percent or more of the shares of common stock then outstanding. If, however, the Carso Global Group shall thereafter become the beneficial owner of any additional shares of common stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding common stock, or pursuant to a split or subdivision of the outstanding common stock,) then the Carso Global Group shall be deemed to be an "Acquiring Person" unless, upon becoming the beneficial owner of such additional shares of common stock, the Carso Global Group does not beneficially own 19.9 percent or more of the shares of common stock then outstanding.

  Stock Option Plans

  2000 Non-Executive Stock Incentive Plan

  The 2000 Non-executive Stock Incentive Plan (the "2000 Plan") was adopted by the Board of Directors in January 2000 and, unless terminated earlier by the Board of Directors, will terminate in January 2010. It did not require stockholder approval. The 2000 Plan provides for the grant of nonstatutory stock options and restricted stock to non-executive employees and consultants of the Company. The purposes of the 2000 Plan are: to attract and retain the best available personnel; to provide additional incentives to non-executive employees and consultants; and to promote the success of the Company. The Company has reserved 5,700,000 shares for issuance under the 2000 Plan, of which 1,746,436 shares remained available for future grants as of December 31, 2002. To date, no options have been granted to non-employees under this plan.

  The compensation committee currently administers the 2000 Plan. The administrator of the plan determines the terms of the awards, including: the number of shares subject to options or restricted stock grants, provided that no individual employee may receive option grants for more than 1,000,000 shares in any fiscal year; vesting schedules, which are typically 1/4 after one year and 1/48 per month thereafter; exercise

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  prices, which must be at least 85 percent of the fair market value of Netro's common stock; the term of the options, which may not exceed ten years; and the transferability of the options, which are generally non-transferable other than by will or the laws of descent or distribution, unless otherwise determined by the administrator. Only nonstatutory stock options are granted under the 2000 Plan. Executive officers of the Company may not receive grants under the plan.

  In the event of a change of control of the Company, outstanding options will be assumed or substituted by the successor corporation. If the successor corporation does not agree to this assumption or substitution, the options will terminate upon the closing of the transaction. The Company's Board of Directors may amend, modify or terminate the 2000 Plan if the amendment, modification or termination does not impair vesting rights of the plan participants.

1999 Executive Stock Plan

  The 1999 Executive Stock Plan (the "1999 Plan") was adopted by the Board of Directors in April 1999 and approved by the stockholders in May 1999. A total of 1,195,000 shares of common stock has been reserved for issuance under the 1999 Plan, of which 288,022 shares remained available for future option grants as of December 31, 2002. Unless terminated earlier, the 1999 Plan will terminate in April 2009. The 1999 Plan does not impose an annual limitation on the number of shares subject to options that may be issued to any individual employee.

  The terms of options issued under the 1999 Plan are generally the same as those that may be issued under the 1996 Stock Option Plan. However, all options granted under the 1999 Plan may be exercised immediately after the grant date, subject to the Company's right to repurchase at cost any shares that remain unvested at the time of the optionee's termination of employment. Options granted under the 1999 Plan generally vest at the rate of 1/4 of the total number of shares subject to the options twelve months after the date of grant and 1/48 of the total number of shares subject to the options each month thereafter.

  In the event of a change of control of the Company, outstanding options will be assumed or substituted by the successor corporation. If the successor corporation does not agree to this assumption or substitution, the options will terminate upon the closing of the transaction. The Company's Board of Directors may amend, modify or terminate the 1999 Plan if the amendment, modification or termination does not impair vesting rights of the plan participants.

1997 Directors' Stock Option Plan

  The 1997 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in December 1997, amended in June 1999, and further amended in May 2000. A total of 300,000 shares of common stock has been reserved for issuance under the Directors' Plan, of which options to purchase 13,750 shares remained available for future option grant as of December 31, 2002. Under the Directors' Plan, as amended, each individual who first becomes a non-employee director after the effective date of the amendment will receive an automatic initial grant of an option to purchase 50,000 shares of common stock upon appointment or election. Initial grants to non-employee directors will vest in four equal annual installments. The Directors' Plan also provides for annual grants of options to purchase 12,500 shares of common stock on the first day of each fiscal year to each non-employee director who has served on the Board of Directors for at least six months. The annual grants to non-employee directors will vest in full on the fourth anniversary of the date of grant. The per share exercise price of all stock options granted under the Directors' Plan must be equal to the fair market value of a share of the Company's common stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years. However, unvested options will terminate when the optionee ceases to serve as a director and vested

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  options will terminate if they are not exercised within six months after the director's death or disability or within 90 days after the director ceases to serve as a director for any other reason.

  In the event of a change of control of the Company, all options outstanding under the Directors' Plan become vested and exercisable.

  1995 and 1996 Stock Option Plans

  In December 1996, the Company established the 1996 Stock Option Plan (the "1996 Plan"). All shares previously available for issuance under the Company's 1995 Stock Option Plan are reserved for issuance under the 1996 Plan. As of December 31, 2002, 12,550,000 shares of Common Stock had been authorized for issuance under the 1995 and 1996 Plan, of which 2,106,368 shares remained available for future option grants. Under the 1996 Plan, the Company may grant incentive stock options or nonstatutory stock options to employees, officers, employee directors and consultants at an exercise price of not less than 100 percent of the fair market value of the Common Stock on the date of grant, except that nonstatutory stock options may be granted at 85 percent of such fair market value. As is the case with options granted under the 1999 Plan, the terms of the options granted under the 1996 Plan are as determined by the administrator and reflected in the option agreement. Options granted generally become exercisable at a rate of 1/4 of the shares subject to the option at the end of the first year and 1/48 of the shares subject to the option at the end of each calendar month thereafter. However, at the discretion of the administrator, the optionee may have the immediate right to exercise the option subject to a restricted stock agreement that gives the Company the right to repurchase unvested shares at the original issuance price in the event of termination of employment. The maximum term of a stock option under the plans is ten years, but if the optionee at the time of grant has voting power of more than 10 percent of the Company's outstanding capital stock, the maximum term is five years. The number of shares reserved for issuance under the 1996 Plan will be subject to an automatic annual increase on the first day of each year beginning from 2001 through 2006 equal to the least of: (1) 1,500,000 shares, (2) 3 percent of Netro's outstanding common stock on thelast day of the immediately preceding fiscal year, or (3) a lesser number of shares determined by the administrator.

  In the event of a change of control of the Company, outstanding options will be assumed or substituted by the successor corporation. If the successor corporation does not agree to this assumption or substitution, the options will terminate upon the closing of the transaction. The Company's Board of Directors may amend, modify or terminate the 1996 Plan if the amendment, modification or termination does not impair vesting rights of the plan participants.

  Cancel and Re-grant Program

  In March 2001, the Company effected a plan, under which employees holding options to purchase the Company's common stock with exercise prices in excess of $34.00 per share could choose to cancel those stock option grants in exchange for a commitment that options to purchase the same number of common shares would be granted in October 2001, provided that the participant has not terminated employment prior to such time (the "Cancel and Re-grant Program"). Options granted under the Cancel and Re-grant Program have an exercise price equal to the fair value of the Company's common stock on the date of the new grant, and vest according to the original vesting terms, typically 1/4 after one year and 1/48 per month thereafter, beginning at the date of cancellation. All other terms of options granted under the Cancel and Re-grant Program are substantially the same as the cancelled options. On October 26, 2001, the Company granted 1,209,584 options to purchase the Company's common stock at the fair market value of $3.07 per share in accordance with the Cancel and Re-grant Program.

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  Stock Option Plan Summary

  The following table summarizes option activity under the 2000 Plan, the 1999 Plan, the Directors' Plan and the 1995 and 1996 Stock Option Plans (the "Plans"):

		Options Outstanding
	Options Available	Shares	Weighted Average Exercise Price
Balance at December 31, 1999	1,005,981	6,844,460	$7.178
Authorized	2,000,000	—	$—
Granted	(3,182,668)	3,182,668	$37.025
Exercised	—	(1,905,062)	$2.073
Terminated	771,848	(771,848)	$18.347
Unvested shares repurchased	15,626	—	—

Balance at December 31, 2000	610,787	7,350,218	$20.424
Authorized	3,750,000	—	$—
Granted	(4,590,782)	4,590,782	$5.210
Exercised	—	(599,575)	$2.293
Terminated	3,148,663	(3,148,663)	$31.577

Balance at December 31, 2001	2,918,668	8,192,762	$8.945
Authorized	3,700,000	—	$—
Granted	(4,829,956)	4,829,956	$3.174
Exercised	—	(380,070)	$1.668
Terminated	2,365,864	(2,365,864)	$7.140

Balance at December 31, 2002	4,154,576	10,276,784	$6.924

  Shares of common stock issued pursuant to options granted under the 1995 and 1996 stock option plans that had not vested at the date of employee termination were repurchased by the Company at cost, as reflected in the table above as "unvested shares repurchased." The repurchased shares were cancelled and returned to the pool of options available for grant.

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  The following table summarizes information about stock options outstanding at December 31, 2002:

Options Outstanding				Options Exercisable
Exercise Prices	Number	Remaining Contractual Life	Weighted Average Exercise Price	Number Vested and Exercisable	Weighted Average Exercise Price
$0.20	14,200	3.6 years	$0.20	14,200	$0.20
$1.00-$1.50	34,105	4.0 years	$1.47	34,105	$1.47
$1.85-$2.77	820,523	5.7 years	$2.00	749,643	$2.00
$2.80-$3.84	6,292,922	8.6 years	$3.20	1,470,894	$3.29
$4.50-$6.50	301,866	8.2 years	$5.01	109,651	$4.71
$6.97-$8.00	1,502,855	7.1 years	$7.67	891,045	$7.63
$14.50-$19.56	520,969	7.4 years	$17.54	285,712	$17.54
$21.81-$28.00	218,450	7.4 years	$24.91	146,289	$24.86
$34.31-$49.88	570,894	6.9 years	$38.01	398,927	$37.68

	10,276,784			4,100,466

  SFAS No. 123

  The Company accounts for the Plans under APB No. 25; however, the Company has computed, for pro forma disclosure purposes, the fair value of each option grant on the date of grant using the Black-Scholes option valuation model with the following assumptions:

	Year Ended December 31, 2002	Year Ended December 31, 2001	Year Ended December 31, 2000
Risk-free interest rate	2.96% - 4.64%	4.57% - 4.89%	5.72% - 6.68%
Average Expected Life of Option	4 years	4 years	4 years
Dividend Yield	0%	0%	0%
Volatility of Common Stock	67.1%	75.5%	157.5%
Weighted average fair value of options granted during the year	$1.95	$8.72	$69.45

  1999 Employee Stock Purchase Plan

  In June 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan was intended to qualify under Section 423 of the Internal Revenue Code. A total of 1,500,000 shares of common stock have been reserved for issuance under the Purchase Plan, of which 485,593 shares remained available for issuance at December 31, 2002. The number of shares reserved for issuance under the Purchase Plan is subject to an automatic annual increase on the first day of each of 2002 through 2005 equal to the least of: (1) 250,000 shares, (2) 1 percent of the outstanding common stock on the last day of the immediately preceding fiscal year, or (3) a lesser number of shares determined by the administrator. The price of shares purchased under the plan will be equal to 85 percent of the fair market value of the Common Stock on the first day of the offering period or the last day of the purchase period, whichever is lower.

  In the event of certain corporate transactions, if the surviving corporation does not agree to assume the plan, the offering period will be shortened and employees will be entitled to purchase the number of shares then allowable under the Purchase Plan.

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  The fair value of purchase rights granted under the Employee Stock Purchase Plan is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2002	2001	2000
Risk-free interest rate	1.69% - 2.33%	3.47% - 5.01%	5.89% - 6.31%
Average expected life of option	0.5 years	0.5 years	0.5 years
Dividend yield	0%	0%	0%
Volatility of Common Stock	67.1%	75.5%	157.5%
Weighted average fair value of purchase rights granted during the year under the Purchase Plan	$1.00	$5.19	$21.55

  Deferred Stock Compensation

  In connection with the grant of stock options to purchase 2,338,550 shares of common stock with a weighted average exercise price of $2.84 per share to employees during 1998 and 1999, the Company recorded deferred compensation of $4,834,000, representing the difference between the estimated fair value of the common stock and the aggregate option exercise price of such options at the date of grant. This amount was presented as a reduction of stockholders' equity and is being amortized ratably over the vesting period of the applicable options (generally four years). Amortization expense related to deferred stock compensation was $612,000, $857,000 and $1,064,000 in 2002, 2001 and 2000, respectively. Compensation expense is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder's services.

  Warrants

  In connection with the Company's capital lease financing arrangements, the Company issued warrants to its lessors as follows:

Class of Stock	Year Granted	Share Amount	Exercise Price
Series C Preferred Stock	1997	28,750	$7.00
Series D Preferred Stock	1998	8,997	$7.78
Series D Preferred Stock	1999	19,281	$7.78

  Warrants to purchase 23,750 shares at $7.00 per share expired in June 2002. Warrants to purchase 5,000 shares at $7.00 per share expired in September 2002. Warrants to purchase 8,997 shares at $7.78 per share will expire in February 2003. Warrants to purchase 19,281 shares at $7.78 per share will expire in March 2006. The fair value of the warrants was estimated at the date of grant using the Black-Scholes model and the value was determined to be immaterial.

  All of the outstanding warrants to purchase Preferred Stock were converted upon completion of the Company's initial public offering into warrants to purchase shares of Common Stock on a one for one basis. As of December 31, 2002, none of these warrants had been exercised.

10.   INCOME TAXES:

  The Company uses an asset and liability based approach in accounting for income taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary

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  differences of revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets that are not likely to be realized.

  Netro has incurred a net loss for each period since inception. Recorded income taxes for 2002 and 2001 represent taxes paid by the Company's foreign subsidiaries. The provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 35 percent to loss before income taxes as follows:

	Years Ended December 31,
	2002	2001	2000
Federal statutory rate	(35)%	(35)%	(35)%
State taxes, net of federal benefit	(6)	(6)	(6)
Foreign taxes	(0)	(0)	(0)
Change in valuation allowance	41	41	41

	—%	—%	—%

  The major components of the net deferred tax asset were as follows (in thousands):

	December 31,
	2002	2001
Net operating losses:
Federal	$86,955	$60,542
State	6,186	3,779
Tax credit carryforwards	9,358	9,186
Cumulative temporary differences:
Reserves	9,723	13,590
Research and development costs	5,745	3,915
Start-up costs	508	508
Acquired intangibles	9,276	—
Other	8,718	4,943

Total deferred tax asset	136,469	96,463
Valuation allowance	(136,469)	(96,463)

Net deferred tax asset	$—	$—

  The Company has established a valuation allowance for the total deferred tax asset because, given the Company's limited operating history and accumulated deficit, it is uncertain that the deferred tax asset will be realized.

  As of December 31, 2002, the Company had Federal and state net operating loss carry forwards of approximately $248,444,000 and $103,102,000, respectively. The Company's net operating loss carry forwards expire at various dates through 2023. Under current tax law, the net operating loss and tax credit carry forwards available for use in any given year may be limited upon the occurrence of certain events, including significant changes in ownership interest.

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11.   SEGMENT REPORTING:

  The Company is organized and operates as one operating segment: the design, development, manufacturing, marketing and selling of broadband wireless point-to-multipoint access systems.

  The Company sells its products indirectly through OEMs and local resellers in addition to through a direct sales force. Netro generally offers installation and maintenance services through its system integration partners and third-party installation and support organizations. Revenue by geography based on sales to original customers was as follows:

	Revenues			Percentage of Total Revenues
	2002	2001	2000	2002	2001	2000
Latin America	$1,815	$9,872	$6,661	11%	42%	10%
Europe	12,998	6,028	1,447	76	25	2
Middle East	471	482	40	3	2	—
Asia	910	468	192	5	2	—

International	16,194	16,850	8,340	95	71	12
United States	913	6,809	60,187	5	29	88

	$17,107	$23,659	$68,527	100%	100%	100%

  Substantially all of the Company's domestic revenues are related to products sold to OEMs. In the past, these OEMs have typically resold these products to end users in international locations. However, for the year ended December 31, 2002, a significant portion of Netro's domestic revenues were related to products sold to end users in the United States.

  Countries that accounted for more than 10 percent of revenues during 2002 based on to the location of our original customers were as follows:

	Revenues	Percent
Poland	$4,143	24%
France	$2,039	12%
Spain	$1,711	10%

12.   RESTRUCTURING AND ASSET IMPAIRMENT:

  First Quarter 2002 Restructuring and Asset Impairment

  In the first quarter of 2002, the Company incurred $1.8 million in restructuring charges related to various initiatives undertaken by the Company to reduce its cost structure. The Company closed Bungee Communications, Inc., the Company's Israeli engineering entity, and reduced its workforce in its San Jose, California headquarters location. The charges included the termination of approximately 54 employees (50 research and development employees, 3 sales and marketing employees and 1 general and administrative employee), the termination of the Bungee office lease and the write down of assets

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  associated with the Bungee operations. The following table summarizes the activity related to the first quarter restructuring charges for the year ended December 31, 2002 (in thousands):

	Restructuring charges	Amounts paid/ written-off	Remaining liability at December 31, 2002
Impairment of assets	$797	$(797)	—
Severance	763	(763)	—
Lease and other expense	265	(265)	—

Total	$1,825	$(1,825)	—

  Third Quarter 2002 Restructuring and Asset Impairment

  In the third quarter of 2002, the Company incurred $2.0 million in restructuring charges to further reduce its cost structure. The Company reduced its worldwide workforce by approximately 68 employees (43 research and development employees, 13 sales and marketing employees and 12 general and administrative employees) and wrote down certain fixed assets. The following table summarizes the activity related to the third quarter restructuring charges for the year ended December 31, 2002 (in thousands):

	Restructuring charges	Amounts paid/ written-off	Remaining liability at December 31, 2002
Impairment of assets	$117	$(117)	—
Severance	1,883	(1,883)	—

Total	$2,000	$(2,000)	—

  Fourth Quarter 2002 Restructuring

  In the fourth quarter of 2002, the Company incurred $4.3 million in restructuring charges to further reduce its cost structure. The Company reduced its worldwide workforce by approximately 110 employees (80 research and development employees, 21 sales and marketing employees and 9 general and administrative employees), closed two sales offices and wrote down certain fixed assets. The following table summarizes the activity related to the fourth quarter restructuring charges for the year ended December 31, 2002 (in thousands):

	Restructuring charges	Amounts paid/ written-off	Remaining liability at December 31, 2002
Impairment of assets	$154	$(154)	—
Severance	4,100	(3,429)	$671

Total	$4,254	$(3,583)	$671

  The remaining liability relates to severance charges and is expected to be paid in the first quarter of 2003.

13.   ACQUISITION OF ASSETS:

  On February 12, 2002, the Company acquired AT&T Wireless' fixed wireless development team, a license to intellectual property, inventory, equipment and proprietary software assets. The technology was originally

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  developed under the code name "Project Angel". The acquisition was accounted for as a purchase of assets. The purchase price was allocated based on the estimated fair value of the assets acquired. The purchase consideration was approximately $48.8 million, consisting of 8.2 million shares of the Company's common stock, valued at approximately $29.5 million, approximately $16.0 million in cash and transaction costs of approximately $3.3 million.

  A total of $45.7 million of the purchase consideration was allocated to intangible assets, including $24.9 million of developed and core technology, $17.6 million of in-process research and development costs, and $3.2 million of other intangibles, which include the acquired workforce. The remaining $3.1 million of purchase consideration was allocated to fixed assets ($2.5 million) and inventory ($0.6 million). Acquired in-process research and development costs represent research and development projects relating to expanding product capacity. These projects had not yet reached technological feasibility and, accordingly, this amount was expensed in the first quarter of 2002. The value of acquired in-process technology was computed using a discounted cash flow analysis on the anticipated income stream of the related product revenues. This analysis was conducted by an independent appraisal firm based on management's forecast of future revenues, cost of revenues, and operating expenses related to the purchased technologies. The intangible assets are being amortized over an estimated useful life of three years based on the product life cycle of the acquired technology.

14.   SUBSEQUENT EVENTS (UNAUDITED):

  On March 27, 2003, Netro Corporation entered into a merger agreement with SR Telecom Inc. Under the merger agreement, and subject to the conditions therein (1) Netro will declare and pay a dividend of $100 million, to be distributed among its stockholders on a pro rata basis and (2) a subsidiary of SR Telecom will merge with and into Netro and Netro will become a wholly-owned subsidiary of SR Telecom, in exchange for an aggregate of 41.5 million shares of SR Telecom common stock, which will be distributed among Netro's stockholders on a pro rata basis. The transaction is subject to certain conditions, including approval by Netro's stockholders.

  During SR Telecom's quarter ended September 30, 2004, the arbitration matter with Solectron (as more fully discussed in Note 7 to the consolidated financial statements) was settled with Solectron which resulted in the purchase of US$4,000,000 of inventory by SR Telecom Inc., where US$2,000,000 was paid on August 27, 2004. The remainder will be paid in three installments in 2005, without any interest accruing.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Under the Canada Business Corporations Act, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of another entity (each such person is referred to as an "indemnifiable person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, investigative or administrative action or proceeding in which the indemnifiable person is involved because of his or her association with the corporation or such body corporate, if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and: (a) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An indemnifiable person is entitled under the Canada Business Corporations Act to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (a) and (b) above.

        A corporation may, with the approval of a court, also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set forth in (a) and (b), above.

        The Canada Business Corporations Act provides that a corporation may advance monies to a director, officer or other individual for the costs, charges and expenses of a proceeding for which the corporation is permitted to indemnify such a person. The individual shall repay such monies if he or she does not fulfill the conditions for indemnification.

        The bylaws of the registrant require the registrant to indemnify specified persons to the fullest extent authorized by applicable law.

Item 7.    Recent Sales of Unregistered Securities

        On November 30, 2005, the $10 million in principal amount of the registrant's 10% Convertible Debentures were mandatorily converted on a pro rata basis among all holders of 10% Convertible Debentures into 46,060,891 common shares and the accrued interest that is payable in kind was converted into 1,261,938 common shares on November 30, 2005 at the conversion price of approximately $0.217 per common share, for an aggregate of 47,322,829 shares in reliance on Section 3(a)(9) under the Securities Act.

        On August 25, 2005, the registrant announced the completion of its offer to exchange its outstanding CDN$71 million 8.15% debentures due August 31, 2005 (the 8.15% Debentures) and accrued interest thereon of approximately CDN$4.8 million into new 10% Secured Convertible Debentures due October 15, 2011 (the "10% Secured Convertible Debentures"). These securities were issued pursuant to the exemption from registration provided by Regulation S (for securities offered to non-"U.S. persons" as defined in Rule 902(k) under the Securities Act) and Regulation D (for securities offered to "accredited investors" as defined in rule 501(a) under the Securities Act).

        On February 18, 2004, the registrant completed a public offering of 5,714,287 units for gross cash proceeds of CDN$40,000,000. Concurrently with the closing of the public offering, the registrant completed a private placement of 571,500 units for aggregate gross proceeds of CDN$4,001,000. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each whole warrant entitles the holder to acquire one common share at a price of CDN$9.00 per share until February 2006. On February 24, 2004, the over-allotment option related to the public offering was exercised and an additional 857,142 units were purchased for gross cash proceeds of CDN$6,000,000. These units hold the same terms and conditions as those of the public and private offerings. The total net proceeds to the registrant amounted to CDN$46,787,000 after deducting share issued costs of CDN$3,214,000.

        On July 18, 2003, the registrant issued 528,000 units for gross proceeds of CDN$4,488,000 by way of a private placement. On August 27, 2003, an additional 177,882 units were issued for gross proceeds of CDN$1,512,000 by way of private placement. The net proceeds to the Corporation amounted to CDN$5,473,000 after deducting share issue costs of CDN$527,000. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each whole warrant entitles the holder to acquire one common share at a price of CDN$10.00 per share until July 18, 2008.

Item 8.    Exhibits and Financial Statement Schedules

Exhibit Number	Description
2	Principles of Restructuring dated as of April 18, 2005 among the registrant, DDJ Capital Management, LLC, Guardian Capital LP, Greywolf Capital Management LP, Catalyst Fund General Partner I Inc, and Polar Securities Inc. (incorporated by reference to Exhibit 4.32 to the registrant's annual report on Form 20-F filed on May 2, 2005).
3.1
Certificate and Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant's Registration Statement on Form F-4, File No. 333-107620, as filed with the Commission on August 1, 2003).
3.2	By-Laws 2003-1, General By-Laws (incorporated by reference to Exhibit 3.2 of the registrant's Registration Statement on Form F-4, File No. 333-107620, as filed with the Commission on August 1, 2003).
4.1*	Trust Indenture Dated as of August 22, 2005 among the registrant, as issuer and Computershare Trust Company of Canada and Manufacturers and Traders Trust Company as co-Trustees.
4.2*
Inter-Creditor Agreement dated as of August 22, 2005 among SR Telecom Inc., Export Development Canada, Inter-America Development Bank, BNY Trust Company of Canada and Computershare Trust Company of Canada.
4.3*	Canadian Registration Rights Agreement dated as of August 22, 2005 between SR Telecom Inc. and DDJ Capital Management, LLC.
4.4*	U.S. Registration Rights Agreement dated as of August 22, 2005 among SR Telecom Inc. and the 10% Convertible Debenture holders specified therein.
4.5*	Deed of Hypothec bearing formal date August 22, 2005, between SR Telecom Inc. and Computershare Trust Company of Canada.
4.6*	Security Agreement dated as of August 27, 2005, between SR Telecom Inc. and Computershare Trust Company of Canada.
5*	Opinion of Fasken Martineau DuMoulin LLP regarding the validity of the 10% Secured Convertible Debentures and common shares.
8.1*	Opinion of Fasken Martineau DuMoulin LLP regarding tax matters (included in Exhibit 5).
8.2*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding tax matters.
10.1
Common Agreement dated as of December 22, 1999 among Comunicación y Telefonía Rural S.A., Export Development Corporation and Inter-American Development Bank. (incorporated by reference to Exhibit 10.9 of the registrant's Registration Statement on Form F-4, File No. 333-107620, as filed with the Commission on August 1, 2003).
10.2
Loan Agreement dated as of December 22, 1999 among Comunicación y Telefonía Rural S.A., Export Development Corporation and Inter-American Development Bank (incorporated by reference to Exhibit 10.10.1 of the registrant's Registration Statement on Form F-4, File No. 333-107620, as filed with the Commission on August 1, 2003).

10.3
Amended and Restated Loan Agreement dated as of December 22, 1999 between Comunicación y Telefonía Rural S.A. and Export Development Corporation (incorporated by reference to Exhibit 10.10.2 of the registrant's Registration Statement on Form F-4, File No. 333-107620, as filed with the Commission on August 1, 2003).
10.4
Amended and Restated Direct Agreement dated as of December 22, 1999 among Comunicación y Telefonía Rural S.A., Export Development Corporation and Inter-American Development Bank (incorporated by reference to Exhibit 10.11 of the registrant's Registration Statement on Form F-4, File No. 333-107620, as filed with the Commission on August 1, 2003).
10.5
Amended and Restated Transfer Restrictions Agreement dated as of December 22, 1999 among SR Telecom Inc., SR (BV) Holdings Limited, CTR Holdings Limited, Servicios Rurales de Telecomunicaciones S.A., Comunicación y Telefonía Rural S.A., Export Development Corporation and Inter-American Development Bank (incorporated by reference to Exhibit 10.12 of the registrant's Registration Statement on Form F-4, File No. 333-107620, as filed with the Commission on August 1, 2003).
10.6
Amended and Restated Performance Undertaking dated as of December 22, 1999 among SR Telecom Inc., Export Development Corporation and Inter-American Development Bank (incorporated by reference to Exhibit 10.13 of the registrant's Registration Statement on Form F-4, File No. 333-107620, as filed with the Commission on August 1, 2003).
10.7
Amended and Restated Project Funds Agreement dated as of December 22, 1999 among SR Telecom Inc., Comunicación y Telefonía Rural S.A., Export Development Corporation and Inter-American Development Bank (incorporated by reference to Exhibit 10.14 of the registrant's Registration Statement on Form F-4, File No. 333-107620, as filed with the Commission on August 1, 2003).
10.8
Sixth Amendment and Limited term Waiver Agreement dated as of February 20, 2002 among SR Telecom Inc., Comunicación y Telefonía Rural S.A. Export Development Canada (formerly Export Development Corporation) and Inter-American Development Bank (incorporated by reference to Exhibit 10.15 of the registrant's Registration Statement on Form F-4, File No. 333-107620, as filed with the Commission on August 1, 2003) (Portions omitted pursuant to a grant of confidential treatment).
10.9
Seventh Amendment and Limited term Waiver Agreement dated as of February 17, 2003 among SR Telecom Inc., Comunicación y Telefonía Rural S.A. Export Development Canada (formerly Export Development Corporation) and Inter-American Development Bank (incorporated by reference to Exhibit 10.16 of the registrant's Registration Statement on Form F-4, File No. 333-107620) (Portions omitted pursuant to a grant of confidential treatment).
10.10
Eighth Amendment and Limited term Waiver Agreement dated as of February 13, 2004 among SR Telecom Inc., Comunicación y Telefonía Rural S.A. Export Development Canada (formerly Export Development Corporation) and Inter-American Development Bank (incorporated by reference to the registrant's annual report on Form 20-F filed on April 23, 2004) (Portions omitted pursuant to a request for confidential treatment).
10.11
Lease between North San Jose Interests and Netro Corporation dated April 20, 2001 (incorporated by reference to Exhibit 10.8 of the annual report of Netro Corporation on Form 10K for the year ended December 31, 2001).
10.12
Restated 1998 Key Employee Stock Option Plan dated February 12, 2003, in effect as of the 19th day of April 2001. (incorporated by reference to the registrant's annual report on Form 20-F filed with the Commission on April 23, 2004).
10.13	Restated Directors' Share Compensation Plan dated February 12, 2003 (incorporated by reference to the registrant's annual report on Form 20-F filed on April 23, 2004).

10.14	Employment Agreement for David L. Adams dated February 14, 2005 (incorporated by reference to Exhibit 4.23 to the registrant's annual report on Form 20-F filed on May 2, 2005).
10.15	Employment Agreement for Benoit Pinsonnault dated February 18, 2005 (incorporated by reference to Exhibit 4.24 to the registrant's annual report on Form 20-F filed on May 2, 2005).
10.16	Employment Agreement for Charles Immendorf dated April 28, 2004 (incorporated by reference to Exhibit 4.25 to the registrant's annual report on Form 20-F filed on May 2, 2005).
10.17	Employment Agreement for David L. Adams dated March 2, 2005 (incorporated by reference to Exhibit 4.27 to the registrant's annual report on Form 20-F filed on May 2, 2005).
10.18	Employment Agreement for Benoit Pinsonnault dated February 28, 2005 (incorporated by reference to Exhibit 4.28 to the registrant's annual report on Form 20-F filed on May 2, 2005).
10.19
Extension of Waiver Termination Date dated as of February 14, 2005 among SR Telecom Inc., Comunicación y Telefonía Rural S.A. Export Development Canada (formerly Export Development Corporation) and Inter-American Development Bank (incorporated by reference to Exhibit 4.29 to the registrant's annual report on Form 20-F filed on May 2, 2005).
10.20
Extension of Waiver Termination Date dated as of March 30, 2005 among SR Telecom Inc., Comunicación y Telefonía Rural S.A. Export Development Canada (formerly Export Development Corporation) and Inter-American Development Bank (incorporated by reference to Exhibit 4.30 to the registrant's annual report on Form 20-F filed on May 2, 2005).
10.21
Extension of Waiver Termination Date dated as of April 22, 2005 among SR Telecom Inc., Comunicación y Telefonía Rural S.A. Export Development Canada (formerly Export Development Corporation) and Inter-American Development Bank (formerly Export Development Corporation) and Inter-American Development Bank (incorporated by reference to Exhibit 4.31 to the registrant's annual report on Form 20-F filed on May 2, 2005).
10.22*	Deed of Hypothec bearing formal date August 22, 2005, between SR Telecom Inc. and Export Development Canada and Inter-American Development Bank.
10.23*	Security Agreement dated as of August 22, 2005, between SR Telecom Inc. and Export Development Canada and Inter-American Development Bank.
10.24*	Supplemental Indenture dated as of August 22, 2005 between SR Telecom Inc. and Computerhsare Trust Company of Canada and Montreal Trust company amending the terms of the 8.15% Debentures.
10.25*	Credit Agreement dated as of May 19, 2005 among SR Telecom Inc., BNY Trust Company of Canada and the lenders named therein.
10.26*
Ninth Amendment and Limited Term Waiver Agreement dated as of May 19, 2005 among SR Telecom Inc., Comunicación y Telefonía Rural S.A., Export Development Canada (formerly Export Development Corporation) and Inter-American Development Bank.
10.27*
Support Agreement and Consent dated as of May 19, 2005 among SR Telecom Inc., Comunicación y Telefonía Rural S.A., Export Development Canada (formerly Export Development Corporation) and Inter-American Development Bank.
10.28*	Guarantee Agreement dated as of May 19, 2005 among SR Telecom Inc., Export Development Canada (formerly Export Development Corporation) and Inter-American Development Bank.
10.29*	Security Agreement dated as of May 19, 2005 between SR Telecom Inc. and BNY Trust Company of Canada.
10.30*	Bond Pledge Agreement dated as of May 19, 2005 among SR Telecom Inc., BNY Trust Company of Canada and the lenders named therein.

10.31*	Deed of Hypothec bearing a formal date of May 12, 2005 between SR Telecom Inc. and BNY Trust Company of Canada.
10.32**	Agreement with Blue Tree Advisors. dated November 14, 2005 providing for the services of William E. Aziz as Interim Chief Executive Officer.
10.33**	Consulting Agreement dated as of October 1, 2005 with David Gibbons.
12*	Statements re computation of ratios.
21	List of subsidiaries. (Incorporated by reference to Exhibit 8 of the registrant's annual report on Form 20-F filed on May 2, 2005).
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5).
23.4	Consent of Pillsbury Winthrop Shaw Pittman, LLP (included in Exhibit 8.2).
24	Power of Attorney (included on the signature page hereto).
25	Statement of Eligibility on Form T-1 of Manufacturers and Traders Trust Company.
*
Previously filed

**
Filed herewith

Item 9.    Undertakings

        (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrants hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

          (5)   Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

          (6)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Country of Canada, on this 2nd day of December 2005.

SR TELECOM INC.
By:	/s/ DAVID L. ADAMS Name: David L. Adams Title: Senior Vice-President, Finance and Chief Financial Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ WILLIAM E. AZIZ William E. Aziz	Interim President and Chief Executive Officer (Principal Executive Officer)	December 2, 2005
/s/ DAVID L. ADAMS David L. Adams	Senior Vice-President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 2, 2005
/s/ LIONEL HURTUBISE Lionel Hurtubise	Director and Chairman of the Board	December 2, 2005
/s/ DAVID GIBBONS David Gibbons	Director	December 2, 2005
/s/ KIRK E. FLATOW Kirk E. Flatow	Director	December 2, 2005
/s/ PAUL J. GRISWOLD Paul J. Griswold	Director	December 2, 2005
/s/ PATRICK J. LAVELLE Patrick J. Lavelle	Director	December 2, 2005
/s/ PIERRE ST-ARNAUD Pierre St-Arnaud	Director	December 2, 2005
/s/ LOUIS A. TANGUAY Louis A. Tanguay	Director	December 2, 2005

Authorized Representative in the United States

Puglisi & Associates

By:	/s/ DONALD J. PUGLISI Name: Donald J. Puglisi Title: Managing Director Date: December 2, 2005

EXHIBIT INDEX

Exhibit Number	Description
4.1*	Trust Indenture Dated as of August 22, 2005 among the registrant, as issuer and Computershare Trust Company of Canada and Manufacturers and Traders Trust Company as co-Trustees.
4.2*	Inter-Creditor Agreement dated as of August 22, 2005 among SR Telecom Inc., Export Development Canada, Inter-America Development Bank, BNY Trust Company of Canada and Computershare Trust Company of Canada.
4.3*	Canadian Registration Rights Agreement dated as of August 22, 2005 between SR Telecom Inc. and DDJ Capital Management, LLC.
4.4*	U.S. Registration Rights Agreement dated as of August 22, 2005 among SR Telecom Inc. and the 10% Convertible Debenture holders specified therein.
4.5*	Deed of Hypothec bearing formal date August 22, 2005, between SR Telecom Inc. and Computershare Trust Company of Canada.
4.6*	Security Agreement dated as of August 27, 2005, between SR Telecom Inc. and Computershare Trust Company of Canada.
5*	Opinion of Fasken Martineau DuMoulin LLP regarding the validity of the 10% Secured Convertible Debentures and Common Shares.
8.2*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding tax matters.
10.22*	Deed of Hypothec bearing formal date August 22, 2005, between SR Telecom Inc. and Export Development Canada and Inter-American Development Bank.
10.23*	Security Agreement dated as of August 22, 2005, between SR Telecom Inc. and Export Development Canada and Inter-American Development Bank.
10.24*	Supplemental Indenture dated as of August 22, 2005 between SR Telecom Inc. and Computerhsare Trust Company of Canada and Montreal Trust company amending the terms of the 8.15% Debentures.
10.25*	Credit Agreement dated as of May 19, 2005 among SR Telecom Inc., BNY Trust Company of Canada and the lenders named therein.
10.26*	Ninth Amendment and Limited Term Waiver Agreement dated as of May 19, 2005 among SR Telecom Inc., Comunicación y Telefonía Rural S.A., Export Development Canada (formerly Export Development Corporation) and Inter-American Development Bank.
10.27*	Support Agreement and Consent dated as of May 19, 2005 among SR Telecom Inc., Comunicación y Telefonía Rural S.A., Export Development Canada (formerly Export Development Corporation) and Inter-American Development Bank.
10.28*	Guarantee Agreement dated as of May 19, 2005 among SR Telecom Inc., Export Development Canada (formerly Export Development Corporation) and Inter-American Development Bank.
10.29*	Security Agreement dated as of May 19, 2005 between SR Telecom Inc. and BNY Trust Company of Canada.
10.30*	Bond Pledge Agreement dated as of May 19, 2005 among SR Telecom Inc., BNY Trust Company of Canada and the lenders named therein.
10.31*	Deed of Hypothec bearing a formal date of May 12, 2005 between SR Telecom Inc. and BNY Trust Company of Canada.
10.32**	Agreement with Blue Tree Advisors dated November 14, 2005 providing for the services of William E. Aziz as Interim Chief Executive Officer.
10.33**	Consulting Agreement dated as of October 1, 2005 with David Gibbons.
12*	Statements re computation of ratios.
23.1**	Consent of Deloitte & Touche LLP.
23.2**	Consent of PricewaterhouseCoopers LLP.
23.3*	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5).
23.4*	Consent of Pillsbury Winthrop Shaw Pittman, LLP (included in Exhibit 8.2).
24	Power of Attorney (included on the signature page hereto).
25	Statement of Eligibility on Form T-1 of Manufacturers and Traders Trust Company.
* Previously filed **Filed herewith

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TABLE OF CONTENTS
SUMMARY
SR TELECOM
OUR NEW STRATEGIC PLAN
RESTRUCTURING
SELECTED CONSOLIDATED FINANCIAL DATA
DESCRIPTION OF THE 10% CONVERTIBLE DEBENTURES
INTER-CREDITOR AGREEMENT
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
RISK FACTORS
Risks for U.S. Holders
Risks Relating to the 10% Convertible Debentures and our Common Shares
USE OF PROCEEDS
WHERE YOU CAN FIND MORE INFORMATION
SELECTED CONSOLIDATED FINANCIAL DATA
CONSOLIDATED CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
SR TELECOM
RESTRUCTURING
SR TELECOM'S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION, CASH FLOWS AND RESULTS OF OPERATIONS
Long-Term Liability
Lease Liability
Long-Term Debt
Contingencies
Off-Balance Sheet Arrangements
Cash Flows
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELLING SECURITYHOLDERS
DESCRIPTION OF THE 10% CONVERTIBLE DEBENTURES
DESCRIPTION OF THE SHARE CAPITAL
MARKET PRICES OF THE DEBENTURES
MARKET PRICES OF THE COMMON SHARES
INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
CURRENCY OF PRESENTATION AND INDUSTRY INFORMATION
ENFORCEABILITY OF CIVIL LIABILITIES
FORWARD-LOOKING STATEMENTS
EXCHANGE RATE INFORMATION
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
CONDENSED CONSOLIDATED BALANCE SHEETS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
CONDENSED CONSOLIDATED STATEMENTS OF DEFICIT
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
COMMENTS BY INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCES
SR TELECOM INC. CONSOLIDATED BALANCE SHEETS As at December 31 (in thousands of Canadian dollars)
SR TELECOM INC. CONSOLIDATED STATEMENTS OF OPERATIONS Years ended December 31 (in thousands of Canadian dollars, except per share information)
SR TELECOM INC. CONSOLIDATED STATEMENTS OF DEFICIT Years ended December 31 (in thousands of Canadian dollars)
SR TELECOM INC. CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended December 31 (in thousands of Canadian dollars)
SR TELECOM INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (all tabular amounts are in thousands of Canadian dollars)
NETRO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)
NETRO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)
NETRO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
NETRO CORPORATION CONSOLIDATED BALANCE SHEETS (in thousands, except share amounts)
NETRO CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
NETRO CORPORATION CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (in thousands, except share amounts)
NETRO CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX